     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 1999

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             DIEDRICH COFFEE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             5400                            33-0086628
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                               2144 MICHELSON DR.
                            IRVINE, CALIFORNIA 92612
                                 (949) 260-1600
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   ANN WRIDE
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                             DIEDRICH COFFEE, INC.
                               2144 MICHELSON DR.
                            IRVINE, CALIFORNIA 92612
                                 (949) 260-1600
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

              JOHN M. WILLIAMS, ESQ.                                RICHARD MAIRE, ESQ.
            GIBSON, DUNN & CRUTCHER LLP                         MORGAN, LEWIS & BOCKIUS LLP
                   4 PARK PLAZA                             300 SOUTH GRAND AVENUE, 22ND FLOOR
           IRVINE, CALIFORNIA 92614-8557                    LOS ANGELES, CALIFORNIA 90071-3132
                  (949) 451-3800                                      (213) 612-2500

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective and satisfaction or waiver of all other conditions to the merger described in this registration statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
    TITLE OF EACH CLASS OF                                 PROPOSED MAXIMUM        PROPOSED MAXIMUM
          SECURITIES                 AMOUNT TO BE           OFFERING PRICE        AGGREGATE OFFERING          AMOUNT OF
       TO BE REGISTERED             REGISTERED(1)             PER SHARE                PRICE(2)            REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $.01
  per share...................        2,375,000                  N/A                  $1,601,410               $445.19
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of common stock of Registrant that may be issued pursuant to this registration statement upon consummation of the merger described herein.

(2) Estimated pursuant to Rules 457(f) and 457(c) under the Securities Act solely for the purpose of computing the registration fee, and based on (i) $1.77, the average of the bid and asked prices of the common stock of Coffee People, Inc. as reported on April 19, 1999 on The Nasdaq SmallCap Stock Market, (ii) the estimated number of shares of Coffee People common stock to be acquired by Diedrich Coffee in the merger and (iii) $17,750,000, the minimum aggregate cash consideration Registrant will pay to Coffee People stockholders in the merger.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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--------------------------------------------------------------------------------

                         LOGO TM                  LOGO

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT
 IN DECIDING HOW TO VOTE, YOU
 SHOULD CONSIDER CAREFULLY THE
 "RISK FACTORS" BEGINNING ON
 PAGE 14.
 NEITHER THE SECURITIES AND
 EXCHANGE COMMISSION NOR ANY
 STATE SECURITIES COMMISSION
 HAS APPROVED OR DISAPPROVED OF
 THESE SECURITIES OR PASSED
 UPON THE ADEQUACY OR ACCURACY
 OF THIS DOCUMENT. ANY
 REPRESENTATION TO THE CONTRARY
 IS A CRIMINAL OFFENSE.
 Diedrich Coffee Common Stock
 Trading Symbol: The Nasdaq
 National Market(R) -- "DDRX"
 Coffee People, Inc. Common
 Stock Trading Symbol: The
 Nasdaq SmallCap
 Market(R) -- "MOKA"
 YOUR VOTE IS IMPORTANT.
 Whether or not you plan to
 attend your stockholder
 meeting, please take the time
 to vote by completing and
 mailing the enclosed proxy
 card.

The Merger --

- The boards of directors of Diedrich Coffee and Coffee People have both unanimously approved a merger agreement that would have the effect of causing Coffee People to become a wholly-owned subsidiary of Diedrich Coffee.

- The merger is subject to a number of conditions including the successful completion by Diedrich Coffee of an equity offering or other type of financing with net proceeds of at least $17.75 million.

- Assuming that in-the-money employee and director stock options and stock purchase rights are exercised, there will be approximately 10.9 million outstanding shares of Coffee People common stock at the time of the merger. Consequently, each outstanding share of Coffee People common stock will be converted into the right to receive:

       -- $1.63 in cash;

       -- 0.14 share of Diedrich Coffee common stock; and

       -- $0.48 in cash or shares of Diedrich Coffee common stock, depending on the success of Diedrich Coffee's financing efforts.

- The exact amount of cash and shares of Diedrich Coffee common stock that will be paid for each share of Coffee People common stock cannot be determined until the completion of the merger.

- As a result of voting agreements, Coffee People already has the votes required to approve the merger, and Diedrich Coffee has the commitment of approximately 42% of its outstanding shares to vote in favor of the issuance of shares.

     Diedrich Coffee and Coffee People will hold separate meetings of their stockholders on Wednesday, July 7, 1999. At these meetings,

     DIEDRICH COFFEE STOCKHOLDERS WILL BE ASKED TO --

        - Approve the issuance of shares of Diedrich Coffee common stock to Coffee People stockholders under the terms of the merger agreement and in connection with the proposed financing discussed in this joint proxy statement/prospectus;

        - Elect the board of directors; and

        - Ratify the selection of independent auditors.

     COFFEE PEOPLE STOCKHOLDERS WILL BE ASKED TO --

        - Approve the merger agreement and the merger; and

        - Authorize a change in the company's authorized capital and par value.

     This joint proxy statement/prospectus provides you with detailed information about the stockholder meetings and the proposed merger. You can also get information about us from publicly available documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

     The date of this joint proxy statement/prospectus is May   , 1999, and it
is first being mailed to stockholders of Diedrich Coffee and Coffee People on
May   , 1999.

                                Diedrich LogoTM

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Diedrich Coffee Stockholder:

     On Wednesday, July 7, 1999, Diedrich Coffee, Inc. will hold an annual meeting of stockholders at the Doubletree Hotel, 90 Pacifica Avenue, Irvine, California 92618. The meeting will begin at 10:00 a.m. California time. We will serve our premium coffee.

     Only stockholders of record at the close of business on May   , 1999 can
vote at this meeting or any adjournments that may take place. At the meeting we will:

     1. Consider and vote upon a proposal to approve issuances of Diedrich Coffee common stock in connection with a merger that will result in Coffee People becoming a wholly-owned subsidiary of Diedrich Coffee. For more information regarding this transaction, please refer to the accompanying joint proxy statement/prospectus. In particular, we will vote upon a proposal to approve the issuance of:

       - up to a maximum of 2,375,000 shares of Diedrich Coffee common stock to be issued to the stockholders of Coffee People, Inc. under the Agreement and Plan of Merger dated as of March 16, 1999, by and among Diedrich Coffee, CP Acquisition Corp., a wholly-owned subsidiary of Diedrich Coffee, and Coffee People; and

       - up to a maximum of 5,000,000 shares of Diedrich Coffee common stock to be issued in connection with Diedrich Coffee's equity offering or other type of financing, the net proceeds of which will be used for the cash payment to be paid to the Coffee People stockholders in connection with the merger, transaction expenses and working capital purposes;

     2. Elect a board of directors; and

     3. Ratify the selection of our independent auditors for the current fiscal year.

     We will also attend to business properly presented at the meeting and any adjournments or postponements of the meeting.

     As part of a voting agreement, Diedrich Coffee stockholders owning an aggregate of 2,606,273 shares of Diedrich Coffee common stock, which represents approximately 42% of the outstanding shares of Diedrich Coffee common stock, have committed to vote all of their shares for approval of the issuance of shares to stockholders of Coffee People pursuant to the merger agreement and the issuance of shares in connection with the proposed financing.

     The board of directors unanimously recommends that you vote for all of the proposals.

                                              By Order of the Board of Directors

                                              John E. Martin
                                              Chairman of the Board

Irvine, California
June   , 1999

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                               COFFEE PEOPLE LOGO

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                  July 7, 1999

To the Stockholders of Coffee People, Inc.:

     A special meeting of the stockholders of Coffee People, Inc. will be held on Wednesday, July 7, 1999 at 10:00 a.m. California time at the Embassy Suites Hotel, 1441 Canyon Del Rey, Seaside, CA 93955. The special meeting is being called to:

1. Approve and adopt the Agreement and Plan of Merger dated as of March 16, 1999 among Coffee People, Inc., Diedrich Coffee, Inc. and CP Acquisition Corp., a wholly-owned subsidiary of Diedrich Coffee, and approve the merger of CP Acquisition Corp. with and into Coffee People as provided for in the merger agreement;

2. Approve the amendment of Coffee People's articles of incorporation to:

   - change the par value of the common stock from no par value to $.00001 par value per share; and

   - reduce the authorized capital from 60,000,000 shares to 25,000,000 shares;

3. Transact other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

     As part of a voting agreement, The Second Cup Ltd., which, through its wholly-owned subsidiary, owns approximately 69% of the outstanding shares of Coffee People common stock, has committed to vote all of its shares for approval of the merger agreement and the merger.

     The Coffee People board of directors has fixed the close of business on May 21, 1999 as the record date. If you are a stockholder on the record date, you are entitled to notice of the special meeting and to vote at the special meeting. The board of directors urges you to exercise your right to vote at the meeting personally or by proxy. A joint proxy statement/prospectus accompanies this notice and contains more detailed information about the matters we are asking you to consider at the special meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SPECIFY YOUR VOTE ON THE ACCOMPANYING PROXY CARD AND SIGN, DATE AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED SELF-ADDRESSED, POSTAGE-PAID ENVELOPE.

     Your prompt response will be appreciated.

                                              By Order of the Board of Directors
                                              Mark J. Archer
                                              Executive Vice President,
                                              Chief Financial Officer and
                                              Secretary

Castroville, California
June   , 1999

             To find any one of the principal sections identified below, simply bend the document slightly to expose the black tabs and open the document to the tab which corresponds to the title of the section you wish to read.

                                         TABLE OF CONTENTS   ------------------------------

                                                   SUMMARY   ------------------------------

                                              RISK FACTORS   ------------------------------

                            SELECTED FINANCIAL INFORMATION   ------------------------------

                         INFORMATION ABOUT DIEDRICH COFFEE   ------------------------------

                           INFORMATION ABOUT COFFEE PEOPLE   ------------------------------

                                              THE MEETINGS   ------------------------------

                                                THE MERGER   ------------------------------

                                      THE MERGER AGREEMENT   ------------------------------

              OPERATIONS AND MANAGEMENT OF DIEDRICH COFFEE   ------------------------------
                                          AFTER THE MERGER

            INFORMATION ABOUT THE STOCK OF DIEDRICH COFFEE   ------------------------------
                                         AND COFFEE PEOPLE

                   ADDITIONAL MATTERS FOR CONSIDERATION OF   ------------------------------
            DIEDRICH COFFEE AND COFFEE PEOPLE STOCKHOLDERS

                                    ADDITIONAL INFORMATION   ------------------------------

                                     FINANCIAL INFORMATION   ------------------------------

                                                APPENDICES   ------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................     1
WHERE YOU CAN FIND MORE INFORMATION.........................     3
SUMMARY.....................................................     4
COMPARATIVE PER SHARE INFORMATION...........................    11
COMPARATIVE MARKET PRICES AND DIVIDENDS.....................    12
A WARNING ABOUT FORWARD-LOOKING STATEMENTS..................    13
RISK FACTORS................................................    14
     Risk Factors Relating to the Merger....................    14
     Risk Factors and Trends Affecting Our Business.........    16
UNAUDITED PROFORMA COMBINED CONDENSED FINANCIAL STATEMENTS
  (GIVING EFFECT TO THE MERGER).............................    20
     Unaudited Pro Forma Combined Condensed Balance Sheet...    21
     Unaudited Pro Forma Combined Condensed Statement of
      Operations............................................    23
SELECTED FINANCIAL DATA OF DIEDRICH COFFEE..................    25
DIEDRICH COFFEE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............    26
SELECTED FINANCIAL DATA OF COFFEE PEOPLE....................    33
COFFEE PEOPLE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............    34
INFORMATION ABOUT DIEDRICH COFFEE...........................    43
     Business...............................................    43
     Legal Proceedings......................................    50
     Quantitative and Qualitative Disclosures About Market
      Risk..................................................    50
     Directors and Executive Officers.......................    50
     Board Committees and Meetings..........................    52
     Directors' Compensation................................    52
     Executive Compensation.................................    54
     Report of the Compensation Committee...................    59
     Compensation Committee Interlocks......................    61
     Indemnification of Directors and Officers and Related
      Matters...............................................    61
     Key Man Life Insurance.................................    62
     Certain Transactions Regarding Diedrich Coffee.........    62
     Diedrich Coffee's Principal Stockholders...............    63
     Section 16(a) Beneficial Ownership Reporting
      Compliance............................................    64
     Stock Performance Graph................................    65
INFORMATION ABOUT COFFEE PEOPLE.............................    66
     Business...............................................    66
     Legal Proceedings......................................    73

                                                              PAGE
                                                              ----
     Quantitative and Qualitative Disclosures About Market
      Risk..................................................    74
     Directors and Executive Officers.......................    75
     Executive Compensation.................................    78
     Coffee People's Principal Stockholders.................    80
THE MEETINGS................................................    81
     Diedrich Coffee Annual Meeting.........................    81
     Coffee People Special Meeting..........................    83
THE MERGER..................................................    86
     Background of the Merger...............................    86
     Recommendation of the Diedrich Coffee Board of
      Directors and Reasons for the Merger..................    89
     Recommendation of the Coffee People Board of Directors
      and Reasons for the Merger............................    91
     Opinion of Diedrich Coffee's Financial Advisor.........    92
     Opinion of Coffee People's Financial Advisor...........    95
     Federal Income Tax Consequences........................    99
     Accounting Treatment of the Merger.....................   100
     Regulatory Approvals Required for the Merger...........   100
     Delisting and Deregistration of Coffee People Common
      Stock; Listing of Diedrich Coffee Common Stock Issued
      in Connection with the Merger.........................   101
     Coffee People Stockholders' Appraisal/Dissenters'
      Rights................................................   101
     Restrictions on Resales by Affiliates; Lockup Agreement
      and Registration Rights with Second Cup...............   102
     Voting Agreement.......................................   102
     Interests of Directors, Officers and other Stockholders
      in the Merger.........................................   103
THE MERGER AGREEMENT........................................   105
     The Merger; Closing; Effective Time....................   105
     Conversion of Coffee People Common Stock...............   105
     Treasury Stock and Stock Owned by Diedrich.............   106
     Treatment of Coffee People Stock Options and Stock
      Purchase Rights.......................................   106
     Exchange of Certificates; Fractional Shares............   106
     Representations and Warranties.........................   107
     Conduct of Business Pending the Merger.................   108
     No Solicitation........................................   108
     Conditions to the Merger's Completion..................   109
     Termination of the Merger Agreement....................   110
     Expenses...............................................   111
     Amendment or Waiver of the Merger Agreement............   111
OPERATIONS AND MANAGEMENT OF DIEDRICH COFFEE AFTER THE
  MERGER....................................................   112

                                                              PAGE
                                                              ----
DESCRIPTION OF DIEDRICH COFFEE CAPITAL STOCK................   114
COMPARISON OF RIGHTS OF HOLDERS OF COFFEE PEOPLE COMMON
  STOCK BEFORE AND AFTER THE MERGER.........................   115
ADDITIONAL MATTERS FOR CONSIDERATION OF DIEDRICH COFFEE
  STOCKHOLDERS..............................................   123
     Election of Directors..................................   123
     Ratification of Selection of Independent Public
      Accountants...........................................   123
ADDITIONAL MATTERS FOR CONSIDERATION OF COFFEE PEOPLE
  STOCKHOLDERS..............................................   124
     Amendment to Coffee People's Articles of
      Incorporation.........................................   124
ADDITIONAL INFORMATION......................................   125
     Dissenters' or Appraisal Rights........................   125
     Legal Matters..........................................   126
     Experts................................................   126
     Stockholder Proposals..................................   126
FINANCIAL STATEMENTS........................................   F-1
APPENDIX A -- AGREEMENT AND PLAN OF MERGER..................   A-1
APPENDIX B -- FAIRNESS OPINION OF FINANCIAL ADVISOR TO
  DIEDRICH COFFEE WITH RESPECT TO THE MERGER................   B-1
APPENDIX C -- FAIRNESS OPINION OF FINANCIAL ADVISOR TO
  COFFEE PEOPLE WITH RESPECT TO THE MERGER..................   C-1
APPENDIX D -- OREGON DISSENTERS' RIGHTS LAW.................   D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT AM I BEING ASKED TO VOTE UPON?

A: Diedrich Coffee stockholders: You are being asked to approve the issuance of shares to the stockholders of Coffee People as part of the merger and the issuance of shares in connection with a proposed equity offering or other type of financing. You are also asked to elect your board of directors and ratify the selection of your auditor.

   Coffee People stockholders: You are being asked to approve the merger and the merger agreement, which provides that Coffee People will become a wholly-owned subsidiary of Diedrich Coffee. You are also asked to approve amendments to Coffee People's articles of incorporation.

Q: WHAT ARE THE BENEFITS OF THE MERGER?

A: We believe that the merger will benefit both Coffee People and Diedrich
   Coffee stockholders. After the merger, Diedrich Coffee will be the second largest company in the specialty retail coffee market in the United States with the potential for improved cash flow, greater access to capital and increased depth of management. As a result, we believe that the merger should increase stockholder value to you.

Q: WHAT DO I NEED TO DO NOW?

A: After you read and consider the information in this document, just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the appropriate stockholder meeting. You should return your proxy card whether or not you plan to attend your stockholder meeting. If you attend your stockholder meeting, you may revoke your proxy at any time before it is voted and vote in person if you wish.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.
Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED
   PROXY CARD?

A. You can change your vote at any time before your proxy is voted at the meetings. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these methods, you must timely submit your notice of revocation or your new proxy card to Diedrich Coffee or Coffee People, as the case may be. Third, you can attend your meeting and vote in person. Simply attending a meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q: IF I AM A COFFEE PEOPLE STOCKHOLDER, SHOULD I SEND IN MY STOCK CERTIFICATES
   NOW?

A: No. After the transaction is completed, the exchange agent for the transaction will send Coffee People stockholders written instructions for exchanging their share certificates. Diedrich Coffee stockholders will keep their existing certificates.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We are working toward completing the merger as promptly as possible and expect to close the transaction in the summer of 1999. In addition to stockholder approvals, we must also obtain various regulatory approvals. The merger is also subject to other conditions including:

     - the successful completion by Diedrich Coffee of an equity offering or other type of financing with net proceeds of at least $17,750,000; and

     - Diedrich Coffee's common stock being valued at $6.00 per share or more in connection with the proposed financing.

   The boards of directors of Diedrich Coffee and Coffee People may in their discretion waive the condition that Diedrich Coffee's common stock be valued at $6.00 per share or more.

Q: PLEASE EXPLAIN WHAT I WILL RECEIVE FOR MY SHARES OF COFFEE PEOPLE.

A: If the merger is completed, and assuming that there will be approximately
   10.9 million outstanding shares of Coffee People common stock at the time of the merger, each outstanding share of Coffee People common stock will be converted into the right to receive:

     - $1.63 in cash;

     - 0.14 share of Diedrich Coffee common stock; and

     - $0.48 in cash or shares of Diedrich Coffee common stock depending on the success of Diedrich Coffee's financing efforts.

   The precise amount of per share consideration cannot be determined until the completion of the merger. We will issue press releases on the date of the merger's completion that contain the exact amount of cash and Diedrich Coffee common stock that will be paid for each share of Coffee People common stock.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: If you are a Diedrich Coffee stockholder, call the Investor Relations
   Department at Diedrich Coffee at (949) 260-1600. If you are a Coffee People stockholder, call Dolores Chenoweth, Investor Relations representative, at
   (503) 469-0338.

                      WHERE YOU CAN FIND MORE INFORMATION

     Diedrich Coffee has filed with the Securities and Exchange Commission a registration statement under the Securities Act that registers the shares of Diedrich Coffee common stock to be issued in exchange for shares of Coffee People common stock in connection with the merger. The registration statement, including the attached exhibits and schedules, contain additional relevant information about Diedrich Coffee and its capital stock. The rules and regulations of the Commission allow us to omit certain information included in the registration statement from this document.

     In addition, Diedrich Coffee and Coffee People file reports, proxy statements and other information with the Commission under the Securities Exchange Act. You may read and copy this information at the following public reference rooms of the Commission:

Washington, D.C.               New York, New York             Chicago, Illinois
450 Fifth Street, N. W.        7 World Trade Center           500 West Madison Street
Room 1024                      Suite 1300                     Suite 1400
Washington, D.C. 20549         New York, NY 10048             Chicago, IL 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the Commission at 1-800-SEC-0330.

     The Commission also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like Diedrich Coffee and Coffee People, who file electronically with the Commission. The address of that site is http://www.sec.gov.

     Diedrich Coffee's 1999 annual report to stockholders, which contains its annual report on Form 10-K as filed with the Commission, has been mailed to Diedrich Coffee stockholders concurrently with this document, but such report is not incorporated by reference in this document and is not deemed to be a part of this proxy solicitation material. A copy of Diedrich Coffee's 1999 annual report to stockholders will be furnished without charge to Diedrich Coffee stockholders upon written request to:

                         Investor Relations Department
                             Diedrich Coffee, Inc.
                              2144 Michelson Drive
                                Irvine, CA 92612

     Coffee People's annual report on Form 10-K as filed with the Commission is not incorporated by reference in this document and is not deemed part of this proxy solicitation material. A copy of Coffee People's Form 10-K will be furnished without charge to Coffee People stockholders upon written request to:

                               Dolores Chenoweth
                        Coffee People Investor Relations
                         6900 SW 105th Avenue, Suite B
                              Beaverton, OR 97008

     We have not authorized anyone to give any information or make any representation about the mergers or our companies that is different from, or in addition to, that contained in this document or in any of the materials that we've incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxy is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                    SUMMARY

     This brief summary highlights selected information described more fully elsewhere in this document. It does not contain all of the information that is important to you. You should carefully read this entire document, appendices and the other documents to which this document refers in order to fully understand the merger agreement and the transactions contemplated by the merger agreement. See "Where You Can Find More Information" on page 3.

THE COMPANIES (PAGES 43 AND 66)

     Diedrich Coffee, Inc., 2144 Michelson Drive, Irvine, CA 92612. Diedrich Coffee is a custom roaster of specialty coffees imported from around the world. As of March 6, 1999, Diedrich Coffee owned, franchised or operated 42 retail locations in Southern California, Denver, Colorado and Houston, Texas. At January 27, 1999, Diedrich Coffee's total assets were approximately $12.7 million, and its total stockholders' equity was $6.0 million.

     Coffee People Inc., 11480 Commercial Parkway, Castroville, CA 95012. As of March 6, 1999, Coffee People is the second largest specialty coffee retailer in the United States with 320 retail locations located throughout the United States and in six foreign countries, including Gloria Jean's stores in 37 states and internationally, Coffee People stores in Oregon and Coffee Plantation stores in Arizona. At December 12, 1998, Coffee People's total assets were approximately $56.6 million, and its total stockholders' equity was $43.5 million.

RECORD DATE AND VOTING RIGHTS
(PAGES 82 AND 84)

     If you are a Diedrich Coffee stockholder, you are entitled to vote at the
annual meeting if you owned shares as of the close of business on May   , 1999,
which has been established as the record date. On the Diedrich Coffee record
date, there were                shares of Diedrich Coffee common stock
outstanding and entitled to vote at the annual meeting. Diedrich Coffee stockholders are entitled to one vote for each share of Diedrich Coffee common stock held of record on the record date.

     If you are a Coffee People stockholder, you are entitled to vote at the special meeting if you owned shares as of the close of business on May 21, 1999, which has been established as the record date. On the Coffee People record date,
there were                shares of Coffee People common stock outstanding and
entitled to vote at the special meeting. Coffee People stockholders are entitled to one vote for each share of Coffee People common stock held of record on the record date.

THE MERGER (PAGE 87)

     The merger will result in the acquisition of Coffee People by Diedrich Coffee, and Coffee People will become a wholly-owned subsidiary of Diedrich Coffee. We plan to complete the merger in the summer of 1999.

     We have attached the merger agreement to the back of this document as Appendix A. The merger agreement describes the terms of the acquisition of Coffee People by Diedrich Coffee. Please read the merger agreement. It is the document that governs the acquisition.

OUR REASONS FOR THE MERGER (PAGES 89 AND 91)

     We believe that Diedrich Coffee's acquisition of Coffee People will benefit both Coffee People and Diedrich Coffee stockholders. Coffee People stockholders will receive cash for their shares in addition to ownership in Diedrich Coffee. After the merger, Diedrich Coffee will be the second largest company in the specialty retail coffee market in the United States with the potential for improved cash flow, greater access to capital and increased depth of management.

WHAT COFFEE PEOPLE STOCKHOLDERS WILL RECEIVE (PAGE 105)

     As a result of the merger, Coffee People stockholders will receive from Diedrich Coffee in the aggregate:

     - $17.75 million in cash;

     - 1.5 million shares of Diedrich Coffee common stock; and

     - $5.25 million in cash or shares of Diedrich Coffee common stock depending on the success of Diedrich Coffee's financing efforts.

     Assuming that all of the Coffee People stock options and stock purchase rights that are in-the-money are exercised, there will be approximately 10.9 million outstanding shares of Coffee People common stock at the time of the merger. Consequently, each outstanding share of Coffee People common stock will be converted into the right to receive:

     - $1.63 in cash;

     - 0.14 share of Diedrich Coffee common stock; and

     - $0.48 in cash or shares of Diedrich Coffee common stock.

     The precise amount of cash and Diedrich Coffee common stock that each Coffee People stockholder will receive cannot be determined until the completion of the merger. We will issue press releases on the date of the completion of the merger that specify the exact amount of cash and Diedrich Coffee common stock that will be paid for each share of Coffee People common stock.

OPINIONS OF FINANCIAL ADVISORS
(PAGES 92 AND 95)

     In deciding to approve the merger, our boards considered fairness opinions from our respective financial advisors. Diedrich Coffee received an opinion from First Security Van Kasper to the effect that, as of the date of the opinion and based upon the considerations set forth in the opinion, the merger is fair to Diedrich Coffee stockholders from a financial point of view. Similarly, Coffee People received an opinion from Black & Company to the effect that, as of the date of the opinion and based upon the considerations set forth in the opinion, the cash and stock payment Diedrich Coffee will make in the merger is fair to Coffee People stockholders from a financial point of view. These opinions are attached to the back of this proxy statement/prospectus as Appendices B and C. You are encouraged to read them.

OUR RECOMMENDATIONS TO STOCKHOLDERS
(PAGES 89 AND 91)
     Diedrich Coffee Stockholders: The Diedrich Coffee board believes that the transaction is in your best interests and recommends that you vote for all three Diedrich Coffee proposals.

     Coffee People Stockholders: The Coffee People board believes that the transaction is in your best interests and recommends that you vote for both Coffee People proposals.

VOTING AGREEMENT (PAGE 102)

     Second Cup beneficially owns approximately 69% of the outstanding Coffee People common stock and has entered into a voting agreement with Diedrich Coffee's directors, executive officers and their affiliates. Under the voting agreement, Second Cup has agreed to vote its shares in favor of the merger. Accordingly, the merger will be approved. Diedrich Coffee's directors, executive officers and their affiliates beneficially own approximately 42% of the outstanding Diedrich Coffee common stock. They have agreed to vote their shares in favor of the issuance of Diedrich Coffee common stock to Coffee People stockholders as part of the merger and the issuance of Diedrich Coffee common stock in connection with the proposed financing necessary to complete the merger.

INTERESTS OF DIRECTORS AND OFFICERS AND OTHER STOCKHOLDERS IN THE MERGER THAT ARE DIFFERENT FROM YOUR INTERESTS (PAGE 103)

     As you consider the recommendations of the Diedrich Coffee and the Coffee People boards of directors with respect to the merger, you should be aware that certain Diedrich Coffee and Coffee People directors, officers and other stockholders have interests regarding the merger that are different from, or in addition to, your interests.

     For example, Diedrich Coffee has agreed to create a vacancy on the Diedrich Coffee board upon completion of the merger and appoint a director designated by Second Cup, the majority stockholder of Coffee People. Also, Diedrich Coffee's directors and executive officers and a significant stockholder have agreed to vote their shares in favor of the Second Cup designee at any election of directors, for so long as Second Cup owns at least 50% of the Diedrich Coffee common stock that it will receive in the merger.

     Furthermore, Diedrich Coffee has agreed to enter into a registration rights agreement with Second Cup because Second Cup's ability to sell the shares it will receive in the merger will be restricted by its status as an affiliate. The registration rights agreement authorizes Second Cup to cause Diedrich Coffee to register for public sale the shares it receives in the merger.

     Additionally, three Second Cup directors and one Second Cup officer are also directors of Coffee People, and as Coffee People directors they approved the terms of the merger.

     Finally, Coffee People's officers, including some officers that are directors, and all administrative employees have severance agreements or arrangements that entitle them to compensation if they are terminated without cause after a sale of Coffee People. We estimate that the aggregate severance payments required to be paid to Coffee People's officers, if all such persons were terminated after the merger, would be approximately $2.3 million. We do not, however, anticipate a significant number of terminations.

COFFEE PEOPLE STOCKHOLDERS APPRAISAL/DISSENTERS' RIGHTS (PAGES 101 AND 125)

     Coffee People stockholders are entitled to assert dissenters' rights in connection with the merger under Oregon law. Each Coffee People stockholder has the right to dissent from the merger and, if the merger is completed, to receive "fair value" for his, her or its shares in cash by complying with the Oregon Business Corporation Act Dissenters' Right Statute. The full text of the statute is attached to the back of this document as Appendix D.

     The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the statute. Coffee People stockholders are urged to read it carefully.

MANAGEMENT AFTER THE MERGER (PAGE 112)

     Following the transaction, the board of directors of Diedrich Coffee will consist of the directors elected to the board at its annual meeting, and a director nominee from Second Cup who will be added to the board to fill a newly-created seat.

     We expect that the senior management of Diedrich Coffee, together with most of Diedrich Coffee and Coffee People's employees, will not change after the completion of the merger.

DIFFERENCES IN THE RIGHTS OF COFFEE PEOPLE STOCKHOLDERS (PAGE 115)

     After the merger with Diedrich Coffee, Coffee People stockholders will be Diedrich Coffee stockholders. This means that if you are a Coffee People stockholder, your rights will be governed by Delaware law, rather than by Oregon law, and by the certificate of incorporation and bylaws of Diedrich Coffee rather than Coffee People.

     Immediately after the merger, Diedrich Coffee will cause Coffee People to be merged with a Delaware subsidiary of Diedrich Coffee for the purpose of becoming a Delaware corporation. After this action is completed, both Coffee People and Diedrich Coffee will be Delaware corporations.

WHAT WE NEED TO DO TO COMPLETE THE MERGER (PAGE 109)

     The completion of the merger depends on satisfying a number of conditions, including the following:

- Coffee People stockholders must approve the merger, and Diedrich Coffee stockholders must approve the issuance of Diedrich Coffee common stock according to the terms of the merger agreement;

- we must receive all required regulatory approvals, and any waiting periods required by law must have passed; and

- Diedrich Coffee must have raised at least $17.75 million in cash through an equity offering or other type of financing.

TERMINATION OF THE MERGER AGREEMENT; EXPENSES (PAGE 110)

     Coffee People and Diedrich Coffee can agree at any time to terminate the merger agreement before completing the merger. Either company can also terminate the merger agreement in other circumstances, including the following:

- if Coffee People stockholders do not approve the merger agreement, or if Diedrich Coffee stockholders do not approve the issuance of Diedrich Coffee common stock under the merger agreement and in connection with Diedrich Coffee's financing;

- if any governmental body whose approval is necessary to complete the merger prohibits or otherwise restricts the merger's completion;

- if Diedrich Coffee fails to complete a financing that values Diedrich Coffee shares of common stock at $6 per share or more;

- if the other company violates in a material way any of its representations, warranties or obligations under the merger agreement; or

- on reimbursement by Coffee People of up to $1.5 million of Diedrich Coffee's expenses, if the Coffee People board accepts an acquisition proposal from a third party that it determines is superior to the merger and that satisfies other requirements or weakens or withdraws its recommendation of the merger.

ACCOUNTING TREATMENT (PAGE 100)

     We will treat the merger as a purchase transaction for accounting and financial reporting purposes.

REGULATORY APPROVALS (PAGE 100)

     Notification of the merger is being given to the Federal Trade Commission and the U.S. Department of Justice. The merger cannot be completed until a waiting period has expired or is earlier terminated without objection to the merger by these governmental entities. In addition, certain state and other regulatory authorities will need to approve or be notified of the merger before we can complete it.

     We have filed, or soon will file, all of the required applications or notices with these regulatory agencies. As of the date of this document, we have not yet received the required approvals. Although we do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will get them.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 99)

     We expect that the merger will be a taxable transaction for Coffee People stockholders only. In general, a Coffee People stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash and the value of the Diedrich Coffee common stock received in the merger and the stockholder's adjusted basis in the Coffee People common stock.

     Determining the actual tax consequences of the merger to you as an individual tax payer can be complicated. The tax treatment will depend on your specific situation and many variables not within your control. You should consult your own tax advisor for a full understanding of the merger's tax consequences.

SUMMARY FINANCIAL DATA

     We are providing the following financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the historical financial statements and related notes contained in this document.

                         DIEDRICH COFFEE FINANCIAL DATA
                     (in thousands, except per share data)

                                                                  AT OR FOR FISCAL YEARS ENDED
                                                     ------------------------------------------------------
                                                     JANUARY 29, 1997   JANUARY 28, 1998   JANUARY 27, 1999
                                                     ----------------   ----------------   ----------------
STATEMENT OF INCOME DATA:
  Total revenues...................................      $19,812            $22,982            $24,215
  Provision for asset impairment and restructuring
     costs.........................................           --             (3,902)                --
  Income (loss) from continuing operations.........       (1,028)            (8,907)            (2,265)
  Net income (loss)................................         (986)            (9,113)            (2,562)
  Weighted average shares outstanding -- basic and
     diluted.......................................        4,414              5,393              5,934
  Earnings (loss) per share -- basic and
     diluted(1)....................................        (0.22)             (1.69)             (0.43)
BALANCE SHEET DATA:
  Total assets.....................................       17,471             13,948             12,736
  Long-term debt and long-term obligations for
     capital leases................................           --              2,817              2,783
  Total stockholders' equity.......................      $14,898            $ 6,835            $ 6,027
OPERATING DATA (UNAUDITED):
  Retail locations open (at end of period):
     Company-operated locations....................           47                 41                 43
  Systemwide sales(2):
     Company-operated locations....................      $19,812            $22,982            $24,215
  EBITDA(3)........................................      $    26            $(3,219)           $  (324)

-------------------------
(1) Net loss per share for fiscal 1997, 1998 and 1999 is presented as basic earnings per share under the provisions of SFAS 128.

(2) As the first Diedrich Coffee franchised retail location opened after January 27, 1999, systemwide sales consist of total revenues.

(3) EBITDA represents earnings before interest, taxes, depreciation, amortization, provision for asset impairment and restructuring costs, acquisition and integration expenses, and cumulative effect of changes in accounting principles. EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles, or GAAP, and should not be considered an alternative to, or more meaningful than, income from operations, net income or cash flows as defined by GAAP or as a measure of Diedrich Coffee's profitability or liquidity. All companies do not calculate EBITDA in the same manner and, accordingly, EBITDA may not be comparable with other companies. We have included information concerning EBITDA in this document because we believe that such data is commonly used by some investors to evaluate the ability of a company's earnings from its core business operations to satisfy its debt, capital expenditure and working capital requirements.

                          COFFEE PEOPLE FINANCIAL DATA
                     (in thousands, except per share data)

                                                                            AT OR FOR
                                            -------------------------------------------------------------------------
                                                                                                         PRO FORMA(1)
                                            39 WEEKS   52 WEEKS   52 WEEKS    36 WEEKS      36 WEEKS       52 WEEKS
                                             ENDED      ENDED      ENDED        ENDED         ENDED         ENDED
                                            JUNE 29,   JUNE 28,   JUNE 27,    MARCH 7,      MARCH 6,     DECEMBER 12,
                                              1996       1997       1998        1998          1999           1998
                                            --------   --------   --------   -----------   -----------   ------------
                                                                             (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
STATEMENT OF INCOME DATA:
  Total revenues..........................  $24,957    $ 30,579   $ 35,051     $25,495       $40,129       $53,096
  Acquisition and integration expense.....       --          --        437          --           950         1,236
  Income (loss) from operations...........    1,986      (1,185)     1,197       3,310           986        (1,467)
  Cumulative effect of change in
    accounting principle..................       --        (427)        --          --            --            --
  Net income (loss).......................    1,224      (1,190)       738       2,005           400        (1,212)
  Weighted average shares
    outstanding -- basic and diluted......    7,461       7,461      7,812       7,461        10,755        10,764
  Earnings (loss) per share-basic and
    diluted...............................     0.16       (0.16)      0.09        0.27          0.04         (0.11)
BALANCE SHEET DATA:
  Total assets............................   40,219      38,923     55,695      40,746        54,288        56,613
  Long-term debt..........................       --          --      3,798          --         2,727         4,853
  Total stockholders' equity..............  $35,487    $ 34,297   $ 43,502     $37,840       $43,919       $43,488
OPERATING DATA (UNAUDITED)
  Retail locations open (at end of
    period):
    Company-operated locations:
      Gloria Jean's.......................       23          31         30          26            26            25
      Coffee People (Oregon)..............       --          --         25          --            26            26
      Coffee Plantation...................       --          --         14          --            13            14
                                            -------    --------   --------     -------       -------       -------
         Total company-operated stores....       23          31         69          26            65            65
    Franchised locations:
      Gloria Jean's.......................      224         236        246         254           254           257
      Coffee Plantation...................       --          --         --          --             1             1
                                            -------    --------   --------     -------       -------       -------
         Total franchised locations.......      224         236        246         254           255           258
                                            -------    --------   --------     -------       -------       -------
         Total retail locations...........      247         267        315         280           320           323
                                            =======    ========   ========     =======       =======       =======
  Systemwide sales(2):
    Company-operated locations:
      Gloria Jean's.......................  $ 6,657    $  7,631   $  9,030     $ 6,846       $ 5,879       $ 8,627
      Coffee People (Oregon)..............       --          --      1,594          --        10,159        13,830
      Coffee Plantation...................       --          --        849          --         6,393         8,454
                                            -------    --------   --------     -------       -------       -------
         Total company-operated
           locations......................    6,657       7,631     11,473       6,846        22,431        30,911
    Franchised locations:
      Gloria Jean's.......................   73,247      94,434     95,349      70,980        70,340        94,300
      Coffee Plantation...................       --          --         --          --           143            30
                                            -------    --------   --------     -------       -------       -------
      Total franchised locations..........   73,247      94,434     95,349      70,980        70,483        94,330
                                            -------    --------   --------     -------       -------       -------
         Total systemwide sales...........   79,904     102,065    106,822      77,286        92,914       125,241
                                            =======    ========   ========     =======       =======       =======
  EBITDA(3)...............................  $ 2,964    $    547   $  3,445     $ 4,419       $ 3,088       $ 2,311

-------------------------
(1) The proforma information is as if the merger between Coffee People and Gloria Jean's had been completed on December 13, 1997.

(2) Consists of retail sales from company-operated retail locations and reported sales from franchised locations.

(3) EBITDA represents earnings before interest, taxes, depreciation, amortization, provision for store closures, acquisition and integration expenses, and cumulative effect of changes in accounting principles. EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles, or GAAP, and should not be considered an alternative to, or more meaningful than, income from operations, net income or cash flows as defined by GAAP or as a measure of Coffee People's profitability or liquidity. All companies do not calculate EBITDA in the same manner and, accordingly, EBITDA may not be comparable with other companies. We have included information concerning EBITDA in this document because we believe that such data is commonly used by some investors to evaluate the ability of a company's earnings from its core business operations to satisfy its debt, capital expenditure and working capital requirements.

SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION (GIVING EFFECT TO THE MERGER)

     The merger will be accounted for as a purchase transaction, which means that the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the time the companies are combined. We are providing the following financial information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited financial statements for Diedrich Coffee for the year ended January 27, 1999 and unaudited financial statements for Coffee People for the 52 weeks ended December 12, 1998. The unaudited pro forma combined condensed financial data give accounting effect as if the merger had occurred on January 29, 1998 for the statement of income data, and on January 27, 1999 for the balance sheet data. This information is only a summary of the unaudited pro forma combined condensed financial information presented in pages 20 to 24 and should be read in conjunction with our historical financial statements and related notes.

     Although this pro forma financial information has been prepared based on currently available information using assumptions we believe are appropriate, you should be aware that this information may not be indicative of what actual results would be in the future or would have been for the periods presented. You should read the notes to the unaudited pro forma combined condensed financial statements for further discussion of the assumptions we made to prepare this information.

     The unaudited pro forma combined financial data does not reflect certain cost savings that management believes may be realized after the merger.

             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                     (in thousands, except per share data)

                                                               AT OR FOR FISCAL YEAR
                                                              ENDED JANUARY 27, 1999
                                                              ADJUSTED FOR THE MERGER
                                                              -----------------------
STATEMENT OF INCOME DATA:
  Total revenues............................................          $77,311
  Acquisition and integration expense.......................            1,236
  Loss from continuing operations...........................           (4,182)
  Net loss..................................................           (3,736)
  Weighted average shares outstanding -- basic and
     diluted................................................           11,601
  Loss from continuing operations per common and equivalent
     share..................................................            (0.32)

BALANCE SHEET DATA:
  Working capital(1)........................................            5,628
  Total assets..............................................           62,312
  Long-term debt including long-term obligations under
     capital leases.........................................           10,674
  Total stockholders' equity................................          $38,277

-------------------------
(1) Working capital is defined as current assets less current liabilities derived from the unaudited pro forma combined condensed balance sheet.

                       COMPARATIVE PER SHARE INFORMATION

     We have summarized below the per share information for Diedrich Coffee and Coffee People on an historical basis and combined per share data on an unaudited pro forma basis. The combined data gives effect to the merger on a purchase method basis of accounting as described in "Unaudited Pro Forma Combined Condensed Financial Statements." Diedrich Coffee and Coffee People did not pay any dividends on their common stock during the periods below.

     This information is only a summary and you should read it in conjunction with the selected historical financial information, the pro forma combined condensed financial statements and the separate historical financial statements of Diedrich Coffee and Coffee People and related notes included in this proxy statement/prospectus.

                                                                                             AT OR FOR
                                                 AT OR FOR FISCAL   AT OR FOR 52 WEEKS       24 WEEKS
                                                    YEAR ENDED            ENDED                ENDED
                                                 JANUARY 27, 1999     JUNE 27, 1998      DECEMBER 12, 1998
                                                 ----------------   ------------------   -----------------
HISTORICAL -- DIEDRICH COFFEE:
  Earnings (loss) per share -- basic and
     diluted...................................       $(0.43)
  Book value per share(1)......................       $ 0.98
HISTORICAL -- COFFEE PEOPLE:
  Earnings (loss) per share -- basic and
     diluted...................................                           $0.09                $0.00
  Book value per share(1)......................                           $5.57                $4.04
PRO FORMA COMBINED:
  Earnings (loss) per share -- basic and
     diluted...................................       $(0.32)
  Book value per share(2)(3)...................       $ 3.23

-------------------------
(1) The historical book value per share is computed by dividing total stockholders' equity by the total number of common shares outstanding at the end of the period.

(2) Diedrich Coffee and Coffee People estimate that they will incur direct and indirect costs of approximately $4.0 million in connection with the merger. This estimate includes fees and charges of financial advisors, attorneys and accountants for both parties, personnel severance costs, the cancellation and continuation of contractual obligations and other integration costs. The pro forma combined book value per share data reflect these estimated transaction costs and their tax effects as if such costs were incurred as of January 27, 1998, but the effects of these costs are not reflected in the pro forma combined net income per share data.

(3) The pro forma combined book value per share of Diedrich Coffee common stock and Coffee People common stock is computed by dividing pro forma stockholders' equity by the pro forma number of common shares and share equivalents outstanding at the end of the period.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

MARKET PRICES

     Diedrich Coffee common stock is listed on the Nasdaq National Market under the symbol "DDRX." Coffee People common stock is listed on the Nasdaq SmallCap Market under the symbol "MOKA." The following table sets forth the high and low bid information for the calendar quarters indicated for Diedrich Coffee common stock as reported on the Nasdaq National Market and for Coffee People common stock as reported on the Nasdaq Small Cap Market since August 27, 1998 and as reported on the Nasdaq National Market before that date. The precise amount of cash and Diedrich Coffee common stock that Coffee People stockholders will receive in the merger cannot be determined until the completion of the merger.

                                                           DIEDRICH COFFEE    COFFEE PEOPLE
                                                           ---------------    --------------
                                                           HIGH      LOW      HIGH      LOW
                                                           -----    ------    -----    -----
Calendar 1997
  First Quarter..........................................  $9 5/8   $   3     $  8     $  6
  Second Quarter.........................................  $4 1/2   $2 3/8    $7 1/4   $4 1/2
  Third Quarter..........................................  $4 1/16  $2 7/16   $  5     $3 1/8
  Fourth Quarter.........................................  $  9     $2 1/2    $4 3/4   $2 3/8
Calendar 1998
  First Quarter..........................................  $7 1/2   $5 11/16  $3 1/8   $2 3/8
  Second Quarter.........................................  $8 1/4   $6 5/16   $4 1/2   $2 5/8
  Third Quarter..........................................  $7 7/8   $   4     $3 1/4   $1 9/16
  Fourth Quarter.........................................  $6 1/2   $3 3/8    $2 1/4   $  1
Calendar 1999
  First Quarter..........................................  $6 7/8   $3 7/8    $2 1/2   $1 3/16
  Second Quarter (through April 20, 1999)................  $  6     $5 1/32   $  2     $1 1/2

     On February 8, 1999, the last trading day immediately preceding the public announcement of the proposed merger, the closing per share price of Diedrich Coffee common stock reported Nasdaq National Market was $4 7/8, and the closing per share price of Coffee People common stock on the Nasdaq SmallCap Market was
$1 3/16. On May   , 1999, the last trading day before the printing of this proxy statement/prospectus, the closing per share sales price of Diedrich Coffee
common stock on the Nasdaq National Market was $          , and the closing per
share price of Coffee People common stock on the Nasdaq SmallCap Market was
$       . On that date, there were approximately                holders of
record of Diedrich Coffee common stock and approximately                holders
of record of Coffee People common stock. Diedrich Coffee and Coffee People stockholders are urged to obtain current market quotations before making any decision with respect to the merger.

DIVIDENDS

     Diedrich Coffee and Coffee People have never paid any cash dividends on their common stock, nor do they anticipate declaring any cash dividends in the foreseeable future. The merger agreement prohibits Coffee People from paying dividends on Coffee People common stock before the merger with Diedrich Coffee. See "The Merger Agreement -- Conduct of Business Pending the Merger."

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     We make forward-looking statements in this document that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our and the combined company's financial condition, operations, plans, objectives and performance. Additionally, when we make statements about the merger, such as anticipated cost savings or restructuring charges associated with the merger, we are making forward-looking statements. When we use the words "believes," "expects," "anticipates," "estimates" or similar expressions, we are also making forward-looking statements. Many possible events or factors could affect the future financial results and performance of each of our companies and the combined company after the merger. This could cause our results or performance to differ materially from those expressed in our forward-looking statements. You should consider these risks when you vote, along with the following possible events or factors:

     1. Our revenues after the merger could be lower than we expect, our restructuring charges could be higher than we expect and our operating costs could be greater than we expect.

     2. Our growth strategy may not be as successful as we expect if we are unable to attract franchise area developers or single store franchisees.

     3. We may encounter difficulties and incur additional expenses, integrating our business, brands or operating systems or retaining key personnel.

     4. Inclement weather or adverse political changes may significantly increase our coffee costs.

     5. Competition within the retail specialty coffee market may intensify.

     6. Adverse changes may occur in the securities or financial markets.

                                  RISK FACTORS

     You should read and carefully consider the following factors, together with the other information included in or attached to this document, in deciding whether to vote for the proposals. Some of the following factors relate specifically to the merger and share issuance that we are proposing for your consideration. Others are factors more generally associated with the businesses of Diedrich Coffee and Coffee People.

RISK FACTORS RELATING TO THE MERGER

IF DIEDRICH COFFEE IS UNSUCCESSFUL IN ITS FINANCING EFFORTS, THE MERGER WILL NOT BE CONSUMMATED.

     The merger's completion is conditioned upon Diedrich Coffee raising at least $17.75 million in cash through an equity offering or other type of financing. Diedrich Coffee will use the proceeds of its financing efforts to finance the cash merger payment to Coffee People stockholders and to pay related fees and expenses of the merger. Additionally, if Diedrich Coffee is unable to raise net proceeds of at least $7.0 million through its financing efforts that value the per share price of Diedrich Coffee common stock at $6.00 per share or more, the merger may not be completed. However, the Diedrich Coffee and Coffee People boards may in their discretion waive the requirement that Diedrich Coffee's common stock be valued at $6.00 per share or more and complete the merger. Diedrich Coffee's ability to raise the necessary funds for the merger will depend on the financial condition and results of operations of Diedrich Coffee and Coffee People, and the condition of the financial markets and factors related to the retail restaurant industry and specialty coffee segment.

COFFEE PEOPLE STOCKHOLDERS ARE NOT ASSURED OF A FIXED AMOUNT OF CASH OR DIEDRICH COFFEE COMMON STOCK FOR THEIR COFFEE PEOPLE COMMON STOCK IN THE MERGER.

     The respective amounts of cash and Diedrich Coffee common stock that Coffee People stockholders will receive in the merger is based upon a number of factors and cannot be determined precisely before the merger's completion. These factors include:

     - the precise number of outstanding shares of Coffee People common stock at the time of the merger;

     - the amount of cash that Diedrich Coffee is able to raise through its financing efforts for payment to Coffee People stockholders in the merger; and

     - the market price of Diedrich Coffee's common stock at the time of merger's completion.

     Throughout this document we have assumed that all of the Coffee People stock options and stock purchase rights that are in-the-money will be exercised resulting in approximately 10.9 million outstanding shares of Coffee People common stock at the time of the merger. However, if in-the-money options or rights are not exercised or out-of-the-money options or rights are exercised, the number of outstanding shares at the time of merger will change. In addition, a significant increase in the price per share of Diedrich Coffee common stock from the current price may result in additional options or rights being in-the-money, which would increase the number of outstanding shares of Coffee People common stock at the time of merger's completion.

     Consequently, at the time of the stockholder meetings, you will not know the exact amount of consideration that Coffee People stockholders will receive when the merger is completed.

WE MAY EXPERIENCE DIFFICULTIES IN INTEGRATING COFFEE PEOPLE AFTER THE MERGER.

     We may experience difficulties in integrating the operations of Coffee People with those of Diedrich Coffee, and there can be no assurance that we will realize the operating efficiencies and cost savings that we believe the merger will provide. After the merger's completion, we may integrate, among other things, roasting, packaging, purchasing, product development and administrative functions with those of Coffee People. The integration of the combined operations may temporarily distract management from the day-to-day business of the combined company after the merger. For example, Coffee People's integration will require the experience and expertise of certain key managers of Coffee People whom Diedrich Coffee expects to retain. There is no assurance that these Coffee People managers will remain with Diedrich Coffee for the time period necessary to successfully integrate Coffee People's operations with those of Diedrich Coffee. Diedrich Coffee expects to incur restructuring and integration costs from combining Coffee People's operations with those of Diedrich Coffee. These costs may be substantial and may include costs for employee severance, relocation and disposition of excess equipment and other merger-related costs. We have not yet determined the total amount of these costs.

WE MAY BE REQUIRED TO SPEND MORE OF OUR CASH RESERVES BECAUSE OF THE MERGER THAN WE ANTICIPATED.

     Even if we are able to integrate the operations of Coffee People successfully, there is no assurance that such integration will result in the realization of the full benefits of the cost savings, efficiencies, or revenue enhancements that we currently expect or that such benefits will be achieved within the time frame that we currently anticipate. The cost savings and other benefits from the merger may be offset by costs incurred in integrating Coffee People's operations, as well as by increases in other expenses, by operating losses or by problems in the business unrelated to the merger.

WE MAY LOSE CUSTOMERS WHEN WE CONVERT COFFEE PEOPLE (OREGON) AND COFFEE PLANTATION COFFEEHOUSES TO THE DIEDRICH COFFEE BRAND.

     Most Coffee People (Oregon) and Coffee Plantation retail locations are neighborhood coffeehouses, which have loyal customers that are accustomed to and expect Coffee People (Oregon) and Coffee Plantation brand products. We may lose these customers when we convert the coffeehouses to the Diedrich brand. See "Operations and Management of Diedrich Coffee After the Merger."

YOU WILL HAVE A REDUCED OWNERSHIP AND VOTING INTEREST AFTER THE MERGER.

     After the merger's completion, you will own a significantly smaller percentage of the combined company than you currently own of Diedrich Coffee or Coffee People. As a result of the merger, Diedrich Coffee and Coffee People stockholders will hold a significantly smaller percentage of the voting stock of the combined company than they currently own of Diedrich Coffee or Coffee People. Consequently, they may be able to exercise less influence over the management and policies of the combined company than they currently exercise over Diedrich Coffee or Coffee People. For more information relating to the ownership of Diedrich Coffee common stock, see "Information About Diedrich Coffee -- Diedrich Coffee's Principal Stockholders," and for more information relating to the ownership of Coffee People common stock, see "Information About Coffee People -- Coffee People's Principal Stockholders."

SOME STOCKHOLDERS WILL CONTINUE TO INFLUENCE MATTERS AFFECTING DIEDRICH COFFEE.

     Diedrich Coffee's current directors and officers beneficially own 58% of the outstanding shares of Diedrich Coffee common stock before the merger and equity offering. After giving effect to the merger and the planned equity offering, these stockholders will own between 34% and 36% of the voting power of the outstanding Diedrich Coffee common stock, depending on the number of shares sold in the equity offering and issued to Coffee People stockholders in the merger. As a result of this stock ownership, these stockholders may act in concert and continue to influence the vote on all matters submitted to a vote of the holders of Diedrich Coffee common stock, including the election of directors, amendments to the certificate of incorporation and the by-laws and approval of significant corporate mergers. See "Description of Diedrich Coffee Common Stock." This consolidation of voting power could also delay, deter or prevent a change-in-control of Diedrich Coffee that might be otherwise beneficial to stockholders.

SUBSTANTIAL SALES OF DIEDRICH COFFEE'S COMMON STOCK COULD ADVERSELY AFFECT ITS MARKET PRICE.

     We cannot predict the effect, if any, that future sales of shares of Diedrich Coffee common stock or the availability of such shares for future sale will have on its market price from time-to-time. Sales of substantial amounts of Diedrich Coffee common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the stock. For example, Diedrich Coffee is considering the sale of its equity as one method to raise the proceeds for the cash payment in the merger. The sale of Diedrich Coffee common stock to finance the cash payment could adversely affect the stock's market price.

THE VALUE OF DIEDRICH COFFEE'S STOCK AFTER THE MERGER COULD CONTINUE TO BE VOLATILE.

     The trading price of Diedrich Coffee's common stock has fluctuated significantly in the past. Often, these fluctuations have been greater than those experienced by the stock market in general. The trading price of Diedrich Coffee's common stock after the merger is likely to continue experiencing wide price fluctuations in response to factors such as:

     - actual or anticipated variations in revenues or operating results;

     - comments or recommendations issued by analysts who follow Diedrich Coffee and its competitors;

     - failure to meet analysts' expectations of performance; and

     - our ability to execute our franchising strategy.

RISK FACTORS AND TRENDS AFFECTING OUR BUSINESS

HISTORICAL LOSSES MAY CONTINUE.

     Diedrich Coffee and Coffee People have lost money recently. The merger may not return us to profitability. Diedrich Coffee had a net loss of $2,562,000, $9,113,000, and $986,000 for the twelve months ended January, 1999, 1998 and 1997, respectively. Coffee People reported a net loss of $9,000 for the 24 weeks ended December 12, 1998, net income of $738,000 for the 52 week period ended June 27, 1998, and a net loss of $1,190,000 for the 52 week period ended June 28, 1997. See "Diedrich Coffee Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Coffee People Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR GROWTH STRATEGY MAY BE DIFFICULT TO MANAGE.

     As of March 6, 1999, Diedrich Coffee owned 40 retail locations, which it managed on a day-to-day basis, and operated two franchised retail locations. It is also acquiring 26 Coffee People (Oregon) retail locations, 14 Coffee Plantation retail locations and 280 Gloria Jean's retail locations, which are predominantly mall-based and franchised. Our growth strategy contemplates franchise area development for additional Diedrich Coffee coffeehouses as well as opening new company-operated coffeehouses. In addition, we plan to continue single store franchise development for Gloria Jean's, and increase wholesale sales for both Diedrich Coffee and Gloria Jean's. Implementation of our growth strategies may divert management's attention from other aspects of our business and place a strain on management, operational and financial resources, and accounting systems. Our continued growth will require us to:

     - attract franchise area developers for Diedrich Coffee;

     - attract single store franchisees for Gloria Jean's;

     - continue to upgrade products and programs at Gloria Jean's;

     - expand wholesale sales of Diedrich Coffee and Gloria Jean's;

     - obtain (or have our franchise area developers obtain) suitable sites at acceptable costs in highly competitive real estate markets;

     - hire, train and retain qualified personnel;

     - integrate newly franchised or corporate locations into existing product distribution;

     - improve inventory control, marketing and information systems; and

     - impose and maintain strict quality control from green coffee acquisition to the fresh cup of perfectly brewed coffee in a customer's hand.

     Should our franchisees encounter business or operational difficulties, anticipated revenues from franchise fees and product sales to franchisees could be adversely affected. These adverse results also could affect our ability to sell additional franchises.

IF DIEDRICH COFFEE IS UNABLE TO OBTAIN ACCEPTABLE FINANCING, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR GROWTH STRATEGY.

     In order to achieve our anticipated growth and the expansion of our wholesale and retail business in fiscal 2000, including new coffeehouse construction and franchising, Diedrich Coffee will need to incur debt or issue additional equity securities in public or private financings. If additional funds are raised through the issuance of equity securities, dilution to stockholders may result. If additional funds are raised through the incurrence of debt, such debt instruments will likely contain restrictive financial, maintenance and security covenants, which could have a material adverse effect on Diedrich Coffee's business, financial condition and results of operations. This additional financing may not be available on terms satisfactory to Diedrich Coffee or at all.

OUR SUPPLY COSTS MAY BE HIGHER THAN WE EXPECT BECAUSE OF FLUCTUATIONS IN AVAILABILITY AND COST OF UNROASTED COFFEE.

     Increases in the price of green coffee, or the unavailability of adequate supplies of green coffee of the quality sought by Diedrich Coffee, whether due to the failure of its suppliers to perform, conditions in coffee-producing countries, or otherwise, could have a material adverse effect on our results of operations. We depend upon both outside brokers and our direct contacts with exporters and growers in countries of origin for our supply of green coffee. Coffee supply and price are subject to significant volatility beyond our control. Although most coffee trades in the commodity market, coffee of the quality sought by Diedrich Coffee tends to trade on a negotiated basis at a substantial premium above commodity coffee pricing, depending upon the origin, supply and demand at the time of purchase. Supply and price can be affected by multiple factors in the producing countries, including weather, political and economic conditions. In addition, green coffee prices have been affected in the past, and may be affected in the future, by the actions of certain organizations and associations, such as the International Coffee Organization or the Association of Coffee Producing Countries. These organizations have historically attempted to establish commodity price controls of green coffee through agreements establishing export quotas or restricting coffee supplies worldwide. These organizations, or others, may succeed in raising green coffee prices and, in such events, Diedrich Coffee may not be able to maintain its gross margins by raising prices without affecting demand.

WE ARE LIKELY TO CONTINUE EXPERIENCING FLUCTUATIONS IN QUARTERLY RESULTS BECAUSE THE SALES OF COFFEE PRODUCTS ARE SEASONAL.

     Our business is subject to seasonal fluctuations as well as general trends and fluctuations that affect retail restaurants and retailers in general. The fall-winter holiday season generally experiences the highest sales. Hot weather tends to depress sales of hot coffee and espresso drinks, especially unseasonably warm weather in any season. Consequently, we will continue to experience significant fluctuations in quarterly results.

OUR INDUSTRY IS HIGHLY COMPETITIVE AND WE MAY NOT COMPETE EFFECTIVELY.

     The highly competitive nature of the retail specialty coffee market could adversely affect our business and financial condition. Our beverages compete directly against restaurant and other retail locations that serve coffee. Our whole bean coffees compete directly against specialty coffee sold at retail through supermarkets and a growing number of specialty coffee stores. Barriers to entry are low, and we expect competition to increase substantially. The coffee industry is currently dominated by several large companies, such as Kraft Foods, Inc., Proctor & Gamble Co. and Nestle S.A., many of which have begun aggressively marketing gourmet coffee products. Although the retail specialty coffee market remains fragmented, we compete directly with Starbucks Corporation, the largest U.S. specialty coffee retailer, and numerous other regional coffee bar and coffeehouse operators. Starbucks Corporation has substantially greater financial, marketing and other resources than Diedrich Coffee and has operations in the markets in which Diedrich Coffee currently operates or intends to expand.

THE LOSS OF KEY PERSONNEL COULD SIGNIFICANTLY DISRUPT OUR BUSINESS.

     Our continued success largely will depend on the efforts and abilities of our executive officers and other key employees, particularly John E. Martin, Chairman of the Board, Timothy J. Ryan, President and Chief Executive Officer, and Martin Diedrich, Chief Coffee Officer. The loss of services of these individuals could disrupt operations. Although Diedrich

Coffee has employment agreements with Messrs. Martin, Ryan and Diedrich, any of its executive officers can terminate their employment if they choose to do so. See "Information about Diedrich Coffee -- Executive Compensation -- Employment Agreements and Compensatory Arrangements."

OUR LACK OF DIVERSIFICATION MAY AFFECT BUSINESS IF DEMAND IS REDUCED.

     Our business is primarily centered on one product: fresh premium custom roasted coffee. To date, our operations have been limited to primarily the purchase and roasting of green coffee beans and the sale of whole bean coffee, coffee beverages and espresso drinks through our coffeehouses and our wholesale coffee and mail order businesses. Any decrease in demand for coffee would have a material adverse effect on our business, operating results and financial condition.

WE MAY NOT BE ABLE TO RENEW LEASES OR CONTROL RENTS INCREASES AT OUR RETAIL LOCATIONS.

     All of Diedrich Coffee's thirty-three company-operated coffeehouses are on leased premises. With the exception of two retail locations it owns, all of Coffee People's retail locations are leased. Gloria Jean's stores are generally leased by a subsidiary of Coffee People and then sublet to franchisees. Upon the expiration of some of these leases, there is no automatic renewal or option to renew. Consequently, these leases may not be renewed. If they are renewed, rents may increase substantially. Either of these events could adversely affect Diedrich Coffee. Other leases are subject to renewal at fair market value, which could involve substantial rent increases, or are subject to renewal with scheduled rent increases, which could result in rents being above fair market value.

COMPLIANCE WITH HEALTH AND FRANCHISING GOVERNMENT REGULATIONS APPLICABLE TO US COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Each retail location and roasting facility is and will be subject to licensing and reporting requirements by numerous governmental authorities. These governmental authorities include health and safety agencies, such as OSHA and state or county health departments. Difficulties in obtaining or failure to obtain the necessary licenses or approvals could delay or prevent the development or operation of a given retail location or roasting facility. Any problems that we may encounter in renewing such licenses in one jurisdiction, may adversely affect our licensing status on a federal, state or county level in other relevant jurisdictions.

     We are also subject to federal regulation and certain state laws which govern the offer and sale of franchises. Many state franchise laws impose substantive requirements on franchise agreements, including limitations on noncompetition provisions and on provisions concerning the termination or nonrenewal of a franchise. Some states require companies to register certain materials before franchises can be offered or sold in that state. The failure to obtain or retain licenses or approvals to sell franchises could adversely affect our business, financial condition and results of operations.

           UNAUDITED PROFORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                         (GIVING EFFECT TO THE MERGER)

     The following tables present summary historical information for Diedrich Coffee and Coffee People derived from financial statements. The unaudited pro forma combined condensed balance sheet as of January 27, 1999 gives effect to the merger between Diedrich Coffee and Coffee People as of that date. The unaudited pro forma combined condensed statement of operations presents the results for Diedrich Coffee and Coffee People as if the merger between Diedrich Coffee and Coffee People had occurred on January 29, 1998.

     This unaudited pro forma financial information presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma statement of operations does not purport to represent what our results of operations actually would have been if the events described above had occurred as of the dates indicated or what such results would be for any future periods. The unaudited pro forma financial statements are based upon assumptions and adjustments that we believe are reasonable. The unaudited pro forma financial statements, and the accompanying notes, should be read in conjunction with the historical financial statements and related notes, included elsewhere in this document. In addition, the unaudited pro forma combined condensed financial information does not reflect certain cost savings that management believes may be realized following the merger of Diedrich Coffee and Coffee People. These savings are expected to be realized primarily through combining the operations of the companies and implementing Diedrich Coffee's management practices.

     The merger with Coffee People will be accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed will be recorded at their fair values as of the date of the merger which are not expected to differ significantly from historical costs. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed will be recorded as goodwill.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                             AS OF JANUARY 27, 1999
                             (AMOUNTS IN THOUSANDS)

                                                                           PRO FORMA
                                                                          ADJUSTMENTS
                                                  HISTORICAL              FOR MERGER
                                        -------------------------------   OF DIEDRICH       PRO FORMA
                                        DIEDRICH COFFEE   COFFEE PEOPLE   COFFEE AND         COMBINED
                                          JANUARY 27,     DECEMBER 12,      COFFEE         ADJUSTED FOR
                                             1999             1998          PEOPLE          THE MERGER
                                        ---------------   -------------   -----------      ------------
ASSETS

Current assets:
Cash & cash equivalents...............      $ 1,201          $ 2,224       $    450(1)       $ 3,875
Accounts and notes receivable.........          364            5,184                           5,548
Inventories...........................        1,279            4,304                           5,583
Other current assets..................          207            3,410                           3,617
                                            -------          -------       --------          -------
          Total current assets........        3,051           15,122            450           18,623
Property and equipment, net...........        9,120           12,240                          21,360
Costs in excess of net assets of
  business acquired, net..............          329           25,684         (7,488)(2)       18,525
Other assets..........................          237            3,567                           3,804
                                            -------          -------       --------          -------
                                            $12,737          $56,613       $ (7,038)         $62,312
                                            =======          =======       ========          =======
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long term debt &
     capital lease obligations........      $   170          $ 1,368       $  1,162(3)       $ 2,700
  Accounts payable and accrued
     compensation.....................        2,454            4,951                           7,405
  Other current liabilities...........        1,083            1,807                           2,890
                                            -------          -------       --------          -------
          Total current liabilities...        3,707            8,126          1,162           12,995
Capital lease obligations, less
  current portion.....................          283              792                           1,075
Long-term debt........................        2,500            4,061          3,038(3)         9,599
Other liabilities.....................          220              146                             366
Total stockholders' equity............        6,027           43,488        (11,238)(4)       38,277
                                            -------          -------       --------          -------
                                            $12,737          $56,613       $ (7,038)         $62,312
                                            =======          =======       ========          =======

-------------------------
(1) Pro forma adjustments to cash based on the terms of the agreement are as follows:

                                                                   AS OF
                                                              JANUARY 27, 1999
                                                              ----------------
Cash received from financing efforts*.......................      $ 23,250
Cash paid for acquisition+..................................       (23,000)
Cash received for new debt issued...........................        12,000
Cash paid to retire debt....................................        (7,800)
Transaction and severance costs.............................        (4,000)
                                                                  --------
Pro forma cash adjustment...................................      $    450
                                                                  ========

     ------------------------------
     * Represents estimated cash proceeds from offering less fees and expenses estimated at 7%.

     + Represents purchase price, subject to adjustments based on the actual proceeds and share price of the proposed Diedrich Coffee offering, less 1,500 shares issued to Coffee People stockholders at $6.00 per share.

(2) Reflects adjustments to assets and liabilities assumed based on their estimated fair values under the purchase method of accounting. The allocation of the aggregate purchase cost below is preliminary. The final allocation will be based on appraisals and other studies that will be completed after the merger's completion and management's final evaluation of such assets and liabilities. Some portion of the excess of purchase cost over the historical cost of the net assets acquired will ultimately be allocated to specific tangible and intangible assets and liabilities, including inventory, land, property and equipment, and deferred taxes and liabilities. The final allocation of purchase cost and the resulting effect on net income may differ significantly from the pro forma amounts included herein.

                                                           AS OF
                                                      JANUARY 27, 1999
                                                      ----------------
Purchase price*.....................................      $ 32,000
Direct acquisition costs............................         4,000
                                                          --------
          Total consideration and direct acquisition
            costs...................................        36,000
Less: historical cost of net assets acquired........       (43,488)
                                                          --------
Net adjustment......................................      $ (7,488)
                                                          ========

        ---------------------------------
        * The purchase price is subject to adjustments based on the actual proceeds and share price of the proposed Diedrich Coffee equity offering.

(3) These adjustments record (i) the proceeds of a new $12,000 credit facility and (ii) the use of a portion of the proceeds to repay existing indebtedness. The table below reflects the financing transactions.

                                                           AS OF
                                                      JANUARY 27, 1999
                                                      ----------------
Current:
Current portion of new debt issued..................      $ 2,400
Current portion of debt retired.....................       (1,238)
                                                          -------
          Net current adjustment....................      $ 1,162
                                                          =======
Long-term:
Long-term portion of new debt issued................      $ 9,600
Long-term portion of debt retired...................       (6,562)
                                                          -------
          Net long-term adjustment..................      $ 3,038
                                                          =======

(4) Adjustments to stockholders' equity based on the pro forma capitalization of Diedrich Coffee are as follows:

                                                           AS OF
                                                      JANUARY 27, 1999
                                                      ----------------
Coffee People stockholders' equity*.................      $(43,488)
Stock issued in purchase+...........................        32,250
                                                          --------
Pro Forma equity adjustment.........................      $(11,238)
                                                          ========

        ---------------------------------
        * Represents the elimination of Coffee People's common stock of $44,637 and accumulated deficit of $1,149.

        + Represents 4,167 shares issued in the proposed Diedrich Coffee equity offering of $6.00 per share, less expenses estimated at 7%, plus an additional 1,500 shares issued to Coffee People stockholders at $6.00 per share.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                   FOR THE FISCAL YEAR ENDED JANUARY 27, 1999
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          PRO FORMA
                                   HISTORICAL
                           --------------------------                   PRO FORMA(2)
                            DIEDRICH        COFFEE       ADJUSTMENTS       COFFEE        PRO FORMA
                             COFFEE         PEOPLE        TO COFFEE        PEOPLE       ADJUSTMENTS
                           -----------   ------------      PEOPLE       ------------    FOR MERGER
                            12 MONTHS     12 MONTHS      HISTORICAL       12 MONTHS     OF DIEDRICH    PRO FORMA
                              ENDED         ENDED        FOR MERGER         ENDED       COFFEE AND      COMBINED
                           JANUARY 27,   DECEMBER 12,    WITH GLORIA    DECEMBER 12,      COFFEE      ADJUSTED FOR
                              1999           1998         JEAN'S(1)         1998          PEOPLE       THE MERGER
                           -----------   ------------   -------------   ------------    -----------   ------------
Total Revenues...........    $24,215       $44,341         $8,755          $53,096        $             $77,311
                             -------       -------         ------          -------        ------        -------
Cost of sales and related
  occupancy costs........     10,955        26,415          4,408           30,823                       41,778
Store operating
  expenses...............      8,936        11,275          2,972           14,247                       23,183
Other operating
  expenses...............        634                                            --                          634
Depreciation.............      1,885         1,300            499            1,799                        3,684
Amortization.............         56           587            156              743          (280)(3)        519
General and
  administrative
  expenses...............      4,014         4,760            955            5,715                        9,729
Acquisition and
  integration expenses...         --         1,236             --            1,236                        1,236
                             -------       -------         ------          -------        ------        -------
    Total costs and
      expenses...........     26,480        45,573          8,990           54,563          (280)        80,763
                             -------       -------         ------          -------        ------        -------
Operating (loss)
  income.................     (2,265)       (1,232)          (235)          (1,467)         (280)        (3,452)
Interest (expense) and
  other income...........       (293)          (39)          (156)            (195)         (242)(4)       (730)
                             -------       -------         ------          -------        ------        -------
Loss from continuing
  operations.............     (2,558)       (1,271)          (391)          (1,662)           38         (4,182)
Income tax provision
  (benefit)..............          4          (450)            --             (450)                        (446)
                             -------       -------         ------          -------        ------        -------
Net income (loss)........    $(2,562)      $  (821)        $ (391)         $(1,212)       $   38        $(3,736)
                             =======       =======         ======          =======        ======        =======
Basic and diluted loss
  per common share.......    $ (0.43)                                                                   $ (0.32)
                             =======                                                                    =======
Weighted average number
  of common shares
  outstanding............      5,934                                                                     11,601
                             =======                                                                    =======

-------------------------
(1) These pro forma adjustments represent the results of operations from December 13, 1997 through May 19, 1998 for Coffee People (Oregon) and Coffee Plantation which were merged with Gloria Jeans' on May 19, 1998.

(2) The pro forma information is as if the merger between Coffee People and Gloria Jean's had been completed on December 13, 1997.

(3) Represents the reduction in amortization of goodwill based on preliminary estimated fair values of the assets acquired and liabilities assumed. The final allocation will be based upon appraisals and other studies that will be completed subsequent to the acquisition and management's final evaluation of such assets and liabilities. The final allocation of the purchase cost and the resulting effect on net income may differ significantly from the pro forma amounts indicated herein.

        Amortization expense is summarized below:

Costs in excess of net assets of business
  acquired, net...................................  $18,525
Amortization period in years......................       40
                                                    -------
                                                        463
Less amortization recorded by Coffee People.......     (743)
                                                    -------
                                                    $  (280)
                                                    =======

(4) Interest expense based on the pro forma capitalization of Diedrich Coffee is summarized in the table below:

                                                         YEAR ENDED
                                                      JANUARY 27, 1999
                                                      ----------------
Term loan *.........................................       $ 960
Existing debt +.....................................        (718)
                                                           -----
  Pro Forma interest expense adjustment.............       $ 242
                                                           =====

        ---------------------------------
          * Represents interest on new debt of $12,000, assumed to be entered into in association with the acquisition of Coffee People. Assumes an interest rate of 8.00%.

          + Represents interest paid on existing debt that will be retired as result of the acquisition. Based on a blended interest rate of 9.2%.

                   SELECTED FINANCIAL DATA OF DIEDRICH COFFEE

     The following historical financial information may not be indicative of Diedrich Coffee's future financial results of operations and should be read in conjunction with "Diedrich Coffee Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes.

                                       YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED
                                       JANUARY 31,   JANUARY 31,   JANUARY 29,   JANUARY 28,   JANUARY 27,
                                          1995          1996          1997          1998          1999
                                       -----------   -----------   -----------   -----------   -----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATE)
STATEMENT OF OPERATIONS DATA:
Net sales:
  Retail.............................    $6,673        $8,879        $18,118       $20,760       $21,248
  Wholesale and other................       918         1,365          1,694         2,222         2,767
  Franchise area development fees....        --            --             --            --           200
                                         ------        ------        -------       -------       -------
         Total.......................     7,591        10,244         19,812        22,982        24,215
                                         ------        ------        -------       -------       -------
Cost and expenses:
  Cost of sales and related occupancy
    costs............................     3,164         4,409          9,263        11,458        10,955
  Store operating expenses...........     2,584         3,520          8,280        10,448         8,936
  Other operating expenses...........       282           277            240           290           634
  Depreciation and amortization......       255           354          1,054         1,785         1,941
  Provision for asset impairment and
    restructuring costs..............        --            --             --         3,902            --
  General and administrative
    expenses.........................       851         1,335          2,003         4,006         4,014
                                         ------        ------        -------       -------       -------
         Total.......................     7,136         9,895         20,840        31,889        26,480
                                         ------        ------        -------       -------       -------
Operating (loss) income..............       455           349         (1,028)       (8,907)       (2,265)
Interest expense and other, net......       (78)          (34)           (86)         (205)         (293)
                                         ------        ------        -------       -------       -------
(Loss) income before income taxes....       377           315         (1,114)       (9,112)       (2,558)
Income tax provision (benefit).......        53           129           (128)            1             4
                                         ------        ------        -------       -------       -------
Net (loss) income....................    $  324        $  186        $  (986)      $(9,113)      $(2,562)
                                         ======        ======        =======       =======       =======
Basic (loss) income per share(1).....                                   (.22)        (1.69)         (.43)
                                                                     =======       =======       =======
Diluted (loss) income per share......                                   (.22)        (1.69)         (.43)
                                                                     =======       =======       =======
Pro forma net income per share(2)....                     .06
                                                       ======
BALANCE SHEET DATA:
  Working capital (deficiency).......    $ (418)       $  (53)       $ 1,949       $  (959)      $  (655)
  Total assets.......................     2,503         5,316         17,471        13,948        12,736
  Long-term debt and long-term
    obligations under capital
    leases...........................       471           829             --         2,817         2,783
  Total stockholders' equity.........       973         3,304         14,898         6,835         6,027

-------------------------
(1) Net income (loss) per share for periods before the year ended January 31, 1996 is not presented due to the noncomparable capital structure. Net loss per share for fiscal 1999, 1998 and 1997 is presented as basic earnings per share under the provisions of SFAS 128.

(2) Pro forma net income per share is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding during the respective period, assuming the conversion of the series A and series B preferred stock into common stock as of the date of issuance. Dividends on the series A and series B preferred stock have been excluded from the computation since the preferred stock has been assumed to have been converted to common stock.

              DIEDRICH COFFEE MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Effective February 1, 1996, Diedrich Coffee changed its fiscal year end from January 31 to a fiscal year ending on the Wednesday nearest January 31. In connection with the change in fiscal year end, Diedrich Coffee began reporting quarterly results in thirteen-week periods. Before the change in fiscal year end, its quarterly periods included twelve weeks, except for the fourth quarter, which had approximately sixteen weeks. References to fiscal 1999 refer to the fiscal year ended January 27, 1999, references to fiscal 1998 refer to the fiscal year ended January 28, 1998 and references to fiscal 1997 refer to the fiscal year ended January 29, 1997.

     The first retail store operating under the name of Diedrich Coffee commenced operations in 1972. At the conclusion of fiscal 1998, Diedrich Coffee operated a total of thirty-eight coffeehouses and three coffee carts located in California, Colorado and Texas. Diedrich Coffee sells high quality coffee beverages made with its own freshly roasted coffee. In addition to brewed coffee, it offers a broad range of espresso based beverages such as cappuccino, cafe latte, cafe mocha and espresso machiato. To complement beverage sales, Diedrich Coffee sells light food items and whole bean coffee through its coffeehouses. In addition, Diedrich Coffee has a strong wholesale division that markets its products directly to independent and chain food service establishments, as well as to businesses for office coffee systems through brokers and sales representatives.

     Diedrich Coffee grew rapidly in fiscal 1997 and experienced difficulties associated with that growth in fiscal 1998. In March 1997, Diedrich Coffee announced the resignation of Steven Lupinacci, President and Chief Executive Officer. The company took a restructuring charge of $3.9 million for closing 12 coffeehouses in the first fiscal quarter of 1997. In addition to closing 11 of these 12 coffeehouses, Diedrich Coffee opened new coffeehouses in Houston, Texas as well as Irvine and Santa Monica, California. Diedrich Coffee also entered into an agreement to place coffee carts at premium office facilities of the Irvine Company in Orange County, California; two carts were operating under this agreement at fiscal year-end 1998.

     Mr. Lawrence Goelman became Chairman of the Board and Interim Chief Executive Officer on March 12, 1997. Kerry Coin was appointed President and Chief Operating Officer on April 25, 1997. Under the board's direction, Diedrich Coffee developed and executed a turnaround plan intended to return Diedrich Coffee to operating profitability. Underperforming stores were closed, leases assigned, terminated or sublet and new channels of distribution were developed. Experienced professional managers were recruited. The wholesale division was given aggressive growth targets and the resources needed to meet them. New management and training systems were developed and implemented. In the third quarter of fiscal year 1998, Diedrich Coffee raised $3 million of working capital through the private placement of secured debt. On November 17, 1997, the board appointed Mr. John E. Martin as Chairman of the Board and Mr. Timothy J. Ryan as President and Chief Executive Officer.

     Despite the efforts of the interim management team led by Messrs. Goelman and Coin, Diedrich Coffee did not meet its stated goal of cash-flow positive operating results by the end of the last accounting period of fiscal 1998. The reasons for the shortfall are several: the increased one-time general and administrative costs associated with the addition of the new executive management team headed by John Martin and Tim Ryan, inadequate and unsuccessful marketing programs, delays in the installation of coffee carts in Orange County and inadequate management of certain labor costs.

     Messrs. Martin and Ryan determined that, while the turnaround plan implemented by the interim management team had stabilized Diedrich Coffee operationally, it was not likely to result in profitable growth in the near future. Accordingly, they initiated a business planning process that resulted in a strategic five-year plan directed toward growth through franchise area development agreements combined with focused company unit growth and centralization of production facilities. This plan also built on the interim management strategy of developing new wholesale business channels. New management also reviewed the existing asset base and determined that one coffeehouse designated for closure would remain open and two additional coffeehouses and the Denver warehouse would be closed. Charges for these closures as well as provisions for other contingencies resulted in additional operating expenses of approximately $1.7 million in the fourth quarter of fiscal 1998.

     According to Diedrich Coffee's strategic plan, the roasting facility in Denver, Colorado was closed in the first quarter of fiscal 1999 and the roasting was consolidated in Southern California. Diedrich Coffee also closed an under-performing store in San Diego and one in Denver, Colorado. Four coffee cart locations at premium Irvine Office Company locations were opened in the first quarter of fiscal 1999. Additional coffee cart and kiosk locations are under consideration and in discussion with the Irvine Office Company and similar commercial property managers, but no assurances can be given as to when or how many more coffee carts may be installed. Diedrich Coffee recruited several senior level executives during fiscal 1999 as part of its strategic growth plan in the areas of finance, marketing and franchise development.

     Management undertook several steps to ensure that the base business was operating well before initiating the franchising sales program. It upgraded the quality of the store management teams and then undertook a program to retrain every Diedrich Coffee coffeehouse employee. This program was completed during fiscal 1999. The team also developed, tested and introduced several new product programs, including:

     - Martin Diedrich Signature Coffee Selections featuring coffee beans that were only available in the United States at Diedrich Coffee Coffeehouses;

     - a line of five new Icy Blended drinks to address seasonal softness in the warmer months;

     - Chai Tea and new mocha products, including white chocolate mocha, were added to the menu; and

     - a new line of holiday merchandise was introduced in November.

FRANCHISE AREA DEVELOPMENT AGREEMENTS

     Management's franchise area development goal is to enter into franchise area development agreements covering most major U.S. markets. On September 16, 1998, Diedrich Coffee announced its first franchise area development agreement, which calls for the development of 44 coffeehouses and an undisclosed number of carts and kiosks in the state of North Carolina over a five year period. In connection with the signing of this agreement, Diedrich Coffee recorded and collected area development fee income of $100,000. On November 16, 1998, Diedrich Coffee announced its second franchise area development agreement, which provides for the development of 50 coffeehouses and an undisclosed number of carts and kiosks in San Diego, Palm Springs and Temecula, California over the next five years. This franchise area development agreement includes a one-year option to begin development of 45 coffeehouses in Arizona. In connection with the signing of this agreement, Diedrich Coffee recorded area development fee income of $100,000 and a note receivable for $100,000.

     Management is currently in various stages of discussion and negotiations with several additional potential area developers. It has recently added two franchise sales organizations to assist in the sales program. These sales organizations are compensated through success-fees based on the execution of area development agreements. There can be no assurances that positive sales will result from these activities.

WHOLESALE

     In fiscal 1998, Diedrich Coffee also took significant steps to build its wholesale sales organization and grow this business channel. A new director of the wholesale division, with substantial experience in the coffee business, was hired and the sales staff was expanded. These efforts were successful in fiscal 1998, when wholesale sales grew to $2,222,000, an increase of 31.1% from the prior year. The new management team focused on continued sales growth in the wholesale sales division in fiscal 1999 and delivered improved results:
$2,767,000 in total sales, an increase of 24.5% from fiscal 1998. In fiscal 1999, the wholesale division placed its emphasis on upgrading coffee consumed at chain restaurants. As a result, Diedrich Coffee added regional divisions of a number of well-known restaurant groups as wholesale customers such as: Islands Restaurants, Inc., Ruth's Chris Steakhouses, Culinary Adventures and Claim Jumper. In addition, Diedrich Coffee recently announced an alliance with El Torito to provide coffee to their locations nationwide.

RESULTS OF OPERATIONS

     The following table sets forth the percentage relationship to total sales, unless otherwise indicated, of certain items included in Diedrich Coffee's statements of income for the years indicated:

                                                  YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                  JANUARY 29,    JANUARY 28,    JANUARY 27,
                                                     1997           1998           1999
                                                  -----------    -----------    -----------
Net Sales:
  Retail........................................      91.4%          90.3%          87.8%
  Wholesale and Other...........................       8.6            9.7           11.4
  Franchise area development fees...............        --             --            0.8
                                                     -----          -----          -----
          Total.................................     100.0%         100.0%         100.0%
                                                     -----          -----          -----
Cost and Expenses:
  Cost of sales and related occupancy
     costs(1)...................................      46.8%          49.9%          45.6%
  Store operating expenses(2)...................      45.7           50.3           42.1
  Other operating expenses(3)...................      14.2           13.0           22.9
  Depreciation and amortization.................       5.3            7.8            8.0
  Asset impairment and restructuring costs......        --           17.0             --
  General and administrative expenses...........      10.1           17.4           16.6
Operating (loss) income.........................      (5.2)         (38.8)          (9.4)
Interest expense................................      (1.0)          (0.8)          (1.6)
Interest and other (expense) income.............       0.5           (0.1)           0.4
                                                     -----          -----          -----
Loss before income taxes........................      (5.6)         (39.6)         (10.6)
                                                     -----          -----          -----
Income tax provision (benefit)..................      (0.6)            --             --
                                                     -----          -----          -----
Net (loss) income...............................      (5.0)%        (39.7)%        (10.6)%
                                                     =====          =====          =====

-------------------------
(1) As a percentage of sales from retail and wholesale operations

(2) As a percentage of sales from retail operations

(3) As a percentage of sales from wholesale operations

FISCAL YEAR ENDED JANUARY 27, 1999 COMPARED TO FISCAL YEAR ENDED JANUARY 28,
1998

     Net sales. Net sales for fiscal 1999 increased 5.4% to $24,215,000 from $22,982,000 for fiscal 1998. Net retail sales for fiscal 1999 increased 2.4% to $21,248,000 from $20,760,000 for fiscal 1998, despite closing 2 stores in fiscal 1999. Wholesale and mail order sales for the year ended January 27, 1999 increased 24.5% to $2,767,000 from $2,222,000 for the year ended January 28, 1998.

     The percentage increase in comparable coffeehouse sales comparing net sales for stores open during the full year in fiscal 1999 to net sales for the same stores in fiscal 1998 was 1.5%. The number of coffeehouses involved in this calculation ranged from 33 to 37, reflecting the number of stores added during fiscal 1998 and closed during fiscal 1999.

     Cost of sales and related occupancy costs. Cost of sales and related occupancy costs for fiscal 1999 decreased to $10,955,000 from $11,458,000 for fiscal 1998. As a percentage of net sales from retail and wholesale, cost of sales and related occupancy costs decreased to 45.6% for fiscal 1999 from 49.9% for fiscal 1998. This decrease resulted from average unit volume efficiencies associated with the closure of low volume locations, lower green coffee prices and other efficiencies gained at the coffeehouse level. Interactive training programs were developed during fiscal 1999 covering guest satisfaction and product training. These programs assisted management in scrutinizing and reducing the cost of sales. This reduction more than offset the impact of increased occupancy costs, and an increase in the percentage of total revenues contributed by wholesale sales.

     Store operating expenses. For fiscal 1999, coffeehouse-operating expenses, as a percentage of retail net sales, decreased to 42.1% from 50.3% for fiscal 1998. In fiscal 1998, the company recorded a one-time charge of $1,700,000 associated with the closure of two coffeehouses and the Denver warehouse, which accounted for 8.2% of retail net sales.

     Other operating expenses. For fiscal 1999, other operating expenses, as a percentage of wholesale and other net sales, increased to 22.9% from 13.0% for fiscal 1998. This increase reflects the costs of additional management and sales staff recruited to further develop the sales of the wholesale division. In general, as chain accounts are based on negotiated pricing structures, the margins may not be quite as favorable. As a percentage of net sales, these costs should decrease as wholesale sales increase.

     Depreciation and amortization. Depreciation and amortization increased to $1,941,000 for fiscal 1999 from $1,785,000 for fiscal 1998, principally due to the write-off of $55,000 associated with the remodel of one of the coffeehouses to demonstrate the new Diedrich Coffee prototype.

     General and administrative expenses. As a percentage of net sales, general and administrative expenses decreased to 16.6% in fiscal 1999 from 17.4% for fiscal 1998 due to the increase in sales and successful execution of the new business plan. The current level of general and administrative expense is a direct result of management's commitment to grow the company through franchise area development and the development of new retail locations and wholesale channels.

     Interest expense. Interest expense increased to $385,000 for fiscal 1999 from $182,000 for fiscal 1998. The increase reflects a full year of interest on the $2,500,000 in long-term debt and $553,000 in assets under capital leases.

     Income taxes. Net operating losses generated in fiscal 1999, fiscal 1998, fiscal 1997, fiscal 1994 and prior were carried back or forward, as the case may be, and utilized to offset the allowable portion of income tax in fiscal 1996. As of January 27, 1999, a net operating loss for federal income tax purposes of $10,655,000 is available to be utilized against future taxable income for years through fiscal 2013, subject to a possible annual limitation due to the change in ownership rules under the Internal Revenue Code.

     Net loss. The net loss for fiscal 1999 was $2,562,000 compared a net loss of $9,113,000 for fiscal 1998. This change is primarily the result of the restructuring charge taken in the first quarter of fiscal 1998 and an additional $1,700,000 of operating expenses recorded in the fourth quarter of fiscal 1998. In addition, store level margins improved during fiscal 1999 and comparable sales increased 1.5%. The current year's net loss is principally related to an increase in interest expense and general and administrative expenses.

FISCAL YEAR ENDED JANUARY 28, 1998 COMPARED TO FISCAL YEAR ENDED JANUARY 29,
1997

     Net sales. Net sales for fiscal 1998 increased 16.0% to $22,982,000 from $19,812,000 for fiscal 1997. Net retail sales for fiscal 1998 increased 14.6% to $20,760,000 from $18,118,000 for fiscal 1997, despite the closure of 11 stores in fiscal 1998. Wholesale and mail order sales for fiscal 1998 increased 31.1% to $2,222,000 from $1,694,000 for fiscal 1997.

     The percentage increase in comparable coffeehouse sales comparing net sales for stores open during the full year in fiscal 1998 to net sales for the same stores in fiscal 1997 was 0.1%. The number of coffeehouses involved in this calculation ranged from 12 to 33 reflecting the number of stores added during fiscal 1997.

     Cost of sales and related occupancy costs. Cost of sales and related occupancy costs for fiscal 1998 increased to $11,458,000 from $9,263,000 for fiscal 1997. As a percentage of net sales, cost of sales and related occupancy costs increased to 49.9% for fiscal 1998 from 46.8% for fiscal 1997. This increase was primarily the result of increased costs related to higher green coffee prices, increased retail discounting, an increased percentage of wholesale sales as a percentage of total company sales as well as scheduled rent increases.

     Store operating expenses. For fiscal 1998, coffeehouse operating expenses, as a percentage of retail net sales, increased to 50.3% from 45.7% for fiscal 1997. The year-end one-time charge of $1.7 million, described above, accounted for 8.2% of retail net sales and more than offset decreases achieved during the year primarily as a result of improved labor scheduling methods.

     Other operating expenses. For fiscal 1998, other operating expenses, as a percentage of wholesale and other net sales, decreased to 13.0% from 14.2% for fiscal 1997. This decrease reflects the fact that the cost of the additional management and sales staff was more than offset by the growth in sales for the wholesale division.

     Depreciation and amortization. Depreciation and amortization increased to $1,785,000 for fiscal 1998 from $1,054,000 for fiscal 1997, principally due to the addition of depreciable assets related to new coffeehouses added during fiscal 1997 and the conversion costs of the acquired locations being depreciated for the full year.

     Provision for store closings and restructuring costs. On March 12, 1997, Diedrich Coffee announced that it was reviewing the performance of all coffeehouses to determine which units were not meeting management's long-term operational expectations. Subsequently, on April 29, 1997, Diedrich Coffee recorded an impairment provision and a restructuring charge of approximately $4.6 million in connection with the closure of 12 coffeehouses and other related expenses. Eleven of the original 12 coffeehouses identified for closure were closed in fiscal 1998 with leases terminated in most cases. In January 1998, the new management reviewed the progress of all retail operations and determined that one coffeehouse originally designated for closure would remain open. At year end, most of the lease terminations provided for in the restructuring had been completed at a lower cost than originally anticipated. As a result of these two factors, management determined that the remaining restructuring reserve could be reduced by $648,000.

     General and administrative expenses. As a percentage of net sales, general and administrative expenses increased to 17.4% in fiscal 1998 from 10.1% for fiscal 1997, due to the addition of senior executive personnel and other resources required to manage the business more effectively, turn Diedrich Coffee around and position it for future growth.

     Interest expense. Interest expense decreased to $182,000 for fiscal 1998 from $190,000 for fiscal 1997.

     Income taxes. Net operating losses generated in fiscal 1998, fiscal 1997, fiscal 1994 and prior were carried back or forward, as the case may be, and utilized to offset the allowable portion of income tax in fiscal 1996. As of January 28, 1998, a net operating loss for federal income tax purposes of $8,007,000 is available to be utilized against future taxable income for years through fiscal 2013, subject to a possible annual limitation due to the change in ownership rules under the Internal Revenue Code.

     Net loss. The net loss for fiscal 1998 was $9,113,000 compared to net loss of $986,000 for fiscal 1997 due to the previously described factors.

LIQUIDITY AND CAPITAL RESOURCES

     Diedrich Coffee had a working capital deficit, as of January 27, 1999, of $655,000 compared to $959,000 at January 28, 1998. Cash used in operating activities totaled $351,000 for fiscal 1999 as compared to $2,489,000 for fiscal 1998.

     Net cash used in investing activities for fiscal 1999 totaled $1,523,000, which consisted entirely of capital expenditures for property and equipment. Net cash provided by financing activities for fiscal 1999 totaled $1,667,000. This consists of the net proceeds from the issuance of common stock and stock options exercised.

     On March 30, 1998, Diedrich Coffee agreed to a private placement of 200,000 shares of Diedrich Coffee's common stock to Franchise Mortgage Acceptance Company, or the FMAC, at a price of $6.375 (the stock's closing sale price for that day on the Nasdaq National Stock Market). In addition, the FMAC also received an option to purchase 100,000 additional shares of Diedrich Coffee's common stock; this option may be exercised in increments of 25,000 shares or more and expires on April 3, 2000. The exercise prices of this option are as follows: 50,000 shares are exercisable at $10.00 per share and $12.50 per share, respectively. This transaction was completed on April 3, 1998.

     Diedrich Coffee announced on April 14, 1998 that it was in the process of obtaining a financing from FMAC to meet its expected capital requirements. After extensive discussions, Diedrich Coffee determined that the structure required by FMAC was not in Diedrich Coffee's best interest. In anticipation of this possible outcome, Diedrich Coffee engaged an investment banker in November 1998 to seek alternative sources of capital.

     On April 6, 1999, Diedrich Coffee entered into a $1,000,000 loan agreement and security agreement with Amre Youness, a former director of Diedrich Coffee. All outstanding principal and interest is due and payable on April 6, 2000. The loan is secured by the assets of Diedrich Coffee with interest accruing and paid monthly at the prime rate plus 3%. In connection with the loan agreement, Diedrich Coffee issued warrants to Mr. Youness to purchase 70,000 shares of Diedrich Coffee's common stock at a price of $5.625 per share.

     Diedrich Coffee believes that cash from operations and the additional loan described above will be sufficient to satisfy Diedrich Coffee's working capital needs at the anticipated operating levels for the next twelve months.

EFFECT OF NEW ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." or SOP 98-5. SOP 98-5 provides guidance on accounting for the costs of computer software developed or obtained for internal use. It is effective for fiscal years beginning after December 15, 1998. Diedrich Coffee currently does not have any computer software developed internally.

     In June 1998, FASB issues SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. This statement established standards for derivative instruments and for hedging activities and requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Diedrich Coffee has no instruments or transactions subject to this statement.

     In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-backed Securities Retained after the Securitization of Mortgage Loans Held for sale by a Mortgage Banking Enterprise." This statement requires that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed security as a trading security. This statement is not applicable to Diedrich Coffee.

YEAR 2000

     Diedrich Coffee is currently working to resolve the potential impact of the year 2000 on the processing of data-sensitive information by Diedrich Coffee's computerized information systems. The year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any of Diedrich Coffee's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures. Diedrich Coffee is investigating the impact of the year 2000 problem on its business, including Diedrich Coffee's operational, information and financial systems. Based on the preliminary review of Diedrich Coffee's existing businesses, Diedrich Coffee does not expect the year 2000 problem, including the cost of making Diedrich Coffee's computerized information systems year 2000 compliant, to have a material adverse impact on Diedrich Coffee's financial position or results of operations in future periods. However, the inability of Diedrich Coffee to resolve all potential year 2000 problems in a timely manner could have a material adverse impact on Diedrich Coffee. Diedrich Coffee has also initiated communications with significant suppliers and key business partners on which Diedrich Coffee relies in an effort to determine the extent to which Diedrich Coffee's business is vulnerable to the failure by these third parties' to remediate their year 2000 problems. Although Diedrich Coffee has not been informed of any material risks associated with the year 2000 problem on these entities, there can be no assurance that the computerized information systems of these third parties' will be year 2000 compliant on a timely basis. The inability of these third parties to remediate their year 2000 problems could have a material adverse impact on Diedrich Coffee.

     Diedrich Coffee will have to modify certain applications and replace some of the hardware used in the processing of financial information. In conjunction with these upgrades, which are expected to be completed by the end of June, 1999, Diedrich Coffee believes it will have addressed any potential significant year 2000 issues. Total expenditures related to the upgrade of the information systems are expected to cost less than $20,000. As of January 27, 1999, Diedrich Coffee has incurred and expensed approximately $34,000 of expenditures consisting of internal staff costs, outside consulting and other expenditures related to this upgrade process. These costs are being funded through operating cash flows. To the extent possible, Diedrich Coffee will be developing and executing contingency plans designed to allow continued operation in the event of failure of Diedrich Coffee's or third parties' computer information systems.

                    SELECTED FINANCIAL DATA OF COFFEE PEOPLE

     The selected financial data should be read in conjunction with "Coffee People Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes.

                                     OWNED BY BROTHERS(1)         OWNED BY SECOND CUP
                                   -------------------------   -------------------------
                                     FISCAL       39-WEEK        39-WEEK        FISCAL       FISCAL      36 WEEKS      36 WEEKS
                                   YEAR ENDED   PERIOD ENDED   PERIOD ENDED   YEAR ENDED   YEAR ENDED      ENDED         ENDED
                                    DEC. 30,     SEPT. 29,       JUN. 29,      JUN. 28,     JUN. 27,     MARCH 7,      MARCH 6,
                                      1994          1995           1996          1997         1998         1998          1999
                                   ----------   ------------   ------------   ----------   ----------   -----------   -----------
                                                                                                        (UNAUDITED)   (UNAUDITED)
                                                       (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Franchise revenues.............   $ 6,804       $ 3,442        $ 4,971       $ 5,869      $ 6,035       $ 4,584       $ 4,756
  Retail sales...................     8,935         4,704          6,657         7,631       11,436         6,891        22,429
  Wholesale sales................    15,054         8,595         13,329        17,079       17,580        14,020        12,944
                                    -------       -------        -------       -------      -------       -------       -------
        Total revenues...........    30,793        16,741         24,957        30,579       35,051        25,495        40,129
Expenses:
  Cost of goods sold.............    16,240         9,614         14,389        18,494       19,296        13,210        18,384
  Store and other operating
    expenses.....................     5,993         4,081          4,779         6,080        8,231         5,735        15,605
  Depreciation and
    amortization.................     1,837         1,127            978         1,152        1,811         1,109         1,152
  General and administrative
    expenses.....................     6,288         4,552          2,825         5,458        4,079         2,131         3,052
  Provision for store closures...        --            --             --           580           --            --            --
  Acquisition and integration
    expenses.....................        --            --             --            --          437            --           950
                                    -------       -------        -------       -------      -------       -------       -------
        Total expenses...........    30,358        19,374         22,971        31,764       33,854        22,185        39,143
                                    -------       -------        -------       -------      -------       -------       -------
Income (loss) from operations....       435        (2,633)         1,986        (1,185)       1,197         3,310           986
Interest and other income........        --            --            203           426          315           207            92
Interest expense.................       351           888             --            --           46            --           368
                                    -------       -------        -------       -------      -------       -------       -------
Income (loss) before income
  taxes..........................        84        (3,521)         2,189          (759)       1,466         3,517           710
Income tax provision (benefit)...       383            --            965             4          728         1,512           310
Cumulative effect of change in
  accounting principle...........        --            --             --          (427)          --            --            --
                                    -------       -------        -------       -------      -------       -------       -------
Net income (loss)................   $  (299)      $(3,521)       $ 1,224       $(1,190)     $   738       $ 2,005       $   400
                                    =======       =======        =======       =======      =======       =======       =======
Net income (loss) per
  share -- basic and diluted:
  Income (loss) before cumulative
    effect of change in
    accounting principle.........                                $   .16       $  (.10)     $   .09       $  0.27       $  0.04
  Cumulative effect of change in
    accounting principle.........                                     --          (.06)          --            --            --
                                                                 -------       -------      -------       -------       -------
  Net income (loss)..............                                $   .16       $  (.16)     $   .09       $   .27       $  0.04
                                                                 =======       =======      =======       =======       =======

BALANCE SHEET DATA:
Working capital (deficiency).....    (3,227)       (7,741)         7,777        10,802        5,277        15,074         6,285
Total assets.....................   $51,636       $46,043        $40,219       $38,923      $55,695       $40,746       $54,288
Long-term debt obligations, less
  current portion................        84            25             --            --        3,798            --         2,727
Total stockholders' equity.......    35,419        31,898         35,487        34,297       43,502        37,840        43,919

-------------------------
(1) Due to the September 30, 1995 acquisition of Gloria Jean's Inc., formerly Edglo Enterprises, by Second Cup, the financial statements of Coffee People are not comparable to those of the prior periods.

COFFEE PEOPLE'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

OVERVIEW

     As of March 6, 1999, Coffee People had 254 franchised and 26 company-operated stores operating under the Gloria Jean's name in 38 states, one U.S. territory, and six foreign countries, 26 company-operated stores operating under the Coffee People name in Oregon, and one franchised and 13 company-operated stores operating under the Coffee Plantation name in Arizona. Coffee People also operates a coffee roasting facility in Castroville, California.

     Gloria Jean's retail outlets generally offer a full range of gourmet coffees, hot and cold beverages, teas, and food, as well as a variety of related gifts, supplies, equipment and accessories. Coffee People (Oregon) and Coffee Plantation stores sell coffee beverages, coffee beans, cookies, pastries and coffee related merchandise.

     The merger between Coffee People and Gloria Jean's was accounted for as a reverse merger in which Gloria Jean's was treated as the acquiror for financial reporting purposes. As a result of this accounting treatment, the historical financial statements of Gloria Jean's became the historical financial statements of the combined company. Also consistent with this accounting treatment, the fiscal year end for Coffee People, Inc. was changed from December 31 to the last Saturday in June, to conform to the year-end used by Gloria Jean's.

     Because of the reverse merger accounting treatment, the financial results for the twenty-six week periods ended March 6, 1999 reflect the operations of the combined companies while the financial results for the twenty-six week periods ended March 7, 1998 reflect the operations of Gloria Jean's only. Because the merger closed on May 19, 1998, approximately six weeks prior to the 1998 fiscal year-end, the operating results attributable to the acquired Coffee People (Oregon) and Coffee Plantation operations have had only a limited impact on the overall operating results of the combined company for the fiscal year ended June 27, 1998. Certain costs associated with the acquisition and integration of Coffee People operations have been accounted for as acquisition and integration expenses.

     On March 16, 1999, Coffee People entered into an Agreement and Plan of Merger with Diedrich Coffee. Pursuant to the merger agreement, Coffee People has agreed to merge with a subsidiary of Diedrich Coffee. After the merger is effective Coffee People will be a wholly owned subsidiary of Diedrich Coffee. Closing of the merger is subject to a number of conditions, including completion of the public equity offering by Diedrich Coffee upon certain specified terms, receipt of regulatory approvals and approval by the shareholders of Coffee People and Diedrich Coffee. If these conditions are met, the transaction is expected to close during the summer of 1999.

RESULTS OF OPERATIONS

THIRTY-SIX WEEKS ENDED MARCH 6, 1999 COMPARED TO THIRTY-SIX WEEKS ENDED MARCH 7, 1998

     Revenues. Total revenues increased 57.4% to $40,129,000 for the thirty-six week period ended March 6, 1999, from $25,495,000 for the same period in fiscal 1998. The increase in total revenues was due primarily to an increase in retail sales from company-operated stores, offset by a decrease in wholesale revenue.

     Retail sales at company-operated stores increased 225.5% to $22,429,000 for the fiscal 1999 thirty-six week period from $6,891,000 in the fiscal 1998 thirty-six week period. The increase in retail sales was due primarily to sales of $16,563,000 at the Coffee People (Oregon) and Coffee Plantation stores acquired on May 19, 1998.

     Wholesale revenue consists primarily of sales of roasted coffee and other products and supplies to franchisees. Wholesale revenue decreased 7.7% to $12,944,000 for the thirty-six weeks ended March 6, 1999 from $14,020,000 for the same thirty-six week period in fiscal 1998. The decrease was primarily due to decreased sales to franchise stores as a result of lower sales volume and a shift from the sale of whole beans to drink sales.

     Franchise revenue consists primarily of initial franchise fees and royalties received by Coffee People on sales made at each franchise location. Franchise revenue increased 3.8% to $4,756,000 for the thirty-six week period ended March 6, 1999 from $4,584,000 for the same thirty-six week period in fiscal 1998. The components of this increase were an increase in franchise and other fees in the amount of $202,000, offset by a reduction of $30,000 in royalty revenue. The increase in franchise fees was primarily from a territory fee in the amount of $150,000 and a Coffee Plantation initial franchise fee in the amount of $50,000. Royalty revenues remained relatively constant at $4,050,000 in 1999 compared to $4,080,000 for the same period in 1998, due primarily to the addition of one Coffee Plantation store and eight international stores, offset by a decrease of five domestic stores.

     Costs and Expenses. Cost of goods sold increased 39.2% to $18,384,000 for the thirty-six weeks ended March 6, 1999, from $13,210,000 in the same period of fiscal 1998, due to increases associated with the increase in retail sales attributed to the Coffee People (Oregon) and Coffee Plantation stores acquired on May 19, 1998. Cost of goods sold as a percentage of corporate store sales and wholesale revenue decreased to 52.0% in the thirty-six week period ended March 6, 1999, from 63.2% in the thirty-six week period ended March 7, 1998. The decrease was due primarily to a more favorable cost relationship associated with retail sales generated at the Coffee People (Oregon) and Coffee Plantation stores acquired on May 19, 1998.

     Store and other operating expenses increased 172.1% to $15,605,000 in the thirty-six week period ended March 6, 1999, from $5,735,000 in the same period of fiscal 1998. The increase was due primarily to store operating expenses attributable to the Coffee People (Oregon) and Coffee Plantation stores acquired on May 19, 1998, increased store operating expenses at Gloria Jean's company-operated stores, and increased franchise administration expenses necessary to support the planned growth in the franchise business. As a percentage of total revenues, store and other operating expenses increased to 38.9% in the fiscal 1999 thirty-six week period from 22.5% in the fiscal 1998 thirty-six week period.

     Depreciation and amortization increased 3.9% to $1,152,000 in the thirty-six week period ended March 6, 1999 from $1,109,000 in the thirty-six week period ended March 7, 1998. Depreciation and amortization increased primarily due to an increase in goodwill amortization resulting from the reverse merger with Gloria Jean's. As a percentage of total revenues, depreciation and amortization expense decreased to 2.9% for the thirty-six week period ended March 6, 1999 from 4.3% in the same thirty-six week period of fiscal 1998. The decrease in depreciation was due primarily to the suspension of depreciation at the Gloria Jean's company-operated stores, which are being held for sale to franchisees.

     General and administrative expenses increased 43.2% to $3,052,000 in the thirty-six week period ended March 6, 1999 from $2,131,000 in the same period of fiscal 1998 primarily as a result of general and administrative infrastructure acquired as part of the Coffee People acquisition completed in May 1998. Additionally, general and administrative expenses were favorably impacted in 1998 due to a reimbursement of pre-merger related expenses from Brothers Gourmet Coffee in the amount of $276,000. As a percentage of total revenues, general and administrative expenses decreased to 7.6% in the fiscal 1999 thirty-six week period compared to 8.4% for the same period in fiscal 1998.

     Acquisition and integration expenses amounted to $950,000 in the fiscal 1999 thirty-six week period. This consists of $799,000 in one-time costs associated with integrating Coffee People operations and a portion of costs associated with exiting certain Coffee People activities, including relocating the administrative function from Beaverton, Oregon to Castroville,

California and franchising Coffee People (Oregon) and Coffee Plantation retail stores, and $151,000 in expenses relating to the anticipated merger with Diedrich Coffee.

     Interest and Other Income. Interest income as a percentage of total revenues decreased to 0.2% for the thirty-six week period ended March 6, 1999 from 0.8% for the same period in fiscal 1998, due to the overall increase in revenues and a reduction in cash balances available for short-term investment in interest-bearing instruments.

     Interest Expense. Interest expense as a percentage of total revenues increased to 0.9% for the thirty-six week period ended March 6, 1999 from 0.0% for the same period in fiscal 1998, as a result of interest incurred on long-term debt obligations acquired as part of the Coffee People acquisition on May 19, 1998 and the November 1998 sale-leaseback transaction.

     Income Taxes. The provision for income taxes was $310,000 for the thirty-six week period ended March 6, 1999, compared to $1,512,000 for the same period in fiscal 1998. The effective tax rates of 43.7% for the thirty six week period ended March 6, 1999 and 43.0% for the thirty six week period ended March 7, 1998, result from federal and state income taxes and nondeductible goodwill amortization.

FISCAL YEAR ENDED JUNE 27, 1998 COMPARED TO FISCAL YEAR ENDED JUNE 28, 1997

     Revenues. Total revenues increased 14.6% to $35,051,000 for the fiscal year ended June 27, 1998, from $30,579,000 for the fiscal year ended June 28, 1997. The increase in total revenues was due primarily to an increase in retail sales from company-operated stores.

     Retail sales at company-operated stores increased 49.9% to $11,436,000 for the 1998 fiscal year from $7,631,000 in the 1997 fiscal year. The increase in retail sales was due primarily to sales of $2,406,000 at Coffee People (Oregon) and Coffee Plantation stores acquired on May 19, 1998, and to an increase in the weighted average number of company-operated Gloria Jean's stores -- 31 during the fiscal year ended June 27, 1998 as compared to 25 during the fiscal year ended June 28, 1997.

     Wholesale sales consist primarily of sales of roasted coffee and other products and supplies to franchisees. Wholesale sales for the fiscal year ended June 27, 1998 increased 2.9% to $17,580,000 for the fiscal year ended June 27, 1998 from $17,079,000 for the fiscal year ended June 28, 1997. This increase was due to increased sales of coffee beans as a result of new franchisees as well as a general price increase for products sold to franchised stores.

     Franchise revenues consist primarily of initial franchise fees and royalties received by Gloria Jean's on sales made at each franchise location. Franchise revenue increased 2.8% to $6,035,000 for the fiscal year ended June 27, 1998 from $5,869,000 for the fiscal year ended June 28, 1997. The components of this increase were a 27.7% increase in franchise fees to $640,000 in the 1998 fiscal year from $501,000 in the 1997 fiscal year and a 0.5% increase in royalties to $5,395,000 in the 1998 fiscal year from $5,368,000 in the 1997 fiscal year. The increase in franchise fees was due to an increase in the number of new stores franchised during the 1998 fiscal year over the number franchised in the 1997 fiscal year. The increase in royalties was due to an increase in the number of franchised stores which was offset by a decline of approximately one percent in comparable store sales at franchised stores.

     Costs and expenses. Cost of goods sold increased 4.3% to $19,296,000 for the fiscal year ended June 27, 1998, from $18,494,000 in the fiscal year ended June 28, 1997, due to increases associated with the increases in retail sales. These increases were partially offset by a reduction in cost of goods sold associated with wholesale sales. Cost of goods sold as a percentage of retail and wholesale sales decreased to 66.5% in the fiscal year ended June 27, 1998, from 74.8% in the fiscal year ended June 28, 1997, due primarily to improvements in production controls, plant efficiencies and a general increase in prices on sales of products to franchised stores and also due to a more favorable cost relationship associated with retail sales generated at the Coffee People (Oregon) and Coffee Plantation stores acquired on May 19, 1998. Product costs as a percentage of retail sales are lower at Coffee People (Oregon) and Coffee Plantation stores than at Gloria Jean's company-operated stores.

     Store and other operating expenses increased 35.4% to $8,231,000 in the fiscal year ended June 27, 1998, from $6,080,000 in the fiscal year ended June 28, 1997, primarily as a result of increased store operating expenses at Gloria Jean's company-operated stores and store operating expenses attributable to the Coffee People (Oregon) and Coffee Plantation stores acquired on May 19, 1998, and also to an increase in operating expenses associated with franchise administration. These increases were partially offset by a decline in franchise bad debt expense due to improved credit and collection efforts. As a percentage of total revenues, store and other operating expenses increased to 23.5% in the 1998 fiscal year from 19.9% in the 1997 fiscal year.

     Depreciation and amortization increased 57.2% to $1,811,000 in the fiscal year ended June 27, 1998 from $1,152,000 in the fiscal year ended June 28, 1997, due to depreciation and amortization expense associated with the Coffee People (Oregon) and Coffee Plantation stores acquired in May 1998 and an increase in depreciation associated with new company-operated Gloria Jean's stores opened during the year. These Gloria Jean's company-operated store assets were depreciated until Coffee People decided at the end of fiscal year 1998 to actively market all company-operated stores to franchisees. As a percentage of total revenues, depreciation and amortization expense increased to 5.2% for the fiscal year ended June 27, 1998 from 3.8% in the fiscal year ended June 28, 1997, primarily due to depreciation and amortization associated with the increased number of company-operated stores opened or acquired during the year which generally have higher depreciation expense as a percentage of retail sales.

     General and administrative expenses decreased to $4,079,000 in the 1998 fiscal year from $5,458,000 in the 1997 fiscal year primarily as a result of expenses charged to general and administrative expense during the 1997 fiscal period which were not incurred in the 1998 fiscal period, and as a result of a $643,000 reimbursement received from Brothers in fiscal year 1998 in connection with indemnification agreements associated with the 1995 acquisition of the Gloria Jean's business from Brothers. The Brothers reimbursement in fiscal year 1998 represents a recovery of costs previously charged to general and administrative expenses. Charges incurred in fiscal year 1997 that were not incurred in fiscal year 1998 consisted of $420,000 associated with the reacquisition and closure of a Gloria Jean's store pursuant to a repurchase agreement and expenses associated with building a new management team and implementing systems, standards, and controls throughout the organization. General and administrative expense reductions in fiscal year 1998 were offset somewhat by general and administrative expense increases arising as a result of the Coffee People acquisition completed in May 1998. In addition, during fiscal years 1998 and 1997, Coffee People recorded charges to general and administrative expense of $223,000 and $198,000, respectively, for costs associated with the write down of certain Gloria Jean's company-operated store assets. Because of the foregoing factors, general and administrative expenses as a percentage of total revenues decreased to 11.6% in the 1998 fiscal year from 17.8% in the 1997 fiscal year.

     Provision for store closures. Coffee People took a charge of $580,000 in fiscal year 1997 to provide for the closure of eight company-operated Gloria Jean's stores. Costs relating to these stores incurred during the fiscal year ended June 27, 1998 were $530,000. These costs were charged against the accrual established at the end of the 1997 fiscal year. As of June 27, 1998, five of the eight stores had been disposed of pursuant to lease termination agreements.

     As of June 27, 1998, all of the Gloria Jean's company-operated stores are held for sale to franchisees. For the 1998 fiscal year, revenues and operating losses for these stores were $9,030,000 and $(1,204,000), respectively. While management intends to sell these stores during fiscal year 1999, there can be no assurance that all of these actions can be taken by

Coffee People or that, if taken, such actions will improve Coffee People's financial position, results of operations or cash flows.

     Acquisition and integration expenses: Acquisition and integration expenses of $437,000 consist of costs associated with integrating Coffee People operations and a portion of costs associated with exiting Coffee People activities, including relocating the administrative functions from Beaverton, Oregon to Castroville, California and franchising Coffee People (Oregon) and Coffee Plantation retail stores. The exit costs have been capitalized and recorded as an increase to goodwill to the extent of Second Cup's 69.4% ownership interest. The remaining exit costs have been expensed and are included in acquisition and integration expenses.

     Interest and other income. Interest and other income as a percentage of total revenues decreased to 0.9% for the fiscal year ended June 27, 1998 from 1.4% for the fiscal year ended June 28, 1997, due to a reduction in interest-bearing loans receivable from an affiliated company resulting from the repayment of such loans in fiscal year 1997.

     Interest expense. Interest expense as a percentage of total revenues was 0.1% for the fiscal year ended June 27, 1998, as a result of interest incurred on long-term debt obligations acquired as part of the Coffee People acquisition on May 19, 1998 and there was no interest expense in the fiscal year ended June 28, 1997.

     Income taxes. The provision for income taxes increased to $728,000 for the fiscal year ended June 27, 1998, from $4,000 for the fiscal year ended June 28, 1997, due to Coffee People generating taxable income during the 1998 period. The effective tax rate of 49.7% for fiscal year 1998 primarily results from federal and state income taxes and nondeductible goodwill amortization.

FIFTY-TWO WEEK PERIOD ENDED JUNE 28, 1997 COMPARED TO THE THIRTY-NINE WEEK PERIOD ENDED JUNE 29, 1996.

     The data presented for fiscal year 1996 consists of the thirty-nine week period ended June 29, 1996, due to the acquisition of Gloria Jean's by Second Cup effective September 30, 1995. Fiscal year 1997 consists of a full fifty-two weeks. Approximately 30% to 35% of annual sales typically occur in the eight week period preceding the year-end holidays. This seasonal trend together with the substantial differences arising from the comparison of two periods of differing lengths should be considered when reviewing the following discussion.

     Revenues. Total revenues increased 22.5% to $30,579,000 for the fiscal year ended June 28, 1997 from $24,957,000 for the 39 week period ended June 29, 1996, due primarily to the impact of a full year of reported results in 1997 versus thirty-nine weeks in 1996. An additional 14 new franchises opened during fiscal year 1997 also contributed to the increases in wholesale and other revenue and franchise revenues. Retail sales increased to $7,631,000 for the fiscal year ended June 29, 1997 from $6,657,000 for the thirty-nine week period ended June 29, 1996. Wholesale and other revenues increased to $17,079,000 for the fifty-two week period ended June 28, 1997 from $13,329,000 for the period ended June 29, 1996. Franchise revenues increased to $5,869,000 for the 1997 period from $4,971,000 for the thirty-nine week period ended June 29, 1996.

     Costs and expenses. Cost of goods sold increased to $18,494,000 for the fifty-two week period ended June 28, 1997 from $14,389,000 for the thirty-nine week period ended June 29, 1996. Cost of goods sold increased to 74.8% as a percentage of retail and wholesale sales for the 1997 period from 72.0% for the 1996 period due primarily to a write down of approximately $600,000 for holiday gift pack inventory which did not meet Gloria Jean's quality standards and due to a larger number of underperforming company-operated stores which had poor operating efficiencies and higher coffee costs.

     Store and other operating expenses increased to $6,080,000 for the 1997 period from $4,779,000 for the 1996 period. Store and other operating expenses as a percentage of total revenues increased to 19.9% in 1997 from 19.2% in 1996 primarily due to a larger number of underperforming company-operated stores incurring higher operating expenses.

     General and administrative expenses increased to $5,458,000 for the period ended June 28, 1997 from $2,825,000 for the period ended June 29, 1996. General and administrative expenses as a percentage of total revenues increased to 17.8% in 1997 from 11.3% in 1996, due primarily to the investment undertaken in building a new management team and implementing improved systems, standards and controls throughout the organization. The increase also related to a $198,000 write-down to market value of assets at company-operated stores which were held for sale and a provision of $420,000 related to reacquisition and store closure costs associated with a repurchase agreement.

     Provision for store closures. The provision for store closures of $580,000 consisted primarily of lease termination costs for eight of the company-operated stores held for disposal. As of June 28, 1997, management determined it was not feasible to sell these stores and implemented a plan to close them during fiscal year 1998.

     Revenues and operating income (losses) for the 24 company-operated stores held for disposal, including the eight company-operated stores slated for closure at June 28, 1997, were $7,051,000 and $(368,000) respectively, for the fiscal year ended June 28, 1997 and $5,592,000 and $176,000, respectively, for the thirty-nine week period ended June 29, 1996.

     Cumulative effect of change in accounting principle. Effective as of the beginning of fiscal year 1997, Gloria Jean's adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). The initial application of SFAS 121 to long-lived assets held for disposal at June 29, 1996 resulted in a non-cash charge of $427,000 (net of tax benefit of $262,000) which represents the adjustment required to remeasure such assets at the lower of carrying amount or fair value less costs to sell. Long-lived assets held for disposal consist of leasehold improvements and furniture and other property at company-operated stores which were held for sale. Assets held for disposal at June 28, 1997 had an adjusted carrying value of $1,560,000.

     Income taxes. The provision for income taxes decreased to $4,000 for the fiscal year ended June 28, 1997 from $965,000 for the thirty-nine week period ended June 29, 1996. The decrease is due to Gloria Jean's reporting a net loss before income taxes during fiscal 1997 as compared to income before income taxes during the thirty-nine week period ended June 29, 1996. The effective income tax rate decreased to 0% during fiscal year 1997 from 44.1% during the thirty-nine week period ended June 29, 1996. During fiscal 1997, the federal and state income tax benefit from the loss before income taxes was offset by amortization of nondeductible goodwill and the write-off of an uncollectible income tax receivable. During the thirty-nine week period ended June 29, 1996, the effective income tax rate was comprised of federal and state income taxes and amortization of nondeductible goodwill.

     During fiscal 1997, management determined that no valuation allowance was required for Gloria Jean's deferred tax assets of $2,592,000 since, based on internal forecasts, management believes it is more likely than not the deferred tax assets will be realized through future taxable income. The adjustment to the valuation allowance during fiscal 1997 of $1,619,000 was recorded as a reduction in goodwill since the prior year's valuation allowance related to net operating loss carry forwards acquired from Brothers.

LIQUIDITY AND CAPITAL RESOURCES

     As of March 6, 1999, all seven of the Coffee People (Oregon) stores located outside of Oregon that Coffee People had identified for closure or disposition in its quarter ended June 30, 1997 had been closed. Of these stores, three had been sold and their store leases assigned and one store lease had been terminated by agreement. Eight Gloria Jean's stores were identified for disposal during fiscal year 1997. Five were disposed of during fiscal year 1998 pursuant to lease termination agreements. Of the three remaining Gloria Jean's stores, one was disposed of after June 27, 1998 pursuant to a lease termination agreement and two remain open. Coffee People continues to make payments on the lease obligations for the three remaining Coffee People stores and for the two remaining Gloria Jean's stores. Coffee People will continue to make cash outlays for these stores for such items as rent, utilities and insurance until such time as it is able to sell the stores or until it can negotiate satisfactory arrangements with landlords for re-leasing the store premises or for otherwise terminating the leases. Such costs are charged against the accrual for store closures. There can be no assurance that Coffee People will be successful at selling these stores or in negotiating with landlords for the re-leasing of the store premises or for terminating the leases. If Coffee People is not successful in these efforts, such cash outlays could continue for an indeterminate period during the term of the store leases. Coffee People is working with local real estate brokers to market, re-lease or sublease these stores. The lease terms for these stores range from two and one-half to nine years with expiration dates ranging from January 2001 through May 2007. Minimum future rental payments as of March 6, 1999 under the five leases total $1,272,000.

     As of March 6, 1999, Coffee People had $2,773,000 in cash and equivalents.

     Coffee People had working capital of $6,285,000 as of March 6, 1999, as compared to working capital of $5,277,000 at June 27, 1998.

     For the thirty-six week period ended March 6, 1999, cash provided by operating activities was $398,000, as compared to cash provided by operating activities of $2,875,000 for the same period in fiscal 1998. Cash provided by operating activities for the thirty-six week period ended March 6, 1999, consisted primarily of net income and depreciation, offset by accrued liabilities, prepaid expenses and a decrease in payable to a related party.

     For the thirty-six week periods ended March 6, 1999 and March 7, 1998, net cash used in investing activities was $266,000 and $1,302,000, respectively, primarily as a result of the purchase of property, plant and equipment offset by proceeds from disposal of equipment.

     For the thirty-six week period ended March 6, 1999, Coffee People had cash used in financing activities of $181,000, primarily as a result of borrowings under long-term debt and a capital lease obligation in the amount of $2,334,000, offset by principal payments on long-term debt in the amount of $2,525,000. For the thirty-six week period ended by March 7, 1998, Coffee People had neither cash used nor generated by financing activities.

     Coffee People has a line of credit with one of its primary banks providing for borrowings through August 1, 1999 of up to $500,000. Borrowings bear interest at the rate of 0.5% over the bank's reference rate, which was 7.75% as of March 6, 1999, and are secured by substantially all of Coffee People's assets, including accounts receivable, inventory trade fixtures and equipment. As of March 6, 1999, there were no borrowings outstanding under the line of credit; however, $73,000 of the line was reserved for a letter of credit dated September 1998.

     At the time of the merger with Gloria Jean's, Coffee People entered into a loan agreement with The Second Cup Ltd., which provides for a credit facility of up to $4,000,000 over a five year term. The facility expires May 19, 2003. The interest rate for amounts drawn under the line is 11.5%. As of March 6, 1999, Coffee People had no borrowings under this agreement.

     On November 24, 1998, Coffee People entered into a sale-leaseback transaction involving equipment at twelve company-operated Gloria Jean's retail stores. The $922,000 proceeds received by Coffee People from the lease transaction were used for working capital and general corporate purposes. The interest rate on the capital lease obligation is 10.5%. The capital lease assets are recorded in property, plant and equipment. At the end of the lease term, Coffee People has an option to purchase the equipment for the greater of fair market value or 10% of the lessor's original cost, or renew the lease for an additional eight months.

     Coffee People believes that anticipated cash flow from operations, existing cash and bank debt and the credit facility will be sufficient to meet its cash requirements through the end of the next twelve months.

SEASONALITY

     Coffee People's business is subject to seasonal fluctuations, due to seasonal changes and general economic conditions, among other factors. Historically, net sales from Coffee People (Oregon) stores have been highest during the first and fourth fiscal quarters, which include the spring and summer months. Gloria Jean's highest sales and earnings have historically occurred in the second and third fiscal quarters which include the peak holiday shopping months. Coffee Plantation sales are also seasonal with higher sales and earnings occurring in the second and third fiscal quarters when the weather is cooler and more favorable to drinking hot beverages.

     In addition, quarterly results have been substantially affected by the timing of new store openings. This trend is likely to continue. Because of the seasonality of Gloria Jean's business and the impact of new store openings, results for any quarter do not necessarily indicate the results that may be achieved for a full fiscal year, and cannot be used to indicate financial performance for an entire year.

YEAR 2000

     The "Year 2000 Problem" refers to the possible failure of many computer systems that may arise as a result of many existing computer programs using only the last two digits to refer to a year. Coffee People has undertaken an initial review of the potential effects on it of the Year 2000 problem. These potential problems are being addressed on a system-by-system basis.

     Coffee People has determined that its general accounting system, which includes invoicing, accounts receivable and inventory control, must be upgraded to make the system Year 2000 compliant. Coffee People estimates that the cost of upgrading the accounting system will be approximately $10,000 and that the upgrade will be completed before the end of the current fiscal year. As of December 12, 1998, Coffee People had expended approximately $5,000 to remedy this problem.

     Coffee People is continuing to review its information technology hardware and software, including personal computers, application and network software for Year 2000 compliance readiness. The review process entails evaluation of hardware/software and testing. Coffee People believes its information technology review will be completed by the end of the current fiscal year. While the review process is ongoing, Coffee People believes that the cost to bring its information technology systems into Year 2000 compliance will be under $50,000 and it does not foresee any material difficulties with completing the necessary changes prior to January 1, 2000.

     Coffee People expects that its review of non-information technology systems (including voice communications and security) will be completed before the end of the current fiscal year. The estimated cost to remedy non-information technology systems is not expected to be material.

     Coffee People expects that the source of funds for evaluation and remediation of Year 2000 compliance issues will be cash flows from operations.

     Coffee People believes that its most significant internal risk posed by the Year 2000 Problem is the possibility of a failure of its accounting system. If the accounting system were to fail, Coffee People would have to implement manual processes, which may slow the timeliness of information needed to manage the business. As discussed above, Coffee People plans to avoid this risk by upgrading its accounting systems; however, there can be no assurance that such actions will avoid problems that may arise.

     The third parties whose Year 2000 problems could have the greatest effect on Coffee People are believed by Coffee People to be banks that maintain Coffee People's depository accounts and credit card processing systems, the company that processes Coffee People's payroll and which maintains Coffee People's human resource databases, and companies that supply or distribute coffee beans and other goods. Coffee People is in the process of confirming the state of Year 2000 readiness of these parties. It is anticipated Coffee People will complete this process prior to the end of the fiscal year.

     Coffee People is in the process of developing a contingency plan to address potential Year 2000 problems. The contingency plan is anticipated to be completed prior to the end of the fiscal year.

                       INFORMATION ABOUT DIEDRICH COFFEE

BUSINESS

     Diedrich Coffee roasts and sells specialty coffee beans and brewed coffee beverages primarily through its 40 company-operated retail locations and its two franchised retail locations. In addition to brewed coffee, its retail locations in Southern California, Colorado and Texas offer espresso-based beverages, such as cappuccino, cafe latte, cafe mocha and espresso machiato, and various blended drinks. To complement beverage sales, Diedrich Coffee sells light food items, whole bean coffee and accessories through its coffeehouses. Diedrich Coffee also sells whole bean coffees through its wholesale operations to over 300 businesses and restaurant chains located primarily in Southern California.

     The specialty coffee market consists of three distinct segments: espresso/coffee bars, coffeehouses and mall-based coffee stores. Starbucks is the leader in the espresso/coffee bar segment, Gloria Jean's is the leader in the mall-based coffee store segment and the coffeehouse segment does not yet have a leader. Diedrich Coffee's objective is to become the leading national chain of neighborhood coffeehouses. Diedrich Coffee's strategy to accomplish this goal is to expand in its core Southern California market through the development of company-operated stores, to enter into franchise area development agreements and selected strategic acquisitions in other markets. Consistent with its growth strategy, Diedrich Coffee has entered into a strategic merger agreement with Coffee People and two franchise area development agreements with franchisors in North Carolina and Southern California with an option for franchises in Arizona. See "Growth Strategy -- Franchising and Area Development" and "-- Selective Acquisitions."

     Diedrich Coffee believes that it offers customers a broad line of superior tasting coffee products and a high level of customer service, which generates strong sales and customer loyalty. As the coffeehouse business is marked by high frequency of usage, often more than once a day, this produces high unit sales levels and attractive profit margins.

     The high quality, distinctive flavors that Martin Diedrich's roasting and drink recipes produce enables the company to differentiate itself from competing specialty coffee concepts. In addition to offering a superior product, Diedrich Coffee is served in attractive, comfortable neighborhood coffeehouses. Coffeehouses are ideally suited for neighborhoods in the suburbs of metropolitan areas.

INDUSTRY OVERVIEW

     According to the National Coffee Association's 1999 study, forty-eight percent of Americans drink coffee and on average they drink 1.4 cups per day. The U.S. coffee market consists of two distinct product categories: (1) commercial ground roast, mass-merchandised coffee and (2) specialty coffees, which include gourmet coffees (premium grade arabica coffees sold in whole bean and ground form) and premium coffees (upscale coffees mass-marketed by the leading coffee companies). According to the National Coffee Association's 1999 study, 4.9% of U.S. consumers stated that they drank a specialty coffee "yesterday." This figure is up sharply from 3.3% in 1998.

     Diedrich Coffee believes that several factors have contributed to the increase in demand for gourmet coffee including:

     - greater consumer awareness of gourmet coffee as a result of its increasing availability;

     - increased quality differentiation over commercial grade coffees by consumers;

     - increased demand for all premium food products, including gourmet coffee, where the differential in price from the commercial brands is small compared to the perceived improvement in product quality and taste;

     - ease of preparation of gourmet coffees resulting from the increased use of automatic drip coffee makers and home espresso machines; and

     - the decline in alcoholic beverage consumption.

     The Specialty Coffee Association of America estimates that the number of specialty coffee beverage outlets in the United States jumped from approximately 200 in 1989 to approximately 4,000 in 1995, and projects this number to increase to over 10,000 by the end of 1999. Diedrich Coffee believes that, despite the increase in the number of specialty coffee stores, retail distribution of specialty coffees continues to be highly fragmented and the industry remains relatively unbranded, except in the coffee/espresso bar segment where Starbucks is the leader and in the mall-based coffee store segment where Gloria Jean's is the leader.

BUSINESS STRATEGY

     Diedrich Coffee's objective is to become the leading national chain of neighborhood coffeehouses. Each element of Diedrich Coffee's business strategy is designed to differentiate and reinforce its brand identity, to engender a high degree of customer loyalty and to position Diedrich Coffee as the leading specialty coffeehouse retailer. The key elements of this strategy include:

     High Quality, Fresh Proprietary Reciped Roasted Coffee. To deliver and serve the high quality coffee for which Diedrich Coffee is known, two essential elements are required: (1) using the finest quality green coffee beans and (2) ensuring that these are freshly roasted, using proprietary recipes.

     Superior Customer Service. The friendliness, speed and consistency of the service and the coffee knowledge of its employees are critical to developing Diedrich Coffee's quality brand identity and to building a loyal customer base. Diedrich Coffee places strong emphasis on identifying, hiring and retaining employees and invests substantial resources in training them in customer service, sales skills, coffee knowledge and beverage preparation. Diedrich Coffee store employees receive ongoing customer service training as part of its efforts to enable employees to take on increasing levels of responsibility within stores. Diedrich Coffee is able to provide fast, efficient morning service in coffeehouses and through conveniently located carts and kiosks.

     Brand Marketing. Diedrich Coffee's marketing strategy is to differentiate its concept and create brand name recognition based upon the quality of its coffee products and the image of its coffeehouses as neighborhood gathering places. Diedrich Coffee promotes the distinctive qualities of its products, educates customers about its offerings of various coffees and roasts, promotes its image of coffeehouses as neighborhood gathering places and delivers enthusiastic customer service.

     The Coffeehouse Concept. A Diedrich Coffee coffeehouse experience is strongly influenced by three components: hospitality, ambiance and coffee knowledge. Each component is made up of elements that are unique to Diedrich
Coffee:

          Hospitality. Diedrich Coffee coffeehouses deliver specific consumer benefits that address a wide range of otherwise unmet needs in the suburban neighborhoods of America. As a neighborhood coffeehouse chain, Diedrich Coffee is the non-alcoholic answer to the corner pub. Operations personnel acknowledge patrons by name at the point of drink pick-up and greet regular customers by name. While approximately 35% of coffeehouse business is quick morning coffee pick-up, the coffeehouse focus on hospitality encourages development of strong afternoon and evening business, complemented by the availability of desserts, pastries and quality, non-caffeinated beverages. Surveys and customer comments indicate that patrons are treated as part of the Diedrich Coffee community and frequently revisit the coffeehouse.

          Ambiance. Diedrich Coffee guest comments indicate taste superiority of Diedrich Coffee products versus the competition. However, surveys also indicate that customers are not only loyal to a better, specialty cup of coffee, but also to the ambiance provided by the comfortable surroundings designed into every Diedrich Coffee coffeehouse. The coffeehouses are specifically designed to encourage guests to linger with friends and business associates, or to relax alone in comfort.

          The architectural design of the Diedrich Coffee prototype is a contemporary American interpretation of the European colonial plantation style of the 1800's. Ample seating is augmented with cozy sofas and comfortable chairs to create intimate nooks for meeting and relaxing. A weekly entertainment schedule is provided to encourage patrons to revisit on weekend evenings.

          Coffee Knowledge. Diedrich Coffee is the only specialty retailer whose founder, Martin Diedrich, has three generations of coffee growing, roasting and global relationships. Mr. Diedrich, currently Chief Coffee Officer, is intimately involved in the daily business of sourcing, tasting and roasting coffees. Mr. Diedrich is also directly involved in the training of coffeehouse team members. The coffee knowledge and expertise that is transferred from coffeehouse to customer is a competitive advantage, as the interest in specialty coffee continues to develop. Like the wine industry, as customer sophistication grows, so does the customer's desire for more and better information, and for a wider selection of quality coffee varieties. Mr. Diedrich is able to identify and secure exceptional, rare coffees, roast them to perfection, and then offer them for sale to our customers.

GROWTH STRATEGY

     In order to achieve its objective to become the leading national chain of neighborhood coffeehouses, Diedrich Coffee has a growth strategy to increase its number of its retail locations and the sale of coffee products through other distribution channels.

     Franchising and Area Development. Diedrich Coffee's strategic plan stresses franchise area development in markets outside of its core Southern California market. Franchise area development program is focused on experienced and well-capitalized franchise operators and area developers who are interested in opening between 30 and 70 retail outlets within their area over a 5 to 7 year period. Diedrich Coffee has registered, is exempt or is not required to register to sell franchises in 38 states. In September 1998, Diedrich Coffee announced its first franchise area development agreement which calls for the development of at least 44 coffeehouses, as well as coffee carts and kiosks in the state of North Carolina over the next five years. In November, 1998, Diedrich Coffee announced its second franchise area development agreement which provides for the development of 50 coffeehouses, as well as coffee carts and kiosks in San Diego, Palm Springs and Temecula, California over the next five years. The area development agreement includes a one-year option to begin development of 45 coffeehouses in Arizona.

     Management is currently in various stages of discussion and negotiations with several additional potential area developers. It has recently added two franchise sales organizations to assist in the sales program. These sales organizations are compensated through success-fees based on executed franchise area development agreements. Management intends to enter into franchise area development agreements covering most major U.S. markets in order to complete the national expansion of Diedrich Coffee coffeehouses, carts, kiosks and wholesale sales.

     Management has identified that area development franchising with experienced multi-unit franchise operators as the preferred growth vehicle for Diedrich Coffee for several reasons:

     - Familiarity with the trade areas and commitment to community businesses;

     - Existing operating, financial, real estate, construction, training, accounting, human resources and management functions and are ready to expand;

     - Better operators in their own markets than a national corporation; and

     - Commitment to being involved in the communities in which they operate.

     The franchisee component of the Diedrich Coffee business plan is critical to its success. Management believes that the unit level economics of its area development franchising strategy are compelling enough to attract experienced multi-unit franchise operators who will play an integral role in completing the company's planned expansion.

     Selective Acquisitions. Diedrich Coffee evaluates potential acquisitions that may accelerate its critical mass in existing or new markets. Management believes its unique, high-quality product and efficient operational system can add value to an acquired location. Management believes that acquisitions will continue to be available at a discount to the cost of constructing new stores, especially where targets may be currently underperforming despite attractive real estate attributes. To this end, Diedrich Coffee entered into the merger agreement with Coffee People to which this document relates. The acquisition of Coffee People will add 40 new coffeehouses to the Diedrich Coffee brand. Additionally, it will make Diedrich Coffee the leader in the mall-based coffee store segment with the acquisition of 280 retail locations operating under the Gloria Jean's name. See "Operations and Management of Diedrich Coffee After The Merger."

     Internal Growth. Diedrich Coffee will also continue to stress the development of company-owned coffeehouses, kiosks and carts in its core Southern California market and possibly other markets. Diedrich Coffee seeks to build additional retail outlets in high visibility, high traffic locations ranging from 1,200 to 1,800 square feet plus an exterior patio. Diedrich Coffee is currently in lease negotiations on four additional sites in Orange County. Diedrich Coffee will maintain Orange County and some other markets for company-owned operations.

     Wholesale. Diedrich Coffee has taken significant steps to build its wholesale sales organization and to grow this business channel. The new director of the wholesale division has substantial experience in the coffee business and the sales staff also has been expanded. Wholesale sales accounted for approximately 11% of sales in fiscal 1999. Diedrich Coffee has added regional divisions of a number of well-known restaurant groups as wholesale customers, including Islands Restaurants, Inc., Ruth's Chris Steakhouses, Culinary Adventures and Claim Jumper, and recently announced a contract with El Torito to provide coffee to its locations nationwide. These restaurant chains help solidify brand recognition and demand for Diedrich Coffee. Additionally, Diedrich Coffee is actively seeking new distribution channels for its products. For example, Diedrich Coffee now offers its coffee on its website, www.diedrich.com, and is seeking to expand this rapidly growing channel of distribution.

PRODUCT SUPPLY AND ROASTING

     Sourcing. Coffee beans are an agricultural product grown commercially in over fifty countries in tropical regions of the world. Coffee is the world's second largest traded commodity. Its price and supply are subject to significant volatility. There are many varieties of coffee and a range of quality grades within each variety. While the broader coffee market generally treats coffee as a fungible commodity, the specialty coffee industry focuses on the highest grades of coffee. Diedrich Coffee purchases only premium grade arabica coffee beans and believes these beans are the best available from each producing region. The premium grade arabica bean is a higher quality variety than the average grade arabica or robusta variety coffee bean, which are typically found in non-specialty or mass-merchandised commercial coffees. Diedrich Coffee seeks to purchase the finest qualities and varieties of coffee by identifying the unique characteristics and flavor of the varieties available from each region of the world. The background and experience of Diedrich Coffee's personnel allow Diedrich Coffee to maintain its commitment to serve and sell only the highest quality coffee.

     During the buying season, Diedrich Coffee may enter into forward commitments for the purchase of more than a dozen different types of coffee, plus specially featured coffees, that may only be available in small quantities. Rotating its coffee selection enables Diedrich Coffee to provide its customers with a wider variety of coffees, as well as certain coffees that are available only on a seasonal basis. Diedrich Coffee contracts for future delivery of green coffee to help ensure adequacy of supply and typically maintains a minimum six week supply of each variety of whole beans then available.

     Roasting. Diedrich Coffee employs a roasting process that varies based upon the variety, quality, origin and physical characteristics of the coffee beans being roasted. It utilizes formulas and recipes that have been developed over three generations to bring out the best characteristics of the coffee during the roasting process and to develop the optimal flavor conditions that a coffee has to offer. This approach differentiates Diedrich Coffee from commercial coffee producers and other specialty producers employing uniform roasting processes that do not differentiate between the types of coffee being roasted.

     Diedrich Coffee has several master roasters who are directly responsible for overseeing the roasting process. These master roasters are trained by the company. They are craftsmen who employ Diedrich Coffee's proprietary roasting formulas while adjusting the formula to take into account the specific attributes of the coffee being roasted. Each coffee bean contains aromatic oils and flavor characteristics that develop from the soil, climate and environment where the bean is gown. The skilled roastmaster analyzes the unroasted beans and carefully controls the roasting process in an effort to maximize the flavor potential of the coffee. The roastmaster hears how the roast pops, smells the developing aroma, and identifies the right shades of color. He draws upon experience and knowledge to properly adjust airflow, time and temperature while the roast is in progress in order to optimize each roast.

     Freshness. Diedrich Coffee is committed to serving its customers beverages and whole bean products from freshly roasted coffee beans. Its coffee is delivered to its coffeehouses promptly after roasting to guarantee the freshness of each cup of coffee or package of whole coffee beans sold in its coffeehouses. Serving only freshly roasted coffee is imperative because roasted coffee is a highly perishable product, which steadily loses quality after being roasted, at a rate that varies in relation to its exposure to oxygen in storing, packaging and handling. Diedrich Coffee recently acquired new vacuum pack and nitrogen flush packing equipment that can extend roasted coffee shelf life from two weeks to approximately 90-150 days.

COFFEEHOUSE OPERATIONS

     The typical Diedrich coffeehouse is staffed with one or two managers, and a staff of ten to fifteen part-time hourly employees from which the operating shifts are filled. Additionally, informal local entertainment is utilized on the weekends to enhance the neighborhood environment. The hours for each coffeehouse are established based upon the locations and customer demand, but typically are from 6:00 a.m. to 11:00 p.m., Monday through Saturday, in residential locations and from 6:00 a.m. to 5:00 p.m., Monday through Friday, in commercial locations.

     In addition to coffee beverages, all Diedrich coffeehouses offer a limited selection of light food items, such as bagels, croissants and pastries, and dessert items, such as cookies and cakes, to complement beverage sales. Diedrich Coffee's coffeehouses also sell more than twenty different selections of regular and decaffeinated roasted whole bean coffee. They carry select coffee related merchandise items. In fiscal 1999, its retail sales mix was approximately 73% coffee beverages, 19% food items, 6% whole bean coffee and 2% accessories and clothing.

FACILITIES AND DIEDRICH COFFEE RETAIL LOCATIONS

     Diedrich Coffee leases approximately 25,000 square feet of office space for administrative offices, warehousing, roasting and training facilities in Irvine, California. The lease for this facility expires in October 2000, with an option for one additional five-year term. As of January 27, 1999, Diedrich Coffee was also a party to various leases for a total of forty-five retail locations, including thirty-six operating coffeehouses, two subleased units and seven carts. Diedrich Coffee converted and subleased two retail locations to a franchisee after the year ended January 27, 1999. This was part of a signed area development agreement that also includes the addition of 48 more locations throughout the San Diego area. Diedrich Coffee closed two retail locations and the Denver warehouse in fiscal 1999 and eleven retail locations in fiscal 1998 of which nine leases were terminated. All of Diedrich Coffee's operating coffeehouses are on leased premises and are subject to varying arrangements specified in property specific leases. For example, some of the leases require a flat rent, subject to regional cost-of-living increases, while others are based upon a percentage of gross sales. In addition, certain of these leases expire in the near future, and there is no automatic renewal or option to renew.

     Set forth below is a list of each of the company's retail locations as of March 6, 1999, separated by the states in which each is located. As indicated in the table, as of March 6, 1999, the company was operating thirty-three coffeehouses, seven carts and had two franchised retail locations.

                                                     NUMBER
                                                     ------
COFFEEHOUSES
  California (company-operated)....................   22
  California (franchised)..........................    2
  Colorado.........................................    7
  Texas............................................    4

COFFEE CARTS
  California.......................................    7
                                                      ----
Total Retail Locations.............................   42
                                                      ====

MARKETING THE BUSINESS

     Diedrich Coffee's marketing strategy is to differentiate itself and build a brand identity for its freshly roasted coffee and its coffeehouses. Diedrich Coffee implements this strategy by promoting the distinctive qualities of its Diedrich Coffee products, educating consumers about Diedrich Coffee's offering of various coffees, including private estate coffees and roasts, and delivering enthusiastic customer service. Diedrich Coffee's marketing efforts are based upon the belief that the fresh roasted flavor achieved by Diedrich Coffee's commitment to quality and freshness delivers a distinctive advantage in coffee flavor. A steady introduction of new coffee, drink and food products is part of Diedrich Coffee's marketing strategy to keep the concept fresh and drive incremental sales volume.

     To date, Diedrich Coffee has relied primarily upon the high visibility of its real estate locations, word-of-mouth, public relations, local store marketing and the inviting atmosphere of its coffeehouses to drive growth. Diedrich Coffee also conducts in-store coffee tastings, provides brewed coffee at local neighborhood events, donates coffee to local charities and mails periodic announcements to neighborhood residents to announce a store opening or the introduction of a new product. The costs of these promotions do not have a material impact on Diedrich Coffee's operating results. In addition, Diedrich Coffee seeks to develop its brand identity through participation in local and regional community events.

     As Diedrich Coffee enters new markets, it plans to tailor its marketing strategy to the overall level of awareness and availability of specialty coffee in that market. Diedrich Coffee's promotions will focus on the superior roast recipes and taste of Diedrich Coffee. In markets that are more knowledgeable about specialty coffees, Diedrich Coffee's advertising will focus on the superiority of Diedrich Coffee's guaranteed freshly roasted products versus competitive specialty brands. Diedrich Coffee plans to use direct mail print and other mass media advertising to expand brand awareness when Diedrich Coffee has achieved sufficient market penetration, in Diedrich Coffee's judgment, to make such efforts cost-effective. There is no assurance that Diedrich Coffee will achieve such a level of market penetration.

COMPETITION

     Diedrich Coffee competes directly against all other premium coffee roasters, coffeehouses and coffee bars, as well as against restaurant and beverage outlets that serve coffee and a growing number of espresso stands, carts and stores. In addition, the company competes to draw consumers of standard or commercial coffee to premium coffee. Diedrich Coffee's whole bean coffees compete directly against specialty coffees sold at retail through supermarkets, specialty retailers and a growing number of specialty coffee stores. Diedrich Coffee believes that its customers choose among retailers primarily on the basis of product quality, service coffeehouse ambiance and convenience and, to a lesser extent, on price.

     Although competition in the specialty coffee market is currently fragmented, Diedrich Coffee competes with Starbucks Corporation, the market leader, and other competitors who have significantly greater financial, marketing and other resources than Diedrich Coffee. Diedrich Coffee believes that Starbucks has increased the public awareness and experience of premium coffee nationwide, helping to create consumer demand for Diedrich Coffee's coffee drinks and roasted whole beans. The attractiveness of the gourmet specialty coffeehouse market may draw additional competitors with substantially greater financial, marketing and operating resources than Diedrich Coffee. In the wholesale and office coffee service markets, Diedrich Coffee competes against well established providers, including Starbucks. The suppliers of commercial-grade coffee in supermarkets, restaurants and office coffee service are much larger than Diedrich Coffee. Some of these companies have premium coffee product lines and may enter the specialty coffee market.

     Diedrich Coffee expects that competition for suitable sites for new coffeehouses will remain intense. Diedrich Coffee competes against other specialty retailers and restaurants for these sites, and there is no assurance that management will be able to continue to secure adequate sites at acceptable rent levels.

TRADEMARKS

     Diedrich Coffee owns several trademarks and service marks that have been registered with the United States Patent and Trademark Office, including Diedrich Coffee(R), Wiener Melange Blend(R), Harvest Peak(R), SCOOP-A-CCINO(R) and Flor de Apanas(R). In addition, Diedrich Coffee has applications pending with the United States Patent and Trademark Office for a number of additional marks. The Diedrich Coffee trademark is material to Diedrich Coffee's business. Diedrich Coffee also owns registrations and has applications pending in numerous foreign countries for trademark protection of the Diedrich Coffee trademark and service mark. Trademark registrations can generally be renewed so long as Diedrich Coffee continues to use the marks. Diedrich Coffee owns copyrights on its promotional materials, coffeehouse graphics and operational and training materials. Diedrich Coffee does not believe that any of these copyrights, valuable as they are, are material to its business.

EMPLOYEES

     At January 27, 1999, Diedrich Coffee employed a work force of 830 persons, 114 of whom were employed full-time. None of Diedrich Coffee's employees is represented by a labor union, no employees are currently covered by collective bargaining agreements, and Diedrich Coffee considers its relations with its employees to be good. Diedrich Coffee is improving employee benefits, training and other aspects of employment to attract and retain valuable employees and managers.

LEGAL PROCEEDINGS

     In the ordinary course of its business, Diedrich Coffee may become involved in legal proceedings from time to time. As of March 6, 1999, Diedrich Coffee was not a party to any material pending legal proceedings.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

DERIVATIVE INSTRUMENTS

     Diedrich Coffee does not and did not invest in market risk sensitive instruments in fiscal 1999. From time to time, Diedrich Coffee enters into agreements to purchase green coffee in the future at prices to be determined within two to twelve months of the time of actual purchase. At January 27, 1999, these commitments totaled $1,135,000. These agreements are tied to specific market prices, defined by both the origin of the coffee and the month of delivery, but Diedrich Coffee has significant flexibility in selecting the date of the market price to be used in each contract. Diedrich Coffee does not use commodity based financial instruments to hedge coffee or any other commodity, as Diedrich Coffee believes there will continue to be a high probability of maintaining a strong correlation between increases in green coffee prices and the final selling prices of Diedrich Coffee's products.

     Diedrich Coffee does not and has not used derivative financial instruments for any purpose, including hedging or mitigating interest rate risk.

MARKET RISK

     Diedrich Coffee's market risk exposure with regard to financial instruments is to changes in the "prime rate" in the United States. Diedrich Coffee borrowed $2,500,000 at the prime rate plus 3 1/2%. At January 27, 1999, a hypothetical 100 basis point increase in the prime rate would result in additional interest expense of $25,000 on an annualized basis.

DIRECTORS AND EXECUTIVE OFFICERS

     Diedrich Coffee's directors, executive officers and other key employees are as follows:

DIRECTORS WHO ARE EXECUTIVE OFFICERS

         NAME            AGE                         POSITION(S) HELD
         ----            ---                         ----------------
John E. Martin.........  53       Chairman of the Board and Director
Timothy J. Ryan........  59       President, Chief Executive Officer and Director
Martin R. Diedrich.....  40       Vice Chairman of the Board, Secretary, Chief Coffee
                                  Officer and Director

DIRECTORS WHO ARE NOT EXECUTIVE OFFICERS

         NAME            AGE                         POSITION(S) HELD
         ----            ---                         ----------------
Peter Churm............  73       Director
Lawrence Goelman.......  58       Director
Paul C. Heeschen.......  42       Director

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

         NAME            AGE                         POSITION(S) HELD
         ----            ---                         ----------------
Ann Wride..............  37       Vice President and Chief Financial Officer
Dolf Berle.............  36       Vice President of Franchise Development and Operations
Catherine Saar.........  39       Vice President of Marketing and Wholesale Sales

     The principal occupation for the last five years of each director and executive officer of Diedrich Coffee, as well as some other information, is set forth below.

     JOHN E. MARTIN was appointed Chairman of the Board of Directors by the board of directors as of November 17, 1997. From 1983 to 1996, Mr. Martin was Chairman and Chief Executive Officer of Taco Bell Worldwide. From October 1996 to June 1997, Mr. Martin was Chairman of PepsiCo's Casual Dining Division. Mr. Martin is also Chairman of publicly held Easyriders, Inc., a publishing company, and Chairman of Culinary Adventures, a privately held company which owns and operates five restaurants in Southern California. Mr. Martin serves on the board of directors of: Williams Sonoma, Inc., Franchise Mortgage Acceptance Company and The Good Guys! Inc.

     MARTIN R. DIEDRICH has served as an officer and director of Diedrich Coffee since 1985. In April 1997, he became Vice Chairman of the Board and Chief Coffee Officer as well as continuing as Diedrich Coffee's Corporate Secretary. Prior to that time, Mr. Diedrich served as Director of Coffee. In addition, he served as Chairman of the Board from January 1996 to April 1997. Mr. Diedrich is an internationally recognized specialty coffee expert who is a frequent speaker at industry and trade association functions.

     TIMOTHY J. RYAN was appointed as President and Chief Executive Officer by the board of directors effective November 1997. From December 1995 until his retirement in December 1996, Mr. Ryan was president of Sizzler U.S.A., a division of Sizzler International, Inc. of which he was also Senior Vice President. From November 1988 to December 1993, Mr. Ryan was Senior Vice President of Marketing at Taco Bell Worldwide, and from December 1993 to December 1995, he was Senior Vice President of Taco Bell's Casual Dining Division.

     PETER CHURM joined the board of directors in October 1996. He has been Chairman Emeritus of Furon Company since 1992. He served as Chairman of the Board of Furon Company from May 1980 through February 1992 and was President of that company for more than sixteen years prior to that time. He is presently a member of the boards of directors of Furon Company and CKE Restaurants, Inc.

     LAWRENCE GOELMAN was the interim Chief Executive Officer of Diedrich Coffee from March 1997 to November 1997 and has served as a member of the Board of Directors since October 1996. He assumed the position of Chairman of the Board in March 1997 until he was replaced by John E. Martin on November 17, 1997. Most recently, Mr. Goelman served as President and Chief Executive Officer of Pinnacle Micro, Inc. from May 1996 to December 1996. Mr. Goelman has also been a managing partner of Tremont Partners, Inc. since June 1995. Prior to that, he served as Chairman, President and Chief Executive Officer of CostCare, Inc. for fourteen years. Mr. Goelman also currently serves as a director of Imagyn Medical Technologies, Inc.

     PAUL C. HEESCHEN became a director of Diedrich Coffee in January 1996. For the past five years, Mr. Heeschen has been a principal of Heeschen & Associates, a private investment firm. He is also the sole general partner of D.C.H., L.P. and Redwood Enterprises VII, L.P., and a trustee of the Palm Trust, each of which are stockholders of Diedrich Coffee.

     ANN WRIDE joined Diedrich Coffee in April 1998 as Vice President and Chief Financial Officer. Previously, Ms. Wride was Vice President and Chief Financial Officer of Advantica Restaurant Group Inc.'s Coco's/Carrows Division from May 1996 to March 1998. Prior to joining Advantica, Ms. Wride served as Vice President, Finance of Family Restaurants Inc. where she worked in various capacities since 1989.

     DOLF A. BERLE was appointed Vice President of Franchise Development in May 1998. In addition, Mr. Berle assumed the additional responsibility of Company Operations in June 1998. Prior to joining Diedrich Coffee, Mr. Berle was Senior Director of Operations for Pepsi Restaurants International from July 1997 to May 1998. From September 1996 to June 1997 Mr. Berle was Director of Operations for Taco Bell International. Before joining the international division, Mr. Berle served as Market Manager for Taco Bell in Nashville, Tennessee between June 1994 and August 1996.

     CATHERINE A. SAAR was appointed Vice President of Marketing and Wholesale Sales in July 1998. Ms. Saar was Vice President Marketing and Merchandising for Frame-N-Lens from January 1998 to June 1998. From May 1993 to December 1997, Ms. Saar was Director of Corporate Marketing for Smart and Final, Inc. Prior to this, Ms. Saar held various marketing positions at Taco Bell Corporation.

BOARD COMMITTEES AND MEETINGS

     Diedrich Coffee's board of directors has standing compensation and audit committees. Diedrich Coffee has no standing nominating committee, but rather the board of directors acts as a committee of the whole with respect to nominations for membership on the board. The members of each committee and the functions performed thereby are described below:

     Audit Committee. The audit committee of the board currently consists of Mr. Churm, Mr. Heeschen and Mr. Goelman, each of whom have been a member of the audit committee since its formation. The audit committee reviews the results and scope of the audit and other services provided by Diedrich Coffee's independent auditors, reviews and evaluates the Diedrich Coffee's internal control functions and monitors transactions between Diedrich Coffee and its employees, officers and directors.

     Compensation Committee. The compensation committee of the board consists of Messrs. Churm, Goelman and Heeschen. The compensation committee administers Diedrich Coffee's stock option plans and sets compensation levels for executive officers of Diedrich Coffee.

     During Diedrich Coffee's fiscal year ended January 27, 1999, there were 5 meetings of the board of directors, one meeting of the audit committee, and one meeting of the compensation committee. While a director, each of the current board members attended 100% of the meetings of the board of directors and meetings of the committees on which he served during such period.

DIRECTORS' COMPENSATION

     Directors who are also employees of Diedrich Coffee receive no extra compensation for their service on the board. Non-employee directors receive reimbursement for out-of-pocket expenses incurred in attending board meetings and receive stock option grants under Diedrich Coffee's 1996 Non-Employee Directors Stock Option Plan, or the non-employee directors plan.

     Pursuant to the Company's non-employee directors plan, each non-employee director automatically receives, upon becoming a director, a one-time grant of an option to purchase up to 10,000 shares of Diedrich Coffee common stock. These initial options will vest and become exercisable with respect to 50% of the underlying shares upon the earlier of (1) the first anniversary of the grant date or (2) immediately before the first annual meeting of stockholders following the grant date, if the recipient has remained a non-employee director for the entire period from the grant date to such earlier date, and with respect to the remaining 50% of the underlying shares upon the earlier of (1) the second anniversary of the grant date or (2) immediately before the second annual meeting of stockholders following the grant date, if the recipient has remained a non-employee director for the entire period from the grant date to such earlier date. In addition to an initial grant, each non-employee director will also receive, upon re-election to the Board, an automatic grant of an option to purchase up to 5,000 additional shares of Diedrich Coffee's common stock. These additional options will vest and become exercisable upon the earlier of (1) the first anniversary of the grant date or (2) immediately before the annual meeting of stockholders following the grant date, if the recipient has remained a non-employee director for the entire period from the grant date to such earlier date.

     All non-employee director options have a term of ten years and an exercise price equal to the fair market value of Diedrich Coffee's common stock on the date of grant. The non-employee directors plan provides that the exercise price may be paid by company loan or withholding of underlying stock, or deferred until completion of broker-assisted exercise and sale transactions. Vesting of non-employee director options accelerates if the recipient of the option ceases to be a director of Diedrich Coffee's in connection with a change-in-control. During the fiscal year ended January 27, 1999, options to purchase an aggregate of 15,000 shares of Diedrich Coffee's common stock were issued to non-employee directors according to the terms of the non-employee directors plan.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information with respect to compensation paid by Diedrich Coffee during the last three fiscal years to its Chief Executive Officer and Diedrich Coffee's next most highly compensated persons who were serving as executive officers of Diedrich Coffee on January 27, 1999 and whose total annual salary and bonus for that fiscal year exceeded $100,000.

                                                                             LONG-TERM
                                                               ANNUAL       COMPENSATION
                                                            COMPENSATION       AWARDS
                                                 FISCAL     ------------    ------------
                                                  YEAR                       SECURITIES
                                                  ENDED                      UNDERLYING
          NAME AND PRINCIPAL POSITION            JANUARY     SALARY($)       OPTIONS(#)
          ---------------------------            -------    ------------    ------------
John E. Martin(1)..............................   1999        $100,000             --
  Chairman of the Board                           1998          20,385        850,000
                                                  1997              --             --
Timothy J. Ryan(2).............................   1999        $200,000             --
  Chief Executive Officer and President           1998          33,035        600,000
                                                  1997              --             --
Martin R. Diedrich.............................   1999        $111,692          4,000
  Vice Chairman of the Board, Secretary           1998         100,000             --
  and Chief Coffee Officer                        1997         100,000             --
Ann Wride(2)...................................   1999        $122,808         54,000
  Vice President and Chief Financial Officer      1998              --             --
                                                  1997              --             --
Dolf Berle(3)..................................   1999        $105,519         54,000
  Vice President of Franchise Development         1998              --             --
  and Operations                                  1997              --             --

-------------------------
(1) Mr. Martin was appointed Chairman of the Board on November 17, 1997. Accordingly, he did not earn or receive any compensation from Diedrich Coffee before fiscal 1998.

(2) Mr. Ryan was appointed President and Chief Executive Officer on November 17, 1997. Accordingly, he did not earn or receive any compensation from Diedrich Coffee before fiscal 1998.

(3) Ms. Wride joined Diedrich Coffee as Vice President and Chief Financial Officer in April 1998. Accordingly, she did not earn or receive any compensation from Diedrich Coffee until fiscal 1999.

(4) Mr. Berle joined Diedrich Coffee as Vice President of Franchise Development in May 1998. Accordingly, he did not earn or receive any compensation from Diedrich Coffee until fiscal 1999.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding stock options granted to the following executive officers during the fiscal year ended January 27, 1999.

                                            PERCENT OF                             POTENTIAL REALIZABLE
                                              TOTAL                                  VALUE AT ASSUMED
                               NUMBER OF     OPTIONS                               ANNUAL RATES OF STOCK
                               SECURITIES   GRANTED TO                            PRICE APPRECIATION FOR
                               UNDERLYING   EMPLOYEES    EXERCISE                     OPTION TERM(1)
                                OPTIONS     IN FISCAL      PRICE     EXPIRATION   -----------------------
            NAME               GRANTED(#)      YEAR      ($/SHARE)      DATE        5%($)        10%($)
            ----               ----------   ----------   ---------   ----------   ----------   ----------
John E. Martin...............        --          --           --           --            --           --
Timothy J. Ryan..............        --          --           --           --            --           --
Martin R. Diedrich(2)........     4,000         2.1%       $7.00      6/23/08      $ 16,209     $ 41,825
Ann Wride(3).................    50,000        25.9%        5.81      3/25/08       168,169      433,932
                                  4,000         2.1%        7.00      6/23/08        16,209       41,825
Dolf Berle(4)................    50,000        25.9%        6.25      3/23/08       180,905      466,795
                                  4,000         2.1%        7.00      6/23/08        16,209       41,825

-------------------------
(1) The potential realizable values listed are based on an assumption that the market price of Diedrich Coffee's common stock appreciates at the stated rate, compounded annually, from the date of grant to the expiration date. The 5% and 10% assumed rates of appreciation are determined by the rules of the Commission and do not represent Diedrich Coffee's estimate of the future market price of Diedrich Coffee's common stock.

(2) All of Mr. Diedrich's options were granted pursuant to the 1996 Stock Incentive Option Plan which was approved by Diedrich Coffee's board of directors on June 23, 1998.

(3) 50,000 of Ms. Wride's options were granted pursuant to her employment letter dated April 8, 1998, the terms of which are described under "Employment Agreements." 4,000 of Ms. Wride's options were granted pursuant to the 1996 Stock Incentive Option Plan.

(4) 50,000 of Mr. Berle's options were granted pursuant to her employment letter dated April 8, 1998, the terms of which are described under "Employment Agreements." 4,000 of Mr. Berle's options were granted pursuant to the 1996 Stock Incentive Option Plan.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth the number of shares covered by exercisable and unexercisable options held by the following executive officers on January 27, 1999, and the aggregate gains that would have been realized had these options been exercised on January 27, 1999, even though these options were not exercised, and the unexercisable options could not have been exercised, on that date. The following executive officers did not exercise any stock options during the 1999 fiscal year.

                                         NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                    UNDERLYING UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS AT
                                         AT FISCAL YEAR END(#)            FISCAL YEAR END($)(1)
                                    -------------------------------   ------------------------------
               NAME                 EXERCISABLE   UNEXERCISABLE(2)    EXERCISABLE   UNEXERCISABLE(2)
               ----                 -----------   -----------------   -----------   ----------------
John E. Martin....................    550,000          300,000         $198,000           --
Timothy J. Ryan...................    250,000          350,000           47,000           --
Martin Diedrich...................         --            4,000               --           --
Ann Wride.........................         --           54,000               --           --
Dolf Berle........................         --           54,000               --           --

-------------------------
(1) These amounts represent the difference between the exercise price of the in-the-money options and the market price of Diedrich Coffee's common stock on January 27, 1999. The closing price of Diedrich Coffee's common stock on that day on the Nasdaq National

    Market was $4.44. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

(2) Future exercisability is subject to a number of factors, including, but not limited to, the optionee remaining employed by the Diedrich Coffee.

1996 STOCK INCENTIVE PLAN

     In July 1996, Diedrich Coffee adopted the 1996 Stock Incentive Plan, which authorized the granting of a variety of stock-based incentive awards, including incentive and nonstatutory stock options. The purpose of the incentive plan is to promote the interests of Diedrich Coffee and its stockholders by using investment interests in Diedrich Coffee to attract, retain and motivate its management and other persons, to encourage and reward their contributions to the performance of Diedrich Coffee and to align their interests with the interests of Diedrich Coffee's stockholders. A total of 775,000 shares have been reserved for issuance under the incentive plan. The incentive plan is administered by the compensation committee of the board of directors, who determine the recipients and terms of the awards granted. The compensation committee is comprised of disinterested directors. The disinterested directors are eligible only to receive automatic nondiscretionary awards under the 1996 Non-Employee Directors Stock Option Plan described below. Under the incentive plan, options to purchase common stock may be granted with an exercise price below market value of such stock on the grant date. No such below market options have been granted.

     The board of directors or the compensation committee may amend, suspend or terminate the incentive plan at any time. Only the compensation committee, however, may take actions affecting the selection of award recipients or the timing, pricing and amounts of any awards. In addition, the maximum number of shares that may be sold or issued under the incentive plan may be increased and the class of persons eligible to participate in the incentive plan may be altered only with the approval of Diedrich Coffee's stockholders. With respect to all other amendments to the incentive plan, the board may, in its discretion, determine that such amendment shall only become effective upon approval by the stockholders of Diedrich Coffee. If the board determines that such stockholder approval may be advisable, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under federal or state securities laws, federal or state tax laws, or for the purpose of satisfying applicable stock exchange listing requirements.

1996 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

     In July 1996, Diedrich Coffee adopted the 1996 Non-Employee Directors Stock Option Plan, which authorizes the granting of non-qualified stock options to disinterested directors. The purpose of the directors plan is to promote the interests of Diedrich Coffee and its stockholders by using investment interests in Diedrich Coffee to attract and retain highly qualified independent directors. A total of 125,000 shares have been reserved for issuance under the directors plan. Pursuant to the directors plan, each non-employee director automatically receives an initial, one-time grant of an option to purchase up to 10,000 shares of Diedrich Coffee 's common stock. In addition to the initial grant, each non-employee director will also receive, upon each re-election to the Diedrich Coffee 's board, an automatic grant of an option to purchase up to 5,000 additional shares of Diedrich Coffee 's common stock. The initial grant vests over two years. The automatic re-election grant vests immediately prior to the next annual meeting of stockholders. All disinterested employee director options have a term of ten years and an exercise price equal to the fair market value of Diedrich Coffee's common stock on the date of grant.

1997 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN AND AGREEMENT

     In April 1997, the disinterested directors on the board of directors adopted and approved the 1997 Non-Employee Directors' Stock Option Plan and Agreement to recognize and compensate the disinterested directors for their service to Diedrich Coffee above and beyond normal requirements. Pursuant to that plan, one-time grants of options to purchase up to 10,000 shares of Diedrich Coffee's common stock were granted to each of Mr. Churm and Mr. Heeschen. These options vested on April 25, 1998, twelve months after they were granted. No additional options are available for grant under the 1997 Non-Employee Directors Stock Option Plan and Agreement.

EMPLOYMENT AGREEMENTS AND COMPENSATORY ARRANGEMENTS

     John E. Martin

     On November 17, 1997, John E. Martin entered into a letter agreement with Diedrich Coffee appointing him as a director of Diedrich Coffee and as Chairman of the Board. The agreement provides for a base salary of $100,000 per year for so long as Mr. Martin continues as Chairman of the Board. Mr. Martin is not to receive employee benefits nor any other compensation to which he would otherwise be entitled for serving on the board and he may be terminated at the discretion of the board at any time with or without reason. Diedrich Coffee has agreed to employ a full-time executive assistant on his behalf with an annual salary not to exceed $72,000 per year. Diedrich Coffee also agreed (1) to reimburse Mr. Martin for all reasonable and necessary travel and other business expenses incurred in connection with the performance of services under the agreement; (2) to enter into an indemnification agreement with Mr. Martin in the form provided to each of the other directors and executive officers of Diedrich Coffee; and
(3) to reimburse Mr. Martin for reasonable legal and accounting fees incurred in connection with the negotiation and execution of the agreement in an amount not to exceed $10,000. Finally, the agreement recognizes that Mr. Martin's other business interests relate to restaurants and provides that Diedrich Coffee waives any rights or claims to other business opportunities involving the restaurant business which may become available to Mr. Martin, other than opportunities involving the coffeehouse business or other businesses in which the principal activity involves the sale of coffee and coffee beverages.

     On November 17, 1997, Mr. Martin also entered into a stock option plan and agreement with Diedrich Coffee. Mr. Martin's option agreement was approved by the stockholders of Diedrich Coffee at a special meeting held on January 22, 1998. Mr. Martin was granted options to purchase an aggregate of 850,000 shares of common stock of Diedrich Coffee for the purpose of encouraging and rewarding Mr. Martin's contributions to the performance of Diedrich Coffee and to align Mr. Martin's interests with the interests of the stockholders. The options granted to Mr. Martin are exercisable, at the following exercise prices:

     (1) 450,000 shares of common stock at an exercise price of $4.00 per share;

     (2) 100,000 shares of common stock at an exercise price of $5.00 per share;

     (3) 150,000 shares of common stock at an exercise price of $8.00 per share; and

     (4) 150,000 shares of common stock at an exercise price of $10.00 per share.

     All of the options granted to Mr. Martin become exercisable on the earlier of May 15, 2002 or as soon as the closing price of Diedrich Coffee's common stock on the Nasdaq National Market exceeds the respective exercise price for at least seven trading days in any period of ten consecutive trading days. All options are to terminate if unexercised on November 17, 2002 or, if Mr. Martin resigns from Diedrich Coffee or Mr. Martin's employment is terminated by Diedrich Coffee for cause, the options will become unexercisable within sixty days. Only Mr. Martin is eligible to receive options under his option agreement and the options are not transferable or assignable. Subject to the discretion of the compensation committee of the board of directors, Mr. Martin may pay the exercise price for his options with cash or by delivery of shares of Diedrich Coffee's common stock with a value equal to the exercise price or through a combination of cash and shares.

     Timothy J. Ryan

     On November 17, 1997, Timothy J. Ryan entered into a two year employment agreement with Diedrich Coffee regarding his role as President and Chief Executive Officer. The agreement provides for an annual salary of $200,000 per year, a discretionary performance bonus which may be awarded by the compensation committee after twelve months of employment (not to initially exceed 25% of Mr. Ryan's base salary), and employee benefits that include three weeks annual vacation leave, reimbursement for all reasonable and necessary travel and other business expenses incurred in connection with the performance of services under the agreement, and the payment of a monthly car allowance of $600.00. The employment agreement may be terminated before the completion of two years in the event of Mr. Ryan's sustained incapacity as defined in the agreement or by Diedrich Coffee for cause as defined in the agreement. Mr. Ryan may also be terminated for any other reason, however, in such event, Mr. Ryan will be entitled to receive a severance payment equal to fifty percent of his base salary.

     On November 17, 1997, Mr. Ryan also entered into a stock option plan and agreement with Diedrich Coffee. Mr. Ryan's option agreement was approved by the stockholders of Diedrich Coffee at a special meeting held on January 22, 1998. Mr. Ryan was granted options to purchase an aggregate of 600,000 shares of the common stock of Diedrich Coffee for the purpose of encouraging and rewarding Mr. Ryan's contributions to the performance of Diedrich Coffee and to align Mr. Ryan's interests with the interests of the stockholders. The options granted to Mr. Ryan are exercisable, at the following exercise prices:

     (1) 50,000 shares of common stock at an exercise price of $3.50 per share;

     (2) 75,000 shares of common stock at an exercise price of $4.50 per share;

     (3) 125,000 shares of common stock at an exercise price of $5.00 per share;

     (4) 175,000 shares of common stock at an exercise price of $8.00 per share; and

     (5) 175,000 shares of common stock at an exercise price of $10.00 per share.

     The options become exercisable on the earlier of May 15, 2002 or upon the satisfaction of two conditions: (1) the options having vested pursuant to a vesting schedule set forth in the agreement, and (2) after the date of the agreement, the closing price of the common stock on the Nasdaq National Market shall have exceeded the option price per share for at least seven trading days in any period of ten consecutive trading days. All options are to terminate if unexercised on November 17, 2002 or, if Mr. Ryan resigns from Diedrich Coffee without good cause or Mr. Ryan's employment is terminated by Diedrich Coffee for cause, the options will become unexercisable within sixty days. Only Mr. Ryan is eligible to receive options under the his option agreement and the options are not transferable or assignable. Subject to the discretion of the compensation committee of the board of directors, Mr. Ryan may pay the exercise price for his options with cash or by delivery of shares of Diedrich Coffee's common stock with a value equal to the exercise price or through a combination of cash and shares.

     Martin R. Diedrich

     Martin R. Diedrich entered into a new employment agreement with Diedrich Coffee which appointed Mr. Diedrich as Diedrich Coffee's Chief Coffee Officer beginning as of June 29, 1998. The term of the agreement is three years. The agreement provides for a base salary of

$120,000 per annum, increasing to $140,000 per annum beginning in the second year of the agreement, and to $160,000 in the third year. Mr. Diedrich receives employee benefits consistent with Diedrich Coffee's policies for other senior executives.

     Ann Wride

     In April 1998, Ann Wride entered into an employment agreement with Diedrich Coffee appointing her Vice President and Chief Financial Officer. The agreement provides for a base salary of $155,000 per annum and an annual incentive bonus of up to 25% of base salary based on Diedrich Coffee's performance and Ms. Wride's performance against objectives approved by the board. If terminated without cause, Ms. Wride is entitled to six months salary as severance compensation. Ms. Wride also received options to purchase up to 50,000 shares of Diedrich Coffee's common stock at an exercise price of $5.8125 vesting over two years. Ms. Wride receives employee benefits consistent with Diedrich Coffee's policies from other senior executives.

     Dolf Berle

     In April 1998, Dolf Berle entered into an employment agreement with Diedrich Coffee appointing him Vice President of Franchise Development. The agreement provides for a base salary of $155,000 per annum and an annual incentive bonus of up to 25% of base salary based on Diedrich Coffee's performance and Mr. Berle's performance against objectives approved by the board. If terminated without cause, Mr. Berle is entitled to six months salary as severance compensation. Mr. Berle also received options to purchase up to 50,000 shares of Diedrich Coffee's common stock at an exercise price of $6.25 vesting over two years. Pursuant to the terms of the employment agreement, Mr. Berle was also granted 10,000 stock options annually for each of the five years following the end of the two-year vesting period of the initial grant. The exercise price of those options will be the date of the annual grant. Mr. Berle receives employee benefits consistent with Diedrich Coffee's policies from other senior executives.

     Catherine Saar

     On June 11, 1998, Catherine Saar entered into an employment agreement with Diedrich Coffee appointing her Vice President, Marketing. The agreement provides for a base salary of $120,000 per annum and an annual incentive bonus of up to 25% of base salary based on Diedrich Coffee's performance and Ms. Saar's performance against objectives approved by the board. If terminated without cause, Ms. Saar is entitled to four months salary as severance compensation. Ms. Saar also received options to purchase up to 20,000 shares of Diedrich Coffee's common stock at an exercise price of $7.75 vesting over two years. Ms. Saar is eligible for subsequent option grants. Ms. Saar receives employee benefits consistent with Diedrich Coffee's policies for other senior executives.

REPORT OF THE COMPENSATION COMMITTEE

     The compensation committee consists of Messrs. Churm, Goelman and Heeschen. The compensation committee administers Diedrich Coffee's stock option plans and sets compensation levels for Diedrich Coffee's executive officers. Diedrich Coffee's executive compensation policies and programs are designed to:

     - provide competitive levels of overall compensation that will attract and retain the best executive talent in the industry;

     - motivate executive officers to perform at their highest level;

     - align executive officer and stockholder interests to create stockholder value; and

     - reward executive officers for achievement of corporate and individual objectives.

     To achieve these goals, the compensation committee and the board of directors have established an executive compensation program consisting primarily of three integrated components: base salary, annual bonus and stock options.

     Base Salary. Base salaries for executive officers are set by the compensation committee after considering factors such as competitive environment, experience level, position, responsibility and overall contribution of the executive. Base salaries for the executive officers were established in their respective employment agreements.

     Annual Bonus. All executive officers, including the Chief Executive Officer, are eligible to receive an annual bonus. The employment agreements for the executive officers provide for discretionary performance bonuses based upon Diedrich Coffee's performance and the respective executive officer's contribution thereto. The board awarded annual bonuses to sixteen employees, including three of the executive officers, for the fiscal year ended January 27, 1999 because of outstanding performance by such persons during the year. These bonuses were paid after the fiscal year ended January 27, 1999 but related to performance during the fiscal year.

     Stock Options. The third component of the compensation program for executive officers is in the form of stock option awards. Diedrich Coffee's 1996 Stock Incentive Plan provides for long-term incentive compensation for Diedrich Coffee employees, including executive officers. Stock option awards align the interests of executive officers with those of stockholders by providing an equity interest in Diedrich Coffee, thereby providing incentive for the executive officers to maximize stockholder value. Option awards directly tie executive compensation to the value of Diedrich Coffee's stock. The compensation committee is responsible for determining, subject to the terms of the 1996 Stock Incentive Plan, the individuals to whom grants are made, the timing of grants and the number of shares per grant. The number of shares are determined based upon the individual's position in Diedrich Coffee, competitive company practices and the number of unvested shares already held by the individual. Stock options are generally granted with an exercise price equal to the fair market value of Diedrich Coffee's common stock on the date of grant. During fiscal 1999, the compensation committee granted stock options to approximately 76 employees. This was a wider employee base than in past years. The goal of the compensation committee was to ensure employees were focused on increasing stockholder value. The group included the majority of corporate office employees as well as general managers and assistant managers at the coffeehouse level.

     Chief Executive Officer. In November 1997, Diedrich Coffee entered into an employment agreement as well as a stock option plan and agreement with Mr. Ryan. The stockholders of Diedrich Coffee approved the Stock Option Plan and Agreement at a special meeting called for that purpose on January 22, 1998. The terms of Mr. Ryan's employment agreement and stock option plan and agreement are described under "-- Employment Agreements and Compensation Arrangements." The process of establishing the Chief Executive Officer's compensation parallels the process and criteria used in establishing compensation levels for other executive officers. There were no changes made during the fiscal year ended January 27, 1999 to Mr. Ryan's employment agreement or his compensation package.

     Policy with Respect to Internal Revenue Code Section 162(m). In 1993, the Internal Revenue Code was amended to add Section 162(m). Section 162(m) and the regulations thereunder place a limit of $1 million on the amount of compensation that may be deducted by Diedrich Coffee in any year with respect to certain of Diedrich Coffee's most highly compensated officers. Section 162(m) does not, however, disallow a deduction for qualified "performance-based compensation," the material terms of which are disclosed to and approved by stockholders. At the present time, Diedrich Coffee's executive officer compensation levels, other than "perform once-based compensation," do not exceed $1 million. The compensation committee and the board of directors plan to take such actions in the future to minimize the loss of tax deductions related to compensation as they deem necessary and appropriate in light of specific compensation objectives.

                                          Respectfully submitted,

                                          Peter Churm
                                          Paul C. Heeschen
                                          Lawrence Goelman

COMPENSATION COMMITTEE INTERLOCKS

     During the fiscal year ended January 27, 1999, the compensation committee of Diedrich Coffee's board of directors consisted of Mr. Churm, Mr. Goelman and Mr. Heeschen. No member of the compensation committee was, at any time during the fiscal year ended January 27, 1999 or at any other time, an officer or employee of Diedrich Coffee. There are no compensation committee interlocks between Diedrich Coffee and other entities involving Diedrich Coffee's executive officers and board members who serve as executive officers or board members of such other entities.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND RELATED MATTERS

     Diedrich Coffee's certificate of incorporation limits, to the maximum extent permitted by the Delaware General Corporation Law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers, other than liabilities arising from acts or omissions that involve intentional misconduct, fraud or knowing violations of law or the payment of distributions in violation of Delaware law. The certificate of incorporation provides further that Diedrich Coffee shall indemnify, to the fullest extent permitted by Delaware law, any person made a party to an action or proceeding by reason of the fact that such person was a director, officer, employee or agent of Diedrich Coffee. Subject to Diedrich Coffee's certificate of incorporation, the bylaws provide that Diedrich Coffee shall indemnify directors and officers for all costs reasonably incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his being an officer or director of Diedrich Coffee except where such director or officer is finally adjudged to have been derelict in the performance of his duties as such director or officer.

     Diedrich Coffee has entered into separate indemnification agreements with its directors and officers containing provisions that provide for the maximum indemnity allowed to. directors' and officers by the Delaware law and Diedrich Coffee's bylaws, subject to certain exceptions. The indemnification agreements may require Diedrich Coffee, among other obligations, to indemnify such directors and officers against certain liabilities that may arise by reason of their status as directors and officers, other than liabilities arising from willful misconduct of a culpable nature, provided that such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of Diedrich Coffee and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition. the indemnification agreements provide generally that Diedrich Coffee will, subject to certain exceptions, advance the expenses incurred by directors and officers as a result of any proceeding against them as to which they may be entitled to indemnification. Diedrich Coffee believes these agreements are necessary to attract and retain qualified persons as directors and officers. Diedrich Coffee also maintains directors' and officers' liability insurance.

     The indemnification provisions in Diedrich Coffee's bylaws, and the indemnity agreements entered into between Diedrich Coffee and its directors and executive officers, may permit indemnification for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Diedrich Coffee pursuant to the foregoing provisions or otherwise, Diedrich Coffee has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

KEY MAN LIFE INSURANCE

     Diedrich Coffee currently maintains a term life insurance policy in the amount of $10,000,000 on the life of Martin Diedrich under which Diedrich Coffee is the sole beneficiary.

CERTAIN TRANSACTIONS REGARDING DIEDRICH COFFEE

     On April 6, 1999, Diedrich Coffee entered into a $1,000,000 loan agreement and security agreement with Amre Youness, a former director of Diedrich Coffee and the beneficial owner of approximately 6.6% of the outstanding shares of Diedrich Coffee common stock. Under the loan agreement, all outstanding principal and interest is due and payable on April 6, 2000. The loan is secured by the assets of Diedrich Coffee with interest accruing and paid monthly at the prime rate plus 3%. In connection with the loan agreement, Diedrich Coffee issued warrants to Mr. Youness to purchase 70,000 shares of Diedrich Coffee's common stock at a price of $5.625 per share.

DIEDRICH COFFEE'S PRINCIPAL STOCKHOLDERS

     The following table shows the number of shares of Diedrich Coffee common stock beneficially owned as of April 1, 1999, by each person known by Diedrich Coffee to beneficially own 5% or more of the common stock, by each of the directors, by each of the executive officers named in the summary compensation table found on page 54 of this document, and by all directors and executive officers of Diedrich Coffee as a group. On April 1, 1999, there were 6,173,538 shares of common stock outstanding. Unless otherwise stated, and except for voting and investment powers held jointly with a person's spouse, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. All information with respect to beneficial ownership is based on filings made by the respective beneficial owners with the U.S. Securities and Exchange Commission or information provided to Diedrich Coffee by such beneficial owners.

                 NAME AND ADDRESS                       AMOUNT AND NATURE         PERCENT OF
              OF BENEFICIAL OWNER(1)                OF BENEFICIAL OWNERSHIP(2)      CLASS
              ----------------------                --------------------------    ----------
D.C.H., L.P.......................................          1,473,197(3)             23.9%
  450 Newport Center Drive
  Suite 450
  Newport Beach, CA 92660
Amre A. Youness...................................            430,958(4)              6.6%
  301 North Lake Avenue
  Suite 910
  Pasadena, CA 91101
Cosleno, Inc......................................            340,000(5)              5.2%
  3753 Howard Hughes Parkway
  Suite 200
  Las Vegas, NV 89109
Dolf A. Berle.....................................             25,000(6)                *
Peter Churm.......................................             45,000(7)                *
Martin Diedrich...................................            655,107                10.6%
Lawrence Goelman..................................            112,700(8)              1.8%
Paul C. Heeschen..................................          1,786,480(9)             28.8%
Steven A. Lupinacci...............................            309,061(10)             5.0%
John E. Martin....................................          1,258,533(11)            17.9%
Timothy J. Ryan...................................            629,367(12)             9.3%
Ann Wride.........................................             25,000(13)               *
All directors and executive officers..............          4,537,187(14)            58.0%
  as a group (8 persons)

-------------------------
  *  Less than 1%

 (1) Unless otherwise indicated, the address of each person in this table is c/o Diedrich Coffee, 2144 Michelson Dr., Irvine, California 92612.

 (2) Calculated pursuant to Rule 13d-3(d) under the Securities Exchange Act. Shares not outstanding that are subject to options or warrants exercisable by the holder thereof within 60 days of April 7, 1999 are deemed outstanding for the purposes of calculating the number and percentage owned by such stockholder, but not deemed outstanding for the purpose of calculating the percentage owned by each other stockholder listed. Unless otherwise noted, all shares listed as beneficially owned by a stockholder are actually outstanding.

 (3) Paul C. Heeschen, a director of Diedrich Coffee, is the sole general partner of this limited partnership with voting and investment power as to all shares beneficially owned by the limited partnership.

 (4) Pursuant to Schedule 13D filed with the Commission and dated as of October 14, 1997, includes 340,000 shares that are subject to warrants exercisable within 60 days of which he has shared voting and dispositive power with Cosleno, Inc.

 (5) Pursuant to Schedule 13D as filed with the Commission and dated as of October 14, 1997, Cosleno, Inc. and Amre A. Youness, who is the sole stockholder of Cosleno, Inc., have shared voting and dispositive power of the 340,000 shares that are subject to warrants exercisable within 60 days.

 (6) Includes 25,000 shares subject to options that are exercisable within 60 days.

 (7) Includes 25,000 shares subject to options that are exercisable within 60 days.

 (8) Includes 100,000 shares subject to options that are exercisable within 60 days. This number does not include the 85,000 shares subject to warrants held by the Virginia R. Cirica Trust. Ms. Cirica is Mr. Goelman's wife. Mr. Goelman disclaims any beneficial interest in the Virginia R. Cirica Trust, except to the extent to which Mr. Goelman is a contingent beneficiary under the terms of that trust.

 (9) Includes 1,473,197 shares beneficially owned by D.C.H., L.P. and 255,914 shares beneficially owned by Redwood Enterprises VII, L.P. Mr. Heeschen is the sole general partner of each of these partnerships with voting and investment power as to all of such shares. Also includes 25,000 shares held personally by Mr. Heeschen subject to options that are exercisable within 60 days and 25,000 shares purchased on the open market by the Palm Trust, of which Mr. Heeschen is a trustee with shared voting and investment power as to all of such shares.

(10) Mr. Lupinacci resigned as Chief Executive Officer, President and Chief Financial Officer effective March 12, 1997.

(11) Includes 850,000 shares subject to options that are exercisable within 60 days.

(12) Includes 600,000 shares subject to options that are exercisable within 60 days.

(13) Includes 25,000 shares subject to options that are exercisable within 60 days.

(14) Includes 1,650,000 shares subject to options that are exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the directors and officers of Diedrich Coffee and persons who own more than 10% of the company's equity securities are required to report their initial ownership of the company's equity securities and any subsequent changes in that ownership to the Commission and the Nasdaq National Market. Specific due dates for these reports have been established, and Diedrich Coffee is required to disclose in this document any late filings during the fiscal year ended January 27, 1999. To Diedrich Coffee's knowledge, based solely on its review of the copies of such reports required to be furnished to the company during the fiscal year ended January 27, 1999, all of these reports were timely filed.

STOCK PERFORMANCE GRAPH

     The following graph shows a comparison of the cumulative total returns for the period beginning on September 12, 1996, the date Diedrich Coffee's common stock was first publicly traded, and ending on January 27, 1999 for:

     - Diedrich Coffee's common stock;

     - the Total Return Index for the Nasdaq National Market (U.S. companies);
       and

     - the Total Return Index for Nasdaq Retail Trade Stocks.

Each of the above assumes an initial value of $100 and reinvestment of dividends. Although the graph would normally cover a five-year period, Diedrich Coffee's common stock has been publicly traded only since September 12, 1996, so the graph begins on that date. The comparisons in the graph are required by the Commission and are not intended to forecast or be indicative of possible future performance of the Diedrich Coffee's common stock.

                                                         RETAIL                      NASDAQ                       DDRX
                                                         ------                      ------                       ----
'9/12/96'                                                100.00                      100.00                      100.00
'10/30/96'                                                98.41                      102.88                       97.62
'1/29/97'                                                 97.34                      116.09                       80.95
'4/30/97'                                                 88.70                      107.83                       25.00
'7/30/97'                                                107.69                      136.25                       27.38
'10/29/97'                                               111.49                      137.99                       26.79
'1/28/98'                                                114.79                      139.16                       59.52
'4/29/98'                                                134.05                      159.67                       76.19
'7/29/98'                                                131.19                      161.73                       64.89
'10/28/98'                                               108.69                      150.99                       40.48
'1/27/99'                                                136.62                      209.69                       42.27

                        INFORMATION ABOUT COFFEE PEOPLE

BUSINESS

GENERAL

     Coffee People is the second largest specialty coffee retailer in the United States with 255 franchise and 65 company-operated stores in the United States and internationally as of March 6, 1999. In addition to its network of retail outlets, Coffee People operates a coffee roasting facility located in Castroville, California.

CORPORATE ORGANIZATION

     As of March 6, 1999, Coffee People was 69.3% owned by Second Cup.

     On May 19, 1998, Coffee People combined with Gloria Jean's Inc. in a transaction in which Coffee People acquired all of the outstanding common stock of Gloria Jean's in exchange for the issuance of 7,460,679 shares of Coffee People common stock to Second Cup USA Holdings, giving Second Cup majority ownership of the combined company. Following completion of this transaction, Coffee People relocated its corporate offices from Beaverton, Oregon to Castroville, where Gloria Jean's offices were located.

     Coffee People accounted for the transaction as a reverse merger in which Gloria Jean's was treated as the acquiror for financial reporting purposes. As a result of this accounting treatment, the historical financial statements of Gloria Jean's became the historical financial statements of the combined company. Also consistent with this accounting treatment, the fiscal year end for Coffee People was changed from December 31 to the last Saturday in June, to conform with the year end used by Gloria Jean's.

COFFEE PEOPLE RETAIL BRANDS

     Coffee People operates three retail brands:

     GLORIA JEAN'S: Gloria Jean's has 26 company-operated stores and 254 franchised stores in 38 states, one U.S. territory and in six foreign countries. Second Cup acquired the Gloria Jean's business effective September 30, 1995 from Brothers Retail Corp., a subsidiary of Brothers Gourmet Coffees, Inc. which had acquired the business in 1993 from its original owners. The first Gloria Jean's store opened in 1979 in Illinois and franchising of Gloria Jean's stores began in 1986.

     COFFEE PEOPLE (OREGON): Coffee People (Oregon) opened its first store in Portland, Oregon in 1983 and currently has 26 stores, all located in Oregon. All of the Coffee People (Oregon) stores are company-operated and include neighborhood coffee houses, drive-through espresso bars, mall-based stores and specialty kiosks.

     COFFEE PLANTATION: There are 13 company-operated Coffee Plantation stores and one franchised store -- 12 located in Phoenix, Arizona and two located in Tucson, Arizona. Coffee People acquired the Coffee Plantation stores in May 1997 from The Coffee Plantation, Inc., an indirect wholly-owned subsidiary of The Second Cup Ltd.

     Coffee People carries on its Gloria Jean's operations through its wholly owned subsidiary Gloria Jean's Inc., which indirectly owns 100% of the outstanding capital stock of Gloria Jean's Gourmet Coffees Franchising Corp. and Gloria Jean's Gourmet Coffees Corp. Gloria Jean's Franchising Corp. is in the business of selling franchisees the right to own and operate Gloria Jean's coffee stores. Gloria Jean's Gourmet Coffees is a wholesaler and distributor of coffees, beverage products, and related supplies and accessories to franchisees and third parties. In addition, Gourmet Coffees generally negotiates and leases sites for the location of Gloria Jean's stores on behalf of franchisees and subleases the sites to them on a cost pass through basis.

     Following the May 1998 merger with Gloria Jean's, management performed a strategic review to identify the most effective and profitable way to leverage the value and growth potential of its three brands. Management concluded that the franchise model used at Gloria Jean's was the best strategy for the Coffee People (Oregon) and Coffee Plantation brands. On September 1, 1998, Coffee People announced that it would make all existing company-operated Coffee People (Oregon) stores and Coffee Plantation stores available for franchising, and that new Coffee People (Oregon) and Coffee Plantation stores would be franchised. As a result of the proposed merger with Diedrich Coffee, this franchising program has been deferred.

PRODUCTS AND MARKETING

     Coffee People's retail stores all sell coffee and coffee beverages, although the product line differs somewhat among the three brands. Gloria Jean's retail outlets generally offer a full range of coffee beans, coffee beverages, teas and food as well as a variety of related gifts, supplies, equipment and accessories. The Coffee People (Oregon) and Coffee Plantation stores sell coffee beverages, coffee beans, cookies, pastries, ice cream, shakes and coffee-related merchandise. Some Coffee Plantation stores offer an expanded menu including soups, salads, sandwiches and light meals.

     Coffee People's central marketing strategy is to offer high quality products and exceptional customer service in a satisfying and stimulating environment that creates customer loyalty. Coffee People's primary product lines include:

     - BEVERAGES. Coffee People features brewed coffees, espresso-based drinks, ice-cream drinks, Mocha Chiller and Fruit Chillers and a variety of other drinks. Existing and new products are frequently sampled in stores to introduce customers to new taste experiences.

     - WHOLE BEANS. Coffee People features a number of proprietary blends and estate coffees as well as leading flavored coffees. The Gloria Jean's brand is known for its whole bean flavored coffees, which currently represent more than 50 percent of whole bean sales. Flavored coffee is a growing portion of the coffee industry. Coffee People believes that the ongoing development and featuring of new flavors, blends and single origin coffees provide customers with variety and retains their interest.

     - GIFT AND OTHER MERCHANDISE. Most of Coffee People's retail outlets carry proprietary coffee-related accessories, appliances and gift items to complement its coffee products. Because of their mall locations, the majority of Gloria Jean's mall-based stores place more emphasis on gift and accessory items.

     The following table sets forth, as percentages, the approximate sales mix by category of Coffee People's principal products for its 36 weeks ended March 6, 1999 for its company-operated stores:

                                                     COFFEE PEOPLE (OREGON)
                                    GLORIA JEAN'S    AND COFFEE PLANTATION
                                     % OF SALES            % OF SALES
                                    -------------    ----------------------
Beverages.........................        63%                  68%
Coffee Beans......................        17%                   6%
Food Items........................         6%                  24%
Gifts & Other Merchandise.........        14%                   2%
                                         ---                  ---
          Total...................       100%                 100%
                                         ===                  ===

DISTRIBUTION STRATEGY AND STORE TYPES

     Coffee People's principal distribution channel is retail stores, including mall-based stores, neighborhood coffee houses, drive-through espresso bars, airport stores, and specialty kiosks. Coffee People may seek to develop other distribution points such as wholesale, mail order catalogs, airlines and co-developed stores that feature coffee and other complementary products. For example, Coffee People (Oregon) has entered into a licensing agreement with an ice cream manufacturer for the distribution of ice cream under Coffee People's brand name in supermarkets and other grocery outlets.

     Coffee People has five retail operating systems:

     MALL-BASED STORE/KIOSK/CAFE. Coffee People's mall-based stores consist primarily of Gloria Jean's outlets. Mall-based stores generally are full-service stores with limited seating, selling coffee-related merchandise and whole beans along with prepared espresso-based drinks and other hot and cold beverages. As of March 6, 1999, Coffee People had 269 Gloria Jean's and four Coffee Plantation mall-based stores.

     NEIGHBORHOOD COFFEE HOUSE. Neighborhood coffee houses, located in both urban and suburban neighborhoods and business districts, offer a complete line of coffee products, including beverages, beans and merchandise. As of March 6, 1999, Coffee People had 18 neighborhood coffee houses: seven in the Portland area and one in Eugene, Oregon operating under the Coffee People brand, eight neighborhood coffee houses in Arizona operating under the Coffee Plantation brand and two under the Gloria Jean's brand.

     DRIVE-THROUGH ESPRESSO BAR. The drive-through espresso bar operates under the Motor Moka(R) sub-brand. As of March 6, 1999, Coffee People operated ten of these stores in Portland, two of which have indoor seating. Drive-through stores without indoor seating generally have a walk-up window. These stores are designed to maximize customer convenience by eliminating the need to park a car and walk into a store.

     AIRPORT STORE. Coffee People (Oregon) operates seven stores at Portland International Airport operating under the sub-brand name Aero Moka(R). These stores include quick grab-and-go kiosks, coffee bars and a sit-and-relax cafe. Gloria Jean's has two airport stores and is in the process of opening more. Coffee People believes these types of stores provide increased brand recognition.

     SPECIALTY KIOSK OR CART. Coffee People's specialty kiosk or cart format is designed for placement in high-traffic locations such as supermarkets, university campuses and office building lobbies. Kiosks primarily sell coffee beverages and pastries. As of March 6, 1999, Coffee People has ten kiosks -- seven operating under the Gloria Jean's brand, one in Portland operating under the Coffee People brand and two Coffee Plantation kiosks in Phoenix. Coffee People intends to expand in this area as opportunities arise.

COFFEE ROASTING FACILITY

     Coffee People operates its own coffee roasting facility in Castroville, California, from which it supplies all its franchise and company-operated stores. Following the merger with Gloria Jean's, Coffee People integrated the Coffee People (Oregon) and Coffee Plantation roasting requirements into the Castroville roasting facility. In addition, Coffee People has begun roasting some of Diedrich's coffee requirements in its Castroville facility. The green coffee being roasted has been sourced by Diedrich Coffee.

     In order to avoid speculation on spot coffee prices, which are subject to price fluctuations, Coffee People typically enters into contracts to lock in a portion of its future coffee prices. As of March 6, 1999, Coffee People had contracted for approximately 84 percent of its overall estimated coffee requirements through June 1999. Coffee People is subject, however, to the worldwide supply and availability of coffee. Substantially all of Coffee People's coffees are delivered through the port of San Francisco, approximately 115 miles from Castroville.

     Coffee People is committed to delivering the highest quality coffee and has developed supply relationships with specialty coffee growers and processors to ensure a reliable ongoing source of quality green coffee. The coffee is roasted, packaged and distributed in accordance with exacting quality standards. Roasted whole bean coffees are packaged in special one-way valve bags which allow gases emitted by the freshly roasted coffee to escape while preventing air or moisture from entering the bag and causing the coffee to stale.

     In 1997, Coffee People began using a 4 ounce valve can which applies the same one-way valve technology to a can, permitting freshly ground coffee to be packaged immediately after roasting. This results in fresher coffee than typically available in a can, providing customers with a convenient, high quality product which is particularly important for gift giving when the coffee may not be consumed for several weeks after it is purchased. Coffee People manufactures these canned coffee products for its franchisee stores, company-operated stores and Second Cup stores in Canada.

     Coffee People sells and distributes coffees to its franchisees on a cost-plus basis, which includes the actual cost of green coffee and costs associated with roasting and delivery, plus a fixed mark-up. As a result, the gross profit from wholesale product sales is generally insulated from variability in coffee prices except to the extent that such fluctuations affect the demand for specialty coffee. Gross profit associated with sales of coffee at company-operated stores is not similarly insulated.

FRANCHISES

     On September 1, 1998, Coffee People announced that it was adopting an "all franchising" business strategy. Existing company-operated stores operating under the Coffee People (Oregon) and Coffee Plantation brands, as well as new stores, are currently being offered for franchising. The Gloria Jean's stores are already primarily franchised. As a result of the proposed merger with Diedrich Coffee, this franchising program has been deferred.

     FRANCHISE OPERATIONS

     Coffee People's current franchise agreement requires franchisees to purchase all of their coffee from Coffee People. In addition, Coffee People supplies franchisees with other non-coffee products, such as cups, bags and napkins. Suppliers of products sold in its franchised stores are subject to Coffee People approval to ensure that quality standards and product consistency are maintained at all times.

     Coffee People has the first right to purchase any existing franchise store that a franchisee wishes to sell. If Coffee People does not choose to purchase the franchise, it has the right to approve the new franchisee prior to the franchise transfer.

     Management believes that store profitability and the quality of customer service are maximized when stores are operated by talented and committed management. Coffee People has implemented a rigorous screening process for the selection of qualified franchisees and management.

     FRANCHISE SUPPORT PROGRAMS

     Coffee People provides a variety of support services to its franchisees. These services include:

     - training,

     - supervision,

     - business consultation,

     - strategic direction,

     - marketing,

     - product sourcing, and

     - volume purchasing savings.

Coffee People has established an intensive three week training program for its franchisees which includes training on in-store operations, coffee knowledge, merchandising, buying, controls and accounting. Management works closely with franchisee representatives on issues that affect the operations of stores. Franchisees are surveyed regularly to provide feedback on subjects that affect the operations of their stores.

     FRANCHISE ECONOMICS

     The franchisee is responsible for all of the capital expenditures associated with the store, although Coffee People usually coordinates construction and development of new stores to ensure consistency. For drive-through units, Coffee People plans to use both a single store and an area development approach, under which the area developer agrees to develop a specified number of units in a geographical territory and obtains certain rights to that territory. Ongoing charges to franchisees include a royalty of 6 percent of gross sales, and an advertising fund contribution of up to 3 percent of gross sales.

FACILITIES AND STORE LOCATIONS

     All of the Gloria Jean's locations are operated in leased premises, most situated in regional malls. Virtually all of the leased premises occupied by franchised outlets are leased by Gloria Jean's which then enters into sublease agreements with the franchisee on a cost pass-through basis. Gloria Jean's, however, remains obligated under the lease. Gloria Jean's stores are designed to accommodate locations in various sizes, ranging from 170 square foot kiosk outlets (which sell principally coffee drinks and other beverages) to 2,000 square foot full service stores.

     Coffee People owns the land and buildings on which two of its company-operated Coffee People (Oregon) drive-through espresso bars (Motor Moka(R)) are operated. In addition, it owns the building and leases the underlying land for five additional company-operated facilities. Existing company-operated retail stores range from 150 to 2,850 square feet. The monthly lease rate for certain stores is based on that store's monthly sales revenue. Some of Coffee People's leases expire in the near future.

     One of the Coffee People (Oregon) company-operated stores is operated in a shopping mall undergoing redevelopment for which rent is paid month-to-month. The lessor, at any time, could demand that Coffee People vacate the premises on 30 days prior written notice. Coffee People has periodic discussions with the lessor relative to entering into a long-term lease.

     Under its lease with the Port of Portland for the seven Aero Moka stores at Portland International Airport, Coffee People (Oregon) is required to enter into a joint venture with a certified disadvantaged business enterprise for one of its airport stores. Upon entry into the joint venture, Coffee People will have a 49 percent ownership in that store.

     Coffee People's corporate offices and roasting facilities in Castroville, California consist of approximately 60,000 square feet and are leased through December 31, 2005. Coffee People believes that its facilities in Castroville are adequate for its present needs and for the foreseeable future.

     Coffee People currently leases approximately 9,400 square feet of office space in Beaverton, Oregon and 1,888 square feet of office space in Tempe, Arizona for its regional offices. Coffee People is seeking to sublet or assign the lease, which expires in February 2004, for portions of its Beaverton office. Approximately 2,660 square feet is currently subleased to a third party.

     Coffee People's stores as of March 6, 1999 were located as follows:

                              GLORIA JEAN'S STORES

                  LOCATION                    NUMBER OF STORES
                  --------                    ----------------
United States:
  Midwest...................................         78
  West......................................         53
  East......................................         47
  Southeast.................................         32
  Northeast.................................         17
  Southwest.................................         16
                                                    ---
          Total.............................        243
United States Territory (Guam)..............          1
International
  Ireland...................................          3
  Japan.....................................         15
  Korea.....................................          2
  Mexico....................................          6
  Australia.................................          7
  United Arab Emirates......................          3
                                                    ---
          Total.............................         36
All Gloria Jean's stores....................        280
                                                    ===

Midwest: Arkansas, Illinois, Indiana, Kansas, Michigan, Minnesota, Nebraska, North Dakota, Oklahoma, Wisconsin, Missouri

West: Hawaii, California, Colorado, Nevada, Washington

East: Maryland, New Jersey, New York, Ohio, Pennsylvania, Virginia, West
Virginia

Southeast: Florida, Georgia, Kentucky, Louisiana, South Carolina, North Carolina, Tennessee

Northeast: Connecticut, Massachusetts, Maine, New Hampshire, Vermont

Southwest: Arizona, New Mexico, Texas

              COFFEE PEOPLE (OREGON) STORES
Oregon...............................................   26

                 COFFEE PLANTATION STORES
Arizona..............................................   14
                                                       ---
          TOTAL STORES:..............................  320
                                                       ===

COMPETITION

     The specialty coffee market is intensely competitive and highly fragmented. With low barriers to entry, competition in the industry is expected to increase from national and regional chains, franchise operators and local specialty coffee stores.

     Coffee People competes with a growing number of specialty coffee retailers including Starbucks, Seattle's Best Coffee, Barnie's, Coffee Beanery Ltd, Caribou, Peet's Coffee and many others. Coffee People competes against virtually all coffee sellers. A number of nationwide coffee manufacturers, such as Kraft General Foods, Proctor & Gamble, and Nestle, distribute coffee products in supermarkets and convenience stores, which may serve as substitutes for Coffee People coffees. Other specialty coffee companies including Starbucks, Seattle's Best Coffee, Bucks County, Brothers Gourmet Coffees and Green Mountain Coffee Roasters, sell whole bean coffees in supermarkets and variety and discount stores.

INTELLECTUAL PROPERTY

     Coffee People owns federal trademark registrations for "Coffee People," "Coffee Plantation," and "Gloria Jean's" as well as several other slogans, product names, design marks and logos. Coffee People also owns a number of common law service marks and trademarks in the United States including "Gloria Jean's Coffee Bean." Several federal trademark applications are pending, including one for "Gloria Jean's Coffees." Coffee People has also received trademark and service mark protection for the name Coffee People and related marks in Canada and Japan.

GOVERNMENT REGULATION

     In addition to the laws and regulations relating to the food service industry, Coffee People is subject to Federal Trade Commission, or the FTC, regulation and state laws which regulate the offer and sale of franchises.

     The FTC's Trade Regulation Rule relating to Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures generally requires Coffee People to give prospective franchisees a franchise offering circular containing information prescribed by the rule. In addition, several states regulate the offer and sale of franchises and require registration of the franchise offering with state authorities.

     State laws that regulate the offer and sale of franchises and the franchisor-franchisee relationship exist in a substantial number of states. These laws generally require registration of the franchise offering with state authorities prior to making offers or sales and regulate the franchise relationship by, for example:

     - requiring the franchisor to deal with its franchisees in good faith,

     - prohibiting interference with the right of free association among franchisees,

     - prohibiting discrimination in fees and charges,

     - regulating the termination of the relationship,

     - requiring repurchase of inventories in some circumstances,

     - restricting nonrenewal by the franchisor,

     - limiting restrictions on transfers or inheritance of the franchisee's interests, and

     - regulating placement of competing units which might adversely affect the franchisee's results.

     These laws have not prevented Coffee People from seeking franchisees in any given area. Although the laws may restrict a franchisor in the termination of a franchise agreement by, for example, requiring "good cause" to exist as a basis for the termination, advance notice to the franchisee of the termination, an opportunity to cure a default and repurchase of inventory or other compensation, these provisions have not had a significant effect on Coffee People's franchise-related operations.

     Coffee People believes that its operations comply in all material respects with the FTC rule and state franchise laws. Any changes to the FTC rule or state franchise laws, or future court or administrative decisions, however, could affect Coffee People's franchise business.

     There are also extensive federal, state and local government regulations relating to the development and operation of food service outlets, including laws and regulations relating to:

     - building and seating requirements,

     - the preparation and sale of food,

     - cleanliness,

     - safety in the workplace, and

     - accommodations for the disabled.

Coffee People's relationship with its employees is also subject to regulation, such as:

     - minimum wage requirements,

     - anti-discrimination laws,

     - overtime and working conditions and

     - citizenship requirements.

EMPLOYEES

     As of March 6, 1999, Coffee People had 893 employees, of which 364 were full time and 529 were part time employees. None of the employees are covered by a collective bargaining agreement. Coffee People believes that its employee relations are good.

LEGAL PROCEEDINGS

     Coffee People is a defendant and a plaintiff in various lawsuits from time to time. No legal proceedings are in progress or pending against Coffee People, other than proceedings set forth below or proceedings incidental to carrying on its business and operations in the ordinary course which, individually or in the aggregate, are not material to Coffee People.

     Security Trust Company v. Gloria Jean's Gourmet Coffees Corporation. The claimant filed a claim in the Superior Court of the State of California, County of Contra Costa, asking for unpaid rent and late charges for a Gloria Jean's store in Richmond, California vacated by Coffee People. Gloria Jean's has requested that the landlord mitigate damages caused by early termination of the lease by seeking to relet the premises. Unpaid rent plus rent through the remainder of the original lease term would be approximately $175,000. Management does not believe the outcome of this litigation will have a material adverse effect on Coffee People.

     KKW Enterprises, Inc. v. Gloria Jean's Gourmet Coffee Franchising Corp. On or about May 7, 1998, plaintiff filed a complaint against Franchising Corp. in the Superior Court of the State of Rhode Island for Providence County alleging that Franchising Corp. by making certain misrepresentations fraudulently induced plaintiff to enter into franchise agreements for Gloria Jean's stores. Plaintiff seeks damages for the losses it purportedly incurred in obtaining and operating its Gloria Jean's stores and rescission of its two remaining franchise agreements. On Franchising Corp.'s motion, the case was removed to the United States District Court for the District of Rhode Island. Franchising Corp. has filed a Demand for Arbitration with the Chicago office of the American Arbitration Association, seeking a declaration that Franchising Corp. has no liability for the claims asserted and has demanded that plaintiff submit the claims pending in the District Court to arbitration in accordance with the franchising agreements. This case is still in the early stages of litigation and there can be no assurance that a favorable outcome will be obtained or that if the matter were resolved in favor of the plaintiff there would not be a material adverse effect on Coffee People.

     Sugai Products, Inc. v. Kona Kai Farms, Inc., Regton Companies, Inc., Starbucks Corp., Peet's Coffee and Tea, Inc., Gloria Jean's Gourmet Coffees Corp. On January 9, 1997, the plaintiffs filed a putative class action against the defendants alleging violation of the Lanham Act, the Hawaii Uniform Deceptive Trade Practices Act and the Hawaii Unfair Trade Practices Act. The plaintiffs, who purport to represent a class of Kona coffee growers, wholesalers and retailers, allege that the defendants sold coffee beans grown in Central America under the false label "Kona coffee" and seek an injunction, unspecified damages, attorneys' fees and costs. In March, Gourmet Coffees Corp. and certain other defendants moved to dismiss the complaint or, in the alternative, for a more definitive statement of the claim. The plaintiffs filed a motion for class certification in July 1997. In January 1998, the United States District Court for the District of Hawaii denied class certification.

     In June of last year, Gloria Jean's, Brothers Gourmet Coffees, and Brothers Retail Corp. agreed on present and future indemnification in connection with the settlement of the escrow account established pursuant to The Second Cup's purchase of Gloria Jean's stock from Brothers. As consideration for the settlement, Gloria Jean's has released Brothers from further liability for all pending and future legal proceedings. Brothers has agreed to continued indemnification of Gloria Jean's in connection with the Kona litigation as it relates to the period ended November 9, 1995 and for amounts owed on California and Illinois sales tax audits, currently under way, in excess of $130,000. On August 27, 1998, Brothers filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code with the United States Bankruptcy Court for the District of Delaware. However, Coffee People intends to take such legal measures management believes appropriate to protect any claims it may have against Brothers.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

DERIVATIVE INSTRUMENTS

     The supply and price of green coffee beans is subject to significant volatility, generally caused by multiple factors beyond Coffee People's control, including weather, political and economic conditions in coffee producing countries, and other supply-related matters. Because Coffee People's coffee roasting operation supplies products to franchisees on a cost-plus basis, Coffee People believes that its gross profit on wholesale sales is generally insulated from the risk of volatility in prices of green coffee beans, except to the extent that such fluctuation affects the demand for specialty coffee. Company-operated stores are not so similarly insulated. In addition, other factors may affect gross profit, such as production efficiencies or inefficiencies, including roasting shrinkage, and write-offs of excess coffee inventories. During fiscal year 1997, worldwide coffee prices increased significantly.

     In order to avoid speculation on spot coffee prices, Coffee People typically undertakes to lock in the cost of a portion of its future coffee purchases by entering into contracts to purchase green coffee over future periods at fixed prices, or at future prices to be determined within one to 12 months from the time of the actual purchase. At March 6, 1999, these purchase commitments totaled approximately $2,930,000 for approximately 2,540,000 pounds of green coffee, at an average contract cost per pound of $1.21. These commitments together with existing inventory represent approximately 80% of Coffee People's estimated coffee requirements through March 3. These commitments are not currently favorable to market at March 6, 1999, as the current market price for a pound of green coffee is approximately $1.03 per pound.

     Coffee People does not use commodity based financial instruments to hedge coffee purchases.

FINANCIAL MARKET RISK

     Coffee People does not maintain a substantial investment portfolio. However, it does have arrangements with its primary bank to invest monies on deposit in overnight repurchase agreements and in other marketable short-term securities with maturities of generally less than 90 days. Based upon the current portfolio, a 100 basis point move in short-term interest rates would not have a material effect on Coffee People's financial condition or results of operations.

     Coffee People's principal market risk with respect to its financial debt instruments is to changes in the prime rate charged by major banks in the United States and to other benchmark rates to which interest rates under Coffee People's loan agreements may be tied. In June 1998, Coffee People elected to have a portion of its term loan with Bank of America bear interest at 2.25% over IBOR, an offshore rate used by the bank that is similar to LIBOR. Under the current arrangement, this rate will be adjusted periodically.

     On April 9, 1999, Coffee People elected to have the interest rate on $3,000,000 of its term loan continue to be referenced to the IBOR. The rate on has been fixed at 7.18% through May 10, 1999. The rate on the remaining balance of $674,500 is 8.25%, 0.5% over the bank's prime rate of 7.75% as of March 6, 1999. At March 6, 1999, a 100 basis point increase in the IBOR would result in additional interest expense of $30,000 on an annualized basis. A return to the 8.25% floating rate tied to the prime rate, which was 7.75% at March 6, 1999, would have a similar impact on Coffee People's results of operations.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the Coffee People's executive officers who will become executive officers of Diedrich Coffee.

EXECUTIVE OFFICERS

        NAME          AGE                  POSITION(S) HELD
        ----          ---                  ----------------
Alton W. McEwen.....  55     President and Chief Executive Officer
Mark J. Archer......  42     Executive Vice President, Chief Financial
                             Officer and Secretary
Robert Rodriguez....  45     President, Gloria Jean's division
Thomas M.             41     Senior Vice President, Coffee Plantation
  Twitchel..........         division
James A. McDermet...  44     Senior Vice President, Coffee People
                             (Oregon) division
Anthony Bonwell.....  48     Vice President, Real Estate and Construction
Bill Grimm..........  52     Vice President, Franchising
Matthew J. Kimble...  46     Vice President, Human Resources
Paul J. Marshall....  47     Vice President, Information Services
Julie A. Munger.....  38     Vice President, Corporate Controller
Lisa T. Steere......  35     Vice President, Marketing

     ALTON W. MCEWEN has been President and Chief Executive Officer of Coffee People since May 1998. Mr. McEwen was President and Chief Operating Officer of Gloria Jean's from 1996 to 1998. From 1988 to 1996, Mr. McEwen was President and Chief Operating Officer of Second Cup Ltd. and has been a director of Second Cup Ltd. since 1988. He has been a director of Gloria Jean's, Franchising Corp., Gourmet Coffees and Edglo since November 1995.

     MARK J. ARCHER has been Executive Vice President, Chief Financial Officer and Secretary of Coffee People since May 1998 and held the position of Executive Vice President, Chief Financial Officer and Secretary of Gloria Jean's from February 1998 to May 1998. In June 1998, he was appointed Chief Financial Officer and director of Gloria Jean's, Franchising Corp., Gourmet Coffees, Inc. and Edglo. He previously was Senior Vice President and Chief

Financial Officer of Jamba Juice Company from September 1995 through November 1997. Mr. Archer served as Chief Financial Officer and a director of Del Taco, Inc. from 1993 to 1995 and as Chief Financial Officer of Canteen Corporation from 1989 to 1993.

     ROBERT RODRIGUEZ has been President of Coffee People's Gloria Jean's unit since September 1998. Previously, he was with McDonald's Corporation from 1992 to September 1998, serving as Region Vice President of Operations and Division Vice President of Strategic Planning. He worked with PepsiCo's Taco Bell division from 1981 to 1992, serving as zone vice president from 1989 to December 1991.

     THOMAS M. TWITCHEL became Senior Vice President of Coffee People's Coffee Plantation division in May 1998. He was a management and real estate consultant with TMT Partners from August 1997 to May 1998. From November 1996 to August 1997, he was Senior Vice President of Coffee Plantation, Inc., a wholly-owned subsidiary of Second Cup. Ltd. Mr. Twitchel was Vice President of Operations with Red Robin International, Inc. in Irvine, California from 1993 until 1996.

     JAMES A. MCDERMET joined Coffee People in November 1998 as Senior Vice President of the Coffee People (Oregon) division. From July 1996 to June 1998, he was President and Chief Operating Officer of Briazz, Inc. From November 1994 to July 1996, he was President and Chief Operating Officer of Java Southeast, Inc. From 1975 to 1994, he served in various capacities at Burger King Corporation, including Retail Division Sector Vice President and Regional Vice President and General Manager where he oversaw over 300 company and franchise locations.

     ANTHONY BONWELL joined Coffee People in March 1999 as Vice President, Real Estate and Construction. Previously, Mr. Bonwell worked for the McDonald's Corporation in real estate from 1986 until March 1999. From April 1993 until March 1999, he was Real Estate Manager in the San Diego Regional Office.

     BILL GRIMM has been Vice President, Franchising since January 1999. From May 1998 to January 1999, Mr. Grimm was President of Grimm International, a consulting firm in Los Angeles. From October 1996 to May 1998, Mr. Grimm was Vice President of Franchising for California Pizza Kitchen. From June 1996 to October 1996, Mr. Grimm was Director of New Business Development for Allied Domeeq in Los Angeles. From March 1993 to June 1996, he was National Director of Franchise sales for Baskin Robbins.

     MATTHEW J. KIMBLE joined Coffee People in January 1997 as Vice President, Human Resources. From February 1991 to January 1997, he served as Human Resources Manager for Thrifty Payless, Inc.

     PAUL J. MARSHALL joined Coffee People in October 1998 as Vice President, Information Services. From January 1998 until October 1998, he worked as an MIS consultant, primarily for Coffee People. From January 1997 to January 1998, he was Vice President MIS for MacFrugal's Bargains Closeouts, Inc. in Carson, California. From 1995 to December 1996, he was Vice President of MIS for Kids Mart in Los Angeles, California. From 1994 to 1995, he was Vice President of MIS for Contempo Casuals in Los Angeles, California. From 1984 to 1994, Mr. Marshall was employed by Carter Hawley Hale Stores, Inc. in Anaheim, California, in various capacities, most recently as Senior Manager.

     JULIE A. MUNGER joined Coffee People in August 1998 as Vice President & Corporate Controller and Chief Financial Officer of the Gloria Jean's division. She was previously Director of Business Analysis and Vice President & Controller for Household Credit Services, Inc., a subsidiary of Household International, from 1987 to 1998. A Certified Public Accountant in California, Ms. Munger worked at Deloitte, Haskins and Sells from 1984 to 1987.

     LISA T. STEERE was elected Vice President, Marketing in May 1998, having held the same position with Gloria Jean's from August 1997 to May 1998. She was Marketing Director for Fresh Express from October 1996 to August 1997. From 1991 to 1996, Ms. Steere held several positions with Nestle, including Consumer Marketing Director in their Beverage Division. From 1989 to 1991, she was Assistant Brand Manager of Coffee at Proctor & Gamble.

DIRECTORS

     Diedrich Coffee has agreed to create a vacancy on its board upon completion of the merger and appoint a director designated by Second Cup. Second Cup has designated Randy Powell as its director nominee for Diedrich Coffee's board. Mr. Powell's principal occupation for the last five years, as well as some additional information, is set forth below.

     RANDY POWELL is the President and Chief Executive Officer of The Second Cup Ltd. Mr. Powell joined Second Cup as President and Chief Operating Officer, Canadian Operations effective August 11, 1997. Prior to August 1997, Mr. Powell was President and General Manager, S.C. Johnson & Son, Limited and prior to June 1994, he was Vice-President Sales, Campbell Soup Company Limited.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid by Coffee People during the last three fiscal years to its Chief Executive Officer and Coffee People's next most highly compensated persons who will be executive officers of Coffee People after the merger.

                                                                                          LONG-TERM
                                                                                         COMPENSATION
                                                                                            AWARDS
                                                         ANNUAL COMPENSATION             ------------
                                                --------------------------------------    SECURITIES
                                       FISCAL                           OTHER ANNUAL      UNDERLYING     ALL OTHER
     NAME AND PRINCIPAL POSITION        YEAR    SALARY($)   BONUS($)   COMPENSATION($)    OPTIONS(#)    COMPENSATION
     ---------------------------       ------   ---------   --------   ---------------   ------------   ------------
Alton W. McEwen(1)...................   1998    $225,000    $25,000            (*)          63,900(3)     $   363(4)
  President, Chief Executive            1997     212,000         --        $45,000(2)        6,200(3)         363(4)
  Officer                               1996          --         --             --              --             --
Mark J. Archer(5)....................   1998    $ 58,346         --        $54,359(6)       50,000             --
  Executive Vice President,             1997          --         --             --              --             --
  Chief Financial Officer               1996          --         --             --              --             --
  and Secretary
Robert Rodriguez(7)..................   1998          --         --             --              --             --
  President, Gloria Jean's              1997          --         --             --              --             --
  division                              1996          --         --             --              --             --
Thomas M. Twitchel(8)................   1998    $ 28,526    $25,000             --              --        $75,000(9)
  Senior Vice President, Coffee         1997          --         --             --              --             --
  Plantation division                   1996          --         --             --              --             --
James A. McDermet(10)................   1998          --         --             --              --             --
  Senior Vice President, Coffee         1997          --         --             --              --             --
  People (Oregon) division...........   1996          --         --             --              --             --

-------------------------
  * Benefits and perquisites received totaled less than 10% of combined salary and bonus.

 (1) Mr. McEwen became President and Chief Executive Officer of Coffee People on May 19, 1998 upon completion of the Gloria Jean's merger. He was appointed as President of Second Cup's U.S. operations (including Gloria Jean's) on July 22, 1996.

 (2) Represents a housing subsidy paid to Mr. McEwen in conjunction with his appointment as an officer of Gloria Jean's and his relocation to Castroville, California.

 (3) Reflects options to purchase 50,000 common shares of Coffee People granted in fiscal year 1998, 13,900 options to purchase shares of The Second Cup Ltd. granted in fiscal 1998 and 6,200 options to purchase shares of The Second Cup Ltd. granted in fiscal 1997.

 (4) Represents premium for term life insurance.

 (5) Mr. Archer joined Gloria Jean's as Executive Vice President, Chief Financial Officer and Secretary on February 19, 1998. Upon completion of the Gloria Jean's merger on May 19, 1998, he assumed these positions with Coffee People.

 (6) Represents moving expenses and housing subsidies paid to Mr. Archer in conjunction with his appointment as an officer of Gloria Jean's and his relocation to Castroville, California.

 (7) Mr. Rodriguez was appointed President, Gloria Jean's division, in September 1998.

 (8) Mr. Twitchel was appointed Senior Vice President, Coffee Plantation division, in May 1998. He served as Senior Vice President of Coffee Plantation, Inc. from November 1996 to August 1997. Between August 1997 and May 1998 Mr. Twitchel was not employed by Coffee People or Coffee Plantation.

 (9) Represents severance paid to Mr. Twitchel on the termination of his employment with Coffee Plantation in August 1997.

(10) Mr. McDermet was appointed Senior Vice President, Coffee People (Oregon) division, in November 1998.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding stock options granted to the following executive officers during the fiscal year ended June 27, 1998.

                                                                                    POTENTIAL REALIZABLE
                                               PERCENT                                    VALUE AT
                                               OF TOTAL                                ASSUMED ANNUAL
                                 NUMBER OF     OPTIONS                                 RATES OF STOCK
                                 SECURITIES   GRANTED TO                             PRICE APPRECIATION
                                 UNDERLYING   EMPLOYEES    EXERCISE                  FOR OPTION TERM(1)
                                  OPTIONS     IN FISCAL      PRICE     EXPIRATION   ---------------------
             NAME                GRANTED(#)      YEAR      ($/SHARE)      DATE        5%($)      10%($)
             ----                ----------   ----------   ---------   ----------   ---------   ---------
Alton W. McEwen................    50,000       20.1%        $3.20      6/23/08     $100,623    $254,999
Mark J. Archer.................    50,000       20.1%        $3.20      6/23/08     $100,623    $254,999
Thomas M. Twitchel.............    15,000        6.0%        $3.20      6/23/08     $ 30,187    $ 76,500

-------------------------
(1) The potential realizable values listed are based on an assumption that the market price of Coffee People's common stock appreciates at the stated rate, compounded annually, from the date of grant to the expiration date. The 5% and 10% assumed rates of appreciation are determined by the rules of the Commission and do not represent Coffee People's estimate of the future market price of Coffee People's common stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth the number of shares covered by exercisable and unexercisable options held by the following executive officers on June 27, 1998, and the aggregate gains that would have been realized had these options been exercised on June 27, 1998, even though these options were not exercised, and the unexercisable options could not have been exercised, on that date. The following executive officers did not exercise any stock options during the 1998 fiscal year.

                                   NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                  UNDERLYING UNEXERCISED              IN-THE-MONEY OPTIONS
                               OPTIONS AT FISCAL YEAR END(#)        AT FISCAL YEAR END($)(1)
                              -------------------------------    -------------------------------
            NAME              EXERCISABLE    UNEXERCISABLE(2)    EXERCISABLE    UNEXERCISABLE(2)
            ----              -----------    ----------------    -----------    ----------------
Alton W. McEwen.............      --              50,000             --                --
Mark J. Archer..............      --              50,000             --                --
Thomas W. Twitchel..........      --              15,000             --                --

-------------------------
(1) These amounts represent the difference between the exercise price of the in-the-money options and the market price of Coffee People's common stock on June 27, 1998. The closing price of Coffee People's common stock on that day on the Nasdaq National Market was $3.06. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

(2) Future exercisability is subject to a number of factors, including, but not limited to, the optionee remaining employed by the Coffee People.

COFFEE PEOPLE'S PRINCIPAL STOCKHOLDERS

     The following table shows, as of March 6, 1999, the number and percentage of outstanding shares of the common stock beneficially owned by each person known by Coffee People to beneficially own 5% or more of the common stock, by each director, by each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers of Coffee People as a group. To Coffee People's knowledge, each named beneficial owner has sole voting and investment power with respect to the shares listed except as indicated below.

                                                   AMOUNT AND NATURE OF      PERCENTAGE OF
    NAME AND ADDRESS OF BENEFICIAL OWNER(1)       BENEFICIAL OWNERSHIP(2)    COMMON SHARES
    ---------------------------------------       -----------------------    -------------
Second Cup USA Holdings Ltd.(3).................         7,460,679               69.3%
  175 Bloor Street East, Suite 801
  South Tower
  Toronto, Ontario M4W 3R8
  Canada
Cara Operations Limited(4)......................         7,460,679               69.3%
  6303 Airport Road
  Mississauga, Ontario L4V 1R8
  Canada
Investors Group Trust Co Ltd.(5)................         7,460,679               69.3%
  One Canada Center
  447 Portage Avenue
  Winnepeg, Manitoba R3C 3B6
  Canada
Michael D. Bregman(6)...........................         7,460,679               69.3%
Gary G. Talboy..................................           285,250                2.7%
Alton W. McEwen.................................            12,763                  *
Mark J. Archer..................................                --                  *
Douglas L. Ayer.................................                --                  *
Robert A. Haft..................................                --                  *
Kathy A. Welsh..................................                --                  *
All officers and directors as a group (15
  persons)(8)(9)................................           419,976                4.0%

-------------------------
 *  Less than 1%

(1) Unless otherwise indicated, the address for each person in this table is c/o Coffee People Inc., 11480 Commercial Parkway, Castroville, California 95012

(2) Includes shares beneficially owned which includes shares that may be acquired pursuant to options within 60 days of September 30, 1998.

(3) Second Cup USA Holdings Ltd. is a wholly owned subsidiary of The Second Cup Ltd., a corporation organized under the laws of Ontario, Canada.

(4) Represents shares held by Second Cup USA Holdings Ltd., of which Cara Operations Limited may be deemed to be a controlling person by virtue of its ownership of 39.5% of the common stock of The Second Cup Ltd.

(5) Represents shares held by Second Cup USA Holdings Ltd., of which Investors Trust Co. Ltd. may be deemed to be a controlling person by virtue of its ownership of 18.8% of the common stock of The Second Cup Ltd.

(6) Represents shares held by Second Cup USA Holdings Ltd., of which Mr. Bregman may be deemed to be a controlling person by virtue of his ownership, directly and indirectly, of 12.9% of the common stock of The Second Cup Ltd. Mr. Bregman is Chairman of the Board and Chief Executive Officer of The Second Cup Ltd.

(7) Includes 20,280 shares issuable upon exercise of stock options.

(8) Includes 25,901 shares issuable upon exercise of stock options held by certain executive officers.

(9) Does not include the 7,460,679 shares shown for Mr. Bregman for which he may be deemed to be a beneficial owner.

                                  THE MEETINGS

DIEDRICH COFFEE ANNUAL MEETING

MATTERS TO BE CONSIDERED AT THE MEETING

     At the Diedrich Coffee annual meeting, Diedrich Coffee stockholders will be asked to consider and vote on three proposals as described below.

(1) To approve the issuance of Diedrich Coffee common stock:

        - up to a maximum of 2,375,000 shares to be issued to the stockholders of Coffee People pursuant to the merger agreement; and

        - up to a maximum of 5,000,000 shares to be issued in connection with Diedrich Coffee's equity offering or other type of financing, the net proceeds of which will be used for the cash payment to be paid to the Coffee People stockholders in connection with the merger, transaction expenses and working capital purposes.

     Diedrich Coffee stockholders must approve the issuance of Diedrich Coffee common stock to comply with requirements of the Nasdaq National Market where Diedrich Coffee common stock is listed. Stockholder approval is required if a company whose common stock is listed on the Nasdaq National Market issues common stock in an amount equal to or greater than 20% of the number of shares of common stock outstanding prior to such issuance.

     Diedrich Coffee is seeking approval for the issuance of an amount of shares that represents the maximum number of shares that may possibly be issued in connection with the merger and the proposed financing. However, the actual number of aggregate shares to be issued will be less than the aggregate number of shares we are seeking approval to issue. The reason that we cannot determine precisely the number of shares to be issued at this time is because of our inability to predict the successfulness of our proposed equity offering or the market price of our common stock at the time of merger's completion. The more successful our proposed equity offering is, the lower the number of Diedrich Coffee shares to be issued to Coffee People stockholders in the merger and the greater the number of shares to be issued in the proposed equity offering. Likewise, a higher market price for Diedrich Coffee common stock at the time of merger's completion will translate into a lower number of shares to be issued in connection with the merger and the proposed financing.

(2) To elect six directors to serve on Diedrich Coffee's board of directors.

(3) To ratify the selection of KPMG LLP as the certified public accountants for Diedrich Coffee's current fiscal year.

     Diedrich Coffee stockholders may also be asked to vote on other matters that may properly be submitted to a vote at the Diedrich Coffee annual meeting. Diedrich Coffee stockholders may also be asked to vote upon a proposal to adjourn or postpone the Diedrich Coffee annual meeting. This adjournment or postponement could be used for the purpose, among others, of allowing additional time for the solicitation of additional votes to approve the issuance of the Diedrich Coffee shares.

PROXIES

     Diedrich Coffee stockholders should complete and return the accompanying form of proxy regardless of whether they will attend the annual meeting in person. Diedrich Coffee stockholders may revoke their proxies at any time before they are exercised by:

     - giving the secretary of Diedrich Coffee written notice of revocation;

     - by giving the Secretary of Diedrich Coffee a properly executed proxy of a later date; or

     - by attending the Diedrich Coffee annual meeting and voting in person.

     Written notices of revocation and other communications with respect to the revocation of Diedrich Coffee proxies should be addressed to Diedrich Coffee, Inc., 2144 Michelson Dr., Irvine, California, 92612, Attention: Corporate Secretary. All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxies. If nothing is specified, the proxies will be voted in favor of each of the proposals. Diedrich Coffee's board of directors is unaware of any other matters that may be presented for action at the Diedrich Coffee annual meeting. If other matters do properly come before the Diedrich Coffee annual meeting, however, it is intended that shares represented by proxies will be voted in the discretion of the proxyholders. No proxy that has been voted against approval and adoption of the issuance of shares will be voted in favor of any adjournment or postponement of the Diedrich Coffee annual meeting for the purpose of soliciting additional proxies. However, if a stockholder abstains from voting on the approval of the issuance of shares and makes no specification on an adjournment or postponement for the purpose of soliciting additional proxies, then the proxy may be voted for the adjournment or postponement.

SOLICITATION OF PROXIES

     Diedrich Coffee will pay the entire cost of soliciting its proxies. In addition to soliciting the proxies by mail, Diedrich Coffee will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of Diedrich Coffee common stock and secure their voting instructions, if necessary. Diedrich Coffee will reimburse such record holders for their reasonable expenses in performing these tasks. If necessary, Diedrich Coffee may use several of its regular employees, who will not be specially compensated, to solicit proxies from stockholders, either personally or by telephone, letter or other means.

RECORD DATE AND VOTING RIGHTS

     Diedrich Coffee's board of directors has fixed May   , 1999 as the record
date for determining the Diedrich Coffee stockholders entitled to notice of and to vote at the Diedrich Coffee annual meeting. Therefore, only stockholders of record at the close of business on the record date will receive notice of and be able to vote at the Diedrich Coffee annual meeting. At the close of business on
the record date, there were        shares of Diedrich Coffee common stock
outstanding held by approximately        record holders in addition to
approximately      holders who do not hold shares in their own names. A majority of these shares must be present at the Diedrich Coffee annual meeting, either in person or by proxy, in order for there to be a quorum at the meeting. Each share of outstanding Diedrich Coffee common stock entitles its holder to one vote.

     Shares of Diedrich Coffee common stock present in person at the Diedrich Coffee annual meeting but not voting, and shares for which Diedrich Coffee has received proxies but with respect to which holders of these shares have abstained, will be counted as present at the Diedrich Coffee annual meeting for purpose of determining whether or not a quorum exists. Brokers who hold shares in nominee or "street" name for customers who are the beneficial owners of the shares may not give a proxy to vote shares held for these customers on the matters to be voted on at the Diedrich Coffee annual meeting without specific instructions from them. However, broker non-votes will be counted for purposes of determining whether a quorum exists.

     Under Delaware law and Diedrich Coffee's Certificate of Incorporation, a majority of the outstanding shares of Diedrich Coffee common stock entitled to vote at the meeting must vote for each of proposals in order for them to be adopted. Abstentions and broker non-votes will have the same effect as votes against approval of the proposals. Therefore, Diedrich Coffee's board of directors urges its stockholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

     As of the record date, Diedrich Coffee's directors and executive officers
beneficially owned about        shares of Diedrich Coffee common stock,
entitling them to exercise approximately   % of the voting power of the common
stock entitled to vote at the annual meeting. Diedrich Coffee expects that each of these directors and executive officers will vote his or her shares for each of the proposals. In addition, certain directors, executive officers and significant stockholders have entered into a voting agreement whereby they have agreed to vote a total of 2,606,273 shares, or approximately 42% of the outstanding shares entitled to vote at the meeting, in favor of the issuance of shares to the stockholders of Coffee People pursuant to the merger agreement and the issuance of shares in connection with the proposed equity offering or other type of financing.

     Additional information about the beneficial ownership of Diedrich Coffee common stock by those who own more than 5% of the stock, and more detailed information about the beneficial ownership of Diedrich Coffee common stock by directors and executive officers of Diedrich Coffee can be found elsewhere in this joint proxy statement/prospectus under "Information About Diedrich Coffee -- Diedrich Coffee's Principal Stockholders."

RECOMMENDATION OF DIEDRICH COFFEE BOARD OF DIRECTORS

     Diedrich Coffee's board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and unanimously recommends that the Diedrich Coffee stockholders vote for approval of the issuance of shares, the election of each of the nominees for director and the appointment of KPMG LLP as independent auditors for the current fiscal year. See "The
Merger -- Recommendation of the Diedrich Coffee Board of Directors and Reasons for the Merger" and "Additional Matters for Consideration of Diedrich Coffee Stockholders."

INDEPENDENT AUDITORS

     A representative of KPMG LLP, independent certified public accountants of Diedrich Coffee, will be present at the Diedrich Coffee annual meeting to respond to questions raised at the meeting.

COFFEE PEOPLE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE MEETING

     At the Coffee People special meeting, Coffee People stockholders will:

     (1) vote on a proposal to approve and adopt the merger agreement and approve the merger; and

     (2) approve the amendment of Coffee People's articles of incorporation to:

        - change the par value of the common stock from no par value to $.00001 par value per share; and

        - reduce the authorized capital from 60,000,000 shares to 25,000,000 shares.

     As a result of the merger, each share of Coffee People's outstanding common stock will be converted into the right to receive cash and shares of Diedrich Coffee common stock. Coffee People stockholders will receive in the aggregate:

     - $17.75 million in cash;

     - 1.5 million shares of Diedrich Coffee common stock; and

     - an additional $5.25 million in cash or shares of Diedrich Coffee common stock depending on the success of Diedrich Coffee's financing efforts.

     Diedrich Coffee plans to complete an equity offering or other type of financing with net proceeds of at least $17.75 million before the merger's completion. The net proceeds of these financing efforts will determine how much of the $5.25 million will be paid to Coffee People stockholders in cash and how much will be paid in stock. Assuming that in-the-money employee and director stock options and stock purchase rights are exercised, there will be approximately 10.9 million outstanding shares of Coffee People common stock at the time of the merger. Consequently, each outstanding share of Coffee People common stock will be converted into the right to receive:

     - $1.63 in cash;

     - 0.14 share of Diedrich Coffee common stock; and

     - $0.48 in cash or shares of Diedrich Coffee common stock depending on the success of Diedrich Coffee's financing efforts.

     THE COFFEE PEOPLE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER. THE BOARD UNANIMOUSLY RECOMMENDS THAT COFFEE PEOPLE STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER. THE COFFEE PEOPLE BOARD HAS ALSO UNANIMOUSLY APPROVED THE AMENDMENTS TO THE ARTICLES OF INCORPORATION. THE BOARD UNANIMOUSLY RECOMMENDS THAT COFFEE PEOPLE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENTS TO THE ARTICLES OF INCORPORATION. See "The Merger -- Recommendation of the Coffee People Board and Reasons for the Merger" and "Additional Matter for Consideration of Coffee People Stockholders."

Vote Required

     The affirmative vote of the holders of a majority of the outstanding shares of Coffee People common stock is required to approve the merger and the amendment to the articles of incorporation.

Voting

     On May 21, 1999, there were        shares of Coffee People common stock
outstanding. Each share of Coffee People common stock is entitled to one vote. If you hold Coffee People common stock on May 21, 1999, you will be entitled to receive notice of the special meeting and to vote at the meeting. Holders of a majority of the outstanding Coffee People common stock must either be present at the special meeting or represented at the meeting by proxy for the stockholders to transact business.

     As of March 6, 1999, Coffee People's largest stockholder, Second Cup, beneficially owned approximately 69% of Coffee People's common stock. Second Cup is a party to the merger agreement and, as part of a voting agreement, has committed to vote its shares for approval of the merger agreement and the merger.

HOW SHARES WILL BE VOTED AT THE SPECIAL MEETING

     If you send us your proxy, your shares will be voted at the special meeting as you specify in the proxy card. Properly executed proxies that do not contain voting instructions will be voted "FOR" approval and adoption of the merger agreement and approval of the merger.

     Under Nasdaq rules, your broker cannot vote Coffee People common shares without specific instructions from you. You should follow the directions your broker provides to you regarding how to instruct your broker to vote your shares. Without your instructions, your shares will not be voted on the merger, which will have the same effect as voting against approval and adoption of the merger agreement and approval of the merger.

     We will count properly executed proxies marked "Abstain" for purposes of determining whether there is a quorum, but the shares that any of these proxies represent will not be voted at the special meeting.

HOW TO REVOKE A PROXY

     Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person or otherwise revoking your proxy. You may revoke your proxy at any time before it is exercised at the special meeting. To revoke your proxy, either:

     - deliver an executed revocation or a new proxy to:

       Mark Archer
       Coffee People, Inc.
       11480 Commercial Parkway
       Castroville, CA 95012; or

     - attend the Coffee People special meeting and vote your shares in person.

SOLICITATION OF PROXIES

     The Coffee People board of directors is making this proxy solicitation. Coffee People will pay the entire cost of soliciting its proxies.

DISSENTERS' RIGHTS

     COFFEE PEOPLE STOCKHOLDERS ARE ENTITLED TO ASSERT DISSENTERS' RIGHTS IN CONNECTION WITH THE PROPOSED MERGER. YOU WILL HAVE THE RIGHT TO DISSENT AND OBTAIN FAIR VALUE FOR YOUR SHARES UNDER OREGON LAW. YOUR DISSENTERS' RIGHTS AND HOW TO EXERCISE THEM ARE DESCRIBED MORE FULLY ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS UNDER "ADDITIONAL INFORMATION -- DISSENTERS' OR APPRAISAL RIGHTS."

     Representatives of PricewaterhouseCoopers LLP, Coffee People's independent public accountants, are expected to be present at the Coffee People special meeting and will be available to respond to questions from Coffee People stockholders.

                                   THE MERGER

BACKGROUND OF THE MERGER

     Diedrich Coffee's objective is to become the leading national chain of neighborhood coffeehouses and to penetrate the other segments of the retail specialty coffee market. At various times since its initial public offering in September 1996, Diedrich Coffee has considered the strategic acquisition of, and combination with, other appropriate existing specialty coffee retailers as one strategy to accomplish this goal. Similarly, Coffee People has from time-to-time considered the possibility of a strategic combination with another specialty coffee retailer as a method to enhance stockholder value. The managements of Diedrich Coffee and Coffee People evaluated their potential strategic fit with other companies based on a number of considerations, including:

     - the business potential of managing a portfolio of brands;

     - the strengths of the respective brands;

     - their management team's strengths, vision, operating achievements and commitment;

     - their purchasing, roasting, packaging and distribution assets;

     - their geographic location, breadth of business and access to capital;

     - the potential to achieve market segment leadership by each brand; and

     - similar philosophies of scale, franchising and quality commitment.

     After the merger with Gloria Jean's in May 1998, Coffee People decided to pursue a consolidation strategy of acquiring other specialty coffee or related retail companies. Management believed that it had become increasingly difficult for smaller companies to compete in the specialty coffee industry due to several factors, including the economies of scale, purchasing power and brand awareness that only larger companies can achieve. Through consolidation, Coffee People wanted to operate a portfolio of regional brands and take advantage of the benefits that could be provided by being a national organization, while maintaining loyalty to the regional brand.

     Gloria Jean's had engaged in preliminary business combination discussions with another specialty coffee retailer before the merger with Coffee People. After the merger, the Coffee People board authorized the company to continue these discussions, and to pursue any other combinations with related businesses that would increase stockholder value. Coffee People made written indications of interest to two specialty coffee firms, including the company Gloria Jean's had talked to before the merger, and another mall-based chain. The three companies that were approached rejected Coffee People's indications of interest.

     In August 1998, Michael D. Bregman, Chairman of the Coffee People board, contacted John E. Martin, Chairman of the Diedrich Coffee board, to explore the possibility of a combination of the two companies. On August 25, 1999, Mr. Bregman, Alton W. McEwen, Coffee People's President and Chief Executive Officer, and Mark J. Archer, Coffee People's Chief Financial Officer, met with Mr. Martin, Timothy J. Ryan, Diedrich Coffee's President and Chief Executive Officer, and Ann Wride, Diedrich Coffee's Chief Financial Officer, at Diedrich Coffee's headquarters. The parties discussed the strategic merits of a business combination, as well as the financial and organizational aspects of such a transaction. Diedrich Coffee also provided Coffee People with financial information about the company after Coffee People executed a confidentiality agreement.

     On September 30, 1998, Coffee People retained BancBoston Robertson Stephens Inc. as its exclusive financial advisor. Coffee People asked Robertson Stephens to review the company's alternatives for increasing stockholder value. Robertson Stephens advised Coffee People in early October that although Coffee People's strategy of acquiring smaller regional companies was viable and that the market could be receptive to an alternative to Starbucks, other companies pursuing similar strategies were not currently receiving strong valuations in the financial markets. Thus, Robertson Stephens and Coffee People discussed the possibility of Coffee People pursuing a strategic combination with a larger company.

     On October 29, 1998, Coffee People's and Diedrich Coffee's senior management, Robertson Stephens and First Security Van Kasper, Diedrich Coffee's financial advisor, met at Van Kasper's offices to continue discussions from the previous meeting in August. The parties further explored the strategic merits of a business combination and generally discussed the business strategies of each company. The parties agreed to meet again in November and, in the interim, to formalize proposals for a business combination.

     Shortly before the October meeting, Diedrich had been consulting with Van Kasper on various financial matters concerning a proposed transaction with Coffee People. On November 2, 1998, Diedrich Coffee formally retained Van Kasper. Over the next several weeks, Van Kasper prepared a financial analysis and proposal for a business combination with Coffee People.

     On November 4, 1998, Robertson Stephens and the Coffee People board discussed possible courses of action. The board directed Coffee People's management to pursue a sale of the company. Accordingly, during November and December, Coffee People's senior management and Robertson Stephens contacted over 25 potential buyers and met with 10 parties who had expressed interest in a transaction, including Diedrich Coffee. On November 16, 1998, Coffee People's and Diedrich Coffee's senior management and their respective financial advisors met at Robertson Stephens' offices. Diedrich Coffee presented a proposal to acquire Coffee People in the form of a share exchange based on the relative market valuations of the two companies. Coffee People rejected this proposal, reasoning that the market did not accurately reflect Coffee People's actual value, and therefore a share exchange would result in an inadequate acquisition price.

     Following the November meeting, the parties and their respective financial advisors continued to discuss the possible terms of a Coffee People acquisition. Each of the company's financial advisors prepared and discussed with their respective clients and their boards of directors various financial analyses and models. These discussions culminated in a meeting at Van Kasper's offices on January 20, 1999. At this meeting, Messrs. Bregman, McEwen, Archer, Martin and Ryan and Ms. Wride discussed the terms of the acquisition, including the aggregate acquisition price and its payment structure.

     In the subsequent week, Diedrich Coffee finalized these discussions in a non-binding letter of intent that was presented to Coffee People on February 3, 1999. On that day, Coffee People also received non-binding letters of intent from two other parties that Coffee People had previously met with in December. On February 4, 1999, the Coffee People board met to consider the three letters of intent and unanimously voted to pursue negotiation of a definitive letter of intent with Diedrich Coffee. This decision was based in part on Robertson Stephens' discussions with the Coffee People board on Diedrich Coffee's acquisition proposal.

     On February 8, 1999, the companies, after approval by their respective boards, signed a non-binding letter of intent for the acquisition of Coffee People by Diedrich Coffee. The letter of intent proposed the acquisition as a merger of Coffee People with and into a wholly-owned subsidiary of Diedrich Coffee. The letter contemplated that Diedrich Coffee would pay Coffee People stockholders a combination of cash and stock, and the aggregate purchase price for all of the outstanding shares of Coffee People capital stock would be $35 million.

     Diedrich Coffee decided it would raise a portion of the cash payment to Coffee People's stockholders by means of an equity offering of its common stock, possibly a public offering.

Because of Robertson Stephens' size, experience and reputation in the capital markets, Coffee People suggested to Diedrich Coffee that it might be beneficial to Diedrich Coffee if Robertson Stephens were to serve as lead manager for Diedrich Coffee's equity offering. Following such conversation, Robertson Stephens approached Diedrich Coffee about serving as lead manager or exclusive placement agent, as applicable, for Diedrich Coffee's equity offering.

     Robertson Stephens discussed with Coffee People the potential conflicts that could arise, or be perceived to arise, from Robertson Stephens acting as both exclusive financial adviser to Coffee People for the merger and as possible lead manager for Diedrich Coffee's equity offering. Such potential conflicts could include a desire by Robertson Stephens to improperly encourage the merger in order to collect an underwriting or placement fee from the equity offering. Following this discussion, Robertson Stephens and Coffee People determined that it would be appropriate for Coffee People to engage an independent investment bank to review the merger and issue a fairness opinion in place of Robertson Stephens, provided that the fees for this independent investment bank would be paid out of Robertson Stephens' advisory fee for the merger. Coffee People then engaged Black & Co. as its financial adviser for purposes of reviewing the merger, and, preparing and presenting a fairness opinion to the board of directors.

     Following execution of the letter of intent, Coffee People and Diedrich Coffee conducted due diligence investigations. Throughout February and early March, senior management of Coffee People and Diedrich Coffee and their respective financial and legal advisors discussed and reviewed the business, strategies and prospects of each company, visited facilities and retail locations, interviewed personnel and spoke with key franchisees. In conjunction with their due diligence investigations, the companies and their respective advisors negotiated the material terms of a definitive merger agreement. During this period, each company routinely briefed members of their board of directors as to the progress of diligence and negotiations.

     By the week of March 8, 1999, Coffee People and Diedrich Coffee had completed most of their due diligence, and the companies had circulated several drafts of the merger agreement. On March 12 and 13, 1999, senior management of Coffee People and Diedrich Coffee and their respective legal and financial advisors met to finalize the terms of the definitive merger agreement. In particular, after conducting its due diligence investigations, Diedrich Coffee's management expressed their unwillingness to proceed with the acquisition at the price set forth in the letter of intent. Diedrich Coffee's management explained that the company could proceed only, subject to board approval, at an aggregate purchase price of $32 million, payable in a combination of cash and Diedrich Coffee common stock. Coffee People's management agreed to convey these terms to its board and to Second Cup on March 15, 1999. Similarly, Mr. Martin noted that Diedrich Coffee's board would also meet on March 15, 1999 to consider the terms of the merger agreement.

     Second Cup's board of directors met telephonically and reviewed and approved the terms of the definitive agreement on March 15, 1999. Later that same day, Coffee People's board convened telephonically to review the agreement. Black & Co. presented its written opinion to the board that the merger was fair from a financial point of view to Coffee People's stockholders. At the end of the meeting, Coffee People's board unanimously approved the merger agreement and the merger with Diedrich Coffee.

     Also on March 15, 1999, Diedrich Coffee's board convened telephonically to review the merger agreement. Diedrich Coffee's legal counsel summarized the material terms of the proposed merger and reviewed the legal standards applicable to the board of directors' analysis, including the duties of care and loyalty owed to Diedrich Coffee and its stockholders. Diedrich Coffee's legal counsel then reviewed the regulatory process that would apply to the merger, including required filings with the Commission. Following this presentation, Diedrich Coffee's board approved and adopted by a unanimous vote the merger agreement and the transactions contemplated by it, subject to receipt before execution of a fairness opinion from Van Kasper. On March 16, 1999, Diedrich Coffee received the written opinion of Van Kasper that, as of the date of the opinion and subject to its factors and assumptions, the merger is fair from a financial point of view to Diedrich Coffee stockholders. Later that day, Coffee People and Diedrich Coffee signed the merger agreement.

RECOMMENDATION OF THE DIEDRICH COFFEE BOARD OF DIRECTORS AND REASONS FOR THE MERGER

     The Diedrich Coffee board believes that the issuance of Diedrich Coffee common stock in the merger and in the related Diedrich Coffee equity offering is fair to, and in the best interests of, Diedrich Coffee and its stockholders. Accordingly, the Diedrich Coffee board has approved the merger agreement and the issuance of Diedrich Coffee common stock and recommends that Diedrich Coffee stockholders vote for approval of the issuance of Diedrich Coffee common stock.

     The Diedrich Coffee board also believes that the merger presents a unique opportunity to dominate two of the three specialty coffee market segments -- the mall-based coffee store segment and the coffeehouse segment and create the second largest company in the retail specialty coffee market. In reaching its decision to approve the merger agreement and the transactions contemplated by it, the Diedrich Coffee board consulted with Diedrich Coffee's management, as well as its financial and legal advisors, and considered a variety of factors, including the following positive factors:

     - The Diedrich Coffee board's familiarity with and review of Diedrich Coffee's business, results of operations, financial condition, earnings, historical stock price and prospects.

     - The business, results of operations, financial condition, earnings, historical stock price and prospects of Coffee People. In making its determination, the board took into account the results of Diedrich Coffee's due diligence review of Coffee People's business.

     - The anticipated effectiveness of the merger in implementing and accelerating Diedrich Coffee's strategy to become one of the largest companies in the retail specialty coffee market. The board noted that the combined company will have 363 retail locations in 38 states and 7 countries.

     - The board's belief that the retail specialty coffee market has evolved into three identifiable segments:

        -- retail coffee stores located in malls, (i.e., the mall-based coffee store segment),

        -- neighborhood coffeehouses usually located in suburban or near urban areas, (i.e, the coffeehouse segment), and

        -- coffee/espresso bars located in urban or downtown settings, (i.e., the coffee/espresso bar segment).

     The board noted that the acquisition of Coffee People along with its subsidiary, Gloria Jeans, Inc., will make Diedrich Coffee the leader in the mall-based coffee store segment.

     - The board's belief that currently no company dominates the coffeehouse segment. The board noted that the anticipated conversion of Coffee People's Coffee Plantation and Coffee People (Oregon) coffeehouses to the Diedrich Coffee brand is a significant step towards becoming the leader in this segment. The board believes that the coffeehouse segment is where both quick-service and casual dining chains have achieved economies of scale.

     - The Diedrich Coffee board's belief that the retail specialty coffee market is in a mode of consolidation and that the combination of Diedrich Coffee and Coffee People will likely provide greater exposure and marketing capabilities to better compete with Starbucks Corporation, which is currently the leader in the coffee/espresso bar segment.

     - The potential benefits from the combined scale, scope and strength of Diedrich Coffee's and Coffee People's operations relative to Diedrich Coffee on a stand-alone basis. In particular, the board noted that the acquisition of Coffee People would (a) provide improved stability of financial and business operations because of the anticipated increased cash flow and earnings, (b) greater access to capital, distribution and coffee roasting infrastructures and (c) decreased supply and distribution costs.

     - The expectation that the merger will be accretive to Diedrich Coffee's earnings even if the above benefits are not realized.

     - The belief of Diedrich Coffee's senior management and the board that Diedrich Coffee and Coffee People share a compatible business culture, including a shared vision of national growth through franchising, and that their respective management possess complementary skills and expertise.

     - The structure of the merger and the terms of the merger agreement are acceptable to Diedrich Coffee.

     - The agreement of holders of approximately 42% of Diedrich Coffee common stock to vote in favor of approval of the issuance of Diedrich Coffee common stock and the terms of the other agreements being entered into in connection with the merger agreement. See "The Merger -- Voting Agreement."

     - The written opinion of Van Kasper that, as of March 15, 1999, the merger is fair from a financial point of view to Diedrich Coffee and its stockholders. See "The Merger -- Opinion of Diedrich Coffee's Financial Advisor."

     Diedrich Coffee's board also considered countervailing factors in evaluating the merger, including the following:

     - The expenses and operational difficulties of integrating the cultures, brands, processes and geographically separated businesses of Diedrich Coffee and Coffee People.

     - The dilution of Diedrich Coffee stockholders that would occur because of the merger and related Diedrich Coffee equity offering.

     - The risk that Diedrich Coffee may not realize the earnings enhancements that are anticipated from the merger.

     - The potential for key personnel to terminate their employment with either Coffee People or Diedrich Coffee.

     The foregoing discussion of the information and factors considered by the Diedrich Coffee board is not intended to be exhaustive, but includes all material factors considered by the board. In reaching its determination to approve the merger agreement, the Diedrich Coffee board did not assign any relative weights to the foregoing factors, and individual directors may have given different weights to different factors. The board determined that the potentially adverse consequences, uncertainties and risks of the merger were outweighed by its anticipated benefits.

RECOMMENDATION OF THE COFFEE PEOPLE BOARD OF DIRECTORS AND REASONS FOR THE
MERGER

     The Coffee People board believes that the merger with Diedrich Coffee is fair to, and in the best interests of, Coffee People stockholders. The board has approved the merger agreement and recommends that Coffee People stockholders vote to approve the merger agreement.

     The Coffee People board believes that the merger provides the best opportunity to increase stockholder value in the short term. The Coffee People board and management consulted with financial advisors in reviewing the company's strategic options. The factors the board considered include the following:

     Industry Considerations

     - The specialty coffee industry is entering a consolidation phase (e.g., Starbucks purchase of Pasqua, AFC's purchase of Seattle's Best Coffee).

     - Smaller regional chains have so far been ineffective at expanding and are generally unprofitable because of overhead costs.

     - Without growth and increased economies of scale, smaller companies may not be able to compete effectively.

     Capital Market Considerations

     - The financial markets are currently unreceptive to small cap restaurant companies such as Coffee People.

     - Public companies pursuing consolidations are currently undervalued in the markets.

     - Coffee People is not well known and the reverse purchase accounting resulting from the Gloria Jean's merger makes the company's financial statements difficult to interpret.

     - Coffee People is not large enough to attract quality investment research.

     Transaction Considerations

     - The combination with Diedrich Coffee will increase Coffee People's size, visibility, earnings and competitive advantages.

     - Diedrich Coffee and Coffee People appear to be compatible companies with similar philosophies and goals.

     - The business, financial condition and prospects of Diedrich Coffee make it an attractive buyer, and Coffee People's due diligence review of Diedrich Coffee supports this position.

     - Coffee People has received the written opinion of Black & Co. that the merger is fair from a financial point of view to Coffee People and its stockholders.

     - The $32 million purchase price represents a premium over the recent market price of Coffee People's stock.

     - The terms of the merger agreement are acceptable to Coffee People and to Second Cup as the company's majority stockholder.

     - Diedrich Coffee stockholders owning approximately 42% of the outstanding shares of Diedrich Coffee common stock have agreed to vote in favor of issuing shares to Coffee People stockholders in the merger.

OPINION OF DIEDRICH COFFEE'S FINANCIAL ADVISOR

     Diedrich Coffee retained First Security Van Kasper, on November 2, 1998, to act as Diedrich Coffee's financial advisor in connection with the merger. Diedrich Coffee did not instruct Van Kasper with respect to the methodologies or conclusions reached in connection with its fairness opinion, nor did it place any limitations on Van Kasper's investigations and procedures followed in rendering its fairness opinion.

     On March 16, 1999, Van Kasper delivered to the Diedrich Coffee board its written opinion, dated as of March 15, 1999, that, as of such date and based on considerations set forth in the opinion, the merger is fair from a financial point of view to Diedrich Coffee stockholders. Van Kasper's opinion is limited to the fairness of the terms and conditions of the merger as structured on March 15, 1999, from a financial point of view, to Diedrich Coffee stockholders, and it does not address Diedrich Coffee's underlying business decision to proceed with the merger.

     In conducting its review and in rendering its opinion, Van Kasper, without any independent verification, (a) relied on the accuracy and completeness of all the financial and other publicly available information reviewed by them or that was furnished to them by Diedrich Coffee or Coffee People and (b) assumed that the projections for Diedrich Coffee, Coffee People, and the combined company after completion of the merger were reasonably prepared based on assumptions reflecting good faith judgments of the management teams preparing them as the most likely future performance of Diedrich Coffee, Coffee People, and the combined company. To Van Kasper's knowledge, neither Diedrich Coffee's management nor Coffee People's management has any information or belief that would make any projections misleading in any respect. Van Kasper was not retained to, and it did not, make any independent evaluation or appraisal of Diedrich Coffee's or Coffee People's assets, liabilities or prospects.

     THE FULL TEXT OF VAN KASPER'S WRITTEN OPINION IS ATTACHED TO THE BACK OF THIS DOCUMENT AS APPENDIX B AND IS INCORPORATED BY REFERENCE. VAN KASPER HAS CONSENTED TO THE USE OF ITS OPINION IN THIS DOCUMENT. DIEDRICH COFFEE STOCKHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY VAN KASPER IN ARRIVING AT ITS OPINION. THE SUMMARY OF VAN KASPER'S OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ITS FULL TEXT.

     Set forth below is a brief summary of the analyses performed by Van Kasper in conjunction with the delivery of its written fairness opinion.

     Comparisons to Selected Publicly Traded Comparable Companies. Van Kasper performed a valuation of Coffee People using selected financial ratios and multiples of seven comparable publicly traded companies identified by Van Kasper, consisting of:

- Au Bon Pain Co., Inc.
- Ben & Jerry's Homemade, Inc.
- Blimpie International, Inc.
- Diedrich Coffee, Inc.
- New World Coffee & Bagels, Inc.
- TCBY Enterprises, Inc.
- Yogen Fruz World-Wide, Inc.

     Van Kasper utilized several different multiples to derive an indicated equity value for Coffee People. They are:

                      MULTIPLE                                  COMPARABLE COMPANY
                      --------                                  ------------------
Market value of invested capital to                    Range: .4 to 1.56
  latest twelve months revenues                        Average: .9
                                                       Adjusted Average - eliminating
                                                       the highest and lowest values: .9

Market value of invested capital to                    Range: 5.15 to 12.0
  latest twelve months earnings before                 Average: 7.9
  interest, tax, depreciation and                      Adjusted Average: 7.5
  amortization ("EBITDA")

Market capitalization to tangible                      Range: 1.0 to 5.7
  equity                                               Average: 2.2
                                                       Adjusted Average: 1.7

Price to estimated 1999 net income                     Range: 11.6 to 21.9
                                                       Average: 15.0
                                                       Adjusted Average: 13.3

     On the basis of these multiples, Van Kasper calculated an approximate indicated equity value for Coffee People on a stand-alone basis of $32.9 million.

     No company used in the above analysis for comparison purposes is identical to Coffee People. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather it involves complex considerations and judgments as to the companies' financial and operating characteristics and other factors that could affect the value of the companies to which Coffee People is being compared.

     Discounted Cash Flow Analysis. Van Kasper performed a discounted cash flow analysis of Coffee People utilizing the anticipated future cash flow streams that Coffee People would produce over the period from July 1, 1999 through January 31, 2002, if Coffee People performed in accordance with forecasts provided by Coffee People's management. Van Kasper also estimated a terminal value for Coffee People as of January 31, 2002 by applying multiples ranging from 6.0 to 8.0 times Coffee People's projected EBITDA for the fiscal year ending January 31, 2002. Van Kasper based the range of terminal value multiples, in part, on the trading multiples of the publicly traded comparable companies. The cash flow streams and terminal value were discounted to their present value as of July 1, 1999 using a range of discount rates from 17.0% to 19.0%, reflecting different assumptions regarding Coffee People's weighted average cost of capital. On the basis of these calculations, Van Kasper determined an approximate indicated equity value for Coffee People, on a stand alone basis, of $37.6 million.

     Comparable Merger and Acquisition Merger Analysis. Van Kasper researched a variety of merger and acquisition transaction data sources, including on-line databases, public filings, press releases and newspapers for the time period from January 1, 1996 to the date of its analysis. Van Kasper located 36 comparable merger and acquisition transactions that disclosed sufficient details to draw conclusions regarding valuation. Upon further examination, 27 transactions were eliminated for a variety of reasons including differences in transaction size, incompatible underlying deal structure or lack of data. The remaining 9 transactions were:

     - Mrs. Fields/Pretzelmaker Inc.,

     - Mrs. Fields/Cookies USA,

     - New World Coffee & Bagels, Inc./Manhattan Bagel Co. Inc.,

     - Starbucks Corporation/Seattle Coffee Company,

     - Fleet Equity Partners/Skyline Chili Inc.,

     - Coffee People Inc./Coffee Plantation, Inc.,

     - Chock Full O'Nuts Crop/Ireland Coffee & Tea Co.,

     - BAB Holdings Inc./Bagels Unlimited Inc., and

     - Yogen Fruz World-Wide, Inc./Brice Foods Inc.

     Van Kasper utilized these transactions to derive a valuation of Coffee People utilizing the multiple of total deal value to latest twelve months revenues. The range of multiples of total deal value to latest twelve months revenues were 0.4 to 8.9, with an average of 1.6 and an adjusted average of 0.7. On the basis of this adjusted average multiple, Van Kasper calculated an approximate indicated equity value for Coffee People of $37.1 million.

     The summary set forth above describes the material analyses performed by Van Kasper and does not purport to be a complete description of such analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In addition, the evaluation of fairness of the merger, from a financial point of view, as of the date of the fairness opinion, was to some extent a subjective one based on the experience and judgment of Van Kasper, and not merely the result of mathematical analysis of the financial data. Therefore, despite the separate factors summarized above, Van Kasper believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, would create an incomplete view of the underlying process by which Van Kasper reached its opinion.

     In performing its analyses, Van Kasper made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, in addition to the financial assumptions described above. The analyses performed by Van Kasper are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. The analyses were prepared solely as part of Van Kasper's analysis of the cash and stock payment in the merger. They do not purport to be appraisals or to reflect the prices at which a company might be sold or the prices at which any securities of Diedrich Coffee or the post-merger combined company may trade at any time in the future. Furthermore, Van Kasper may have given certain analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Van Kasper's view of the actual value of Diedrich Coffee, Coffee People, or the post-merger combined company.

     Method of Selection/Qualifications of Van Kasper. The Diedrich Coffee board retained Van Kasper to act as its financial advisor based upon its qualifications, experience and expertise. Van Kasper, as part of its investment banking activities, regularly engages in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and for corporate and other purposes. Van Kasper, a wholly-owned subsidiary of First Security Corporation, is a full service investment banking and brokerage firm specializing in emerging growth and middle market companies.

     Relationship/Compensation. On November 2, 1998, Diedrich Coffee engaged Van Kasper to act as its exclusive financial advisor in connection with the merger. The parties signed a letter agreement whereby Diedrich Coffee agreed to pay Van Kasper a fee of $60,000 in connection with rendering its fairness opinion. Also under the letter agreement, Diedrich Coffee paid to Van Kasper a non-refundable retainer in the amount of $50,000 and agreed to pay to Van Kasper, upon completion of the merger, an additional $340,000 as a completion fee. In addition, Diedrich Coffee agreed to reimburse Van Kasper for its out of pocket expenses, up to $10,000, and agreed to indemnify Van Kasper against certain liabilities relating to or arising from the services provided by Van Kasper.

     In addition to the foregoing engagement, under a letter agreement dated November 3, 1998, Diedrich Coffee engaged Van Kasper to assist it in locating financing. The agreement expired on December 10, 1998. However, Diedrich Coffee is obligated to pay Van Kasper a financing fee if it receives financing from any investor introduced to Diedrich Coffee by Van Kasper or contacted by Van Kasper, at the request of Diedrich Coffee, during the term of such agreement. The financing fee is equal to 2.5% of the total amount of any debt raised and 5% of the total amount of any equity raised, plus, in the event of an equity financing, a warrant to purchase that number of shares of Diedrich Coffee common stock equal to 5% of the amount purchased by the investor.

     Other than the two letter agreements referred to above, Van Kasper has no affiliations with Diedrich Coffee or Coffee People.

OPINION OF COFFEE PEOPLE'S FINANCIAL ADVISOR

     As discussed more fully above, Coffee People retained Black & Co. as an additional financial advisor because of potential conflicts that could arise, or be perceived to arise, from Robertson Stephens acting as both exclusive financial advisor to Coffee People for the merger and possible lead manager for Diedrich Coffee's equity offering. Coffee People asked Black & Co. to render an opinion to the Coffee People board as to whether the aggregate consideration to be paid to Coffee People pursuant to the merger agreement was fair to the stockholders of Coffee People from a financial point of view. Black & Co. was not requested to make any recommendation to the Coffee People board as to the percentage of shares of Diedrich Coffee to be issued to Coffee People stockholders.

     On March 15, 1999, Black & Co. delivered an oral opinion to the Coffee People board that, as of March 15, and based upon and subject to certain assumptions and other matters described in its written opinion, the consideration to be paid to Coffee People in the merger is fair to the stockholders of Coffee People from a financial point of view. The oral opinion was followed by a written opinion, dated March 16, 1999, that confirms Black & Co's conclusions. Black & Co.'s opinion is addressed to the board of directors of Coffee People and is directed only to the financial terms of the merger. The opinion is not a recommendation to any Coffee People stockholder as to how to vote at the special meeting.

     THE COMPLETE TEXT OF BLACK & CO.'S WRITTEN OPINION IS ATTACHED TO THE BACK OF THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX C AN IS INCORPORATED BY REFERENCE. THE OPINION CONTAINS THE

ASSUMPTIONS MADE, MATTERS CONSIDERED, LIMITATIONS ON THE REVIEW UNDERTAKEN AND SCOPE OF THE REVIEW UNDERTAKEN BY BLACK & CO. COFFEE PEOPLE STOCKHOLDERS ARE URGED TO READ THE ENTIRE OPINION CAREFULLY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED, AND THE ASSUMPTIONS MADE BY BLACK & CO.

     Black & Co. undertook the following actions in arriving at its opinion:

     - reviewed the merger agreement between Coffee People and Diedrich Coffee;

     - reviewed documents relating to the merger agreement;

     - reviewed relevant, recent publicly available information concerning Coffee People and Diedrich Coffee;

     - held discussions with members of senior management of Coffee People and Diedrich Coffee concerning the business prospects of Coffee People and Diedrich Coffee, including such managements' views as to the organization of and strategies with respect to the merger of Coffee People and Diedrich Coffee;

     - reviewed certain operating and financial reports prepared by the managements of Coffee People and Diedrich Coffee;

     - reviewed other relevant information from the internal records of Coffee People and Diedrich Coffee;

     - reviewed the recent reported prices and trading activity for the common stock of other companies engaged in businesses Black & Co. considered comparable to those of Coffee People;

     - compared certain publicly available financial data for the same comparable companies to similar data for Coffee People;

     - reviewed the financial terms of other merger and acquisition transactions that Black & Co. deemed generally relevant; and

     - performed and considered such other studies, analyses, inquiries and investigations as Black & Co. deemed appropriate.

     Coffee People and Diedrich Coffee did not deny Black & Co. access to any requested information, to the best of Black & Co.'s knowledge.

     Black & Co. assumed and relied upon the accuracy and completeness of the information it reviewed for the purposes of its opinion. Black & Co. did not get independent verification of this information. Black & Co. also assumed that:

     - the financial information of Coffee People and Diedrich Coffee had been reasonably prepared on bases reflecting the best currently available estimates and judgments of each company's management of the operating and financial performance of each company;

     - there were no material changes in Coffee People's or Diedrich Coffee's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to Black & Co.; and

     - all material liabilities of Coffee People and Diedrich Coffee are as set forth in their respective financial statements.

     Black & Co. did not make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of Coffee People or Diedrich Coffee. The Black & Co.

opinion states that it was based on economic, financial, market and other conditions existing as of March 16, 1999.

     Black & Co. expresses no opinion as to what the value of Diedrich Coffee common stock will be at the time of the merger, or the prices at which Coffee People common stock will actually trade at any time.

     Based upon this information, Black & Co. performed a variety of financial analyses of the merger. The following paragraphs summarize the significant financial analyses performed by Black & Co. in arriving at its opinion.

     Contribution analysis. Black & Co. reviewed the pro forma contribution of Coffee People and Diedrich Coffee as of and for the twelve months ended December 31, 1998. Black & Co. reviewed, among other things, pro forma contributions to net revenues, gross profit, adjusted earnings before interest expense, taxes, depreciation and amortization ("EBITDA"), net tangible assets, and net tangible equity.

     Based on this analysis, for the twelve months ended December 31, 1998, Coffee People contributed:

     - 68.7% of pro forma combined net revenues,

     - 68.3% of pro forma combined gross profit,

     - 100% of pro forma combined adjusted EBITDA,

     - 71.3% of pro forma combined net tangible assets, and

     - 75.8% of pro forma combined net tangible equity.

     During this period both Coffee People and Diedrich reported net losses.

     Comparable company analysis. Black & Co. compared selected historical and projected operating and stock market data and operating and financial ratios for Coffee People, on an individual and a pro forma combined basis, to the corresponding data and ratios of selected publicly traded specialty coffee companies that Black & Co. felt were generally comparable to Coffee People. These companies included:

     - Starbucks Corp.,

     - Diedrich Coffee, Inc.,

     - New World Coffee & Bagels, Inc.,

     - Chock Full O' Nuts, and

     - Green Mountain Coffee Co.

     The data and ratios Black & Co. reviewed for these companies included:

     - price per share to historical revenue,

     - price per share to historical and projected earnings per share,

     - price per share to historical EBITDA per share, and

     - market value to historical book value.

     Black & Co. calculated specific multiples for the comparable companies. The table below lists the measurement and the multiples for the comparable companies and for Coffee People.

                MULTIPLE                   COMPARABLE COMPANIES    COFFEE PEOPLE
                --------                  ----------------------   -------------
Total market capitalization to last       Range:    .2 to 3.7            .4
  twelve months revenues                  Mean:     .7
                                          Median:   .6
Last twelve months price to historic      Range:   6.9 to 91.2            *
  earnings                                Mean:   49.6
                                          Median: 49.1
Price to projected earnings               Range:   5.35 to 44.58       5.35
                                          Mean:   24.9
                                          Median: 25.0
Market value to historical book value     Range:   1.0 to 6.5           1.2
                                          Mean:    1.5
                                          Median:  1.9
Price per share to last twelve months     Range:   3.29 to 24.22       7.32
  EBITDA                                  Mean:    6.71
                                          Median:  9.5

---------------
* Black & Co. did not deem a price-earnings ratio comparison meaningful, since Coffee People reported a net loss for the trailing twelve month period.

     Comparable transaction analysis. Black & Co. also analyzed publicly available financial information for 23 selected mergers and acquisitions of companies in the restaurant industry. The transactions analyzed had aggregate transaction values up to $1.1 billion. Black & Co. selected and analyzed the following multiples:

                                                              MEAN VALUES
                                                              -----------
Transaction value to last twelve month sales................     0.96
Transaction value to last twelve month earnings.............     23.18
Transaction value to last twelve month EBITDA...............     9.65
Transaction value to book value.............................     2.10
Premium paid over price one week prior to announcement......      27%
Premium paid over price four weeks prior to announcement....      34%

     No company used in any comparable company analysis as a comparison is identical to Coffee People. No transaction used in any comparable transaction analysis is identical to the Diedrich Coffee/Coffee People merger. Accordingly, these analyses are not simply mathematical. They involve complex considerations and judgments concerning differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies and transactions to which they are being compared.

     Premium analysis. Black & Co. calculated the premium implied by the purchase price per share of the Coffee People common stock in the merger to the closing price of the common stock on selected days prior to February 9, 1999, the date the merger was announced. The following table shows the number of days before the merger was announced and the premium the merger price represents over the closing price of the common stock on that day.

NUMBER OF DAYS BEFORE MERGER ANNOUNCEMENT   PURCHASE PRICE PREMIUM
-----------------------------------------   ----------------------
60...................                                62.3%
40...................                                65.9%
30...................                                61.2%
20...................                                58.8%
1....................                               150.0%

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances. Therefore, such an opinion is not easy to summarize accurately. Accordingly, Black & Co. believes that its analyses must be considered as a whole. If you consider any portions of the analyses and of the factors considered, without considering all analyses and factors, you could be given a misleading or incomplete view of the process underlying the opinion.

     In its analyses, Black & Co. made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond Coffee People's control. Any estimates contained in these analyses do not necessarily indicate actual values, and cannot predict future results or values. Actual or future values may be significantly more or less favorable than the values set forth in the opinion. Additionally, analyses relating to the values of business or assets are not appraisals, and do not necessarily reflect the prices at which businesses or assets may actually be sold.

     Qualifications of Black & Co. Black & Co., is an independent securities brokerage and investment banking firm based in Portland, Oregon. As part of its investment banking services, Black & Co. regularly is in the business of advising managements and boards of directors of corporations regarding their issuance of securities both in the private and public equity and debt markets, merger and acquisition transactions and related corporate finance activities. Black & Co. acted as the managing underwriter in connection with the initial public offering of Coffee People in September 1996.

     Compensation of Financial Advisors. Coffee People signed an engagement letter with Robertson Stephens on September 30, 1998. The engagement letter sets forth the terms of the engagement and provides that Robertson Stephens will receive specific fees if any one of a number of transactions are completed. If the Diedrich Coffee merger is completed, Coffee People will pay Robertson Stephens a sale transaction fee equal to $500,000 plus 1% of the transaction value. Coffee People also agreed to reimburse Robertson Stephens for its reasonable out-of-pocket expenses and outside attorneys' fees.

     Coffee People signed an engagement letter with Black & Co. on February 22, 1999. Coffee People has agreed to pay Black & Co. a fee of $75,000 for its fairness opinion. Coffee People has also agreed to reimburse Black & Co. for reasonable out-of-pocket expenses and to indemnify Black & Co. against liabilities relating to services performed by Black & Co. as financial advisor to Coffee People. Robertson Stephens has agreed to reimburse Coffee People for Black & Co.'s fees if the merger is completed.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material United States federal income tax consequences of the merger and does not purport to be a complete analysis of all potential tax consequences. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, temporary and final regulations thereunder, and current administrative rulings and court decisions. All of these bases are subject to change, possibly on a retroactive basis, and any such change could affect the validity of this summary. This summary does not address the state, local or foreign tax aspects of the merger. Additionally, it does not discuss the United States federal income tax considerations that may be relevant to certain persons, including holders of options. Furthermore, this summary may not apply to stockholders subject to special tax rules, including dealers in securities, foreign holders and holders who acquired their shares of Coffee People common stock pursuant to the exercise of options or otherwise as compensation. Finally, the summary set forth below is not intended to be, nor should it be construed to be, legal or tax advice to any particular Coffee People stockholder. Because the particular tax attributes of each Coffee People stockholder will vary, each Coffee People stockholder should consult his, her or its own tax advisor as to the specific tax consequences of the merger.

     The receipt of cash and shares of Diedrich Coffee common stock will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a Coffee People stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash and the value of the Diedrich Coffee common stock received in the merger and the stockholder's adjusted basis in the Coffee People common stock. Assuming the Coffee People common stock constitute capital assets of the stockholder, the gain or loss will be capital gain or loss. The federal government will tax net capital gain (i.e., generally, capital gain in excess of capital loss) recognized upon the exchange of Coffee People common stock held for more than one year at an individual tax rate not to exceed 20%. Net capital gain on Coffee People common stock held for less than one year will be subject to tax at ordinary income tax rates. Additionally, net capital gain recognized by a corporate stockholder will be subject to tax at the ordinary income tax rates applicable to corporations, regardless of the holding period.

     A Coffee People stockholder that exchanges shares in the merger may be subject to a 31% backup withholding, unless the stockholder provides its taxpayer identification number and certifies that he or she is not subject to backup withholding on IRS Form W-9, or unless an exemption applies. If backup withholding applies to the stockholder, the exchange agent is required to withhold 31% from payments to the stockholder. Backup withholding is not an additional tax. Rather, the amount of backup withholding can be credited against the federal income tax liability of the stockholder, provided that the required information is given to the IRS. If backup withholding results in a tax overpayment, the stockholder can obtain a refund upon the filing of an income tax return.

ACCOUNTING TREATMENT OF THE MERGER

     Diedrich Coffee will account for the merger as a "purchase" for accounting and financial reporting purposes. Accordingly, Diedrich Coffee will allocate its costs in connection with the merger to the assets of Coffee People acquired and the liabilities of Coffee People assumed according to their fair market values at the merger's completion. Diedrich Coffee will amortize over 40 years the excess, if any, of costs over fair market value of net assets.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

     Coffee People and Diedrich Coffee have agreed to use their best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. The companies intend to complete the filing of applications and notifications to obtain the approval of any governmental authority promptly after the date of this document or have already completed the filing of such applications and notifications. The merger cannot proceed in the absence of governmental approval. There can be no assurance as to the date of any governmental approval or the absence of litigation challenging approval. Likewise, there can be no assurance that the Federal Trade Commission, United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such challenge is made, as to its results.

DELISTING AND DEREGISTRATION OF COFFEE PEOPLE COMMON STOCK; LISTING OF DIEDRICH COFFEE COMMON STOCK ISSUED IN CONNECTION WITH THE MERGER

     Coffee People common stock is currently quoted on the Nasdaq SmallCap Market under the symbol "MOKA." Upon the merger's completion, Coffee People common stock will be delisted from the Nasdaq and deregistered under the Exchange Act.

     Diedrich Coffee common stock is currently quoted on the Nasdaq National Market under the trading symbol "DDRX." Diedrich Coffee has agreed to cause the shares of Diedrich Coffee common stock to be issued in the merger to be approved for listing on the Nasdaq.

COFFEE PEOPLE STOCKHOLDERS' APPRAISAL/DISSENTERS' RIGHTS

     Coffee People stockholders are entitled to assert dissenters' rights in connection with the merger under Oregon law. Each Coffee People stockholder has the right to dissent from the merger and, if the merger is completed, to receive "fair value" for his, her or its shares in cash by complying with the provisions of the Oregon Business Corporation Act Dissenters' Right Statute. The dissenting stockholder must deliver to Coffee People, before the vote on the merger at the special meeting, a written demand for appraisal of the stockholder's shares of Coffee People common stock and must not vote in favor of the merger. Any stockholder voting in favor of the merger will have waived any available appraisal rights under Oregon law. The full text of the dissenters' right statute is attached to the back of this proxy statement/prospectus as Appendix D.

     THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE STATUTE. COFFEE PEOPLE STOCKHOLDERS ARE URGED TO READ APPENDIX D CAREFULLY. A MORE DETAILED DISCUSSION OF THE STATUTE CAN BE FOUND ON PAGE 125.

RESTRICTIONS ON RESALES BY AFFILIATES; LOCKUP AGREEMENT AND REGISTRATION RIGHTS AGREEMENT WITH SECOND CUP

     Diedrich Coffee has registered under the Securities Act the shares of Diedrich Coffee common stock it will issue to Coffee People stockholders in the merger. Consequently, these shares may be traded freely without restrictions by those stockholders not deemed to be affiliates of Coffee People or Diedrich Coffee, as that term is defined under the Securities Act. An affiliate of Coffee People is a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Coffee People. Any post-merger sale of shares received in the merger by a Coffee People affiliate must be permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. In the case of persons who become Diedrich Coffee affiliates, subsequent sales must be permitted by the resale provisions of Rule 144 under the Securities Act. These restrictions are expected to apply to Coffee People's directors and officers, as well as Second Cup.

     In connection with entering into the merger agreement, Coffee People has delivered to Diedrich Coffee for each of its affiliates a letter agreement that the affiliate will not dispose of any Diedrich Coffee common stock in violation of the Securities Act or the rules and regulations thereunder and except:

     - pursuant to an effective registration statement;

     - in conformity with the volume and other limitations of Rule 145; or

     - in a transaction that is not required to be registered under the Securities Act.

     The execution of the letter agreement is a condition to the merger's completion. See "The Merger -- Conditions to the Merger's Completion."

     Lockup Agreement. Second Cup has delivered to Diedrich Coffee a lockup agreement, which contains similar restrictions on Second Cup's ability to sell any Diedrich Coffee common stock as those contained in the letter agreement described above. However, these restrictions can potentially outlast the restrictions imposed on other Coffee People affiliates. For example, Second Cup cannot sell any Diedrich Coffee common stock until the earlier to occur of (a) the first anniversary of the merger's closing date and (b) the sale of Diedrich Coffee common stock by Diedrich Coffee's directors and officers in the aggregate equal to 5% of the outstanding shares and options of Diedrich Coffee common stock held by the directors and officers in the aggregate on March 16, 1999.

     The execution of the lockup agreement is a condition to the merger's completion. See "The Merger -- Conditions to the Merger's Completion."

     Registration Rights Agreement. In conjunction with the lockup agreement, Diedrich Coffee has agreed to enter into a registration rights agreement with Second Cup, which is intended to mitigate the lockup agreement's sale restrictions and the impact of Second Cup's affiliate status. The registration rights agreement will authorize Second Cup to cause Diedrich Coffee to register for public sale the shares it will receive in the merger. After the expiration of the lockup agreement, Second Cup will have two rights to demand registration by Diedrich Coffee.

     Additionally, Second Cup will have the unlimited right to include its securities in a registration statement that Diedrich Coffee files on its own behalf or on the behalf of another stockholder. This is commonly known as "piggybacking" on a registration statement. Second Cup can piggyback on any registration statement Diedrich Coffee files, except an S-4 and an S-8, which are used to register securities resulting from business combinations and securities underlying stock options.

     The execution of the registration rights agreement is a condition of the merger's completion. See "The Merger -- Conditions to the Merger's Completion."

VOTING AGREEMENT

     Second Cup and Diedrich Coffee's directors, executive officers and their affiliates have executed a voting agreement in connection with the merger. Second Cup has agreed to vote its shares in favor of the merger agreement and the merger. As of March 16, 1999, Second Cup beneficially owned approximately 69% of Coffee People's outstanding common stock. Accordingly, the merger will be approved.

     Under the voting agreement, Diedrich coffee's directors, executive officers and their affiliates have agreed to vote their shares in favor of the issuance of Diedrich Coffee common stock in the merger and in connection with the proposed financing necessary to complete the merger. As of March 16, 1999, Diedrich Coffee's directors, executive officers and their affiliates owned approximately 42% of Diedrich Coffee's outstanding common stock.

INTERESTS OF DIRECTORS, OFFICERS AND OTHER STOCKHOLDERS IN THE MERGER

     As you consider the recommendations of the Coffee People and Diedrich Coffee boards, you should be aware that directors, officers and other stockholders of Coffee People and Diedrich Coffee have interests in the merger that are different from, or in addition to, the interests of Coffee People and Diedrich Coffee stockholders generally. These other interests include those referred below.

     Board Seat on the Diedrich Coffee Board of Directors. Upon completion of the merger, Diedrich Coffee has agreed to create a vacancy on the Diedrich Coffee board and appoint a director designated by Second Cup. Additionally, Diedrich Coffee's directors, executive officers and significant stockholder, D.C.H., L.P., a limited partnership whose general partner is a Diedrich Coffee director, have agreed to enter into an agreement which provides that they will vote their shares in favor of the Second Cup designee at any election of directors, for so long as Second Cup owns at least 50% of the Diedrich Coffee common stock it will receive in the merger. Second Cup's designee will be Randy Powell, who is the President and Chief Executive Officer of Second Cup.

     The appointment of the Second Cup designee is a condition to the merger's completion. See "The Merger -- Conditions to the Merger's Completion."

     Commonality of Coffee People and Second Cup Directors. Second Cup is the majority stockholder of Coffee People. Three directors and one officer of Second Cup are also directors of Coffee People. Michael Bregman, Robert Haft and Alton McEwen, directors of Second Cup, and Kathy Welsh, an officer of Second Cup, approved the terms of the proposed merger with Diedrich Coffee as directors of Coffee People.

     Severance and Change-in-Control Agreements. In connection with the merger, Coffee People entered into severance and change-in-control agreements with its three senior executives, Alton W. McEwen, Mark J. Archer and Robert Rodriguez. In the event of their termination without cause or through constructive termination, which is generally defined as a material change in the responsibilities, reduction in the compensation or geographical relocation of the executive, following the merger, these senior executives will be entitled to the following compensation:

     - an amount in cash equal to up to two years of base salary;

     - an amount in cash equal to up to two years of the cost of health and welfare benefits; and

     - up to one year of executive outplacement services.

     Additionally, under their severance and change-in-control agreements, Messrs. McEwen and Archer are entitled to a success fee upon completion of the merger. The amount of the success fee is not material and will be divided among Messrs. McEwen and Archer.

     Coffee People has also agreed to provide its other officers with severance benefits in the event of their termination without cause or through constructive termination within a year of a sale of Coffee People. These severance benefits include:

     - up to one year of base salary;

     - up to one year of health and welfare benefits; and

     - up to three months of executive outplacement services.

     Furthermore, Coffee People has arranged for severance benefits to all other full-time Coffee People employees who are terminated without cause within a year of a sale of Coffee People. These severance benefits vary depending on job title. They are:

     - manager level employees -- three to six months of base salary and;

     - all other full-time employees -- one to two months base salary.

     If all of Coffee People's officers were terminated after the merger, we estimate that the aggregate amount Diedrich Coffee would have to pay under the severance arrangements discussed above is approximately $2.3 million.

                              THE MERGER AGREEMENT

     The following is a summary of the material terms of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is incorporated herein by reference. You may read the actual provisions of the merger agreement by referring to Appendix A, and stockholders of Diedrich Coffee and Coffee People are urged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

THE MERGER; CLOSING; EFFECTIVE TIME

     Before execution of the merger agreement, Diedrich Coffee formed CP Acquisition Corp. as a Delaware corporation and a wholly-owned subsidiary of Diedrich Coffee to effectuate the merger. The closing of the merger will take place on the closing date, which will be the third business day after satisfaction or waiver of the conditions set forth in the merger agreement, unless Diedrich Coffee and Coffee People agree upon another time. Subject to the provisions of the merger agreement, Diedrich Coffee and Coffee People will file on the closing date a certificate of merger or other appropriate documents with the Secretaries of State of the States of Delaware and Oregon in accordance with the relevant provisions of Delaware and Oregon law. As a result, CP Acquisition Corp. will merger with and into Coffee People, and Coffee People will become a wholly-owned subsidiary of Diedrich Coffee. The merger will be completed, and the effective time of the merger is, when the certificate of merger is duly filed with the Secretaries of State of the states of Delaware and Oregon, or at such later time as Diedrich Coffee and Coffee People agree upon and specify in the certificate of merger.

CONVERSION OF COFFEE PEOPLE COMMON STOCK

     At the effective time, by virtue of the merger and without any action on the part of any Coffee People stockholder, each issued and outstanding share of Coffee People common stock will be exchanged into the right to receive a combination of cash and Diedrich Coffee common stock.

     Coffee People stockholders will receive from Diedrich Coffee in the aggregate:

     - $17.75 million in cash;

     - 1.5 million shares of Diedrich Coffee common stock; and

     - $5.25 million in cash or shares of Diedrich Coffee common stock depending on the success of Diedrich Coffee's equity offering or other type of financing.

     Assuming that all of the Coffee People stock options and stock purchase rights that are in-the-money are exercised, there will be approximately 10.9 million outstanding shares of Coffee People common stock at the time of the merger. Consequently, each outstanding share of Coffee People common stock will be converted in the right to receive:

     - $1.63 in cash;

     - 0.14 share of Diedrich Coffee common stock; and

     - $0.48 in cash or shares of Diedrich Coffee common stock.

     The precise amount of cash and Diedrich Coffee common stock that each Coffee People stockholder will receive cannot be determined until completion of the merger.

TREASURY STOCK AND STOCK OWNED BY DIEDRICH

     Each share of Coffee People common stock held in the treasury of Coffee People or owned by Diedrich Coffee or any direct or indirect wholly-owned subsidiary of either company immediately before the effective time will be canceled and extinguished immediately before the effective time, without any conversion or payment.

TREATMENT OF COFFEE PEOPLE STOCK OPTIONS AND STOCK PURCHASE RIGHTS

     According to the merger agreement, all outstanding options or other rights to purchase Coffee People common stock will be exercised or terminated as of the effective time. Coffee People will accomplish this by waiving or accelerating before the effective time any vesting provisions on all outstanding stock options and stock purchase rights issued under any Coffee People stock option or stock purchase plan. Coffee People will then provide for an exercise period to occur before the effective time for the holders of Coffee People stock options and stock purchase rights. Following this exercise period, Coffee People will terminate all unexercised stock options and stock purchase rights, as well as all Coffee People stock option and stock purchase plans. As of March 16, 1999, 1,002,016 shares of Coffee People common stock were reserved for issuance and issuable or otherwise deliverable in connection with the exercise of Coffee people stock options and stock purchase rights. However, only approximately 170,000 of these shares are reserved for options and stock purchase rights that are in-the-money, based on a purchase price of $32 million for all of Coffee People's outstanding common stock.

EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     At or before the effective time, Diedrich Coffee will deposit, or cause to be deposited, with ChaseMellon, or such other agent as Diedrich Coffee might appoint, the aggregate amount of cash and Diedrich Coffee common stock that Coffee People stockholders will receive according to the terms of the merger agreement. No interest will be paid or accrued on the cash payable to Coffee People stockholders. ChaseMellon, or such other agent appointed by Diedrich Coffee, will act as the exchange agent for the benefit of the holders of Coffee People common stock certificates. As soon as practicable after the effective time, the exchange agent will mail a form of transmittal letter to the holders of Coffee People common stock. The form of transmittal letter will contain instructions about the surrender of certificates representing Coffee People common stock.

     COFFEE PEOPLE COMMON STOCK SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD OR FORWARDED TO THE EXCHANGE AGENT UNLESS AND UNTIL YOU RECEIVE A FORM OF TRANSMITTAL LETTER FOLLOWING THE MERGER'S COMPLETION.

     The cash paid and Diedrich Coffee common stock issued in exchange for Coffee People common stock in the merger is in full satisfaction of all rights pertaining to such Coffee People common stock.

     Dividends or other distributions declared after the effective time, if any, will accrue but not be paid with respect to Coffee People common stock, until the certificates representing Coffee People common stock are properly surrendered for exchange. When such certificates are properly surrendered, any unpaid dividends or other distributions will be paid, without interest. After the effective time, there will be no transfers on Coffee People's stock transfer books of shares of Coffee People common stock issued and outstanding immediately before the effective time. If certificates representing shares of Coffee People common stock are presented after the effective time, they will be canceled and exchanged for the applicable amount of cash and shares of Diedrich Coffee common stock.

     Diedrich Coffee will not issue fractional shares of Diedrich Coffee common stock to any holder of Coffee People common stock as payment in the merger. For each fractional share that would otherwise be issued, Diedrich Coffee will pay cash in an amount equal to such fraction multiplied by the price per share in Diedrich Coffee's equity offering. No interest will be paid or accrued on the cash in lieu of fractional shares payable to holders of such certificates.

     Neither Diedrich Coffee, Coffee People nor any other person will be liable to any former holder of Coffee People common stock for any amount properly delivered to a public official according to applicable abandoned property, escheat or similar laws.

     If a certificate of Coffee People common stock has been lost, stolen or destroyed, the exchange agent will issue payment upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to ownership of the certificate by the claimant, and appropriate and customary identification.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties by each of Coffee People and Diedrich Coffee relating to, among other things:

     - corporate organization, structure and power;

     - capitalization and subsidiaries;

     - authorization, execution, delivery, performance and enforceability of, required consents, approvals, orders and authorizations of governmental authorities relating to, and noncontravention of other agreements because of, the merger agreement;

     - documents filed by each of Coffee People and Diedrich Coffee with the SEC and other regulatory entities, the accuracy of the information contained therein and the absence of undisclosed liabilities of each of Coffee People and Diedrich Coffee;

     - the accuracy of information supplied by each of Coffee People and Diedrich Coffee in connection with this proxy statement/prospectus, the registration statement on Form S-4 and the registration statement on Form S-1;

     - the absence of material adverse changes or events with respect to Coffee People and Diedrich Coffee since December 12, 1998 and October 28, 1998, respectively;

     - litigation;

     - compliance with applicable law;

     - matters relating to employee benefits and the Employee Retirement Income Security Act of 1974, as amended;

     - environmental matters;

     - tax matters;

     - intellectual property matters;

     - franchise laws, franchise agreements and franchise offering circulars;

     - certain business practices;

     - required stockholder approval in connection with the merger and the issuance of Diedrich Coffee common stock;

     - the identification of affiliates;

     - the opinions of the financial advisors;

     - engagement of and payment of fees to brokers, investment bankers, finders and financial advisors in connection with the merger;

     - efforts to resolve any "Year 2000" computer problems;

     - material contracts;

     - real estate matters;

     - insurance; and

     - transactions with affiliates.

CONDUCT OF BUSINESS PENDING THE MERGER

     From March 16, 1999 to the effective time, Coffee People and Diedrich Coffee will, and will cause their subsidiaries, to conduct their business in the ordinary course consistent with past practice and preserve intact their current business organization and relationships with customers, suppliers and employees, except to the extent the merger agreement contemplates otherwise or as consented by the other party.

     Additionally, Coffee People and Diedrich Coffee have agreed with limited exceptions to not take any action outside the parameters specified in the merger agreement, such as:

     - amending organization documents;

     - issuing, selling or encumbering any shares of capital stock or options to acquire shares of capital stock;

     - declaring or paying dividends or recapitalizing or redeeming capital stock;

     - selling, leasing or encumbering property or assets;

     - making acquisitions and capital expenditures;

     - changing accounting principles and practices;

     - incurring indebtedness; and

     - taking any action the would make the representations and warranties materially untrue or incorrect.

NO SOLICITATION

     The merger agreement prevents Coffee People from selling or negotiating the sale of the company to a third party, unless it first (a) receives an acquisition proposal that is superior to the merger and (b) provides notice of the superior acquisition proposal to Diedrich Coffee and the opportunity for Diedrich Coffee to match the superior acquisition proposal. A superior acquisition proposal is an acquisition proposal from a third party, such as a merger, consolidation, sale of assets, sale of capital stock or similar transaction involving Coffee People, that the Coffee People board determines in good faith, after consultation with its legal counsel and a nationally recognized financial advisor, is more favorable to Coffee People stockholders than the merger.

CONDITIONS TO THE MERGER'S COMPLETION

     Conditions to the Obligations of Coffee People and Diedrich Coffee. Coffee People and Diedrich Coffee's obligation to complete the merger is subject to the satisfaction or waiver on or before the effective time of various conditions, including the following:

     - approval of the merger agreement by Coffee People stockholders;

     - approval of the issuance of Diedrich Coffee common stock in the merger agreement and in Diedrich Coffee's equity offering by Diedrich Coffee stockholders;

     - the lack of action by a United States court or governmental authority to prohibit or otherwise restrict the merger's completion;

     - a declaration by the SEC that the registration statement on Form S-4, of which this proxy statement/prospectus is a part, is effective, and it is not the subject of any stop order or proceedings seeking a stop order;

     - a declaration by the SEC that the registration statement on Form S-1, relating to the Diedrich Coffee equity offering, is effective, and it is not the subject of any stop order or proceedings seeking a stop order;

     - completion of Diedrich Coffee's equity offering of common stock at a per share offering price of at least $6.00 with net proceeds of at least $7 million;

     - authorization of the Diedrich Coffee common stock issuable in the merger for listing on the Nasdaq National Market upon official notice of issuance;

     - accuracy of the representations and warranties of the other party in all material respects as of the closing date, except to the extent expressly made as of an earlier date, in which case as of such date;

     - performance and compliance in all material respects by the other party of its covenants under the merger agreement through the closing date; and

     - the lack of any material adverse change to the other party since March 16, 1999.

     Conditions to the Obligations of Coffee People. Coffee People's obligation to complete the merger is further subject to the satisfaction or waiver on or before the effective time of the following conditions:

     - receipt by Coffee People of the opinion of Diedrich Coffee's legal counsel as to matters reasonably agreed upon by the companies;

     - obtainment by Diedrich Coffee of all material third party consents required in connection with the merger agreement;

     - creation of a vacancy on the Diedrich Coffee board and appointment of a director designated by Second Cup, and receipt by Second Cup of an executed agreement from Diedrich Coffee's directors, executive officers and their affiliates; and

     - receipt by Second Cup of an executed copy of the registration rights agreement.

     Conditions to the Obligations of Diedrich Coffee. Diedrich Coffee's obligation to complete the merger is further subject to the satisfaction or waiver on or before the effective time of the following conditions:

     - receipt by Diedrich Coffee of an executed copy of the letter agreement from each affiliate of Coffee People;

     - receipt by Diedrich Coffee of the opinion of Coffee People's legal counsel as to matters reasonably agreed upon by the companies;

     - obtainment by Coffee People of all material third party consents required in connection with the merger agreement; and

     - receipt by Diedrich Coffee of an executed copy of the lockup agreement.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated before the merger's completion:

     - by mutual written consent of Coffee People, Diedrich Coffee and CP Acquisition Corp.;

     - by either Coffee People or Diedrich Coffee and CP Acquisition Corp.:

        -- if a court of competent jurisdiction issues a nonappealable final order or takes any other nonappealable final action having the effect of prohibiting the merger;

        -- if the merger is not completed by July 1, 1999;

        -- if the non-terminating party breaches any of its representations, warranties, covenants or agreements in the merger agreement that causes the failure to satisfy the conditions of the terminating party to complete the merger; or

        -- if Diedrich Coffee's equity offering is not completed at a per share offering price of at least $6.00 with net proceeds of at least $7 million;

     - by Coffee People in order to accept a superior acquisition proposal;

     - by Diedrich Coffee and CP Acquisition Corp., if the Coffee People board recommends to Coffee People stockholders a superior acquisition proposal; or

     - by Diedrich Coffee and CP Acquisition Corp., if the Coffee People board withdraws or materially weakens its recommendation of the merger agreement or the merger.

     Termination of the merger agreement by the parties will void the agreement without any liability or obligation, other than (a) in connection with any liability on any party then in breach of the merger agreement, (b) the obligations of the parties to keep confidential all nonpublic information connected with the merger and (c) Coffee People's obligation to pay Diedrich Coffee up to $1.5 million under the circumstances described below under "Expenses."

EXPENSES

     Whether or not the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by it will be paid by the party incurring such fees and expenses. However, Coffee People is obligated to pay up to $1.5 million of Diedrich Coffee and CP Acquisition Corp.'s expenses incurred to third parties if the merger agreement is terminated under the following circumstances:

     - by Coffee People to accept a superior acquisition proposal; or

     - by Diedrich Coffee and CP Acquisition Corp. because the Coffee People board recommended a superior acquisition proposal or weakened or withdrew its recommendation of the merger agreement or the merger.

AMENDMENT OR WAIVER OF THE MERGER AGREEMENT

     The parties may amend the merger agreement or waive its terms and conditions before approval by Coffee People and Diedrich Coffee stockholders. The parties may not do so after such approval if the amendment or waiver requires further stockholder approval under law, without first obtaining approval from the affected stockholders. Any amendment to, or waiver of, the merger agreement must be in writing and signed by the parties.

                  OPERATIONS AND MANAGEMENT OF DIEDRICH COFFEE
                                AFTER THE MERGER

OPERATIONS

     After the merger, Diedrich Coffee will be the second largest company in the specialty coffee market in the United States, based on sales, and the largest operator of mall-based coffee retail locations, based on sales and number of locations. After the merger, Coffee People will be a wholly-owned subsidiary of Diedrich Coffee. The Coffee Plantation and Coffee People (Oregon) coffeehouses will begin the process of evolving into Diedrich Coffee brand coffeehouses. We will reorganize into two operating divisions: the Diedrich coffeehouse division and the Gloria Jean's mall-based coffee store division. We do not anticipate closing any stores in connection with the merger. We intend to centralize purchasing, roasting, packaging, distribution and certain administrative functions.

     After the merger, we will have annual systemwide sales of more than $150 million through 363 retail outlets in 38 states and seven countries. We will continue to pursue our national growth strategy for coffeehouses through area development agreements with large multi-unit franchise operators. Our goal is to add a significant number of coffeehouses, carts and kiosks to our system. In addition to these operations, each franchise area developer will have the opportunity to develop their own wholesale business in their territory through a distribution agreement. The operators will, in essence, have control of the brand within their own territory. Diedrich Coffee has signed two major franchise agreements which provide for the opening of up to 145 Diedrich Coffee coffeehouses over a five year period.

     Gloria Jean's is the leader in the mall-based retail coffee segment. We intend to support the continued rejuvenation of the Gloria Jean's chain. We foresee a major opportunity for growth and improvement of the chain and believe that the current management team has already implemented some promising improvements. We will continue to franchise individual Gloria Jean's mall-based stores to owner-operators who have historically performed well.

     Diedrich Coffee's principal corporate offices will continue to be located in Irvine, California.

DIRECTORS

     The Diedrich Coffee board of directors will be increased by one member as a result of the merger. The Diedrich Coffee common stockholders are electing six directors for a one-year term at their annual meeting. See "Additional Matters for Consideration by Diedrich Coffee Stockholders." Information about the current Diedrich Coffee directors, all of whom have been nominated for re-election at Diedrich Coffee's annual meeting, can be found in "Information About Diedrich Coffee -- Directors and Executive Officers."

     Concurrent with the completion of the merger, Diedrich Coffee's bylaws will be amended to increase the number of directors to seven. Pursuant to the merger agreement, Second Cup will be entitled to nominate a candidate to fill the newly created vacancy. Second Cup has designated Randy Powell, its President and Chief Executive Officer, as its director nominee. See "Information About Coffee
People -- Directors and Executive Officers." The board of directors of Diedrich Coffee has agreed to elect such nominee to the board. Some directors, executive officers and a significant stockholder of Diedrich Coffee who own approximately 42% of Diedrich Coffee's common stock have entered into a voting agreement promising to vote for Second Cup's nominee at subsequent meetings of the Diedrich Coffee stockholders for so long as Second Cup owns at least 50% of the Diedrich Coffee common stock that it will receive in the merger.

EXECUTIVE OFFICERS

     The composition of Diedrich Coffee's management will not change as a result of the merger. It is expected that after the merger, the management of Coffee People's operating divisions will not change. Robert Rodriguez, James McDermet and Tom Twitchel will continue in their current capacities with Gloria Jean's, Coffee People (Oregon), and Coffee Plantation. Alton McEwen and Mark Archer will continue in a transitional capacity. For more information concerning each of the executive officers of Diedrich Coffee, see "Information About Diedrich
Coffee -- Directors and Executive Officers" and "-- Executive Compensation." For more information regarding Alton McEwen, Mark Archer, Robert Rodriguez, James McDermet and Tom Twitchel, see "Information About Coffee People -- Directors and Executive Officers" and "-- Executive Compensation."

                  DESCRIPTION OF DIEDRICH COFFEE CAPITAL STOCK

     Diedrich Coffee's authorized capital stock consists of 25 million shares of common stock, $0.01 par value per share, and 3 million shares of preferred stock, $0.01 par value per share.

DIEDRICH COFFEE COMMON STOCK

     At March 6, 1999, there were approximately 6.2 million shares of Diedrich Coffee common stock outstanding held of record by approximately persons. Exercisable stock options and stock warrants to purchase an aggregate of approximately 2.1 million shares of Diedrich Coffee common stock were also outstanding.

     Holders of Diedrich Coffee common stock are entitled to one vote per share on all matters to be voted upon by Diedrich Coffee stockholders. Diedrich Coffee common stockholders may not cumulate votes for the election of directors. Any action taken by common stockholders must be taken at an annual or special meeting and may not be taken by written consent.

     Diedrich Coffee common stockholders are entitled to receive ratably any dividends as may be declared from time to time by Diedrich Coffee's board of directors out of funds legally available for dividend payments, subject to any dividend preferences of any holders of preferred stock. In the event of liquidation or dissolution of Diedrich Coffee, Diedrich Coffee common stockholders are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any preferred stock. The Diedrich Coffee common stockholders do not have any preemptive or conversion rights or other subscription rights. Neither redemption nor sinking fund provisions apply to the Diedrich common stock.

     All outstanding shares of Diedrich Coffee common stock are fully paid and non-assessable, and the shares of Diedrich Coffee common stock to be outstanding after the merger will be fully paid and non-assessable. U.S. Stock Transfer is the transfer agent and registrar for shares of Diedrich Coffee common stock.

DIEDRICH COFFEE PREFERRED STOCK

     At March 6, 1999, no shares of Diedrich Coffee preferred stock were outstanding. Diedrich Coffee's board of directors may issue up to 3 million shares of preferred stock in one or more series and, subject to the Delaware General Corporation Law, may:

     - fix the number of shares and designation of any series;

     - fix its preferences, limitations, rights qualifications and restrictions; and

     - determine the voting powers of any such series.

     At the date of this proxy statement/prospectus, no shares of Diedrich Coffee preferred stock were outstanding. Although Diedrich Coffee presently does not intend to do so, its board of directors may issue Diedrich Coffee preferred stock with voting and conversion rights which could negatively affect the voting power or other rights of Diedrich Coffee common stockholders without stockholder approval. For example, the issuance of preferred stock could decrease the amount of earnings and assets available for distribution to Diedrich Coffee common stockholders. In addition, any such issuance could have the effect of making removal of the present management more difficult, or resulting in restrictions upon the payment of dividends and other distributions to the Diedrich Coffee common stockholders. The issuance of Diedrich Coffee preferred stock may delay or prevent a change in control of Diedrich Coffee.

                COMPARISON OF RIGHTS OF HOLDERS OF COFFEE PEOPLE
                      COMMON STOCK BEFORE AND AFTER MERGER

     The total number of authorized shares of capital stock of Diedrich Coffee is 28 million shares, consisting of 25 million shares of common stock and 3 million shares of preferred stock. The authorized capital of Coffee People is 60 million shares, consisting of 50 million shares of common stock and 10 million shares of preferred stock. If Coffee People stockholders approve the amendments to the company's articles of incorporation, the authorized capital of Coffee People will be 25 million shares, consisting of 20 million shares of common stock and 5 million shares of preferred stock.

     Diedrich Coffee is incorporated in the State of Delaware and Coffee People is incorporated in the State of Oregon, although Diedrich Coffee will reincorporate Coffee People in Delaware immediately after the merger by merging Coffee People into its Delaware subsidiary. Coffee People's stockholders approved this reincorporation merger at Coffee People's most recent annual meeting in November 1998. Following the merger with Diedrich Coffee, the rights of such stockholders will be governed by Delaware law. Because Coffee People stockholders will hold Diedrich Coffee common stock rather than Coffee People common stock after the merger, the rights of the stockholders will also be governed by the Diedrich Coffee amended and restated certificate of incorporation and the Diedrich Coffee bylaws, rather than the Coffee People articles of incorporation and the Coffee People bylaws. The following is a summary comparison of certain provisions of Oregon law and Delaware law and the charters and bylaws of the respective corporations. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate statutes of those states and the corporate charters and bylaws of Diedrich Coffee and Coffee People.

CUMULATIVE VOTING

     In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose. Without cumulative voting, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting. Under Delaware law, cumulative voting in the election of directors is not mandatory but is a permitted option. The Diedrich Coffee certificate and the Diedrich Coffee bylaws do not permit cumulative voting. Under Oregon law, stockholders do not have a right to cumulative voting unless the articles of incorporation provide otherwise. The Coffee People articles do not provide for cumulative voting.

POWER TO CALL SPECIAL MEETING OF STOCKHOLDERS

     Under Delaware law, a special meeting of stockholders may be called by the board of directors or any other person as may be provided in the certificate of incorporation or bylaws. The Diedrich Coffee bylaws provide that special meetings of the stockholders may be called at any time by the board of directors or the President. Under Oregon law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the articles of incorporation or the bylaws or the holders of at least ten percent of all votes entitled to be cast at such meeting. The Coffee People bylaws provide that a special meeting of stockholders may be called at any time by the President, the board of directors or by the holders of not less than ten percent of the outstanding shares entitled to vote at the meeting.

STOCKHOLDER ACTION WITHOUT A MEETING

     Under Delaware law, unless otherwise provided in the certificate of incorporation, any action which may be taken at a meeting of the stockholders may be taken without a meeting and without prior notice if a consent in writing is signed by the holders of outstanding shares having at least the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Diedrich Coffee bylaws permit stockholders to vote by written consent. Under Oregon law and the Coffee People bylaws, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the action is taken by all stockholders entitled to vote on the action.

SIZE OF THE BOARD OF DIRECTORS

     Under Delaware law, the number of directors is fixed by the bylaws, unless the certificate of incorporation fixes the number of directors. The Diedrich Coffee certificate does not specify the number of directors, and the Diedrich Coffee bylaws allow Diedrich Coffee's board to set the exact number of directors within the range of three to seven persons. The number of directors is currently fixed at six. Under Oregon law, the number of directors may be fixed in either the articles of incorporation or bylaws. The board of directors or the stockholders of an Oregon corporation may change the authorized number of directors within the minimum and maximum range if the articles of incorporation or bylaws establish a variable range for the size of the board of directors. If the articles of incorporation establish a fixed or variable range, then, after shares are issued, only the stockholders may change the range for the size of the board or change from a fixed or variable-ranged size board by amendment to the corporation's articles of incorporation. If the bylaws establish a fixed or variable range, then either the board of directors or the stockholders may change the range for the size of the board or change from a fixed or variable range size board by amendment to the corporation's bylaws in the manner provided in the bylaws unless the number of directors is fixed in the corporation's articles of incorporation, in which case a change in the number of directors may be made only by amendment to the articles of incorporation. The Coffee People articles of incorporation currently provide that Coffee People will have a minimum of three directors. The bylaws set the size of the board between one and nine directors.

CLASSIFICATION OF BOARD OF DIRECTORS

     A classified board is one with respect to which a certain number of directors, but not necessarily all, are elected on a rotating basis each year. Delaware law permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. The Diedrich Coffee certificate and bylaws do not provide for a classified board. If there are six or more directors, Oregon law permits, but does not require, an Oregon corporation to provide in its articles of incorporation or bylaws for a classified board of directors, pursuant to which the directors can be divided into up to two or three classes of directors with staggered terms of office, with only one class of directors to stand for election each year. The Coffee People articles provide that when the board consists of six or more members, the board may provide in the bylaws for a classified board. The bylaws do not provide for staggered terms.

SPECIAL MEETINGS OF THE BOARD OF DIRECTORS

     Under the Diedrich Coffee bylaws, meetings of Diedrich Coffee's board of directors may be called by the president or a majority of the authorized number of directors upon two or five days' notice, depending upon the method of notice. Oregon law provides that unless the articles of incorporation or bylaws set forth a longer or shorter period, special meetings of a company's board of directors must be preceded by at least two days' notice of the date, time and place of the meeting. The Coffee People bylaws stipulate that special meetings of the board of directors may be called by the President or by any director upon two business days' notice.

REMOVAL OF DIRECTORS

     Under Delaware law, any director or the entire board of directors of a corporation that does not have a classified board of directors or cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote at an election of directors. Diedrich Coffee's certificate and bylaws do not provide for a classified board of directors or cumulative voting. As a result, any director of Diedrich Coffee or the entire Diedrich Coffee's board of directors may be removed with or without cause with the approval of a majority of the Diedrich Coffee outstanding shares entitled to vote at an election of directors. Under Oregon law, any director of an Oregon corporation may be removed with or without cause by the stockholders unless the articles of incorporation provide that directors may only be removed for cause. If a director is elected by a voting group of stockholders, only the stockholders of that voting group may vote to remove the director. If cumulative voting is authorized, a director may not be removed if the number of votes cast against such a removal would be sufficient to elect the director under cumulative voting. If cumulative voting is not authorized, a director may be removed only if the number of votes cast to remove the director exceed the votes cast not to remove the director. Furthermore, a director may be removed by the stockholders only at a meeting called for the purpose of removing the director. The Coffee People bylaws provide that any director may be removed, with or without cause, at a meeting expressly called for such purpose unless the Coffee People articles provide for removal only for cause. The Coffee People articles do not require cause to remove a director.

TRANSACTIONS INVOLVING OFFICERS OR DIRECTORS

     An Oregon corporation may loan money to, or guarantee any obligation incurred by, its directors only if either:

     - The loan or guarantee is approved by a majority of the votes represented by the outstanding voting shares of all classes, voting as a single group, excluding the voting shares owned by or voted under the control of the benefited director, or

     - The board of directors and any affected officer determine such loan or guarantee benefits the corporation and the board of directors approves the loan or guarantee or general plan authorizing the loans and guarantees.

With respect to any other contract or transaction between the corporation and one or more of its directors, such transactions are neither void nor voidable if either:

     - The director's interest is made known to the board of directors, a committee of the board of directors or the stockholders of the corporation, who thereafter approve the transaction, or

     - The contract or transaction is fair to the corporation.

     Oregon law does not specifically regulate loans to officers or employees.

     Under Delaware law, any corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation, including any officer or employee who is also a director of the corporation, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. Furthermore, under Delaware law, contracts or transactions between a corporation and either any of its directors or a second corporation of which a director is also a director, are not void or voidable if either:

     - The material facts as to the transaction and as to the director's interest are fully disclosed, and either the disinterested directors or a majority of the disinterested stockholders approve or ratify the transaction in good faith, or

     - The person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified.

LIMITATION OF LIABILITY OF DIRECTORS; INDEMNIFICATION

     Under Oregon law, a corporation's articles of incorporation may set forth a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for conduct as a director. However, such provisions may not eliminate or limit a director's liability for:

     - Breaches of the director's duty of loyalty to the corporation or its stockholders,

     - Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,

     - The payment of unlawful distributions, or

     - Any transaction from which the director derived an improper personal benefit.

     Under Oregon law, a corporation may, subject to the limitations described below, indemnify a director against liability incurred if the conduct was in good faith, the individual reasonably believed the individual's conduct was in the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable cause to believe the conduct was unlawful. Under Oregon law, a director may not be indemnified in connection with a proceeding in which the director was found liable to the corporation or in connection with any other proceeding charging improper personal benefit to the director in which the director was found liable on the basis that personal benefit was improperly received. The Coffee People articles contain provisions limiting a director's liability to the fullest extent permitted by Oregon law. Oregon law provides for mandatory indemnification of officers and directors when the indemnified party is wholly successful on the merits or otherwise in the defense of any proceeding to which the director was a party because of being a director. Officers are entitled to the same mandatory indemnification as are directors under the Oregon Business Corporation Act.

     The Diedrich Coffee certificate eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law. Under Delaware law, such provision may not eliminate or limit director monetary liability for:

     - Breaches of the director's duty of loyalty to the corporation or its stockholders,

     - Acts or omissions not in good faith or involving intentional misconduct or knowing violations of law,

     - The payment of unlawful dividends or unlawful stock repurchases or redemptions, or

     - Transactions in which the director received an improper personal benefit.

     Such limitation of liability provisions also may not limit a director's liability for violation of, or otherwise relieve the company or its directors from the necessity of complying with federal or state securities laws, or affect the availability of nonmonetary remedies such as injunctive relief or rescission.

     Delaware law generally permits indemnification of expenses, including attorneys' fees, actually and reasonably incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Delaware law requires indemnification of expenses to the extent the individual being indemnified has successfully defended any action, claim, issue or matter therein, on the merits or otherwise.

     Expenses incurred by an officer or director in defending any action may be paid in advance, under Delaware law, if such director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. In addition, Delaware law authorizes a corporation's purchase of indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.

     Delaware law also permits a Delaware corporation to provide indemnification in excess of that provided by statute. Delaware law does not require authorizing provisions in the certificate of incorporation. Limitations on indemnification may be imposed by a court based on principles of public policy.

DIVIDENDS AND REPURCHASES OF SHARES

     Oregon law permits a corporation, unless otherwise restricted by its articles of incorporation, to make distributions to its stockholders if both of the following factors are satisfied:

     - In the judgment of the directors, the corporation would be able to pay its debts as they come due in the usual course of business, and

     - The corporation's total assets would at least equal the sum of its total liabilities plus, unless the articles permit otherwise, the amount that would be needed if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

     The Coffee People articles do not otherwise restrict the ability of its board of directors to make distributions to its stockholders. In addition, Oregon law generally provides that a corporation may redeem or repurchase its shares.

     Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. However, if the amount of capital of the corporation following the declaration and payment of the dividend is less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors may not declare and pay out a dividend from the corporation's net profits. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

APPROVAL OF CERTAIN CORPORATE TRANSACTIONS

     Under both Oregon law and Delaware law, with certain exceptions, any merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the corporation's board of directors and a majority of the outstanding shares entitled to vote. In addition, Diedrich Coffee's certificate contains certain other approval provisions concerning creditor compromises or arrangements.

CLASS VOTING IN CERTAIN CORPORATE TRANSACTIONS

     Under Delaware law, certain amendments of a corporation's certificate of incorporation must be approved by a majority of the outstanding shares of each class of stock (without regard to limitations on voting rights). With certain exceptions, any merger or sale of all or substantially all of the assets of a corporation must be approved by the holders of a majority of the outstanding stock of the corporation. Oregon law does not generally require separate class votes of all voting classes in order to approve charter amendments and sales of substantially all the corporate assets. Oregon law, however, provides that all classes of stock, even nonvoting classes of stock, vote on charter amendments, mergers and share exchanges that affect the rights of holders of such class.

BUSINESS COMBINATIONS/MERGER

     Under Section 203 of the Delaware General Corporation Law, a Delaware corporation is prohibited from engaging in a business combination with an interested stockholder, as defined below, for three years following the date that such person or entity becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or entity who or which owns, individually or with or through certain other persons or entities, 15% or more of the corporation's outstanding voting stock, including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only. The three-year moratorium imposed by
Section 203 on business combinations of Section 203 does not apply if one or more of the following applies:

     - Prior to the date on which such stockholder becomes an interested stockholder, the board of directors of the subject corporation approves either the business combination or the transaction that resulted in the person or entity becoming an interested stockholder,

     - Upon consummation of the transaction that made him or her an interested stockholder, the interested stockholder owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced, excluding from the 85% calculation shares owned by directors who are also officers of the subject corporation and shares held by employee stock plans that do not give employee participants the right to decide confidentially whether to accept a tender or exchange offer, or

     - On or after the date such person or entity becomes an interested stockholder, the board of directors approves the business combination and it is also approved at a stockholder meeting by 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

     Although a Delaware corporation to which Section 203 applies may elect not to be governed by Section 203, Diedrich Coffee's board of directors intends that it be governed by Section 203. Diedrich Coffee believes that most Delaware corporations have availed themselves of this statute and have not opted out of
Section 203.

     Diedrich Coffee believes that Section 203 will encourage any potential acquiror to negotiate with Diedrich Coffee's board of directors. Section 203 also might have the effect of limiting the ability of a potential acquiror to make a two-tiered bid for Diedrich Coffee in which all stockholders would not be treated equally. Stockholders should note, however, that the application of
Section 203 to Diedrich Coffee will confer upon its board of directors the power to reject a proposed business combination in certain circumstances, even though a potential acquiror may be offering a substantial premium for Diedrich Coffee's shares over the then-current market price. Section 203 would also discourage certain potential acquirors unwilling to comply with its provisions.

     Oregon law contains a "business combinations" provision that is essentially the same as Section 203 of the Delaware law.

APPRAISAL RIGHTS

     Under Oregon law and Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to dissenters' rights or to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair market value of the shares held by such stockholder (as determined by a court or by agreement of the corporation and the stockholder) in lieu of the consideration such stockholder would otherwise receive in the transaction. The limitations on the availability of appraisal rights under Oregon law are different from those under Delaware law. Under Delaware law, such fair market value is determined exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, and such appraisal rights are not available in the following situations:

     - With respect to the sale, lease or exchange of all or substantially all of the assets of a corporation,

     - With respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares of such corporations, or

     - To stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger under Delaware law.

     Under Oregon law, appraisal rights are generally not available to holders of shares of any class or series if the shares of the class or series were registered with respect to a merger on a national securities exchange or quoted on the Nasdaq National Market as a national market security on the record date for the meeting at which the merger is to be approved.

     Dissenters' rights are available to the stockholders of Coffee People with respect to the merger. See "Additional Information -- Dissenters' or Appraisal Rights."

INSPECTION OF STOCKHOLDER LIST

     Delaware law allows any stockholder to inspect the stockholder list for a purpose reasonably related to such person's interest as a stockholder. Delaware law also provides for inspection rights as to a list of stockholders entitled to vote at a meeting within a ten day period preceding a stockholders' meeting for any purpose germane to the meeting. Oregon law allows any stockholder to inspect the stockholder list beginning two days after notice of a meeting is given for which the list was prepared and continuing through the meeting.

BYLAWS

     Under Delaware law, the corporation's bylaws may be adopted, amended or repealed by the stockholders of the corporation. However, under Delaware law, a corporation may, in its certificate of incorporation, confer the power to adopt, amend, or repeal the bylaws upon the directors, subject to the stockholders' right to do the same. The Diedrich Coffee certificate provides that the board of directors has the right to adopt, amend, or repeal the bylaws. Under Oregon law, a corporation's bylaws may be adopted, amended or repealed either by the board of directors or the stockholders of the corporation, unless the corporation's articles provide that the stockholders solely have the power to amend or repeal the bylaws, or the stockholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal that bylaw. The Coffee People articles and bylaws do not grant the stockholders sole power to alter, amend or repeal any bylaws.

CONTROL SHARE ACT

     The Oregon Control Share Act generally provides that a person who acquires "control shares" cannot vote the shares unless voting rights are approved by the corporation's preexisting disinterested stockholders. Delaware law does not contain an equivalent to the Control Share Act.

DISSOLUTION

     Under Oregon law, a dissolution must be approved by written consent of all stockholders or the dissolution must be initiated by the board of directors and, unless the articles of incorporation or the board requires a greater vote or a vote by voting groups, approved by a majority of the votes entitled to be cast on the proposal for dissolution. The Coffee People articles do not contain any such supermajority or voting group requirement. Under Delaware law, unless the board of directors approves the proposal to dissolve, the dissolution must be unanimously approved by all the stockholders entitled to vote thereon. Only if the dissolution is initially approved by the board of directors may the dissolution be approved by a simply majority of the outstanding shares of the corporation's stock entitled to vote. In the event of such a board-initiated dissolution, Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions. The Diedrich Coffee certificate does not contain a supermajority voting requirement.

                    ADDITIONAL MATTERS FOR CONSIDERATION OF
                          DIEDRICH COFFEE STOCKHOLDERS

     In addition to consideration of and voting on the issuance of Diedrich Coffee common stock in connection with the merger and equity offering or other type of financing, the Diedrich Coffee stockholders will be asked to vote on the following additional matters at the Diedrich Coffee annual meeting.

ELECTION OF DIRECTORS

     Diedrich Coffee's certificate of incorporation and bylaws provide that Diedrich Coffee's board of directors consist of six directors. The directors are elected once a year at the annual meeting of the stockholders. If a quorum is present at the Diedrich Coffee annual meeting, the six nominees receiving the greatest number of votes will be elected.

     The board of directors proposes that John E. Martin, Martin R. Diedrich, Timothy J. Ryan, Peter Churm, Lawrence Goelman and Paul C. Heeschen, all of whom are current directors of Diedrich Coffee, be re-elected for a new one year term. Certain information regarding these individuals as is set out above under "Information Concerning Diedrich Coffee -- Directors and Executive Officers." Except to the extent that authority to vote for any directors is withheld in a proxy, shares represented by proxies will be voted for such nominees.

     Each nominee has consented to serve as a director of Diedrich Coffee. It is not anticipated that any of the nominees will be unable to serve as directors. Should any one or more of the nominees become unavailable to serve as director prior to the Diedrich Coffee annual meeting, the persons named in the enclosed form of proxy shall be entitled to vote for any other nominees in their discretion.

     Each director elected will hold office until the next annual meeting of the stockholders or until a successor is duly elected or appointed. If the merger with Coffee People is consummated, Diedrich Coffee's bylaws will be amended to increase the number of directors to seven. Pursuant to the merger agreement, Second Cup will be entitled to nominate a candidate to fill the newly created vacancy. Second Cup has designated Randy Powell, its President and Chief Executive Officer, as its director nominee. For more information about Mr. Powell, see "Information About Coffee People -- Directors and Executive Officers." The board of directors of Diedrich Coffee has agreed to elect such nominee to the board. Diedrich Coffee directors, executive officers and a significant stockholder who have agreed to vote their shares in favor of the Second Cup designee at any election of directors, for so long as Second Cup owns at least 50% of the Diedrich Coffee common stock that it will receive in the merger.

     It is anticipated that those directors who are currently members of the compensation committee and/or audit committee of the Diedrich Coffee board will continue in those positions.

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Diedrich Coffee board has again selected KPMG LLP to serve as our independent accountants for the current fiscal year. KPMG LLP has served as our auditor since January 17, 1997. Selection of our independent accountants is not required to be submitted for stockholder approval, but the board of directors is seeking ratification of its selection by the affirmative vote of a majority of the shares represented and voted at the annual meeting. If the stockholders do not ratify this selection, the Diedrich Coffee board will reconsider its selection of KPMG LLP and will either continue to retain this firm or appoint new auditors upon recommendation of its audit committee.

     Diedrich Coffee's board of directors recommends that you vote for the ratification of the selection of KPMG LLP as the independent accountants for the current fiscal year. Representatives of KPMG LLP are expected to be at the meeting to answer appropriate questions.

                    ADDITIONAL MATTERS FOR CONSIDERATION OF
                           COFFEE PEOPLE STOCKHOLDERS

     In addition to approving the merger with Diedrich Coffee and adopting the merger agreement, Coffee People stockholders will be asked to vote on the following additional matter at the Coffee People stockholders meeting.

AMENDMENT TO COFFEE PEOPLE'S ARTICLES OF INCORPORATION

     On November 24, 1998, Coffee People stockholders approved the reincorporation of the company from Oregon to Delaware by means of a merger of Coffee People into its wholly-owned subsidiary, Coffee People Worldwide. Because of the negotiations with Diedrich Coffee, the reincorporation merger was deferred. Diedrich Coffee has informed Coffee People that it will reincorporate Coffee People as a Delaware corporation immediately after the Diedrich Coffee merger. The combined company intends to accomplish the reincorporation by merging Coffee People into a wholly-owned subsidiary of Diedrich Coffee.

     If the Diedrich Coffee merger is not approved or for some other reason does not occur, Coffee People management still intends to complete the reincorporation and become a Delaware corporation, as approved by the stockholders at the November annual meeting. Accordingly, Coffee People's board has determined it is in the company's best interests to make certain changes to Coffee People's articles of incorporation in connection with the reincorporation merger. By changing the par value of the stock and reducing the authorized capital, Coffee People will save over $100,000 of Delaware incorporation fees and will significantly reduce its Delaware franchise tax going forward.

     The proposed amendments to the articles of incorporation are:

     - changing the par value of the capital stock from no par to $.00001 per share; and

     - reducing the authorized capital stock from 60,000,000 to 25,000,000 shares, consisting of:

        -- a reduction in the authorized common stock from 50,000,000 to 20,000,000 shares; and

        -- a reduction in the authorized preferred stock from 10,000,000 to 5,000,000 shares.

     Coffee People will incorporate its subsidiary Coffee People Worldwide with a similar capital structure. Coffee People's name will be changed to "Coffee People Worldwide" as a result of the reincorporation merger. Coffee People management does not believe any negative effects on the Coffee People stockholders would result from the suggested changes.

                             ADDITIONAL INFORMATION

DISSENTERS' OR APPRAISAL RIGHTS

     Coffee People's stockholders have the right to dissent from the Diedrich Coffee merger and to receive payment for their shares in accordance with the terms of the Dissenters' Rights Statute, Sections 60.551 through 60.594 of the Oregon Business Corporation Act. The following discussion is a summary of the dissenters' rights law under the Oregon law. The entire statute is reprinted in Appendix D. Any stockholder who wishes to exercise dissenters' rights or preserve the right to do so should review the statute carefully. If you do not comply with the procedures of the statute, you will lose your dissenters' rights.

     A Coffee People stockholder who wishes to dissent from the merger must satisfy the following conditions, among others:

     - WRITTEN OBJECTION. The stockholder must file a written objection to the merger with Coffee People at its offices at 11480 Commercial Parkway, Castroville, California 95012, Attention: Mark J. Archer, Secretary, prior to the vote to be taken at the meeting.

     - NO VOTE IN FAVOR. The stockholder must not vote in favor of the merger.

     A negative vote alone, will not constitute the written objection required before the meeting.

     If the stockholders approve the Diedrich Coffee merger, Coffee People will send written notice along with a copy of the statute no later than 10 days after the corporate action is taken to each dissenting stockholder. The notice will:

     - state where the stockholder must send his or her written payment demand,

     - state where and when the stockholder must deposit his or her certificates representing Coffee People common stock,

     - contain a form for demanding payment, which requires the dissenting stockholder to certify that he or she acquired beneficial ownership before the first public announcement of the merger, and

     - set a date by which such written payment demand must be received (not fewer than 30 nor more than 60 days after the date the notice was delivered to the dissenting stockholder).

     If you are a dissenting stockholder and you do not demand payment, certify that you acquired the shares before the first public announcement, or deposit your shares within the time provided by such notice, you will not be entitled to dissenters' rights.

     If the merger is consummated, Coffee People will pay to each dissenting stockholder who follows the procedure described above the amount that Coffee People estimates to be the fair value of the dissenting stockholder's shares. The term "fair value" means the value of the shares immediately before the merger, and excludes any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable. Coffee People will provide, along with payment, its balance sheet, income statement and statement of changes in stockholders' equity for its last fiscal year and any available interim financial statements since the end of the last fiscal year, an explanation of how it estimates the fair value of the shares and how the accrued interest was calculated and other information.

     Coffee People may elect to withhold payment from a dissenting stockholder if the dissenting stockholder was not the beneficial owner of the shares before the date that the merger was publicly announced. In that event, Coffee People may force the dissenting stockholder to pursue judicial determination of the value of the share unless the dissenting stockholder agrees to accept the amount specified by Coffee People as the fair value in full satisfaction of the dissenting stockholder's rights.

     If you are a dissenting stockholder and you are dissatisfied with the payment or offer you may, within 30 days of the payment or offer for payment, notify Coffee People in writing of your estimate of the fair value of your shares and the amount of interest due.

     If any dissenting stockholder's demand for payment is not settled within 60 days after Coffee People's receipt of the demand, the Oregon law requires that Coffee People commence a proceeding in the Circuit Court of Multnomah County, Oregon to determine the fair value of the shares. Coffee People must name all dissenting stockholders whose demands remain unsettled as parties to the proceeding. The court may appoint one or more persons as appraisers to receive evidence and recommend the fair value of the shares. Court costs and appraisal fees would be assessed against Coffee People, except that the court may assess such costs against some or all of the dissenting stockholders to the extent that the court finds the dissenting stockholders acted arbitrarily, vexatiously or not in good faith in demanding payment or to the extent the court finds equitable.

LEGAL MATTERS

     The validity of the Diedrich Coffee common stock to be issued in connection with the merger and certain tax matters relating to the merger are being passed upon for Diedrich Coffee by Gibson, Dunn & Crutcher LLP, Orange County, California.

EXPERTS

     The financial statements of Diedrich Coffee, Inc. as of January 27, 1999 and January 28, 1998, and for each of the years ended January 27, 1999, January 28, 1998 and January 27, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Coffee People, Inc. as of June 27, 1998 and June 28, 1997 and for each of the two years in the period ended June 27, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Coffee People, Inc. (formerly Gloria Jean's, Inc.) for the 39-week period ended June 29, 1996 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

STOCKHOLDER PROPOSALS

     If the merger is consummated, the first annual meeting of the stockholders of Diedrich Coffee after such consummation is expected to be held on or about June 20, 2000.

     If any Diedrich Coffee stockholder intends to present a proposal at the 2000 Diedrich Coffee annual meeting and wishes to have such proposal considered for inclusion in the proxy materials for such meeting, such stockholder must have submitted the proposal to the Secretary of Diedrich Coffee in writing so as to be received at the executive offices of Diedrich Coffee by

February   , 2000. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholders' proposals.

     If you are a Coffee People stockholder and you wish to submit a proposal to be considered for inclusion in the company's proxy materials for its next annual meeting, you must submit your proposal to Coffee People at its offices not later than July 9, 1999. COFFEE PEOPLE WILL ONLY HAVE AN ANNUAL MEETING THIS YEAR IF THE DIEDRICH COFFEE MERGER IS NOT COMPLETED.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
DIEDRICH COFFEE
Independent Auditors' Report................................  F-3
Balance Sheets as of January 27, 1999 and January 28,
  1998......................................................  F-4
Statements of Operations for the Years Ended January 27,
  1999, January 28, 1998 and January 29, 1997...............  F-5
Statements of Stockholders' Equity for the Years Ended
  January 27, 1999, January 28, 1998 and January 29, 1997...  F-6
Statements of Cash Flows for the Years Ended January 27,
  1999, January 28, 1998 and January 29, 1997...............  F-7
Notes to Financial Statements...............................  F-8

COFFEE PEOPLE
Consolidated Reports of Independent Accountants.............  F-23
Consolidated Balance Sheets as of June 27, 1998 and June 28,
  1997......................................................  F-25
Consolidated Statements of Operations for the Years Ended
  June 27, 1998 and June 28, 1997 and for the 39-week Period
  June 29, 1996.............................................  F-26
Consolidated Statements of Stockholders' Equity for the
  Years Ended June 27, 1998 and June 28, 1997 and for the
  39-week period June 29, 1996..............................  F-27
Consolidated Statements of Cash Flows for Years Ended June
  27, 1998 and June 28, 1997 and for the 39-week period June
  29, 1996..................................................  F-28
Notes to Consolidated Statements of Cash Flows..............  F-29
Consolidated Balance Sheets as of June 27, 1998 and March 6,
  1999 (unaudited)..........................................  F-45
Consolidated Statements of Operations for the Thirty-Six
  Weeks Ended March 6, 1999 and March 7, 1998 and the
  Thirty-Six Weeks Ended March 6, 1999 and March 7, 1998
  (unaudited)...............................................  F-46
Consolidated Statements of Cash Flows for the Thirty-Six
  Weeks Ended March 6, 1999 and March 7, 1998 (unaudited)...  F-47
Notes to Financial Statements As of March 6, 1999 and June
  27, 1998 (unaudited)......................................  F-48

                             DIEDRICH COFFEE, INC.
                       CONSOLIDATED FINANCIAL STATEMENTS
            JANUARY 27, 1999, JANUARY 28, 1998 AND JANUARY 29, 1997

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders'
Diedrich Coffee, Inc.:

     We have audited the accompanying balance sheets of Diedrich Coffee, Inc. as of January 27, 1999 and January 28, 1998, and the related statements of operations, stockholders' equity, and cash flows for the years ended January 27, 1999, January 28, 1998 and January 29, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diedrich Coffee, Inc. as of January 27, 1999 and January 28, 1998, and the results of its operations and its cash flows for the years ended January 27, 1999, January 28, 1998 and January 29, 1997, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Orange County, California
March 26, 1999, except the
second paragraph of note 13
which is April 6, 1999

                             DIEDRICH COFFEE, INC.

                                 BALANCE SHEETS

                                ASSETS (NOTE 5)

                                                        JANUARY 27,     JANUARY 28,
                                                            1999            1998
                                                        ------------    ------------
Current Assets:
  Cash................................................  $  1,200,861    $  1,408,161
  Accounts receivable, less allowance for doubtful
     accounts of $29,438 and $22,134..................       263,651         181,628
  Note receivable.....................................       100,000              --
  Inventories (Note 2)................................     1,279,436       1,375,119
  Prepaid expenses....................................       188,993         157,393
  Income taxes receivable.............................        17,686          42,528
                                                        ------------    ------------
       Total current assets...........................     3,050,627       3,164,829
Property and equipment, net (Note 3)..................     9,119,859      10,104,843
Costs in excess of net assets acquired, net (Note
  4)..................................................       329,086         389,651
Other assets..........................................       236,880         289,103
                                                        ------------    ------------
                                                        $ 12,736,452    $ 13,948,426
                                                        ============    ============

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current installments of obligations under capital
     leases (Note 6)..................................  $    169,488    $    168,139
  Accounts payable....................................     1,415,067       1,204,366
  Accrued compensation................................       970,034         716,742
  Accrued expenses (Note 7)...........................     1,039,097       1,796,869
  Restructuring charge (Note 10)......................       112,400         237,320
                                                        ------------    ------------
       Total current liabilities......................     3,706,086       4,123,436
Obligations under capital lease -- long-term (Note
  6)..................................................       283,106         317,292
Long term debt (Note 5)...............................     2,500,000       2,500,000
Deferred rent.........................................       219,865         172,231
                                                        ------------    ------------
       Total liabilities..............................     6,709,057       7,112,959
                                                        ------------    ------------
Stockholders' Equity:
  Common stock, $.01 par value; authorized 25,000,000
     shares; issued and outstanding 6,167,313 shares
     at January 27, 1999 and 5,741,650 at January 28,
     1998.............................................        61,674          57,417
  Additional paid-in capital..........................    18,708,032      16,928,546
  Accumulated deficit.................................   (12,742,311)    (10,150,496)
                                                        ------------    ------------
       Total stockholders' equity.....................     6,027,395       6,835,467
       Commitments and contingencies (Note 6)
                                                        ------------    ------------
                                                        $ 12,736,452    $ 13,948,426
                                                        ============    ============

See accompanying notes to financial statements.

                             DIEDRICH COFFEE, INC.

                            STATEMENTS OF OPERATIONS

                                            YEAR ENDED     YEAR ENDED     YEAR ENDED
                                            JANUARY 27,    JANUARY 28,    JANUARY 29,
                                               1999           1998           1997
                                            -----------    -----------    -----------
Net Sales:
  Retail..................................  $21,248,462    $20,759,993    $18,117,720
  Wholesale and other.....................    2,766,741      2,221,704      1,694,686
  Franchise area development fees.........      200,000             --             --
                                            -----------    -----------    -----------
       Total..............................   24,215,203     22,981,697     19,812,406
                                            -----------    -----------    -----------
Cost and Expenses:
  Cost of sales and related occupancy
     costs................................   10,955,197     11,457,612      9,263,286
  Store operating expenses................    8,935,644     10,447,349      8,279,621
  Other operating expenses................      634,124        289,867        240,227
  Depreciation and amortization...........    1,941,020      1,785,271      1,053,770
  Provision for asset impairment and
     restructuring costs..................           --      3,902,332             --
  General and administrative expenses.....    4,013,809      4,005,853      2,003,483
                                            -----------    -----------    -----------
       Total..............................   26,479,794     31,888,284     20,840,387
                                            -----------    -----------    -----------
Operating (loss) income...................   (2,264,591)    (8,906,587)    (1,027,981)
Interest expense..........................     (384,544)      (182,135)      (189,549)
Interest and other (expense) income.......       90,517        (23,239)       103,718
                                            -----------    -----------    -----------
Loss before income taxes..................   (2,558,618)    (9,111,961)    (1,113,812)
Income tax provision (benefit)............        3,690            800       (128,107)
                                            -----------    -----------    -----------
Net loss..................................  $(2,562,308)   $(9,112,761)   $  (985,705)
                                            ===========    ===========    ===========
Net loss per share -- basic & diluted:....  $     (0.43)   $     (1.69)   $     (0.22)
                                            ===========    ===========    ===========
  Weighted average shares outstanding.....    5,934,287      5,392,609      4,414,000
                                            ===========    ===========    ===========

See accompanying notes to financial statements.

                             DIEDRICH COFFEE, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                             SERIES A PREFERRED        SERIES B PREFERRED
                                   STOCK                     STOCK                COMMON STOCK
                           ----------------------   ------------------------   -------------------     ADDITIONAL      ACCUMULATED
                             SHARES      AMOUNT       SHARES       AMOUNT       SHARES     AMOUNT    PAID IN CAPITAL     DEFICIT
                           ----------   ---------   ----------   -----------   ---------   -------   ---------------   ------------
Balance, January 31,
  1996...................   1,000,000   $ 800,000    1,608,568   $ 2,225,813   1,183,082   $11,831     $   318,867     $   (52,030)

Initial public offering,
  net....................          --          --           --            --   1,600,000    16,000      12,563,452              --

Conversion of Series A
  and B preferred
  stock..................  (1,000,000)   (800,000)  (1,608,568)   (2,225,813)  2,608,568    26,086       2,999,727              --

Net loss for the year....          --          --           --            --          --        --              --        (985,705)
                           ----------   ---------   ----------   -----------   ---------   -------     -----------     ------------
Balance, January 29,
  1997...................          --          --           --            --   5,391,650    53,917      15,882,046      (1,037,735)

Common stock issued......          --          --           --            --     350,000     3,500       1,046,500              --

Net loss for the year....          --          --           --            --          --        --              --      (9,112,761)
                           ----------   ---------   ----------   -----------   ---------   -------     -----------     ------------
Balance, January 28,
  1998...................          --          --           --            --   5,741,650    57,417      16,928,546     (10,150,496)

Common stock issued......          --          --           --            --     200,000     2,000       1,273,000              --

Exercise of options and
  warrants...............          --          --           --            --     225,663     2,257         476,979              --

Amortization of
  options................          --          --           --            --          --        --          29,507         (29,507)

Net loss for the year....          --          --           --            --          --        --              --      (2,562,308)
                           ----------   ---------   ----------   -----------   ---------   -------     -----------     ------------
Balance, January 27,
  1999...................          --   $      --           --   $        --   6,167,313   $61,674     $18,708,032     $(12,742,311)
                           ==========   =========   ==========   ===========   =========   =======     ===========     ============


                              TOTAL
                           -----------
Balance, January 31,
  1996...................  $ 3,304,481
Initial public offering,
  net....................   12,579,452
Conversion of Series A
  and B preferred
  stock..................           --
Net loss for the year....     (985,705)
                           -----------
Balance, January 29,
  1997...................   14,898,228
Common stock issued......    1,050,000
Net loss for the year....   (9,112,761)
                           -----------
Balance, January 28,
  1998...................    6,835,467
Common stock issued......    1,275,000
Exercise of options and
  warrants...............      479,236
Amortization of
  options................           --
Net loss for the year....   (2,562,308)
                           -----------
Balance, January 27,
  1999...................  $ 6,027,395
                           ===========

See accompanying notes to financial statements.

                             DIEDRICH COFFEE, INC.

                            STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED         YEAR ENDED         YEAR ENDED
                                                           JANUARY 27, 1999   JANUARY 28, 1998   JANUARY 29, 1997
                                                           ----------------   ----------------   ----------------
Cash flows from operating activities:
  Net (loss) income......................................    $(2,562,308)       $(9,112,761)       $  (985,705)
  Adjustments to reconcile net (loss) income to cash
    (used in) provided by operating activities:
    Depreciation and amortization........................      1,941,020          1,785,271          1,053,770
    Deferred income taxes................................             --                 --             48,192
    Restructuring charge.................................             --            987,590
    Impairment on long-lived assets......................             --          2,203,217
    Changes in operating assets and liabilities:
      Accounts and notes receivable......................       (182,023)            28,735            (75,790)
      Inventories........................................         95,683            150,804           (969,652)
      Prepaid expenses...................................        (31,600)            27,670            (78,696)
      Income taxes receivable............................         24,842            242,544           (272,182)
      Other assets.......................................         12,392             26,637           (121,881)
      Accounts payable...................................        210,701           (595,926)         1,164,864
      Accrued compensation...............................        165,614            186,971            232,137
      Accrued expenses...................................        (73,236)         1,562,055            136,250
      Income taxes payable...............................             --                 --            (51,235)
      Deferred rent......................................         47,634             17,847             33,240
                                                             -----------        -----------        -----------
  Net cash (used in) provided by operating activities....       (351,281)        (2,489,346)           113,312
                                                             -----------        -----------        -----------
  Cash flows from investing activities:
    Capital expenditures for property and equipment......     (1,672,076)        (1,724,397)        (7,813,263)
    Disposal of property and equipment...................        148,785
    Acquisition of coffeehouses..........................             --                 --         (1,916,000)
                                                             -----------        -----------        -----------
    Net cash (used in) investing activities..............     (1,523,291)        (1,724,397)        (9,729,263)
                                                             -----------        -----------        -----------
  Cash flows from financing activities:
    Proceeds from notes payable..........................             --                 --             10,000
    Payments on notes payable............................             --                 --            (49,398)
    Proceeds from line of credit.........................             --                 --          4,100,000
    Payments on line of credit...........................             --                 --         (4,100,000)
    Proceeds from long-term debt.........................             --          4,500,000          1,622,520
    Principal payments on long-term debt.................             --         (2,000,000)        (2,569,378)
    Payments on capital lease obligations................        (86,964)                --                 --
    Proceeds from issuance of common stock, net of fees
      paid...............................................      1,275,000          1,050,000         12,579,452
    Proceeds from stock options exercised................        479,236                 --                 --
                                                             -----------        -----------        -----------
  Net cash provided by financing activities..............      1,667,272          3,550,000         11,593,196
                                                             -----------        -----------        -----------
  Net (decrease) increase in cash........................       (207,300)          (663,743)         1,977,245
  Cash at beginning of year..............................      1,408,161          2,071,904             94,659
                                                             -----------        -----------        -----------
  Cash at end of year....................................    $ 1,200,861        $ 1,408,161        $ 2,071,904
                                                             ===========        ===========        ===========
  Supplemental Disclosure of Cash Flow Information:
    Cash paid during the period for:
      Interest...........................................    $   299,670        $   154,999        $   164,140
                                                             ===========        ===========        ===========
      Income taxes.......................................    $     3,690        $       800        $   108,773
                                                             ===========        ===========        ===========
    Non-cash Transactions
      Equipment Purchased under Capital Leases...........    $    54,127        $   498,513                 --
                                                             ===========        ===========        ===========

See accompanying notes to financial statements.

                             DIEDRICH COFFEE, INC.

                         NOTES TO FINANCIAL STATEMENTS
            JANUARY 27, 1999, JANUARY 28, 1998 AND JANUARY 29, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

Business

     Diedrich Coffee, Inc. (the "Company") operates coffeehouses in Southern California, Colorado and Texas, which sell coffee beverages made with its own freshly roasted coffee. In addition, the Company sells light food items and whole bean coffee through its coffeehouses. The Company also operates a wholesale and mail order business in Southern California, which sells whole bean coffee and related supplies and equipment.

Fiscal Year

     The Company's fiscal year ends on the Wednesday closest to January 31.

Inventories

     Inventories are stated at the lower of cost or market. The cost for inventories is determined using the first-in, first-out method.

Property and Depreciation

     Property and equipment, including assets under capital leases are recorded at cost. Depreciation is calculated using the straight-line method over estimated useful lives of five to seven years. Property and equipment held under capital leases and leasehold improvements are amortized straight-line over the shorter of their estimated useful lives or the term of the related leases.

     Major renewals and improvements are capitalized. Maintenance and repairs that do not improve or extend the life of the respective assets are charged to expense.

Store Pre-opening Costs

     Direct and incremental costs prior to the opening of a coffeehouse location are expensed as incurred.

Fair Value of Financial Instruments

     The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term maturity of these financial instruments. The Company believes the carrying amounts of the Company's notes payable and long-term debt approximate fair value because the interest rates on these instruments are subject to change with, or approximate, market interest rates.

Rent Expense

     Certain lease agreements provide for scheduled rent increases during the lease terms or for rental payments commencing on a date other than the date of initial occupancy. Rent expense is recorded on a straight-line basis over the respective terms of the leases.

                             DIEDRICH COFFEE, INC.

                         NOTES TO FINANCIAL STATEMENTS
     JANUARY 27, 1999, JANUARY 28, 1998 AND JANUARY 29, 1997 -- (CONTINUED)

Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Net Income (Loss) per Common Share

     The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" in fiscal 1998. SFAS 128 requires the presentation of "basic" earnings per share which represents net earnings divided by the weighted average shares outstanding excluding all common stock equivalents. Dual presentation of "diluted" earnings per-share reflecting the dilutive effect of all common stock equivalents is also required.

Costs in Excess of Net Assets Acquired

     Costs in excess of net assets acquired is amortized on a straight-line basis over the expected periods to be benefited. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operations. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

Stock Option Plans

     Prior to February 1, 1996, the Company accounted for its stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On February 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of the grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in fiscal 1996 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

                             DIEDRICH COFFEE, INC.

                         NOTES TO FINANCIAL STATEMENTS
     JANUARY 27, 1999, JANUARY 28, 1998 AND JANUARY 29, 1997 -- (CONTINUED)

Long-Lived Assets

     It is the Company's policy to account for long-lived assets, including intangibles, at the lower of amortized cost or fair value, less disposition costs. Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If this assessment indicates that the intangibles will not be recoverable, as determined by a non-discounted cash flow generated by the asset, the carrying value of the Company's long-lived assets will be reduced to its estimated fair market value based on the discounted cash flows.

Advertising and Promotion Costs

     Advertising costs are expensed as incurred. Promotion costs are charged to income in the period of the promotional event. During fiscal 1999, the retail stores were charged approximately $427,000, which was included in store operating expenses and wholesale was charged $56,000, which was included in other operating expenses, with the remaining amount to general and administrative expenses. General and administrative expenses included approximately $98,000 for the year ended January 27, 1999, $377,000 for the year ended January 28, 1998 and $157,000 for the year ended January 29, 1997.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Business Segment Reporting

     The Company adopted SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information," effective in 1999. SFAS No. 131 establishes new standards for reporting information about business segments and related disclosures about products and services, geographic areas and major customers. The business segments of the Company are wholesale and retail. Information regarding these segments are in Note 11.

Revenue Recognition

     Sales are recorded when payment is tendered at point of sale for retail and upon shipment of product for wholesale.

                             DIEDRICH COFFEE, INC.

                         NOTES TO FINANCIAL STATEMENTS
     JANUARY 27, 1999, JANUARY 28, 1998 AND JANUARY 29, 1997 -- (CONTINUED)

2. INVENTORIES

     Inventories consist of the following:

                                                    JANUARY 27,    JANUARY 28,
                                                       1999           1998
                                                    -----------    -----------
Unroasted coffee..................................  $  412,103     $  535,885
Roasted coffee....................................     115,979         67,965
Accessory and specialty items.....................     275,386        230,502
Other food, beverage and supplies.................     475,968        540,767
                                                    ----------     ----------
                                                    $1,279,436     $1,375,119
                                                    ==========     ==========

3. PROPERTY AND EQUIPMENT

     Property and equipment is summarized as follows:

                                                  JANUARY 27,    JANUARY 28,
                                                     1999           1998
                                                  -----------    -----------
Leasehold improvements..........................  $ 6,475,369    $ 7,017,125
Equipment.......................................    4,555,017      4,047,109
Furniture and fixtures..........................    1,948,423      2,022,252
Construction in progress........................      504,279        250,716
Assets under capital lease......................      552,640        498,513
                                                  -----------    -----------
                                                   14,035,728     13,835,715
Accumulated depreciation and amortization.......   (4,915,869)    (3,730,872)
                                                  -----------    -----------
                                                  $ 9,119,859    $10,104,843
                                                  ===========    ===========

4. ACQUISITIONS

     During fiscal 1997, the Company purchased substantially all assets of twelve coffeehouses previously owned by Brothers Gourmet Coffees, Inc., seven bakery-espresso cafes from an unrelated third party and another coffeehouse from an unrelated third party for total cash consideration of $1,916,000.

     These acquisitions have been accounted for using the purchase method of accounting and, accordingly, the results of operations of the coffeehouses acquired have been included with those of the Company as of their respective acquisition date. The costs in excess of net assets acquired related to these acquisitions was $874,000 and is being amortized over 15 years. The Company has expensed or reserved these costs in connection with store closures. (See Note 7 and 10).

                             DIEDRICH COFFEE, INC.

                         NOTES TO FINANCIAL STATEMENTS
     JANUARY 27, 1999, JANUARY 28, 1998 AND JANUARY 29, 1997 -- (CONTINUED)

5. DEBT

     Long-term debt consists of the following:

                                                    JANUARY 27,    JANUARY 28,
                                                       1999           1998
                                                    -----------    -----------
NUVRTY, INC.
Note payable bearing interest at prime rate plus
  3 1/2%, interest payable monthly. Note is
  secured by the assets of the Company. Due
  September 30, 2002..............................  $1,000,000     $1,000,000

GRANDVIEW TRUST
Note payable bearing interest at prime rate plus
  3 1/2%, interest payable monthly. Note is
  secured by the assets of the Company. Due
  October 15, 2002................................     750,000        750,000

OCEAN TRUST
Note payable bearing interest at prime rate plus
  3 1/2%, interest payable monthly. Note is
  secured by the assets of the Company. Due
  October 16, 2002................................     750,000        750,000
                                                    ----------     ----------
                                                    $2,500,000     $2,500,000
                                                    ==========     ==========

     On September 30, 1997 the Company entered into a promissory note, term loan agreement and security agreement with Nuvrty, Inc., a Colorado corporation and predecessor-in-interest to Cosleno, Inc. controlled by Amre Youness, a former director of the Company (the "Nuvrty Loan Documents"). All outstanding principal and accrued interest is due and payable on September 30, 2002. The loan is secured by the assets of the Company and provides for borrowings up to $1,000,000 with interest accruing and paid monthly at the prime rate plus
3 1/2%. The Company borrowed the full amount under the loan.

     In connection with the Nuvrty Loan Documents, the Company issued a warrant to Nuvrty to purchase 340,000 shares of the Company's common stock at a price of $2.25 per share. The warrants are exercisable immediately and expire on the later of September 30, 2003 or one year following payment in full of the loan.

     On October 16, 1997 the Company entered into parallel promissory notes, term loan agreements and security agreements with the Ocean and Grandview Trusts on terms identical to those entered into with Nuvrty, Inc. (the "Ocean Trust Loan Documents" and the "Grandview Trust Loan Documents," respectively). The Ocean Trust Loan Documents and the Grandview Trust Loan Documents provide for borrowing up to $750,000 from each Trust. Each loan is secured by the assets of the Company. Interest on advances is accrued and payable monthly at the prime rate plus 3 1/2%. The Company borrowed $750,000 under each facility. All outstanding principal and accrued interest is due and payable to each of the Ocean and Grandview Trusts on October 16, 2002.

     In connection with the Ocean Trust Loan Documents and the Grandview Trust Loan Documents the Company issued warrants to each Trust respectively to purchase 255,000 shares of the Company's common stock at a price of $2.25 per share. The warrants are exercisable immediately and expire on the later of October 16, 2003 or one year following payment in full of the respective loans.

                             DIEDRICH COFFEE, INC.

                         NOTES TO FINANCIAL STATEMENTS
     JANUARY 27, 1999, JANUARY 28, 1998 AND JANUARY 29, 1997 -- (CONTINUED)

     The warrants associated with all the above debt were accounted for in accordance with the provisions of APB 14, "Accounting for Convertible Debt and Debt Issued Stock Purchase Warrants." In accordance with APB 14, none of the proceeds from issuance of the debt was allocated to the warrants based on their relative fair value, which is insignificant, calculated using both a Cost of Replacement Model and the Monte Carlo simulation of possible warrant exercise and no expense was recognized.

     At January 27, 1999 the prime rate was 7.75%.

6. COMMITMENTS AND CONTINGENCIES

Lease Commitments

     As of January 27, 1999, the Company leases warehouse and office space in Irvine, California, warehouse space in Denver, Colorado, and thirty-six coffeehouse locations in Southern California, Colorado and Texas expiring through February 2009. The leases for five of the coffeehouse locations are guaranteed by an officer/director of the Company. Certain of the coffeehouse leases require the payment of property taxes, normal maintenance and insurance on the properties and additional rents based on percentages of sales in excess of various specified retail sales levels. Contingent rent expense was insignificant for all periods presented.

     Future minimum lease payments under non-cancelable operating leases as of January 27, 1999 are as follows:

                                                 NON-CANCELABLE
             YEAR ENDING JANUARY                OPERATING LEASES    CAPITAL LEASES
             -------------------                ----------------    --------------
2000..........................................     $1,842,000          $169,488
2001..........................................      1,711,000           169,488
2002..........................................      1,413,000           165,672
2003..........................................      1,172,000            95,179
2004..........................................        974,000             1,389
Thereafter....................................      1,957,000                --
                                                   ----------          --------
                                                   $9,069,000          $601,216
                                                   ==========          ========
Less amount representing interest.............                          148,622
                                                                       --------
Present value of minimum lease payments.......                          452,594
Less current portion..........................                          169,488
                                                                       --------
Long-term portion.............................                         $283,106
                                                                       ========

     Rent expense under operating leases approximated $2,070,000, $2,232,000, and $1,772,000 for the years ended January 27, 1999, January 28, 1998 and January 29, 1997, respectively.

Purchase Commitments

     As of January 27, 1999 and January 28, 1998, the Company had entered into fixed price purchase contracts for unroasted coffee aggregating approximately $1,135,000 and $451,500,

                             DIEDRICH COFFEE, INC.

                         NOTES TO FINANCIAL STATEMENTS
     JANUARY 27, 1999, JANUARY 28, 1998 AND JANUARY 29, 1997 -- (CONTINUED)

respectively. Such contracts are generally short-term in nature and the Company believes that their cost approximates fair market value.

Contingencies

     In the ordinary course of its business, the Company may become involved in legal proceedings from time to time. As of March 26, 1999, the Company was not aware of any pending legal proceedings which in the opinion of management would adversely affect continuing operations..

7. ACCRUED EXPENSES

     The following table sets forth details of accrued expenses:

                                                    JANUARY 27,    JANUARY 28,
                                                       1999           1998
                                                    -----------    -----------
Accrued costs for store/warehouse closures........  $  471,915     $  986,000
Other accrued taxes...............................     113,664        331,224
Accrued worker's compensation insurance...........     159,872        147,532
Other accrued expenses............................     293,646        332,113
                                                    ----------     ----------
Total accrued expenses............................  $1,039,097     $1,796,869
                                                    ==========     ==========

8. STOCKHOLDERS' EQUITY

     In June 1995, one executive officer was granted options to purchase 131,350 shares of the Company's common stock at $1.45 per share, the estimated fair value of the common stock on the grant date. The options were to become exercisable on the eighth anniversary of the date of grant or earlier upon the occurrence of certain events, including an IPO or a change in control (as defined). If not exercised earlier, the options were to expire 10 years from the date of grant. In May 1997, in connection with the termination of the executive's employment agreement, the Company and the executive agreed to terms under which 52,167 options were forfeited and the expiration date for the remaining 79,183 options was changed to March 12, 1999. During Fiscal 1999, the options to purchase 79,183 shares were exercised.

     In July 1996, the Company adopted the 1996 Stock Incentive Plan (the "Incentive Plan"), which authorized the granting of a variety of stock-based incentive awards, including incentive and nonstatutory stock options. A total of 475,000 shares were reserved for issuance under the Incentive Plan. The stockholders approved at the 1997 annual meeting of stockholders, an increase of 300,000 shares for a total of 775,000 shares reserved for issuance pursuant to the Incentive Plan. The Incentive Plan is administered by a committee of the Board of Directors, who determine the recipients and terms of the awards granted. Under the Incentive Plan, options to purchase common stock may be granted with an exercise price below market value of such stock on the grant date.

     In July 1996, the Company adopted the 1996 Non-Employee Directors Stock Option Plan (the "Directors Plan"), which authorizes the granting of non-qualified stock options to independent directors. A total of 125,000 shares have been reserved for issuance under the Directors Plan. Pursuant to the Directors Plan, each non-employee director receives certain automatic grants of options, which generally vest over two years. All non-employee director

                             DIEDRICH COFFEE, INC.

                         NOTES TO FINANCIAL STATEMENTS
     JANUARY 27, 1999, JANUARY 28, 1998 AND JANUARY 29, 1997 -- (CONTINUED)

options have a term of ten years and an exercise price equal to the fair market value of the Company's common stock on the date of grant.

     In August 1996, one executive officer was granted options to purchase 120,000 shares of the Company's common stock, subject to a specified vesting schedule, at an exercise price equal to the public offering price per share in the Company's initial public offering. On September 24, 1997 the Company and the executive agreed to revise the exercise price of these options to $3.00 per share (the closing price of the Company's stock on that date). In January 1998, in connection with the termination of executive's employment agreement, the Company and the executive agreed to terms under which the employee retained options to purchase 80,000 shares. The remaining 40,000 options were canceled. Options to purchase 62,500 shares were exercised in fiscal 1999 and options to purchase 17,500 shares were exercised in fiscal 2000.

     In September 1996, the holders of the Series A and Series B Preferred Shares converted their shares into shares of common stock on a one-for-one basis.

     On September 11, 1996, the Company completed an initial public offering of 2,530,000 shares (including an over-allotment option). The offering consisted of 1,600,000 shares of common stock sold on behalf of the Company and 930,000 shares of common stock sold on behalf of certain selling stockholders. The net proceeds of the offering to the Company, after deducting approximately $2,621,000 in related expenses, were approximately $12,579,000.

     In connection with the IPO, the managing underwriter received warrants exercisable for 160,000 shares of the Company's common stock at $11.50 per share. The warrants were exercisable commencing September 1997 and were to expire in September 1999. The warrants were repriced to $5.25 and the exercise period was shortened to provide for expiration in December 1998 pursuant to written agreement on December 10, 1997. During fiscal 1999, 28,960 warrants were exercised and the remaining 131,040 expired.

     On April 25, 1997, the Company's Board of Directors approved the 1997 Non-Employee Director's Stock Option Plan which granted options to purchase 10,000 shares each to two non-employee directors. These options have an exercise price of $2.75, became vested on April 25, 1998 and expire on April 25, 2007.

     On November 18, 1997, Mr. John E. Martin joined the Company's Board of Directors as Chairman. The Company and Mr. Martin entered into an agreement under which Mr. Martin was granted the option to purchase 850,000 shares of the common stock of the Company. Mr. Martin and the Company also agreed to terms under which Mr. Martin purchased 333,333 shares of the Company's common stock at $3.00 per share.

     On November 18, 1997, Mr. Timothy J. Ryan joined the Company as Diedrich Coffee's President and Chief Executive Officer. The Company entered into a performance based Stock Option Plan and Agreement under which Mr. Ryan was granted the option to purchase up to 600,000 shares of the common stock of the Company. In addition, Mr. Ryan purchased 16,667 shares of common stock at $3.00 per share pursuant to a private sale of restricted stock.

     On January 22, 1998 the stockholders of the Company approved the stock option plans and agreements with John Martin and Timothy Ryan. On January 28, 1998 Messrs. Martin and Ryan completed their respective private purchases of Company stock of $1,000,000 and $50,000, respectively.

                             DIEDRICH COFFEE, INC.

                         NOTES TO FINANCIAL STATEMENTS
     JANUARY 27, 1999, JANUARY 28, 1998 AND JANUARY 29, 1997 -- (CONTINUED)

     On March 30, 1998 the Company agreed to a private placement of 200,000 shares of the Company's common stock to Franchise Mortgage Acceptance Company ("FMAC") at a price of $6.375 (the stock's closing sale price for that day on the Nasdaq National Market). In addition, FMAC also received an option to purchase 100,000 additional shares of the Company's common stock; this option may be exercised in increments of 25,000 shares or more and expires on April 3, 2000. 50,000 shares are exercisable at $10.00 per share and 50,000 shares are exercisable at $12.50 per share. This transaction was completed on April 3, 1998. Mr. John E. Martin, Chairman of Diedrich Coffee, Inc., serves on the Board of Directors of FMAC.

     Information regarding the Company's stock options plans is summarized below:

                                                                WEIGHTED
                                                                AVERAGE
                                                 OPTIONS     EXERCISE PRICE
                                                ---------    --------------
Shares authorized.............................  2,501,350
Shares under option
Outstanding at: January 31, 1996..............    161,250        $3.04
     Granted..................................    140,000        $9.61
     Exercised................................         --           --
     Forfeited................................         --           --
Outstanding at: January 29, 1997..............    301,350        $6.09
     Granted..................................  1,885,000        $5.60
     Exercised................................         --           --
     Forfeited................................    202,167        $7.53
Outstanding at: January 28, 1998..............  1,984,183        $5.48
     Granted..................................    308,100        $7.81
     Exercised................................    111,703        $2.26
     Forfeited................................     70,017        $3.20
Outstanding at: January 27, 1999..............  2,057,267        $6.17
Weighted-average fair value of options granted
  during the fiscal year:
     1997.....................................                   $5.01
     1998.....................................                   $2.56
     1999.....................................                   $4.29
Options exercisable:
  At January 29, 1997.........................    110,850
  At January 28, 1998.........................  1,125,683
  At January 27, 1999.........................  1,169,152

     In connection with debt (Note 5) the Company issued warrants to purchase common stock at a price of $2.25 expiring at various times. As of January 27, 1999, January 28, 1998 and January 29, 1997, warrants of 850,000, 1,095,000 and
160,000 are outstanding and vested.

                             DIEDRICH COFFEE, INC.

                         NOTES TO FINANCIAL STATEMENTS
     JANUARY 27, 1999, JANUARY 28, 1998 AND JANUARY 29, 1997 -- (CONTINUED)

     The following table summarizes information about stock options outstanding on January 27, 1999:

                                       OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                            ------------------------------------------   ------------------------------
                                 NUMBER          WEIGHTED     WEIGHTED        NUMBER         WEIGHTED
                              OUTSTANDING        AVERAGE      AVERAGE      EXERCISABLE        AVERAGE
                                   AT           REMAINING     EXERCISE          AT           EXERCISE
                            JANUARY 27, 1999   LIFE (YEARS)    PRICE     JANUARY 27, 1999      PRICE
                            ----------------   ------------   --------   ----------------   -----------
$2.75 - $4.00.............      779,167            5.97        $ 3.54        749,152          $ 3.57
$4.01 - $6.00.............      376,500            7.02        $ 4.97        300,000          $ 4.88
$6.01 - $9.00.............      456,600            6.58        $ 7.66             --              --
$9.01 - $10.50............      445,000            7.04        $10.22        120,000          $10.81

     Pro forma income and pro forma income per share, as if the fair value-based method has been applied in measuring compensation cost for stock-based awards:

                                                  1999              1998
                                               -----------      ------------
REPORTED
  Net Loss...................................  $(2,562,308)     $ (9,112,761)
  Basic loss per share.......................  $     (0.43)     $      (1.69)
PRO FORMA
  Net Loss...................................  $(3,082,569)     $(13,588,746)
  Basic loss per share.......................  $     (0.52)     $      (2.52)

     The pro forma net income (loss) and net income (loss) per share calculated pursuant to the provisions of SFAS No. 123 for the year ended January 29, 1997 would not be significantly different from amounts reported and therefore are not included herein.

     The fair values of the options granted were estimated using the Black-Scholes option-pricing model based on the following weighted average assumptions:

                                                           1999       1998
                                                          -------    -------
Risk free interest rate.................................      4.5%       5.5%
Expected Life...........................................  6 years    6 years
Expected volatility.....................................       53%       128%
Expected dividend yield.................................        0%         0%

                             DIEDRICH COFFEE, INC.

                         NOTES TO FINANCIAL STATEMENTS
     JANUARY 27, 1999, JANUARY 28, 1998 AND JANUARY 29, 1997 -- (CONTINUED)

9. INCOME TAXES

     The components of the income tax provision (benefit) are as follows:

                                                 YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                 JANUARY 27,    JANUARY 28,    JANUARY 29,
                                                    1999           1998           1997
                                                 -----------    -----------    -----------
Current:
  Federal......................................    $   --          $ --         $(171,284)
  State........................................     3,690           800            (5,015)
                                                   ------          ----         ---------
                                                    3,690           800          (176,299)
                                                   ------          ----         ---------
Deferred:
  Federal......................................        --            --            40,542
  State........................................        --            --             7,650
                                                   ------          ----         ---------
                                                                                   48,192
                                                                                ---------
                                                   $3,690          $800         $(128,107)
                                                   ======          ====         =========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. The significant components of deferred tax assets and liabilities are as follows:

                                                          JANUARY 27,    JANUARY 28,
                                                             1999           1998
                                                          -----------    -----------
Deferred tax assets:
  Net operating loss carryforwards......................  $ 3,900,495    $ 2,965,213
  Accrued expenses......................................      457,872        456,844
  Restructure and Store closure Reserves................       98,179        410,933
  AMT credit............................................        1,069          1,069
                                                          -----------    -----------
Total deferred tax assets...............................    4,457,615      3,834,059
                                                          -----------    -----------
Deferred tax liabilities:
  Depreciation and amortization.........................      164,543       (199,432)
  State income taxes....................................           --             --
                                                          -----------    -----------
Total deferred tax liabilities..........................      164,543       (199,432)
                                                          -----------    -----------
Total deferred tax assets...............................    4,622,158      3,634,627
Less: Valuation allowance...............................   (4,622,158)    (3,634,627)
                                                          -----------    -----------
Net deferred tax assets.................................  $        --    $        --
                                                          ===========    ===========

                             DIEDRICH COFFEE, INC.

                         NOTES TO FINANCIAL STATEMENTS
     JANUARY 27, 1999, JANUARY 28, 1998 AND JANUARY 29, 1997 -- (CONTINUED)

     A reconciliation of the statutory Federal income tax rate with the Company's effective income tax provision (benefit) rate is as follows:

                                                  YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                  JANUARY 27,    JANUARY 28,    JANUARY 29,
                                                     1999           1998           1997
                                                  -----------    -----------    -----------
Federal statutory rate..........................     (34.0)%        (34.0)%        (34.0)%
State income taxes, net of Federal benefit......      (1.6)          (3.3)           2.6
Other...........................................      (2.8)          (0.1)          (1.0)
Valuation allowance.............................      38.6           37.4           20.9
                                                     -----          -----          -----
                                                       0.2%            --          (11.5)%
                                                     -----          -----          -----

     As of January 27, 1999, the Company had net operating loss (NOL) carryforwards of approximately $10,655,000 and $4,760,000 for Federal and state purposes, respectively. The Federal NOL is available to offset future federal taxable income through 2013, and the state NOL is available to offset future state taxable income through 2003. The utilization of certain NOL carryforwards could be limited due to restriction imposed under Federal and state laws upon a change in ownership.

     A valuation allowance against deferred tax assets of $4,622,158 was recorded in fiscal 1999 to fully offset NOL carryforwards and other net deferred tax assets at January 27, 1999.

10. RESTRUCTURING CHARGE

     On March 12, 1997, the Company announced that it was reviewing the performance of all of the Company's coffeehouses to determine which units were not meeting management's long-term operational expectations. As a result of this review, twelve stores were identified to be closed. In connection with the store closures and other related expenses, the Company recorded an impairment provision and restructuring charge totaling approximately $4.6 million in the first quarter of fiscal 1998. Eleven of the twelve stores were closed with eight leases terminated and three locations subleased. In January, the new management reviewed the progress of all retail operations and determined that one coffeehouse originally designated for closure would remain open. During fiscal 1998, most of the lease terminations provided for in the restructuring had been completed at less cost than originally anticipated. As a result of these two factors, management determined that the remaining restructuring reserve could be reduced by $648,000 to $237,000. The remaining balance of $112,000 at the end of fiscal 1999 is designated for costs related to two closed locations currently under sublease.

                             DIEDRICH COFFEE, INC.

                         NOTES TO FINANCIAL STATEMENTS
     JANUARY 27, 1999, JANUARY 28, 1998 AND JANUARY 29, 1997 -- (CONTINUED)

11. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                JANUARY 27,    JANUARY 28,    JANUARY 29,
                                                   1999           1998           1997
                                                -----------    -----------    -----------
NUMERATOR:
  Net (loss) income...........................  (2,562,308)    (9,112,761)      (985,705)

DENOMINATOR:
  Basic and diluted weighted average common
     shares outstanding.......................   5,934,287      5,392,609      4,414,000
  Basic and diluted loss per share............       (0.43)         (1.69)         (0.22)

     For the years ended January 27, 1999, January 28, 1998 and January 29, 1997, stock options of 2,057,267, 1,984,183 and 301,350 respectively, and warrants of 850,000, 1,095,000 and 160,000 respectively, were not included in the computation of diluted earnings per share as losses were incurred in those years.

12. SEGMENT INFORMATION

     In accordance with the requirements of SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," the Company reportable business segments and respective accounting policies, policies of the segments are the same as those described in Note 1. Management evaluates segment performance based primarily on revenue and earnings from operations. Interest income and expenses is evaluated on a consolidated basis and not allocated to the Company's business segments.

     Segment information is summarized as follows for the years ended January 27, 1999, January 28, 1998 and January 29, 1997:

                                               1999           1998           1997
                                            -----------    -----------    -----------
Net Revenues:
  Retail operations.......................  $21,248,462    $20,759,993    $18,117,720
  Wholesale operations....................    2,766,741      2,221,704      1,694,686
                                            -----------    -----------    -----------
                                             24,015,203     22,981,697     19,812,406
                                            -----------    -----------    -----------
Earnings (loss) from operations:
  Retail operations.......................    1,476,140     (5,160,947)       821,511
  Wholesale operations....................      392,467        512,313        291,689
                                            -----------    -----------    -----------
     Total................................  $ 1,868,607    $(4,648,634)   $ 1,113,200
                                            ===========    ===========    ===========

13. SUBSEQUENT EVENT

     On March 16, 1999, the Company signed a definitive agreement to acquire Coffee People, Inc. Under the terms of the agreement, Coffee People stockholders will receive $17.75 million in cash, 1,500,000 shares of Diedrich Coffee common stock, and $5.25 million in cash or stock depending on the success of Diedrich Coffee's financing efforts. The transaction is expected to close during the Summer 1999, subject to a number of conditions including the securing of financing and stockholder and regulatory approval.

                             DIEDRICH COFFEE, INC.

                         NOTES TO FINANCIAL STATEMENTS
     JANUARY 27, 1999, JANUARY 28, 1998 AND JANUARY 29, 1997 -- (CONTINUED)

     On April 6, 1999, the Company entered into a $1,000,000 loan agreement and security agreement with Amre Youness, a former director of the Company. All outstanding principal and interest is due and payable on April 6, 2000. The loan is secured by the assets of the Company with interest accruing and paid monthly at the prime rate plus 3%. In connection with the loan agreement, the Company issued warrants to Mr. Youness to purchase 70,000 shares of the Company's common stock at a price of $5.625 per share.

14. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The results of operations for fiscal 1999 and 1998 were as follows:

                                                     FIRST    SECOND     THIRD    FOURTH
                                                    QUARTER   QUARTER   QUARTER   QUARTER
                                                    -------   -------   -------   -------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Fiscal 1999:
  Net sales.......................................  $ 5,923   $6,030    $6,043    $ 6,219
  Operating (loss)................................     (649)    (677)     (521)      (418)
  Net (loss)......................................     (746)    (761)     (609)      (446)
  Net (loss) per share............................     (.13)    (.13)     (.10)      (.07)
Fiscal 1998:
  Net sales.......................................  $ 5,868   $5,811    $5,563    $ 5,740
  Operating (loss)................................   (5,390)    (661)     (654)    (2,202)
  Net (loss)......................................   (5,383)    (698)     (739)    (2,293)
  Net (loss) per share............................    (1.00)    (.13)     (.14)      (.42)

                              COFFEE PEOPLE, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS
                 JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
Coffee People, Inc.

     We have audited the accompanying consolidated statements of operations, of stockholders' equity and of cash flows of Coffee People, Inc. (formerly Gloria Jean's Inc.) and its subsidiaries for the 39-week period ended June 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the results of operations and cash flows of Coffee People, Inc. and its subsidiaries for the 39-week period ended June 29, 1996 in conformity with generally accepted accounting principles in the United States.

                                          /s/ PricewaterhouseCoopers

Toronto, Ontario
August 16, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Coffee People, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Coffee People, Inc. and its subsidiaries at June 27, 1998 and June 28, 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 5 to the consolidated financial statements, the Company changed its method of accounting for long-lived assets to be disposed of, effective as of the beginning of fiscal 1997.

                                          /s/ PricewaterhouseCoopers LLP

San Francisco, California
August 26, 1998

                              COFFEE PEOPLE, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                              JUNE 27,    JUNE 28,
                                                                1998        1997
                                                              --------    --------
                                                              (IN THOUSANDS EXCEPT
                                                                 SHARE AMOUNTS)
Current assets:
  Cash and cash equivalents.................................  $ 2,822     $ 7,281
  Accounts receivable, net of allowance for doubtful
     accounts of $1,156 and $1,660..........................    3,262       2,233
  Receivable from affiliate.................................       --         285
  Inventories...............................................    4,052       3,563
  Prepaid expenses and other assets.........................      713         424
                                                              -------     -------
  Deferred income taxes.....................................    2,621       1,342
       Total current assets.................................   13,470      15,128
Property, plant and equipment, net..........................   12,711       6,415
Goodwill, net...............................................   25,967      16,187
Other assets................................................      113          60
Deferred income taxes.......................................    3,434       1,133
                                                              -------     -------
       Total assets.........................................  $55,695     $38,923
                                                              =======     =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................  $ 1,279     $    --
  Accounts payable..........................................    1,421       1,550
  Payable to related party..................................      984          --
  Accrued liabilities.......................................    1,010       1,038
  Accrued payroll and employee benefits.....................      931         541
  Accrued acquisition expenses..............................      631          --
  Accrual for store closures................................    1,291         580
  Franchisee deposits.......................................      459         486
  Deferred franchise fee income.............................      187         131
                                                              -------     -------
       Total current liabilities............................    8,193       4,326
Long-term debt, less current portion........................    3,798          --
Deferred rent expense.......................................      202         300
                                                              -------     -------
       Total liabilities....................................   12,193       4,626
                                                              -------     -------
Commitments and contingencies (Note 9)
Stockholders' equity:
  Preferred stock, no par value; authorized, 10,000,000
     shares; none issued or outstanding.....................       --          --
  Common stock, no par value; authorized, 5,000,000 shares;
     issued and outstanding, 10,746,040 and 7,460,679
     shares.................................................   44,630      35,825
  Stock subscription notes receivable.......................     (338)         --
  Accumulated deficit.......................................     (790)     (1,528)
                                                              -------     -------
       Total stockholders' equity...........................   43,502      34,297
                                                              -------     -------
       Total liabilities and stockholders' equity...........  $55,695     $38,923
                                                              =======     =======

The accompanying notes are an integral part of these financial statements.

                              COFFEE PEOPLE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                               FOR THE
                                                          FOR THE FISCAL       39-WEEK
                                                            YEAR ENDED          PERIOD
                                                       --------------------     ENDED
                                                       JUNE 27,    JUNE 28,    JUNE 29,
                                                         1998        1997        1996
                                                       --------    --------    --------
                                                                (IN THOUSANDS
                                                          EXCEPT PER SHARE AMOUNTS)
Revenues:
  Franchise revenue..................................  $ 6,035     $ 5,869     $ 4,971
  Corporate store sales..............................   11,436       7,631       6,657
  Wholesale sales....................................   17,580      17,079      13,329
                                                       -------     -------     -------
       Total revenues................................   35,051      30,579      24,957
                                                       -------     -------     -------
Expenses:
  Cost of goods sold.................................   19,296      18,494      14,389
  Store and other operating expenses.................    8,231       6,080       4,779
  Depreciation and amortization......................    1,811       1,152         978
  General and administrative expenses................    4,079       5,458       2,825
  Provision for store closures.......................       --         580          --
  Acquisition and integration expenses...............      437          --          --
                                                       -------     -------     -------
       Total expenses................................   33,854      31,764      22,971
                                                       -------     -------     -------
  Income (loss) from operations......................    1,197      (1,185)      1,986
Interest income......................................      315         426         203
Interest expense.....................................      (46)         --          --
                                                       -------     -------     -------
Income (loss) before income taxes....................    1,466        (759)      2,189
Provision for income taxes...........................      728           4         965
                                                       -------     -------     -------
Income (loss) before cumulative effect of change in
  accounting principle...............................      738        (763)      1,224
Cumulative effect of change in accounting principle,
  net of income tax benefit of $262..................       --        (427)         --
                                                       -------     -------     -------
Net income (loss)....................................  $   738     $(1,190)    $ 1,224
                                                       =======     =======     =======
Net income (loss) per share -- basic and diluted:
  Income (loss) before cumulative effect of change in
     accounting principle............................  $   .09     $  (.10)    $   .16
  Cumulative effect of change in accounting
     principle.......................................       --        (.06)         --
                                                       -------     -------     -------
     Net income (loss)...............................  $   .09     $  (.16)    $   .16
                                                       =======     =======     =======

The accompanying notes are an integral part of these financial statements.

                              COFFEE PEOPLE, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                            COMMON STOCK           STOCK
                                        ---------------------   SUBSCRIPTION
                                        EQUIVALENT                 NOTES       ACCUMULATED
                                          SHARES      AMOUNT     RECEIVABLE      DEFICIT      TOTAL
                                        ----------    -------   ------------   -----------   -------
                                                    (IN THOUSANDS EXCEPT SHARE AMOUNTS)
Issuance of common stock..............   7,460,679    $35,825      $  --         $    --     $35,825
Net income............................          --         --         --           1,224       1,224
Dividends.............................          --         --         --          (1,562)     (1,562)
                                        ----------    -------      -----         -------     -------
Balance, June 29, 1996................   7,460,679     35,825         --            (338)     35,487
Net loss..............................          --         --         --          (1,190)     (1,190)
                                        ----------    -------      -----         -------     -------
Balance, June 28, 1997................   7,460,679     35,825         --          (1,528)     34,297
Gloria Jean's, Inc. reverse merger,
  net of stock issuance costs.........   3,274,111     11,398       (313)             --      11,085
CP Old, Inc. merger...................          --      2,498         --              --       2,498
Stock redemption from Second Cup,
  Inc.................................          --     (5,116)        --              --      (5,116)
Exercise of stock options.............      11,250         25        (25)             --          --
Net income............................          --         --         --             738         738
                                        ----------    -------      -----         -------     -------
Balance, June 27, 1998................  10,746,040    $44,630      $(338)        $  (790)    $43,502
                                        ==========    =======      =====         =======     =======

The accompanying notes are an integral part of these financial statements.

                              COFFEE PEOPLE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  FOR THE FISCAL         FOR THE
                                                                    YEAR ENDED           39-WEEK
                                                              ----------------------   PERIOD ENDED
                                                              JUNE 27,      JUNE 28,     JUNE 29,
                                                                1998          1997         1996
                                                              --------      --------   ------------
                                                                         (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss).........................................  $   738       $(1,190)     $  1,224
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
      Depreciation and amortization.........................    1,811         1,152           978
      Provision for store closures..........................       --           580            --
      Deferred income taxes.................................      702          (414)          965
      Write down of assets held for disposal................      223           887            --
      Loss (gain) on disposal of assets.....................      147           (65)           (8)
      Write off of uncollectible income taxes receivable....       --           127            --
      Changes in assets and liabilities, net of amounts
         acquired:
         Accounts receivable................................     (861)          423         1,588
         Receivable from/due to affiliate...................    1,269          (285)           --
         Inventories........................................       48           438           236
         Prepaid expenses and other assets..................      126           (14)          273
         Income taxes receivable............................       --           190           (23)
         Accounts payable...................................   (1,077)          493          (999)
         Accrued liabilities................................   (1,617)          615          (482)
         Accrual for store closures.........................     (584)           --            --
         Income taxes payable...............................       26            --            --
         Franchisee deposits................................      (27)         (138)         (208)
         Deferred franchise fee income......................       56          (129)           --
         Deferred rent expense..............................      (98)           35           (50)
                                                              -------       -------      --------
                                                                  882         2,705         3,494
                                                              -------       -------      --------
Cash flows from investing activities:
  Purchase of property, plant and equipment.................   (2,260)       (2,919)       (1,179)
  Proceeds from disposal of property, plant and equipment...      221           369           145
  Acquisition of business...................................       --            --       (29,597)
  Loans to an affiliated company............................       --         3,800        (3,800)
  Cash acquired in Gloria Jean's, Inc. reverse merger, net
    of transaction expenses.................................    1,258            --            --
  Cash received in CP Old, Inc. merger......................      226            --            --
                                                              -------       -------      --------
                                                                 (555)        1,250       (34,431)
                                                              -------       -------      --------
Cash flows from financing activities:
  Proceeds on issuance of shares............................  $    --       $    --      $ 35,825
  Dividends paid............................................       --        (1,562)           --
  Stock redemption from Second Cup, Inc.....................   (4,675)           --            --
  Payments on long-term debt................................     (111)           --            --
                                                              -------       -------      --------
                                                               (4,786)       (1,562)       35,825
                                                              -------       -------      --------
Increase (decrease) in cash and cash equivalents............   (4,459)        2,393         4,888
Cash and cash equivalents, beginning of period..............    7,281         4,888            --
                                                              -------       -------      --------
Cash and cash equivalents, end of period....................  $ 2,822       $ 7,281      $  4,888
                                                              =======       =======      ========
Supplemental cash flow information:
  Cash paid for income taxes................................  $    --       $    --      $     23
  Noncash transactions:
    Dividend declared.......................................  $    --       $    --      $  1,562
    Accrual for stock redemption from Second Cup, Inc.......  $   441       $    --      $     --
    Disposal of property, plant and equipment in exchange
      for note receivable...................................  $   109       $    --      $     --

The accompanying notes are an integral part of these financial statements.

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996
                                 (IN THOUSANDS)

1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND OPERATIONS

     Coffee People, Inc. (Coffee People), formerly Gloria Jean's Inc. (Gloria Jean's), an Oregon Corporation, is a retailer of gourmet coffee, with 246 franchised and 69 company-owned retail stores operating in 36 states and 6 foreign countries under the names of Gloria Jean's, Coffee People and Coffee Plantation. The retail stores offer a full range of coffee beverages, coffee beans, teas and food, as well as a variety of related gifts, supplies, equipment and accessories.

     On May 19, 1998, the Company issued 7,460,679 shares of its common stock to Second Cup, Inc. (Second Cup), in exchange for 100% of the outstanding common stock of Gloria Jean's, a wholly-owned subsidiary of Second Cup. After the merger, Second Cup owned 69.5% of the outstanding common stock of the combined company. The merger has been accounted for as a reverse merger in which Gloria Jean's is the accounting acquirer.

     Prior to the Gloria Jean's reverse merger, Gloria Jean's was merged with CP Old, Inc., a wholly-owned subsidiary of Second Cup, and the combined company continued as Gloria Jean's. At the time of the CP Old, Inc. merger, CP Old, Inc. had no operations.

     On October 16, 1995, the Company acquired all of the issued and outstanding shares of stock of Edglo Enterprises (Edglo) and its wholly-owned subsidiary companies, and certain other assets.

     The consolidated financial statements include the accounts of Coffee People and its wholly-owned subsidiaries (the Company). All significant intercompany accounts and transactions have been eliminated in consolidation.

     Under its franchise agreements, the Company develops and constructs a new store, provides training, and assists in the grand opening and merchandising for which it receives an initial franchise fee. Ongoing charges to franchisees include a royalty fee of 6% of gross sales and an advertising fund contribution of up to 3% of gross sales. Franchisees are required to purchase all of their coffee from the Company, which is roasted in the Company's facility in California, except for those franchisees who commenced operations prior to July 1993. These latter franchisees are required to purchase approximately 85% of their coffee requirements from the Company.

FISCAL YEAR END

     The Company's fiscal year is a fifty-two or fifty-three week period ending on the last Saturday in June. Fiscal 1998 and 1997 each consisted of fifty-two weeks.

FINANCIAL STATEMENT PRESENTATION

     Certain reclassifications of prior period amounts have been made to conform with the June 27, 1998 presentation.

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996 -- (CONTINUED)
                                 (IN THOUSANDS)

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and debt instruments. At June 27, 1998 and June 28, 1997, the fair value of the Company's receivables, accounts payable, and debt under loans approximated the carrying value.

CONCENTRATION OF CREDIT

     Accounts receivable primarily consist of amounts related to royalties and sales of whole beans and related products to franchisees. The Company extends credit to the majority of its franchisees. Credit losses are provided for in the financial statements based upon the Company's previous experience and management's expectations.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid instruments with a maturity of three months or less at the time of purchase to be cash equivalents. The concentration of credit risk associated with cash and cash equivalents is low due to the credit quality of the financial institutions and the liquidity of these financial instruments.

INVENTORIES

     Inventories are valued at the lower of cost (first-in, first-out) or market. Certain of the Company's inventories are subject to price fluctuations. Cost includes materials, labor and manufacturing overhead.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment is provided using the straight-line method over the estimated useful lives of the assets ranging from three to seven years for equipment, furniture and fixtures, and twenty-five years for buildings. Leasehold improvements are capitalized and amortized on a straight-line basis over the shorter of the initial lease term or the estimated useful lives of the assets, generally ten years. Maintenance and repairs are charged to expense as incurred.

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996 -- (CONTINUED)
                                 (IN THOUSANDS)

GOODWILL

     Amortization of goodwill is provided using the straight-line method over 40 years. Accumulated amortization as of June 27, 1998 and June 28, 1997 was $1,276 and $801, respectively. Amortization expense for the fiscal years ended June 27, 1998 and June 28, 1997, and the 39-week period ended June 29, 1996 was $475, $455 and $348, respectively.

     The Second Cup Ltd., the largest specialty coffee retailer in Canada, has been in operation since 1975. At the time of the acquisition of Gloria Jean's in September 1995, the transaction was considered as a platform for the Second Cup Ltd. to expand their well established operations into the United States. Since specialty coffee's place in the North American marketplace has been established over an extensive period and is not considered to be restricted by any existing regulatory, contractual or market factors, management determined 40 years to be an appropriate useful life over which to amortize the goodwill.

IMPAIRMENT OF LONG-LIVED ASSETS

     Effective as of the beginning of fiscal 1997, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121), on a prospective basis. SFAS 121 requires the Company to review long-lived assets and certain identifiable intangibles, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The assessment of impairment is based on the estimated undiscounted future cash flows from operating activities compared with the carrying value of the assets. If the undiscounted future cash flows of an asset are less than the carrying value, a write-down would be recorded, measured by the amount of the difference between the carrying value of the asset and the fair value of the asset. Management believes there has been no decline in the carrying value of long-lived assets, including goodwill.

     Assets to be disposed of are recorded at the lower of carrying amount or fair value less cost to sell (Note 5). Such assets are not depreciated while held for sale.

FRANCHISE OPERATIONS

     Initial franchise fees for stores are deferred and recognized as income when the store has opened. Franchise revenue consists of royalties and franchise fees. Such amounts totaled $5,395 and $640, respectively, for the fiscal year ended June 27, 1998, $5,368 and $501, respectively, for the fiscal year ended June 28, 1997, and $4,242 and $729, respectively, for the 39-week period ended June 29, 1996. Costs directly associated with franchise operations, excluding cost of sales, were $1,745, $1,930 and $1,048, respectively, for the fiscal years ended June 27, 1998 and June 28, 1997, and the 39-week period ended June 29, 1996. Cost of sales related to franchise operations was $14,020, $13,516 and $11,551, respectively, for the fiscal years ended June 27, 1998 and June 28, 1997, and the 39-week period ended June 29, 1996.

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996 -- (CONTINUED)
                                 (IN THOUSANDS)

DEFERRED RENT EXPENSE

     Certain of the Company's lease agreements provide for scheduled rent increases during the term of the lease. Rent is expensed on a straight-line basis over the initial lease term.

STORE OPENING COSTS

     Costs incurred in connection with start-up and promotion of new stores are expensed as incurred.

ADVERTISING

     Advertising costs are expensed as incurred. For the fiscal years ended June 27, 1998 and June 28, 1997, and the 39-week period ended June 29, 1996, advertising costs were $325, $341 and $156, respectively.

INCOME TAXES

     The Company accounts for income taxes using the liability method. Under this method, deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. A valuation allowance is provided against deferred tax assets to the extent that it is more likely than not that the asset will not be realized.

     The Company's results of operations were included in Second Cup's consolidated federal and state income tax returns until the Gloria Jean's reverse merger on May 19, 1998 (Note 2). For financial reporting purposes, Second Cup allocated income taxes to the Company as though it were a separate taxpayer.

ACCOUNTING FOR STOCK-BASED COMPENSATION

     The Company measures compensation cost for employee stock options and similar equity instruments using the intrinsic value-based method of accounting.

EARNINGS PER SHARE

     The Company adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128) as of the beginning of the second quarter of fiscal 1998. SFAS 128 required the Company to replace its traditional earnings per share (EPS) disclosures with a dual presentation of basic and diluted EPS and to restate all prior EPS data presented. During the fiscal years ended June 27, 1998 and June 28, 1997, and the 39-week period ended June 29, 1996, basic and diluted EPS are the same. The number of shares used in the EPS calculation were 7,812,491 7,460,679 and 7,460,679, respectively, for the fiscal years ended June 27, 1998 and June 28, 1997, and the 39-week period ended June 29, 1996. Historical EPS prior to the Gloria Jean's merger has been retroactively restated to reflect the equivalent number of shares received in the reverse merger (Note 2).

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996 -- (CONTINUED)
                                 (IN THOUSANDS)

2. MERGERS AND ACQUISITIONS

GLORIA JEAN'S REVERSE MERGER

     On May 19, 1998, Coffee People, Inc. (Old Coffee People) issued 7,460,679 shares of common stock having a value of $11,398, net of stock issuance costs of $1,330, to Second Cup in exchange for 100% of the outstanding common stock of Gloria Jean's. The merger has been accounted for as a reverse merger in which Gloria Jean's is the accounting acquirer. The historical records of Gloria Jean's became the historical records of the company, and the purchase method of accounting was applied to the Old Coffee People assets acquired and liabilities assumed to the extent of Second Cup's 69.5% ownership interest. The results of operations of Old Coffee People have been included with those of Gloria Jean's beginning May 19, 1998. Historical stockholders' equity and EPS prior to the merger have been retroactively restated for the equivalent number of shares received in the merger after giving effect to the difference in par value of Gloria Jean's common stock ($1 par value) and Old Coffee People's common stock (no par value). Pursuant to the merger agreement, Gloria Jean's redeemed a portion of its current outstanding common stock from Second Cup prior to the merger. The stock was redeemed for an amount which left not less than $2,500 in cash and cash equivalents in the accounts of Gloria Jean's after payment of expenses incurred related to the merger. The stock redemption totaled $5,116.

     Old Coffee People sells coffee beverages, coffee beans, cookies, pastries, ice cream, shakes and coffee-related merchandise at company-owned retail stores located principally in Oregon and Arizona. The following is the allocation of the purchase price to the net assets acquired at fair value:

Issuance of common stock, net of stock issuance costs.......  $11,398
Transaction costs...........................................      838
                                                              -------
  Total purchase price......................................   12,236
                                                              -------
  Net assets acquired.......................................    2,003
                                                              -------
Cost in excess of net assets acquired.......................  $10,233
                                                              =======

     The following unaudited pro forma information is presented to show the results of operations had the acquisition occurred June 29, 1996:

                                                         FOR THE FISCAL YEAR
                                                                ENDED
                                                         --------------------
                                                         JUNE 27,    JUNE 28,
                                                           1998        1997
                                                         --------    --------
Total revenues.........................................  $56,147     $52,190
Income before cumulative effect of change in accounting
  principle............................................      520      (7,747)
Net income (loss)......................................      520      (8,174)
Earnings (loss) per share -- basic and diluted.........  $   .05     $  (.76)

     The above results of operations are not intended to be indicative of the results of operations which actually would have been realized had the acquisition occurred as of June 29, 1996, nor of the future results of operations of the combined company.

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996 -- (CONTINUED)
                                 (IN THOUSANDS)

     The Company has developed a plan to consolidate certain corporate functions and to restructure Old Coffee People's operations. Such plan includes relocating certain Old Coffee People corporate employees to the Company's Castroville, California headquarters, terminating corporate employees with duplicative functions, consolidating the roasting of coffee in the Company's Castroville roasting facility and franchising Old Coffee People's retail stores. Management anticipates that the relocation and termination of employees will be completed by November 1998 and a majority of the retail stores will be franchised by the end of 1999. As of June 27, 1998, the Company accrued $548 related to these activities. These costs have been capitalized and recorded as an increase in goodwill to the extent of Second Cup's 69.5% ownership interest. The remaining costs were charged to expense and are included in acquisition and integration expenses.

CP OLD, INC. MERGER

     In May 1998, Gloria Jean's was merged with CP Old, Inc., a wholly-owned subsidiary of Second Cup, and the combined company continued as Gloria Jean's. At the time of the merger, CP Old, Inc. had no operations. Upon closing of the merger, the assets and liabilities of CP Old, Inc. were transferred at their historical carrying values with a corresponding increase in stockholders' equity. Such assets and liabilities consisted of the following:

Cash.......................................................  $  226
Deferred tax assets........................................   2,272
                                                             ------
  Net assets...............................................  $2,498
                                                             ======

EDGLO ACQUISITION

     On October 16, 1995, the Company acquired Edglo. The effective date of the acquisition was designated as September 30, 1995 for convenience purposes. The acquisition has been accounted for using the purchase method of accounting. The following is the allocation to the net assets acquired at fair value of the purchase price paid of $29,597 (including acquisition costs of $350):

Current assets............................................  $10,723
Capital assets............................................    4,972
Other assets..............................................       68
Goodwill..................................................   18,609
                                                            -------
                                                             34,372
                                                            -------
Current liabilities.......................................    4,460
Other liabilities.........................................      315
                                                            -------
                                                              4,775
                                                            -------
Net assets acquired.......................................  $29,597
                                                            =======

     During the fiscal year ended June 27, 1998, the Company received $642 (included as a reduction in general and administrative expenses) from the former owners of Edglo pursuant to an escrow agreement. This amount represents a reimbursement for certain expenses incurred by Gloria Jean's as a result of the Edglo acquisition. Such expenses were included in general and administrative expenses in years prior to fiscal 1998.

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996 -- (CONTINUED)
                                 (IN THOUSANDS)

3. INVENTORIES

     Inventories consist of the following:

                                                   JUNE 27,    JUNE 28,
                                                     1998        1997
                                                   --------    --------
Coffee
  Unroasted......................................   $2,169      $1,175
  Roasted........................................      368         840
Other merchandise held for sale..................      898         490
Supplies.........................................      617       1,058
                                                    ------      ------
                                                    $4,052      $3,563
                                                    ======      ======

     During the fiscal year ended June 28, 1997, inventory writedowns resulting from excess inventory totaled approximately $600.

4. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                                 JUNE 27,    JUNE 28,
                                                   1998        1997
                                                 --------    --------
Land...........................................  $   786     $    --
Building.......................................      745          --
Manufacturing equipment........................    2,580       2,460
Leasehold improvements.........................    6,954       3,893
Furniture, fixtures and other..................    4,572       2,044
                                                 -------     -------
                                                  15,637       8,397
Less: Accumulated depreciation.................   (2,071)     (1,095)
Less: Write down of assets held for disposal...     (855)       (887)
                                                 -------     -------
                                                 $12,711     $ 6,415
                                                 =======     =======

     Included above in manufacturing equipment and leasehold improvements are assets under construction of $89 at June 27, 1998 and $539 at June 28, 1997.

5. ASSETS HELD FOR SALE AND PROVISION FOR STORE CLOSURE COSTS

     Effective as of the beginning of fiscal 1997, the Company adopted the provisions of SFAS 121. The initial application of SFAS 121 to long-lived assets held for disposal at June 30, 1996 resulted in a non-cash charge of $427 (net of tax benefit of $262) which represents the adjustment required to remeasure such assets at the lower of carrying amount or fair value less cost to sell. Long-lived assets held for disposal consist of leasehold improvements and furniture, fixtures and other property at the Company's corporate-owned stores which management plans to sell to franchisees.

     During fiscal 1998 and 1997, the Company recorded additional charges of $223 and $198 (included in general and administrative expenses), respectively, to remeasure long-lived assets

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996 -- (CONTINUED)
                                 (IN THOUSANDS)

at corporate-owned stores which management plans to sell to franchisees or close, at the lower of carrying amount or fair value less cost to sell. As of June 27, 1998, all of the Gloria Jean's corporate-owned stores are held for sale to franchises. Assets held for sale at June 27, 1998 and June 28, 1997 had adjusted carrying values of $2,895 and $1,560, respectively. Revenues and operating income (losses) for these stores totaled $9,030 and $(1,204), respectively, for the fiscal year ended June 27, 1998, $7,051 and $(368), respectively, for the fiscal year ended June 28, 1997, and $5,592 and $176, respectively, for the 39-week period ended June 29, 1996. During the fiscal year ended June 27, 1998, the Company sold eight corporate-owned stores. The Company is negotiating with a third-party equipment leasing company for a sale-leaseback of substantially all of the Gloria Jean's corporate-owned store assets. Management believes the selling price for these store assets will approximate their carrying value at June 27, 1998. While the corporate-owned stores are being actively marketed for sale, the Company expects the period of sale may exceed one year for some of the stores.

     As of June 28, 1997, the Company determined that it was not feasible to sell eight of the corporate-owned stores held for disposal and recorded a provision of $580 for store closure costs consisting primarily of lease termination costs. The Company incurred costs of $530 for store closures during fiscal 1998 and charged this amount against the accrual for store closures.

     As of June 27, 1998, the accrual for store closures consists of closure costs at the Old Coffee People corporate-owned stores which were closed as of the Gloria Jean's reverse merger date. The accrual of $1,291 consists primarily of lease termination costs. The Company is working with local real estate brokers to market, re-lease or sublease all of these stores.

6. DEBT

     The Company assumed debt in connection with the Gloria Jean's reverse merger. Such debt consists of the following at June 27, 1998:

Note payable to bank, payable in monthly installments of $6
  each, plus interest at 9.0%, commencing September 1, 1995,
  due August 1, 1998........................................  $    12
Note payable to bank, payable in monthly installments of
  $100 each, plus interest at two different interest rates
  (8.0% at June 27, 1998), commencing June 1, 1997, due May
  1, 2002...................................................    4,700
Note payable to stockholder (also a director), payable in
  monthly installments of $3, including interest at 2.0%
  over the prime rate (10.50% at June 27, 1998), due
  December 1, 2002..........................................      149
Note payable to the Port of Portland, payable in monthly
  installments of $5, commencing April 8, 1995, including
  interest at 12.0%, due March 8, 2003......................      216
                                                              -------
                                                                5,077
Less-current portion........................................   (1,279)
                                                              -------
                                                              $ 3,798
                                                              =======

     The Company has a line of credit agreement with a bank in the amount of $500 expiring August 1999. The interest rate for amounts drawn under the line is 0.5% over the prime rate. There is no amount outstanding under the line of credit at June 27, 1998. Of the $500 line, a total of $73 is reserved for use under a letter of credit dated September 1998.

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996 -- (CONTINUED)
                                 (IN THOUSANDS)

     The Company has a revolving line of credit agreement with Second Cup Limited in the amount of $4,000 expiring May 2003. The interest rate for amounts drawn under the line is 11.5%. There is no amount outstanding under the line of credit at June 27, 1998.

     The bank notes and line of credit are secured by substantially all of Old Coffee People's assets, including accounts receivable, inventories, trade fixtures and equipment. These debt agreements contain restrictions relating to specified financial ratios as well as the lender's standard covenants and restrictions. As of June 27, 1998, the Company was in compliance with all debt covenants.

     The stockholder note is secured by substantially all of the Company's assets and is subordinated to the bank notes.

     The principal payments on long-term debt are as follows at June 27, 1998:

1999.......................................................  $1,279
2000.......................................................   1,268
2001.......................................................   1,271
2002.......................................................   1,179
2003.......................................................      80
                                                             ------
                                                             $5,077
                                                             ======

7. INCOME TAXES

     The Company's provision (benefit) for income taxes consists of the following:

                                        FOR THE FISCAL
                                          YEAR ENDED            FOR THE
                                     --------------------       39-WEEK
                                     JUNE 27,    JUNE 28,    PERIOD ENDED
                                       1998        1997      JUNE 29, 1996
                                     --------    --------    -------------
Current provision
  Federal..........................    $ 26       $ 135          $ --
  State............................      --          21            --
                                       ----       -----          ----
                                         26         156            --
                                       ----       -----          ----
Deferred provision (benefit)
  Federal..........................     628        (371)          863
  State............................      74         (43)          102
                                       ----       -----          ----
                                        702        (414)          965
                                       ----       -----          ----
                                       $728       $(258)         $965
                                       ====       =====          ====

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996 -- (CONTINUED)
                                 (IN THOUSANDS)

     The Company's provision (benefit) for income taxes is included in the financial statements as follows:

                                           FOR THE FISCAL
                                             YEAR ENDED           FOR THE
                                         -------------------      39-WEEK
                                         JUNE 27,   JUNE 28,   PERIOD ENDED
                                           1998       1997     JUNE 29, 1996
                                         --------   --------   -------------
Continuing operations..................    $728      $   4         $965
Cumulative effect of change in
  accounting principle.................      --       (262)          --
                                           ----      -----         ----
                                           $728      $(258)        $965
                                           ====      =====         ====

     The cumulative effect of change in accounting principle of $427 is net of an income tax benefit of $262, comprised of federal and state income taxes.

     The reconciliation of the statutory federal income tax rate to the Company's effective income tax rate is as follows:

                                               FOR THE FISCAL          FOR THE
                                                 YEAR ENDED         39-WEEK PERIOD
                                            --------------------        ENDED
                                            JUNE 27,    JUNE 28,       JUNE 29,
                                              1998        1997           1996
                                            --------    --------    --------------
Federal statutory rate....................    34.0%      (34.0)%         34.0%
State income taxes, net of federal
  benefit.................................     4.0        (4.0)           4.0
Amortization of nondeductible goodwill....    12.0        22.8            6.0
Write-off of uncollectible income taxes
  receivable..............................      --        16.7             --
Other.....................................    (0.3)       (1.5)           0.1
                                              ----       -----           ----
                                              49.7%        0.0%          44.1%
                                              ====       =====           ====

     The components of the Company's net deferred tax assets and liabilities consist of the following:

                                                           JUNE 27,    JUNE 28,
                                                             1998        1997
                                                           --------    --------
Deferred tax assets
  Allowance for doubtful accounts........................   $  588      $  628
  Net operating loss carryforwards (NOLs)................    3,913       1,281
  Asset write downs, store closures and relocation
     provisions..........................................    1,748         635
  Basis difference in property, plant and equipment......      155          --
  Employee benefits......................................      151          --
  Other..................................................      199          48
                                                            ------      ------
                                                             6,754       2,592
Valuation allowance......................................     (699)         --
                                                            ------      ------
Net deferred tax assets..................................    6,055       2,592
Deferred tax liability
  Basis difference in property, plant and equipment......       --        (117)
                                                            ------      ------
Net deferred tax assets..................................   $6,055      $2,475
                                                            ======      ======

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996 -- (CONTINUED)
                                 (IN THOUSANDS)

     During the fiscal year ended June 28, 1997, the Company reversed a $1,619 valuation allowance related to NOLs acquired from Edglo. The non-cash adjustment to the valuation allowance was recorded as a reduction in goodwill.

     In connection with the Gloria Jean's reverse merger (Note 2), the Company recorded a deferred tax asset of $2,010, net of a valuation allowance of $699. This amount was recorded as a reduction to goodwill arising from the Gloria Jean's reverse merger. The valuation allowance of $699 relates to NOLs of Old Coffee People which, due to limitations on utilization of the NOLs, management believes are not more likely than not realizable. To the extent these NOLs are utilized, goodwill will be reduced.

     In connection with the CP Old, Inc. merger, the Company recorded a deferred tax asset of $2,272 related to CP Old, Inc. NOLs which management believes will more likely than not be realized. The effect of recording this deferred tax asset was an increase in stockholders' equity (common stock).

     Based on internal forecasts and industry trends, management believes it is more likely than not the deferred tax assets of $6,055 at June 27, 1998 will be realized through future taxable income.

     The Company has federal NOLs of approximately $10,298 which expire as follows:

2010..............................................  $ 3,938
2011..............................................    3,056
2012..............................................    2,986
2013..............................................      318
                                                    -------
                                                    $10,298
                                                    =======

     Approximately $1,840 of these NOLs are available to offset Old Coffee People's future taxable income. Pursuant to Internal Revenue Code Section 382 (Section 382), utilization of these NOLs is limited to $700 per year. Approximately $6,620 of these NOLs are available to offset Gloria Jean's future taxable income. Pursuant to Section 382, utilization of these NOLs is limited to $568 per year. Utilization of all of the Company's NOLs may be further limited in the event of a change in ownership of the Company.

8. FRANCHISED AND COMPANY-OWNED STORES

     The number of retail stores is as follows:

                                                                      COMPANY-
                                                        FRANCHISED     OWNED
                                                          STORES       STORES
                                                        ----------    --------
Beginning of period, June 28, 1997....................     236           31
Opened/acquired.......................................      14           51
Franchised............................................       8           (8)
Closed................................................     (12)          (5)
                                                           ---           --
End of period, June 27, 1998..........................     246           69
                                                           ===           ==

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996 -- (CONTINUED)
                                 (IN THOUSANDS)

9. MINIMUM LEASE COMMITMENTS AND CONTINGENT LIABILITIES

     The Company leases certain retail store, office and warehouse facilities under operating leases expiring through 2008. The Company is the lessee in most of the franchisees' lease agreements. The Company has sublease agreements with individual franchisees, whereby the franchisee assumes responsibility for and makes lease payments directly to the landlord. The Company also has sublease agreements for certain company-owned stores and office facilities whereby the sublease tenants are responsible for the lease payments. Rental expense is reported net of sublease income in accordance with retail industry practice. Most lease agreements contain renewal options at varying terms and rent escalation clauses. Certain leases provide for contingent rentals based upon gross sales.

     Rental expense under lease agreements for the fiscal year ended June 27, 1998 and June 28, 1997, and the 39-week period ended June 29, 1996 was $2,159, $1,700 and $1,540, respectively, net of sublease income.

     Minimum future lease commitments as of June 27, 1998 are as follows:

                                            GROSS                       NET
                                           MINIMUM        LESS        MINIMUM
                                            LEASE       SUBLEASE       LEASE
                                         COMMITMENTS    RENTALS     COMMITMENTS
                                         -----------    --------    -----------
1999...................................    $11,853      $ 8,000       $ 3,853
2000...................................     11,281        7,589         3,692
2001...................................     10,033        6,708         3,325
2002...................................      8,470        5,596         2,874
2003...................................      7,158        4,490         2,668
Thereafter.............................     15,720        8,438         7,282
                                           -------      -------       -------
                                           $64,515      $40,821       $23,694
                                           =======      =======       =======

     As of June 28, 1997, the Company accrued $420 (included in accrued liabilities) related to its obligation to repurchase a franchised store if the franchised store did not meet certain financial targets. When this franchised store was repurchased, the Company intended to close it. The amount accrued consisted primarily of the estimated repurchase price and lease termination costs. Costs incurred to repurchase and close the franchised store were $373 as of June 27, 1998. During the fiscal year ended June 27, 1998, the Company was reimbursed for such costs pursuant to an escrow agreement with the former owners of Gloria Jean's (Note 2).

     As of June 27, 1998, the Company has approximately $4,200 of outstanding purchase commitments related to green coffee.

     The Company has an agreement with a supplier to purchase substantially all of the coffee requirements for its Oregon stores through January 1999.

     As a requirement under a lease with the Port of Portland, the Company is committed to enter into a joint venture with a third party for one of the Company's stores at Portland International Airport. Once the agreement is finalized, the Company will have a 49% ownership interest in that store.

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996 -- (CONTINUED)
                                 (IN THOUSANDS)

     The Company is subject to litigation in the ordinary course of business. In the opinion of management, the ultimate outcome of existing litigation would not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

10. STOCK SUBSCRIPTION NOTES RECEIVABLE

     The Company has stock subscription notes receivable which were issued primarily by Old Coffee People to certain officers and employees upon the exercise of incentive stock options. The notes bear interest at the rate of 8.5% per annum from the date of exercise and are due from December 1998 through May 2003. The notes provide that in the event any of the common stock is sold before the notes mature, all accrued interest and a pro rata portion of the principal balance must be paid.

11. INCENTIVE PLANS

STOCK OPTION PLANS

     At the time of the Gloria Jean's reverse merger, Old Coffee People had four stock option plans -- the 1993 Stock Option Plan, the 1994 Stock Option Plan, the 1995 Stock Option Plan and the 1996 Stock Option Plan. These stock option plans continued in effect subsequent to the Gloria Jean's reverse merger. Optionholders as of the merger date were given the opportunity to reprice their existing stock options at a price equal to the fair market value of the stock on the date the repricing was approved by the Board of Directors. Optionholders choosing to reprice their stock options cancelled their option shares and received a reduced number of new option shares on the repricing date. No options were repriced as of June 27, 1998. On August 1, 1998, seven optionholders elected to reprice their stock options. As a result, 302,000 old option shares with a weighted average price per share of $9.21 were surrendered and 77,850 new option shares were issued at an exercise price of $3.20 per share. The exercise price exceeded the fair market value on the grant date.

     Effective May 19, 1998, the Company adopted the 1998 Stock Option Plan. Under all five stock option plans, key employees and consultants may be granted either incentive or nonqualified stock options. Incentive stock options must comply with the requirements of the Internal Revenue Code, may be granted only to employees and may be granted at not less than the fair market value of the stock at the date of grant. Nonqualified options may be granted to employees and consultants at not less than 85% of the fair market value of the stock at the date of grant. Cancelled options are available for future grant. The number of options granted, the option price, the term of the option and the vesting period are determined by the Board of Directors.

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996 -- (CONTINUED)
                                 (IN THOUSANDS)

     Stock option activity under the aforementioned stock options plans was as follows:

                                                                      WEIGHTED
                                                                       AVERAGE
                                                         NUMBER OF    PRICE PER
                                                          SHARES        SHARE
                                                         ---------    ---------
Outstanding at Gloria Jean's reverse merger date.......   342,439       $8.57
Granted................................................   248,000        3.20
Exercised..............................................   (11,250)       2.22
                                                          -------       -----
  Outstanding at June 27, 1998.........................   579,189       $6.39
                                                          =======       =====

     For all five plans, there were 1,005,953 shares of unissued common stock reserved for issuance at June 27, 1998. Options to purchase 188,565 shares with a weighted average exercise price of $8.84 were exercisable at June 27, 1998.

     Options outstanding and exercisable, and related weighted average life information by grant price as of June 27, 1998 were as follows:

                                     WEIGHTED AVERAGE
OPTION     OPTIONS       OPTIONS      REMAINING LIFE
PRICE    OUTSTANDING   EXERCISABLE       (YEARS)
------   -----------   -----------   ----------------
$ 2.22      13,689        13,689             5
  3.20     248,000            --            10
  4.75       5,000         1,000             9
  5.56       2,000           400             9
  6.50      30,000         6,000             9
  6.94      16,500         3,300             9
  8.00      21,000        18,376             6
  9.00      63,000        37,800             8
 10.00     150,000        90,000             7
 10.00      30,000        18,000             8
           -------       -------
           579,189       188,565
           =======       =======

     No compensation cost has been recognized for the 1998 Stock Option Plan. If compensation cost for this plan had been determined based on the fair value at the grant date, the Company's net income and net income per share for the fiscal year ended June 27, 1998 would be as follows:

Net income..................................................  $696
Net income per share -- basic and diluted...................  $.09

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996 -- (CONTINUED)
                                 (IN THOUSANDS)

     The Company used the Black-Scholes option pricing model to estimate the fair value of options granted during the fiscal year ended June 27, 1998 (no options were granted during the fiscal year ended June 28, 1997 or the 39-week period ended June 29, 1996). The weighted average assumptions used to compute compensation cost in the above pro forma and to estimate the weighted average fair market value of options granted are as follows:

Risk-free interest rate.....................................    5.5%
Dividend yield..............................................      0%
Volatility..................................................     70%
Expected term (years).......................................      5
Weighted average fair market value..........................  $1.94

EMPLOYEE STOCK PURCHASE PLAN

     At the time of the Gloria Jean's reverse merger, Old Coffee People had an Employee Stock Purchase Plan (the ESPP) under which 150,000 shares of common stock have been reserved for issuance to and purchase by employees of Old Coffee People. The ESPP continued after the reverse merger. All Old Coffee People employees with over four months of service who work more than 20 hours per week and who do not own stock and stock options for more than 5% of the Company's stock are eligible to participate in the ESPP. The ESPP is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. No shares were purchased under the ESPP during the fiscal year ended June 27, 1998.

12. RETIREMENT PLANS

     Effective March 1, 1997, the Company adopted a tax deferred savings plan (the 401(k) Plan). Substantially all employees with over one year of service are eligible to participate in the 401(k) Plan. Participants who choose to participate may contribute up to 15% of their pretax compensation to the 401(k) Plan subject to the statutorily prescribed annual limits. All contributions to the 401(k) Plan are fully vested and nonforfeitable at all times. The Company does not match employee contributions.

     Old Coffee People has a tax deferred savings plan (Old Coffee People 401(k)
Plan) which covers all employees of Old Coffee People with over six months of service and who work an average of at least 30 hours per week. Participants may contribute up to 20% of their pretax compensation to the Old Coffee People 401(k) Plan subject to the statutorily prescribed annual limits. All contributions to the Old Coffee People 401(k) Plan, including company contributions, are fully vested and nonforfeitable at all times. Company contributions were immaterial during the fiscal year ended June 27, 1998.

13. RELATED PARTY TRANSACTIONS

     During the period ended June 29, 1996, the Company issued 1,200 shares of its common stock to Second Cup for cash of $35,825.

In February 1996, the Company commenced roasting coffee for CP Old, Inc.

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996 -- (CONTINUED)
                                 (IN THOUSANDS)

     The Company initially charged CP Old, Inc. a roasting fee and subsequently sold roasted coffee to CP Old, Inc. For the fiscal year ended June 28, 1997 and the 39-week period ended June 29, 1996, total sales to the affiliated company were $823 and $56, respectively (none in fiscal 1998).

     The Company had demand loans to an affiliated company which bore interest at 8.25% per annum. The loans were repaid during fiscal 1997. Interest received was $280 for the fiscal year ended June 28, 1997 and $66 for the 39-week period ended June 29, 1996.

     During the fiscal year ended June 27, 1998, The Second Cup Ltd. incurred costs on the Company's behalf. Such amounts are included in payable to related party.

     As of June 27, 1998, the Company had a lease with a stockholder who is a director of the Company. Rental expense associated with this lease was approximately $10,000 during the fiscal year ended June 27, 1998.

14. CASH HELD IN TRUST

     The Company holds cash in trust on behalf of franchisees, which includes the advertising fund and the construction trust account. The cash held in trust amounted to $795 at June 27, 1998. These funds have not been included in the Company's balance sheet.

15. UNAUDITED QUARTERLY DATA

                                                                                       PER SHARE -- BASIC
                                                                                           AND DILUTED
                                                                                  -----------------------------
                                                   INCOME (LOSS)                   INCOME (LOSS)
                                                       BEFORE                          BEFORE
                                                     CUMULATIVE                      CUMULATIVE
                                  INCOME (LOSS)   EFFECT OF CHANGE                EFFECT OF CHANGE
                                      FROM         IN ACCOUNTING     NET INCOME    IN ACCOUNTING     NET INCOME
                       REVENUES    OPERATIONS        PRINCIPLE         (LOSS)        PRINCIPLE         (LOSS)
                       --------   -------------   ----------------   ----------   ----------------   ----------
FISCAL 1998:
  1st Quarter........  $ 7,940       $   784          $   492         $   492          $ .07           $ .07
  2nd Quarter........   10,115         1,796            1,057           1,057            .14             .14
  3rd Quarter........    7,394           730              456             456            .06             .06
  4th Quarter........    9,602        (2,113)          (1,267)         (1,267)          (.15)           (.15)
                       -------       -------          -------         -------
                       $35,051       $ 1,197          $   738         $   738          $ .09           $ .09
                       =======       =======          =======         =======
FISCAL 1997:
  1st Quarter........  $ 5,493       $  (740)         $  (629)        $(1,056)         $(.08)          $(.14)
  2nd Quarter........   11,230         1,947            2,041           2,041            .27             .27
  3rd Quarter........    6,607          (438)            (308)           (308)          (.04)           (.04)
  4th Quarter........    7,249        (1,954)          (1,867)         (1,867)          (.25)           (.25)
                       -------       -------          -------         -------
                       $30,579       $(1,185)         $  (763)        $(1,190)         $(.10)          $(.16)
                       =======       =======          =======         =======

                              COFFEE PEOPLE, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                               MARCH 6,      JUNE 27,
                                                                 1999          1998
                                                              -----------    --------
                                                              (UNAUDITED)
                                                                   (IN THOUSANDS
                                                               EXCEPT SHARE AMOUNTS)
Current Assets:
  Cash and cash equivalents.................................    $ 2,773      $ 2,822
  Accounts receivable, net..................................      3,149        3,262
  Inventories...............................................      3,722        4,052
  Prepaid expenses and other assets.........................        926          713
  Deferred income taxes.....................................      2,427        2,621
                                                                -------      -------
          Total current assets..............................     12,997       13,470
Property, plant and equipment, net..........................     12,262       12,711
Goodwill, net...............................................     25,530       25,967
Other assets................................................        114          113
Deferred income taxes.......................................      3,385        3,434
                                                                -------      -------
          Total assets......................................    $54,288      $55,695

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................    $ 1,237      $ 1,279
  Current portion of capital lease obligations..............        119           --
  Accounts payable..........................................      1,795        1,421
  Payable to related party..................................         --          984
  Accrued liabilities.......................................      1,827        2,572
  Provision for store closures..............................      1,102        1,291
  Franchisee deposits.......................................        538          459
  Deferred franchise fee income.............................         94          187
                                                                -------      -------
          Total current liabilities.........................      6,712        8,193
Long-term debt..............................................      2,727        3,798
Capital lease obligations...................................        784           --
Deferred rent expense.......................................        146          202
Stockholders' equity
Preferred stock, no par value; authorized 10,000,000 shares
  none issued or outstanding................................         --           --
Common stock, no par value; authorized 50,000,000 shares
  issued and outstanding, 10,762,757 and 10,746,040.........     44,659       44,630
Stock subscription notes receivable.........................       (350)        (338)
Accumulated deficit.........................................       (390)        (790)
                                                                -------      -------
          Total stockholders' equity........................     43,919       43,502
                                                                -------      -------
          Total liabilities and stockholders' equity........    $54,288      $55,695
                                                                =======      =======

                              COFFEE PEOPLE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     TWELVE WEEKS ENDED          THIRTY-SIX WEEKS ENDED
                                                 ---------------------------   ---------------------------
                                                   MARCH 6,       MARCH 7,       MARCH 6,       MARCH 7,
                                                     1999           1998           1999           1998
                                                 ------------   ------------   ------------   ------------
                                                 (UNAUDITED)    (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
                                                            (IN THOUSANDS EXCEPT SHARE AMOUNTS)
Revenues:
  Franchise revenue............................    $ 1,689        $ 1,589        $ 4,756        $ 4,584
  Corporate store sales........................      7,566          2,759         22,429          6,891
  Wholesale revenue............................      3,484          3,047         12,944         14,020
                                                   -------        -------        -------        -------
          Total revenues.......................     12,739          7,395         40,129         25,495
Expenses:
  Cost of goods sold...........................      5,560          3,704         18,384         13,210
  Store and other operating expenses...........      5,007          1,982         15,605          5,735
  Depreciation and amortization................        345            377          1,152          1,109
  General and administrative expenses..........        842            602          3,052          2,131
  Acquisition and integration expenses.........        151             --            950             --
                                                   -------        -------        -------        -------
          Total expenses.......................     11,905          6,665         39,143         22,185
Operating income...............................        834            730            986          3,310
                                                   -------        -------        -------        -------
Interest and other income......................         36             69             92            207
Interest expense...............................        143             --            368             --
                                                   -------        -------        -------        -------
Income before income taxes.....................        727            799            710          3,517
Provision for income taxes.....................        319            343            310          1,512
                                                   -------        -------        -------        -------
Net income.....................................    $   408        $   456        $   400        $ 2,005
                                                   =======        =======        =======        =======
Net income per share -- basic and diluted......    $  0.04        $  0.06        $  0.04        $  0.27
                                                   =======        =======        =======        =======
Weighted average common shares -- basic........     10,761          7,461         10,775          7,461
Weighted average common and common equivalent
  shares outstanding -- diluted................     10,776          7,461         10,771          7,461

                              COFFEE PEOPLE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     THIRTY-SIX
                                                                     WEEKS ENDED
                                                              -------------------------
                                                               MARCH 6,      MARCH 7,
                                                                 1999          1998
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
                                                                   (IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................    $   400       $ 2,005
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................      1,152         1,109
     Provision for uncollectible accounts...................        190            --
     Deferred income taxes..................................        243           880
     Interest income on stock subscription notes
       receivable...........................................        (12)           --
     Change in assets and liabilities, net of amounts
       acquired:
       Accounts receivable..................................        (77)          (88)
       Receivable from/due to related party.................       (984)          312
       Inventories..........................................        330          (503)
       Prepaid expenses and other assets....................       (214)          221
       Accounts payable.....................................        374          (247)
       Accrued liabilities..................................       (745)         (603)
       Accrual for store closures...........................       (189)         (264)
       Franchisee deposits..................................         79            76
       Deferred franchise fee income........................        (93)          (28)
       Deferred rent expense................................        (56)            5
                                                                -------       -------
                                                                    398         2,875
                                                                -------       -------
Cash flows from investing activities:
  Purchase of property, plant and equipment.................       (752)       (1,400)
  Proceeds from disposal of property, plant and equipment...        511            98
  Additions to goodwill.....................................        (25)           --
                                                                -------       -------
                                                                   (266)       (1,302)
                                                                -------       -------
Cash flows from financing activities:
  Proceeds on issuance of shares............................         29            --
  Borrowings under capital lease obligation.................        922            --
  Borrowings under long-term debt...........................      1,412            --
  Payment on capital lease obligation.......................        (19)           --
  Payment on long-term debt.................................     (2,525)           --
                                                                -------       -------
                                                                   (181)           --
                                                                -------       -------
Decrease in cash and cash equivalents.......................        (49)        1,573
Cash and cash equivalents, beginning of period..............      2,822         7,281
                                                                -------       -------
Cash and cash equivalents, end of period....................      2,773         8,854
                                                                =======       =======
Supplemental cash flow information
  Interest..................................................        297            --
  Cash paid for income taxes................................         26            --

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                  MARCH 6, 1999 AND JUNE 27, 1998 (UNAUDITED)
                                 (IN THOUSANDS)

NOTE 1. FINANCIAL STATEMENT PRESENTATION

     The interim financial data is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures included herein are adequate to make the information presented not misleading. The operating results for interim periods are not necessarily indicative of results to be expected for an entire year. The aforementioned statements should be read in conjunction with the consolidated financial statements for the fiscal year ended June 27, 1998, appearing in the Company's Annual Report on Form 10-K.

     Certain reclassifications of prior period amounts have been made to conform with the March 6, 1999 presentation.

NOTE 2. INVENTORIES

     Inventories consist of the following:

                                                 MARCH 6,      JUNE 27,
                                                   1999          1998
                                               ------------    --------
                                               (UNAUDITED)
Coffee:
  Unroasted..................................     $1,429        $2,169
  Roasted....................................        289           368
Other merchandise held for sale..............        703           898
Supplies.....................................      1,301           617
                                                  ------        ------
                                                  $3,722        $4,052
                                                  ======        ======

NOTE 3. FRANCHISING STRATEGY

     On September 1, 1998, the Company announced that it was adopting a franchising strategy in which it would offer existing Coffee People (Oregon) and Coffee Plantation stores for sale to franchisees as well as offering new franchise opportunities for these brands. As a result of the proposed and pending merger with Diedrich Coffee, Inc., the Company has deferred execution of this strategy. (See Note 5)

     As a result of the decision to hold all existing Coffee People (Oregon) and Coffee Plantation stores for sale, depreciation on these stores was suspended effective September 1, 1998. In addition, as of March 6, 1999, the Coffee People (Oregon) and Coffee Plantation store assets are stated at the lower of carrying value or fair market value less cost to sell.

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                  MARCH 6, 1999 AND JUNE 27, 1998 (UNAUDITED)
                                 (IN THOUSANDS)

NOTE 4. SALE-LEASEBACK TRANSACTION

     On November 24, 1998, the Company entered into a sale-leaseback transaction involving equipment at twelve company-operated Gloria Jean's retail stores. The $922,000 proceeds received by the Company from the lease transaction were used for general corporate purposes and working capital. The interest rate on the capital lease obligation is 10.5%. The capital lease assets are recorded in property, plant and equipment. At the end of the lease term, the Company has an option to purchase the equipment for the greater of fair market value or 10% of the lessor's original cost, or renew the lease for an additional eight months.

NOTE 5. DIEDRICH COFFEE, INC. MERGER

     On March 16, 1999, Coffee People, Inc. entered into an Agreement and Plan of Merger with Diedrich Coffee, Inc. (NASDAQ:DDRX). Pursuant to the merger agreement, Coffee People has agreed to merge with a subsidiary of Diedrich Coffee. After the merger is effective Coffee People will be a wholly owned subsidiary of Diedrich Coffee. Under the terms of the merger agreement, Coffee People shareholders will receive $17.75 million in cash, 1,500,000 shares of Diedrich Coffee common stock, and an additional $5.25 million in cash or a combination of cash and stock based on the net proceeds of a public equity offering planned by Diedrich Coffee prior to the completion of the merger. Closing of the merger is subject to a number of conditions, including completion of the public equity offering by Diedrich Coffee upon certain specified terms, receipt of regulatory approvals and approval by the shareholders of Coffee People and Diedrich Coffee. If these conditions are met, the transaction is expected to close during the summer of 1999.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF MARCH 16, 1999

                                     AMONG

                             DIEDRICH COFFEE, INC.,

                              CP ACQUISITION CORP.

                                      AND

                              COFFEE PEOPLE, INC.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
TABLE OF CONTENTS...........................................   A-2

ARTICLE I  THE MERGER.......................................   A-7
  Section 1.1.  The Merger..................................   A-7
  Section 1.2.  Effective Time..............................   A-7
  Section 1.3.  Closing of the Merger.......................   A-7
  Section 1.4.  Effects of the Merger.......................   A-7
  Section 1.5.  Certificate of Incorporation and Bylaws.....   A-7
  Section 1.6.  Directors...................................   A-8
  Section 1.7.  Officers....................................   A-8
  Section 1.8.  Conversion of Shares........................   A-8
  Section 1.9.  Payment for Shares and Exchange of
     Certificates...........................................   A-9
  Section 1.10. Stock Options and Stock Purchase Plans......  A-11

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF COMPANY.......  A-11
  Section 2.1.  Organization and Qualification;
     Subsidiaries...........................................  A-11
  Section 2.2.  Capitalization of Company and its
     Subsidiaries...........................................  A-12
  Section 2.3.  Authority Relative to this Agreement;
     Recommendation.........................................  A-13
  Section 2.4.  SEC Reports; Financial Statements...........  A-13
  Section 2.5.  Information Supplied........................  A-13
  Section 2.6.  Consents and Approvals; No Violations.......  A-14
  Section 2.7.  No Default..................................  A-14
  Section 2.8.  No Undisclosed Liabilities; Absence of
     Changes................................................  A-15
  Section 2.9.  Litigation..................................  A-15
  Section 2.10. Compliance with Applicable Law..............  A-15
  Section 2.11. Employee Benefit Plans; Labor Matters.......  A-16
  Section 2.12. Environmental Laws and Regulations..........  A-17
  Section 2.13. Taxes.......................................  A-17
  Section 2.14. Intellectual Property; Software.............  A-18
  Section 2.15. Franchise and Area Development Agreements...  A-18
  Section 2.16. Franchise Law Compliance....................  A-20
  Section 2.17. Amendment to Offering Circular..............  A-21
  Section 2.18. Certain Business Practices..................  A-21
  Section 2.19. Vote Required...............................  A-21
  Section 2.20. Affiliates..................................  A-21
  Section 2.21. Opinion of Financial Adviser................  A-21
  Section 2.22. Brokers.....................................  A-21
  Section 2.23. Year 2000...................................  A-22
  Section 2.24. Material Contracts..........................  A-22
  Section 2.25. Real Property...............................  A-22
  Section 2.26. Insurance...................................  A-24
  Section 2.27. Transactions With Affiliates................  A-24

                                                              PAGE
                                                              ----
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND
             NEWCO..........................................  A-24
  Section 3.1.  Organization................................  A-24
  Section 3.2.  Capitalization of Parent and its
     Subsidiaries...........................................  A-24
  Section 3.3.  Authority Relative to this Agreement........  A-25
  Section 3.4.  SEC Reports; Financial Statements...........  A-25
  Section 3.5.  Information Supplied........................  A-26
  Section 3.6.  Consents and Approvals; No Violations.......  A-26
  Section 3.7.  No Default..................................  A-27
  Section 3.8.  No Undisclosed Liabilities; Absence of
     Changes................................................  A-27
  Section 3.9.  Litigation..................................  A-27
  Section 3.10. Compliance with Applicable Law..............  A-27
  Section 3.11. Employee Benefit Plans; Labor Matters.......  A-28
  Section 3.12. Environmental Laws and Regulations..........  A-28
  Section 3.13. Tax Matters.................................  A-28
  Section 3.14. Opinion of Financial Adviser................  A-29
  Section 3.15. Evidence of Financing.......................  A-29
  Section 3.16. Brokers.....................................  A-29
  Section 3.17. No Prior Activities.........................  A-29
  Section 3.18. Year 2000...................................  A-29
  Section 3.19. Intellectual Property; Software.............  A-29
  Section 3.20. Franchise and Area Development Agreements...  A-30
  Section 3.21. Franchise Law Compliance....................  A-30
  Section 3.22. Certain Business Practices..................  A-31
  Section 3.23. Vote Required...............................  A-31
  Section 3.24. Transactions With Affiliates................  A-31
  Section 3.25. Real Property...............................  A-32
  Section 3.26. Insurance...................................  A-32

ARTICLE IV  COVENANTS.......................................  A-32
  Section 4.1.  Conduct of Business of Company..............  A-32
  Section 4.2.  Conduct of Business of Parent...............  A-34
  Section 4.3.  Preparation of Form S-4 and the Proxy
     Statement..............................................  A-35
  Section 4.4.  Preparation of Form S-1; Public Offering....  A-35
  Section 4.5.  Other Potential Acquirers...................  A-35
  Section 4.6.  Comfort Letters.............................  A-36
  Section 4.7.  Meetings of Stockholders....................  A-37
  Section 4.8.  NASDAQ Listing..............................  A-37
  Section 4.9.  Access to Information; Confidentiality......  A-37
  Section 4.10. Additional Agreements; Reasonable Efforts...  A-38
  Section 4.11. Public Announcements........................  A-38
  Section 4.12. Notification of Certain Matters.............  A-38
  Section 4.13. Affiliates..................................  A-39
  Section 4.14. Lock-Up Letter Agreement....................  A-39
  Section 4.15. Additions to and Modification of the Company
  Disclosure
                 Schedule...................................  A-39

                                                              PAGE
                                                              ----
ARTICLE V  CONDITIONS TO CONSUMMATION OF THE MERGER.........  A-39
  Section 5.1.  Conditions to Each Party's Obligations to
     Effect the Merger......................................  A-39
  Section 5.2.  Conditions to the Obligations of Company....  A-40
  Section 5.3.  Conditions to the Obligations of Parent and
     Newco..................................................  A-41

ARTICLE VI  TERMINATION; AMENDMENT; WAIVER..................  A-42
  Section 6.1.  Termination.................................  A-42
  Section 6.2.  Effect of Termination.......................  A-43
  Section 6.3.  Fees and Expenses...........................  A-43
  Section 6.4.  Amendment...................................  A-44
  Section 6.5.  Extension; Waiver...........................  A-44

ARTICLE VII  MISCELLANEOUS..................................  A-44
  Section 7.1.  Survival of Representations and
     Warranties.............................................  A-44
  Section 7.2.  Entire Agreement; Assignment................  A-44
  Section 7.3.  Validity....................................  A-44
  Section 7.4.  Notices.....................................  A-45
  Section 7.5.  Governing Law...............................  A-45
  Section 7.6.  Descriptive Headings........................  A-45
  Section 7.7.  Parties in Interest.........................  A-45
  Section 7.8.  Certain Definitions.........................  A-45
  Section 7.9.  Personal Liability..........................  A-46
  Section 7.10. Specific Performance........................  A-46
  Section 7.11. Each Party to Bear Own Expenses.............  A-46
  Section 7.12. Counterparts................................  A-46

                             TABLE OF DEFINED TERMS

                                                             CROSS REFERENCE
                      TERM                                    IN AGREEMENT              PAGE
                      ----                                   ---------------            ----
affiliate........................................ Section 7.8(a)....................... A-45
Agreement........................................ Preamble.............................  A-7
business day..................................... Section 7.8(b)....................... A-45
capital stock.................................... Section 7.8(c)....................... A-46
Certificate of Merger............................ Section 1.2..........................  A-7
Certificates..................................... Section 1.9(b).......................  A-9
Closing Date..................................... Section 1.3..........................  A-7
Closing.......................................... Section 1.3..........................  A-7
Code............................................. Section 2.11(a)...................... A-16
Company Affiliates............................... Section 2.20......................... A-21
Company Board.................................... Section 2.3(a)....................... A-13
Company Disclosure Schedule...................... Section 2.1(a)....................... A-11
Company Financial Adviser........................ Section 2.21......................... A-21
Company Intellectual Property Rights............. Section 2.14(a)...................... A-18
Company Permits.................................. Section 2.10......................... A-15
Company Plans.................................... Section 1.10(a)...................... A-11
Company.......................................... Preamble.............................  A-7
Company SEC Reports.............................. Section 2.4(a)....................... A-13
Company Securities............................... Section 2.2(a)....................... A-12
Company Stock Options and Purchase Rights........ Section 1.10(a)...................... A-11
Confidential Material............................ Section 4.9(c)....................... A-38
DGCL............................................. Section 1.1..........................  A-7
Effective Time................................... Section 1.2..........................  A-7
Employee Plans................................... Section 2.11(a)...................... A-16
Environmental Claim.............................. Section 2.12(a)...................... A-17
Environmental Laws............................... Section 2.12(a)...................... A-17
ERISA Affiliate.................................. Section 2.11(a)...................... A-16
ERISA............................................ Section 2.11(a)...................... A-16
Exchange Act..................................... Section 2.2(c)....................... A-13
Exchange Agent................................... Section 1.9(a).......................  A-9
Fee Real Property................................ Section 2.25......................... A-22
Form S-1......................................... Section 2.5.......................... A-14
Form S-4......................................... Section 2.5.......................... A-13
Franchise Agreements............................. Section 2.15(a)...................... A-18
Franchise Laws................................... Section 2.16(a)...................... A-20
FTC.............................................. Section 2.16(a)...................... A-20
Governmental Entity.............................. Section 2.6.......................... A-14
HSR Act.......................................... Section 2.6.......................... A-14
IRS.............................................. Section 2.11(a)...................... A-16
knowledge or known............................... Section 7.8(d)....................... A-46
Leases........................................... Section 2.25......................... A-22
Lien............................................. Section 2.2(b)....................... A-12

                                                             CROSS REFERENCE
                      TERM                                    IN AGREEMENT              PAGE
                      ----                                   ---------------            ----
Material Adverse Effect on Company............... Section 2.1(b)....................... A-12
Material Adverse Effect on Parent................ Section 3.1(b)....................... A-24
Merger........................................... Section 1.1..........................  A-7
Net Offering Proceeds............................ Section 4.4.......................... A-35
Newco............................................ Preamble.............................  A-7
Notice of Superior Proposal...................... Section 4.5(b)....................... A-36
OBCA............................................. Section 1.1..........................  A-7
Offering Circulars............................... Section 2.16(g)...................... A-21
Offering Shares.................................. Section 1.8(b).......................  A-8
Parent Benefit Plans............................. Section 3.11......................... A-28
Parent Common Stock.............................. Section 1.8(a)(ii)...................  A-8
Parent Financial Adviser......................... Section 3.14......................... A-29
Parent Franchise Agreements...................... Section 3.20(a)...................... A-30
Parent Intellectual Property Rights.............. Section 3.19(a)...................... A-29
Parent Offering Circulars........................ Section 3.21(g)...................... A-31
Parent Permits................................... Section 3.10......................... A-27
Parent........................................... Preamble.............................  A-7
Parent SEC Reports............................... Section 3.4(a)....................... A-25
Parent Securities................................ Section 3.2(a)....................... A-25
Payment Fund..................................... Section 1.9(a).......................  A-9
Per Share Offering Price......................... Section 4.4.......................... A-35
Permitted Liens.................................. Section 2.25......................... A-23
person........................................... Section 7.8(e)....................... A-46
Proxy Statement.................................. Section 2.5.......................... A-13
Public Offering.................................. Section 4.4.......................... A-35
Real Property.................................... Section 2.25......................... A-22
SEC.............................................. Section 2.4(a)....................... A-13
Second Cup....................................... Section 2.5.......................... A-14
Securities Act................................... Section 2.4(a)....................... A-13
Shares........................................... Section 1.8(a).......................  A-8
Sublease......................................... Section 2.15(l)...................... A-19
subsidiary or subsidiaries....................... Section 7.8(f)....................... A-46
Subtenant........................................ Section 2.15(l)...................... A-19
Superior Proposal................................ Section 4.5(c)....................... A-36
Surviving Corporation............................ Section 1.1..........................  A-7
Tax or Taxes..................................... Section 2.13(a)(i)................... A-17
Tax Return....................................... Section 2.13(a)(ii).................. A-17
Third Party Acquisition.......................... Section 4.5(c)....................... A-36
Third Party...................................... Section 4.5(c)....................... A-36

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") dated as of March 16, 1999 is by and among Diedrich Coffee, Inc., a Delaware corporation ("PARENT"), CP Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("NEWCO") and Coffee People, Inc., an Oregon corporation ("COMPANY").

     WHEREAS, the Boards of Directors of Parent, Newco and Company have each (i) determined that the Merger (defined in Section 1.1) is fair and in the best interests of their respective stockholders and (ii) approved the Merger in accordance with this Agreement;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound Parent, Newco and Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1. The Merger. At the Effective Time (defined in Section 1.2) and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL") and the Oregon Business Corporation Act (the "OBCA"), Newco shall be merged with and into Company (the "MERGER"). Following the Merger, Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and the separate corporate existence of Newco shall cease.

     SECTION 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, the Certificate of Merger (the "CERTIFICATE OF MERGER") shall be duly executed and acknowledged by Newco and Company and thereafter delivered to the Secretaries of State of the States of Delaware and Oregon for filing pursuant to the DGCL and the OBCA, respectively, on the Closing Date (defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Certificate of Merger is duly filed with the Secretaries of State of the States of Delaware and Oregon in accordance with the DGCL and the OBCA, respectively, or such later time upon which Parent and Company may agree and set forth in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the "EFFECTIVE TIME").

     SECTION 1.3. Closing of the Merger. The closing of the Merger (the "CLOSING") will take place at a time and on a date (the "CLOSING DATE") to be specified by the parties, which shall be no later than the third (3rd) business day after satisfaction of the latest to occur of the conditions set forth in
Article V, at the offices of Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Irvine, California 92614, unless another time, date or place is agreed to in writing by the parties hereto.

     SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in the DGCL and the OBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of Company and Newco shall vest in the Surviving Corporation and all debts, liabilities and duties of Company and Newco shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.5. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Company in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law. The bylaws of

Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 1.6. Directors. The directors of Newco at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

     SECTION 1.7. Officers. The officers of Company at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

     SECTION 1.8. Conversion of Shares.

     (a) At the Effective Time, each share of common stock, no par value per share, of Company (individually a "SHARE" and collectively the "SHARES") issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in Company's treasury or by any of Company's subsidiaries and (ii) Shares held by Parent, Newco or any other subsidiary of Parent) shall, by virtue of the Merger and without any action on the part of Newco, Company or the holder thereof, be converted into the "MERGER CONSIDERATION" as follows:

        (i) the right to receive an amount in cash equal to the sum of (x) the quotient of ten million seven hundred fifty thousand dollars ($10,750,000) divided by the number of Shares outstanding immediately before the Effective Time plus (y) the quotient of (1) the lesser of the Net Offering Proceeds (as defined in Section 4.4) or $12,250,000, divided by (2) the number of Shares outstanding immediately before the Effective Time; and

        (ii) the right to receive the number of fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent ("PARENT COMMON STOCK") equal to the sum of (x) the quotient of one million five hundred thousand (1,500,000) divided by the number of Shares outstanding immediately before the Effective Time plus (y) the Offering Shares (defined below).

     Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or the Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

     (b) The "OFFERING SHARES" shall be that number of shares of Parent Common Stock equal to the quotient of (i) the quotient of (x) the difference of twelve million two hundred fifty thousand (12,250,000) minus the Net Offering Proceeds divided by (y) the Per Share Offering Price (defined in Section 4.4), divided by
(ii) the number of Shares outstanding immediately before the Effective Time.

     (c) At the Effective Time, each outstanding share of Newco's common stock, par value $0.01 per share, shall be converted into one share of the Surviving Corporation's common stock, no par value per share.

     (d) At the Effective Time, each Share held in the treasury of Company and each Share held by Parent, Newco or any subsidiary of Parent, Newco or Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Newco,

Company or the holder thereof, be canceled, retired and cease to exist and no shares of Parent Common Stock shall be delivered with respect thereto.

     SECTION 1.9. Payment for Shares and Exchange of Certificates.

     (a) EXCHANGE AGENT. From time to time following the Effective Time, as required by subsections (b) and (c) below, Parent shall cause to be deposited in trust with ChaseMellon, or such other agent or agents as may be appointed by Parent (the "EXCHANGE AGENT") the aggregate cash portion of the Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to the provisions of Section 1.8 (the "PAYMENT FUND").

     Parent shall cause the Exchange Agent to make the payments provided for in
Section 1.8 out of the Payment Fund. The Exchange Agent shall invest undistributed portions of the Payment Fund as Parent directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest investment grade rating from both Moody's Investor Services, Inc. and Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion (collectively, "PERMITTED INVESTMENTS"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Exchange Agent to make prompt payment to former holders of Shares entitled thereto as contemplated by the provisions of this Article I. Parent shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred as a result of Permitted Investments. All net earnings of Permitted Investments shall be paid to Parent as and when requested by Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under the provisions of this Article I, Parent shall in any event be liable for payment thereof.

     The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement. If any Merger Consideration deposited with the Exchange Agent for purposes of paying for the Shares pursuant to the provisions of this Article I remains unclaimed following the expiration of one year after the Effective Time, such Merger Consideration (together with accrued interest) shall be delivered to Parent by the Exchange Agent, and thereafter, holders of certificates that immediately prior to the Effective Time represented Shares shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or similar laws) as general creditors thereof.

     (b) EXCHANGE. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES") whose shares were converted into the right to receive the Merger Consideration pursuant to the provisions of
Section 1.8: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment.

     Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a check representing that amount in cash as determined pursuant to the provisions of
Section 1.8 and (ii) a certificate representing that number of whole shares of Parent Common Stock as determined pursuant to the provisions of Section 1.8 and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional share of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.9(e), and the Certificate so surrendered shall forthwith be canceled.

     No interest will be paid or accrued on the cash payable under the surrender of the Certificates. If the payment is to be made to a person other than the person in whose name a Certificate surrendered is registered, it shall be a condition of payment that (a) the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and (b) the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.9, each Certificate shall represent for all purposes whatsoever only the right to receive the Merger Consideration applicable thereto, without any interest thereon.

     (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate for Shares with respect to the Parent Common Stock represented thereby and no cash payment in lieu of fractional Shares shall be paid to any such holder pursuant to the provisions of Section 1.9(e) until the surrender of such Certificate in accordance with the provisions of this Section 1.9. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in connection therewith, without interest, at the time of such surrender or as promptly thereafter as practicable, the amount of any cash payable in lieu of a fractional Share to which such holder is entitled pursuant to the provisions of Section 1.9(e) and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Common Stock, and at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time but before such surrender and a payment date after such surrender payable with respect to such whole Parent Common Stock.

     (d) NO FURTHER OWNERSHIP RIGHTS IN SHARES EXCHANGED. All cash paid and Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the provisions of this Article I shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Shares.

     (e) NO FRACTIONAL SHARES. No certificates or scrip representing fractional Parent Common Stock shall be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent after the Merger. Notwithstanding any other provision of this Agreement, each record holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Shares delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) equal to such fraction multiplied by the Per Share Offering Price. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

     (f) NO TRANSFERS. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for any reason, they shall be canceled and exchanged as provided in this Article I, except as otherwise provided by law.

     (g) NO LIABILITY. None of Parent, Newco, Company or the Exchange Agent shall be liable to any person in respect of any Merger Consideration (or dividends or distributions with respect thereto) from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration payable to the holder of such Certificate pursuant to the provisions of this
Article I would otherwise escheat to or become the property of any Governmental Entity (defined in Section 2.6)), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

     (h) LOST CERTIFICATE. In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration and cash in lieu of fractional shares, if any, as may be required pursuant to the provisions of this Article I; provided, however, that Parent or its Exchange Agent may, in its discretion, require the delivery of a suitable bond or indemnity.

     SECTION 1.10. Stock Options and Stock Purchase Plans.

     (a) Company shall waive or accelerate prior to the Effective Time any vesting provisions on all outstanding options or other rights to purchase Shares as set forth in Section 2.11(a) of the Company Disclosure Schedule ("COMPANY STOCK OPTIONS AND PURCHASE RIGHTS" or individually, a "COMPANY STOCK OPTION OR PURCHASE RIGHT") issued pursuant to the provisions of any Company stock or option plan pursuant to which Company Stock Options and Purchase Rights are issued (each of which are set forth in Section 2.11(a) of the Company Disclosure Schedule). All plans or agreements described above pursuant to which any Company Stock Option or Purchase Right has been issued or may be issued are referred to collectively as the "COMPANY PLANS." Company shall take all action necessary to provide for an exercise period after the date hereof with respect to all outstanding Company Stock Options and Purchase Rights and shall terminate prior to the Effective Time any such period during which holders of Company Stock Options and Purchase Rights have the right to exercise their Company Stock Options and Purchase Rights. Thereafter, Company shall take all action necessary to terminate all unexercised Company Stock Options and Purchase Rights as well as all Company Plans prior to the Effective Time.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company hereby represents and warrants to each of Parent and Newco, as follows:

     SECTION 2.1. Organization and Qualification; Subsidiaries.

     (a) Section 2.1 of the Disclosure Schedule delivered by Company to Parent in accordance with Section 4.15 (the "COMPANY DISCLOSURE SCHEDULE") identifies each subsidiary of Company as of the date hereof and its respective jurisdiction of incorporation or organization, as the case may be. Each of Company and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Company has heretofore delivered to Newco or Parent accurate and complete copies of the Charter and bylaws (or similar governing documents), as currently in effect, of Company and its subsidiaries.

     (b) Except as set forth in Section 2.1 of the Company Disclosure Schedule, each of Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Company (as defined below). When used in connection with Company or its subsidiaries, the term "MATERIAL ADVERSE EFFECT ON COMPANY" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations or financial condition of Company and its subsidiaries, taken as whole, or (ii) that materially impairs the ability of Company to consummate the transactions contemplated hereby.

     SECTION 2.2. Capitalization of Company and its Subsidiaries.

     (a) The authorized capital stock of Company consists of 50,000,000 Shares, of which, as of March 16, 1999, 10,762,757 Shares were issued and outstanding and 10,000,000 shares of preferred stock, no par value per share, no shares of which are outstanding. All of the outstanding Shares have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of March 16, 1999, 1,002,016 Shares were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options and Purchase Rights issued pursuant to the Company Plans.

     Except as set forth above or in Section 2.2(a) of the Company Disclosure Schedule, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of Company, (ii) no securities of Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Company, (iii) no options or other rights to acquire from Company or its subsidiaries, and, except as described in Company SEC Reports (defined in Section 2.4), no obligations of Company or its subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Company, and (iv) no equity equivalent interests in the ownership or earnings of Company or its subsidiaries or other similar rights (collectively "COMPANY SECURITIES"). As of the date hereof, there are no outstanding obligations of Company or its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth in Section 2.2(a) of the Company Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings to which Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of Company.

     (b) Except as set forth in Section 2.2(b) of the Company Disclosure Schedule, all of the outstanding capital stock of Company's subsidiaries is owned by Company, directly or indirectly, free and clear of any Lien (defined below) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). Except as set forth in Section 2.2(b) of the Company Disclosure Schedule, there are no securities of Company or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from Company or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for, the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in or any other securities of any subsidiary of Company. There are no outstanding contractual obligations of Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of Company. For purposes of this Agreement, "LIEN" means, with respect to any asset, any security, mortgage, lien, pledge, charge, security interest, conditional sale agreements, title retention agreements, claims, charges, easements, licenses, rights-of-way, covenants, conditions, restrictions, options, adverse or equitable claims, or encumbrance of any kind in respect of such asset.

     (c) The Shares constitute the only class of equity securities of Company or its subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

     SECTION 2.3. Authority Relative to this Agreement; Recommendation.

     (a) Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Company (the "COMPANY BOARD") and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby except the approval and adoption of this Agreement by the holders of a majority of the outstanding Shares. This Agreement has been duly and validly executed and delivered by Company and constitutes a valid, legal and binding agreement of Company enforceable against Company in accordance with its terms.

     (b) The Company Board has unanimously resolved to recommend that the stockholders of Company approve and adopt this Agreement and vote in favor of the Merger.

     SECTION 2.4. SEC Reports; Financial Statements.

     (a) Company has filed all required forms, reports and documents (collectively, "COMPANY SEC REPORTS") with the Securities and Exchange Commission (the "SEC") since May 19, 1998, and, to Company's knowledge, for the period between January 1, 1997 and May 19, 1998, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. None of such Company SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained (or, in the case of such Company SEC Reports for the period between January 1, 1997 and May 19, 1998, to Company's knowledge contained) when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. The audited consolidated financial statements of Company included in Company SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

     (b) Company has heretofore made available or promptly will make available to Parent a complete and correct copy of any amendments or modifications that are required to be filed with the SEC, but have not yet been filed with the SEC, to agreements, documents or other instruments that previously had been filed by Company with the SEC pursuant to the Exchange Act.

     SECTION 2.5. Information Supplied. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (a) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the "FORM S-4") will, at the time the Form S-4 is filed with the SEC and at the time the Form S-4, as amended or supplemented, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; (b) the proxy statement relating to the meetings of Company and Parent stockholders to be held in connection with the Merger (the "PROXY STATEMENT") will, at the date mailed to stockholders of Company and Parent, and at the time of the meeting of stockholders of Company and Parent to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading and (c) the Registration Statement on Form S-1 (the "FORM S-1") to be filed with the SEC by Parent with respect to the Public Offering (as defined in Section 4.4) will, at the time the Form S-1 is filed with the SEC and at the time the Form S-1, as amended or supplemented, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading based upon information furnished by or on behalf of Company and Company's majority stockholder, The Second Cup Ltd., a corporation organized under the laws of Ontario, Canada ("SECOND CUP"). The Proxy Statement, insofar as it relates to the meeting of Company's stockholders to vote on the Merger will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the Form S-4 and the Form S-1 (to the extent that the Form S-1 contains information furnished by or on behalf of Company and Second Cup) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     SECTION 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the filing and recordation of the Certificate of Merger as required by the DGCL and the OBCA, no filing with or notice to, and no permit, authorization, consent or approval of, any United States or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority (each a "GOVERNMENTAL ENTITY") is necessary for the execution and delivery of this Agreement by Company or the consummation of the transactions contemplated hereby by Company, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on Company.

     Neither the execution, delivery and performance of this Agreement by Company, nor the consummation by Company of the transactions contemplated hereby, will (a) conflict with or result in any breach of any provision of the respective Charter or bylaws (or similar governing documents) of Company or its subsidiaries; (b) except as set forth in Section 2.6 of the Company Disclosure Schedule, result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound; or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Company or any of its subsidiaries or any of their respective properties or assets except, in the case of (b) or (c), for violations, breaches or defaults which would not have a Material Adverse Effect on Company.

     SECTION 2.7. No Default. Except as set forth in Section 2.7 of the Company Disclosure Schedule, none of Company or any of its subsidiaries is in breach, default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a breach, default or violation) of any term, condition or provision of (a) its Charter or bylaws (or similar governing documents), (b) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Company or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (c) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Company or any of its subsidiaries or any of their respective properties or assets except, in the case of (b) or (c), for violations, breaches or defaults that would not have a Material Adverse Effect on Company.

     SECTION 2.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by Company in Company SEC Reports or in Section
2.8 of the Company Disclosure Schedule, none of Company or its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Company (including the notes thereto), other than liabilities incurred in the ordinary course of business since December 12, 1998, none of which, individually or in the aggregate, would have a Material Adverse Effect on Company.

     Except as publicly disclosed by Company in Company SEC Reports or as set forth in Section 2.8 of the Company Disclosure Schedule, since December 12, 1998, (a) Company and its subsidiaries have conducted their respective businesses and operations in the ordinary course of business consistent with past practice, and (b) there has not occurred (i) any events, changes, or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company and its subsidiaries; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of Company or of any of its subsidiaries, other than dividends paid by wholly-owned subsidiaries; or (iii) any material change by Company or any of its subsidiaries in accounting principles or methods, except insofar as may be required by a change in generally accepted accounting principles.

     SECTION 2.9. Litigation. Except as set forth in Section 2.9 of the Company Disclosure Schedule or as publicly disclosed by Company in Company SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Company, threatened against Company or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Company or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by Company in Company SEC Reports, none of Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree that, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on Company or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     SECTION 2.10. Compliance with Applicable Law. Except as publicly disclosed by Company in Company SEC Reports, Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "COMPANY PERMITS") except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that would not have a Material Adverse Effect on Company. Except as publicly disclosed by Company in Company SEC Reports, Company and its subsidiaries are in compliance with the terms of Company Permits, except where the failure to comply would not have a Material Adverse Effect on Company. Except as publicly disclosed by Company in Company SEC Reports, the businesses of Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except (a) that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (defined in Section 2.12 below) and (b) for violations of any laws, ordinances or regulations that do not and, insofar as reasonably can be foreseen in the future, will not have a Material Adverse Effect on Company Except as publicly disclosed by Company in Company SEC Reports or in Section 2.13 of the Company

Disclosure Schedule, no investigation or review by any Governmental Entity with respect to Company or its subsidiaries is pending or, to the knowledge of Company, threatened nor, to the knowledge of Company, has any Governmental Entity indicated an intention to conduct the same, other than such investigations or reviews as would not, individually or in the aggregate, have a Material Adverse Effect on Company.

     SECTION 2.11. Employee Benefit Plans; Labor Matters.

     (a) Section 2.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements written or otherwise maintained or contributed to for the benefit of or relating to any employee of Company, any trade or business (whether or not incorporated) that is a member of a controlled group including Company or that is under common control with Company within the meaning of Section 414 of the Code (an "ERISA AFFILIATE"), as well as each plan with respect to which Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (collectively, the "EMPLOYEE PLANS"), excluding former agreements under which Company has no remaining obligations and any of the foregoing that are required to be maintained by Company under the laws of any foreign jurisdiction. Additionally,
Schedule 2.11(a) of the Company Disclosure Schedule lists all Company Stock Options and Purchase Rights issued and outstanding under any Company Plan, including the exercise price, vesting schedule and expiration date of such Company Stock Options and Purchase Rights. Company has made available to Parent a copy of (i) the most recent annual report on Form 5500 filed with the Internal Revenue Service (the "IRS") for each disclosed Employee Plan where such report is required and (ii) the documents and instruments governing each such Employee Plan (other than those referred to in Section 4(b)(4) of ERISA). No event has occurred and, to the knowledge of Company, there currently exists no condition or set of circumstances in connection with which Company or any of its subsidiaries could be subject to, any liability under the terms of any Employee Plans, ERISA, the Internal Revenue Code of 1986, as amended (the "CODE"), or any other applicable law, including, without limitation, any liability under Title IV of ERISA, which would have a Material Adverse Effect on Company.

     (b) Section 2.11(b) of the Company Disclosure Schedule sets forth a list of
(i) all employment agreements with officers of Company; (ii) all agreements with consultants who are individuals obligating Company to make any remaining annual cash payments in an amount exceeding $50,000; (iii) all severance agreements, programs and policies of Company with or relating to its employees, except programs and policies required to be maintained by law; and (iv) all plans, programs, agreements and other arrangements of Company with or relating to its employees that contain change-in-control provisions. Company has made available to Parent copies (or descriptions in detail reasonably satisfactory to Parent) of all such agreements, plans, programs and other arrangements.

     (c) Except as set forth in Section 2.11(c) of the Company Disclosure Schedule, there will be no payment, accrual of additional benefits, acceleration of payments or vesting in any benefit under any Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

     (d) No Employee Plan that is a welfare benefit plan, within the meaning of
Section 3(1) of ERISA, provides benefits to former employees of Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code.

     (e) Except as set forth in Section 2.11(e) of the Company Disclosure Schedule, (i) there are no controversies pending or, to the knowledge of Company, threatened between Company or any of its subsidiaries and any of their respective employees that have, or may reasonably be expected to have, a Material Adverse Effect on Company and (ii) neither Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company or its subsidiaries, nor does Company know of any activities or proceedings of any labor union to organize any such employees. Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts or threats thereof by or with respect to any employees of Company or any of its subsidiaries.

     SECTION 2.12. Environmental Laws and Regulations.

     (a) Except as publicly disclosed by Company in Company SEC Reports, (i) each of Company and its subsidiaries is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "ENVIRONMENTAL LAWS"), except for non-compliance that would not have a Material Adverse Effect on Company, which compliance includes, but is not limited to, the possession by Company and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws and material compliance with the terms and conditions thereof; (ii) none of Company or its subsidiaries has received written notice of or, to the knowledge of Company, is the subject of any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "ENVIRONMENTAL CLAIM") that could reasonably be expected to have a Material Adverse Effect on Company; and (iii) to the knowledge of Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     (b) Except as publicly disclosed by Company in Company SEC Reports and as set forth in Section 2.12 of the Company Disclosure Schedule, there are no Environmental Claims that could reasonably be expected to have a Material Adverse Effect on Company that are pending or, to the knowledge of Company, threatened against Company or its subsidiaries or, to the knowledge of Company, against any person or entity whose liability for any Environmental Claim Company or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law.

     SECTION 2.13. Taxes.

     (a) For purposes of this Agreement:

        (i) the term "TAX" (including "TAXES") means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A), whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and

        (ii) the term "TAX RETURN" means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

     (b) Except as set forth in Section 2.13 of the Company Disclosure Schedule:
(i) Company and its subsidiaries have accurately prepared and timely filed (except where extensions of time to file have been obtained) all Tax Returns they are required to have filed and (ii) such Tax Returns are accurate and correct in all material respects and do not contain a disclosure statement under
Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).

     (c) Except as set forth in Section 2.13 of the Company Disclosure Schedule, Company and its subsidiaries have paid or adequately provided for all Taxes (whether or not shown on any Tax Return) they are required to have paid or to pay.

     (d) Except as set forth in Section 2.13 of the Company Disclosure Schedule, no material claim for assessment or collection of Taxes is presently being asserted against Company or its subsidiaries, and neither Company nor any of its subsidiaries is a party to any pending action, proceeding, or investigation by any governmental taxing authority, nor does Company have knowledge of any such threatened action, proceeding or investigation.

     (e) Except as set forth in Section 2.13 of the Company Disclosure Schedule, neither Company nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

     (f) Neither Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change-of-control of Company or any of its subsidiaries, in the payment of any "excess parachute payments" within the meaning of Section 28OG of the Code.

     SECTION 2.14. Intellectual Property; Software.

     (a) Except as set forth in Section 2.14 of the Company Disclosure Schedule, each of Company and its subsidiaries owns or possesses adequate licenses or other valid rights to use all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefor ("COMPANY INTELLECTUAL PROPERTY RIGHTS"), except where the failure to own or possess valid rights to use Company Intellectual Property Rights would not have a Material Adverse Effect on Company.

     (b) Except as set forth in Section 2.9 of the Company Disclosure Schedule and to the extent that the occurrence of any of the following events would not reasonably be expected to have a Material Adverse Effect on Company:

        (i) the validity of Company Intellectual Property Rights and the title thereto of Company or any subsidiary, as the case may be, is not being questioned in any litigation to which Company or any subsidiary is a party, and

        (ii) the conduct of the business of Company and its subsidiaries as now conducted does not, to the knowledge of Company, infringe any valid patents, trademarks, trade names, service marks, or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any Company Intellectual Property Rights.

     SECTION 2.15. Franchise Area and Development Agreements.

     (a) Section 2.15(a) of the Company Disclosure Schedule lists all franchise agreements, and all area development agreements (the "FRANCHISE AGREEMENTS") that are currently valid and enforceable, by name of franchisee, date of agreement, expiration date, location of store in the case of the franchise agreements, and exclusive territory or development area, and no other current contracts, agreements or understandings, whether written, or to the knowledge of

Company, oral, exist between Company or any affiliate and any third party granting the right, or any option or right of first refusal, to conduct business under the name "Gloria Jeans, Coffee Plantation or Coffee People," or any related marks.

     (b) The Franchise Agreements represent the material terms and provisions of all currently valid and enforceable Franchise Agreements with franchisees, and no written or, to the knowledge of Company, oral modifications of or supplements to those written agreements have been entered into.

     (c) Except as set forth in Section 2.15(c) of the Company Disclosure Schedule, each of the Franchise Agreements is in full force and effect and is enforceable in accordance with its terms and provisions in all material respects, and no notices of default or demands for early termination have been delivered thereunder by or on behalf of Company and no such notices of default or demands for early termination have been received from any of the franchisees.

     (d) Except as set forth in Section 2.15(d) of the Company Disclosure Schedule, there are no breaches by any franchisee of any of the Franchise Agreements, which breaches remain uncured and which breaches, in the aggregate, would result in a Material Adverse Effect on Company.

     (e) Each franchisee is current (no later than 30 days) in his financial obligations to Company and each affiliate, including without limitation payments due for royalties and product purchases, except as set forth in Section 2.15(e) of the Company Disclosure Schedule, which identifies all accounts receivable from franchisees as of December 12, 1998.

     (f) There are no breaches by Company or any affiliate of any of the Franchise Agreements, which breaches remain uncured and which breaches, in the aggregate, would not result in a Material Adverse Effect on Company.

     (g) Except as set forth in Section 2.15(g) of the Company Disclosure Schedule or otherwise disclosed in writing to Parent, there are no unresolved assertions or claims, whether in writing or, to the knowledge of Company, oral, by any franchisee of material breaches of any of the Franchise Agreements by Company or any affiliate which remain uncured.

     (h) Except as set forth in Section 2.15(h) of the Company Disclosure Schedule or otherwise disclosed in writing to Parent and to the extent that, in the aggregate, it would not result in a Material Adverse Effect on Company, there is no basis for any demand by any franchisee for rescission of any Franchise Agreement, no franchisee is entitled to any material credit, set off or reduction in any payment required to be made pursuant to the terms of any Franchise Agreement, or in any other payment(s) owed to Company, no event has occurred which would give any franchisee a material defense to its obligation to pay fees, or to perform its other obligations under its Franchise Agreement, and no franchisee has any material claims, counterclaims or offsets against Company.

     (i) The Merger is not an event requiring the prior consent of or, except to the extent it has been provided, notice to any franchisee, or granting any franchisee the right to terminate any Franchise Agreement.

     (j) Except as set forth in Section 2.15(j) of the Company Disclosure Schedule, there are no contractual limitations or prohibitions upon Company or any affiliate from operating "Gloria Jeans, Coffee Plantation or Coffee People" stores or selling franchises to do so in any geographic area or location except as expressly set forth in the identified Franchise Agreements or in the Leases.

     (k) Except as set forth in Section 2.15(k) of the Company Disclosure Schedule, the franchised stores which are the subject to each of the Franchise Agreements are presently open to the public and operating, except where the failure to be open to the public and operating would not, in the aggregate, result in a Material Adverse Effect on Company.

     (l) Except as set forth in Section 2.15(l) of the Company Disclosure
Schedule:

        Company has sublet each Lease pursuant to a duly executed written sublease ("SUBLEASE") to a franchisee ("SUBTENANT"). Each such Sublease is in full force and effect and, except in the event that, in the aggregate, it would not result in a Material Adverse Effect on Company, Subtenant is currently (i) in possession of the premises which is the subject of such Lease and (ii) other than as set forth in Section 2.15(l) of the Company Disclosure Schedule, operating such premises as a "Gloria Jean's" store. The terms of each Sublease require the Subtenant to comply with all of the terms of the Lease, including without limitation, the full payment of all rental and other amounts due to the landlord under the Lease without any subsidy from Company. Except in the event that, in the aggregate, it would not result in a Material Adverse Effect on Company, (i) no Subtenant is in default under its respective Sublease and Company is not in default under any of the Leases and (ii) with respect to each Sublease, Company has (x) obtained a written consent to such Sublease if the terms of the applicable Lease require that consent to the Sublease be obtained,
(y) given written notice of such Sublease to any person or entity entitled to notice of same pursuant to the applicable Lease and (z) obtained a written waiver of any right of first refusal or similar right with respect to the premises subject to the Sublease which right arises in connection with the Sublease of such premises.

     SECTION 2.16. Franchise Law Compliance.

     (a) Section 2.16(a) of the Company Disclosure Schedule sets forth each state in which Company or any affiliate is currently registered, or with whom Company has filed for an exemption from registration, to sell franchises and the effective date and expiration date of each such registration. Neither Company nor any affiliate has voluntarily or involuntarily ceased to be registered to sell franchises in any state where Company or any affiliate currently operates and, Company has no knowledge of any fact or circumstance which would preclude or inhibit Company or any affiliate from filing and receiving approval of an application to offer and sell franchises in any state in which Company or any affiliate is not presently registered to do so.

     (b) Except to the extent disclosed in Section 2.16(b) of the Company Disclosure Schedule or otherwise disclosed in writing to Parent, neither Company nor any affiliate has committed any violation of any law, rule or regulation of the Federal Trade Commission ("FTC") or of any state relating to the offer, sale assignment, renewal, termination of rights of succession, of franchises, business opportunities or seller assisted marketing plans (collectively, the "FRANCHISE LAWS"), except any such violation that would not, in the aggregate, result in a Material Adverse Effect on Company.

     (c) Except as set forth in Section 2.16(c) of the Company Disclosure Schedule or otherwise disclosed in writing to Parent, there is no pending, unresolved written, or to the knowledge of Company, oral claim or assertion by any franchisee of any violation by Company or any affiliate of any of the Franchise Laws, neither Company nor any affiliate has received written, or to the knowledge of Company, oral notice from any governmental authority or private party alleging any such violation, and neither Company nor any affiliate has knowledge of any basis for any such claim of violation.

     (d) Except to the extent disclosed in Section 2.16(d) of the Company Disclosure Schedule, there currently exist no escrow or impound conditions or requirements imposed upon Company's sale of franchises in any jurisdiction.

     (e) There are no pending or currently effective stop orders, administrative proceedings, notices of investigation, injunctions, orders or restitution, rescission notices, or other order orders, actions or decrees by any state or federal agency, or by any state or federal court, whether civil or criminal, against Company or any affiliate.

     (f) Except as disclosed in Section 2.16(f) of the Company Disclosure Schedule or the Offering Circulars (as defined in Section 2.16(g) below), there has been no litigation or arbitration between Company or any affiliate and any franchisee or ex-franchisee since September 1995.

     (g) Company shall deliver to Parent within ten (10) days following the execution hereof, true and accurate copies of all currently effective offering circulars relating to the sale of franchises ("OFFERING CIRCULARS"), and represents and warrants that all Offering Circulars comply with the Franchise Laws of the jurisdiction for which they have been used or are contemplated for use, and the information therein does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not misleading, except where such non-compliance or inaccuracy would not have a Material Adverse Effect on Company.

     SECTION 2.17. Amendment to Offering Circular. Neither Company nor any affiliate shall offer or sell any franchise unless and until Company's franchise registrations and offering circulars have been amended to include a disclosure, in form reasonably acceptable to Parent, disclosing the pendency of the transaction contemplated hereby, and, in any event, in full compliance with all applicable laws regulating the offer and sale of franchises.

     SECTION 2.18. Certain Business Practices. None of Company, any of its subsidiaries or any directors, officers, agents or employees of Company or any of its subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) to Company's knowledge, made any other unlawful payment.

     SECTION 2.19. Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of Company's capital stock necessary to approve and adopt this Agreement.

     SECTION 2.20. Affiliates. Except for the directors and executive officers of Company, each of whom is listed in Section 2.20 of the Company Disclosure Schedule, there are no persons who, to the knowledge of Company, may be deemed to be affiliates of Company under Rule 145 of the Securities Act ("COMPANY AFFILIATES"). Concurrently with the execution and delivery of this Agreement, Company has delivered to Parent an executed letter agreement substantially in the form of Exhibit A hereto from all Company Affiliates.

     SECTION 2.21. Opinion of Financial Adviser. Black & Company ("COMPANY FINANCIAL ADVISER") has delivered to the Company Board its written opinion to the effect that the consideration to be received by the holders of Shares pursuant to the provisions of this Agreement is fair from a financial point of view to such holders, a copy of which has been delivered to Parent.

     SECTION 2.22. Brokers. No broker, finder or investment banker (other than Company Financial Adviser and BancBoston Robertson Stephens, a true and correct copy of whose engagement agreement has been provided to Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Company.

     SECTION 2.23. Year 2000. Except as set forth in Section 2.23 of the Company Disclosure Schedule, all Information Systems and Equipment (defined below) are in all material respects either Year 2000 Compliant (defined below) or any reprogramming, remediation, or any other corrective action, including the internal testing of all such Information Systems and Equipment, will be completed in all material respects by December 1, 1999 and Company has taken all actions reasonably necessary to the date hereof to enable such completion by December 1, 1999. Further, to the extent that such reprogramming/remediation and testing action is required, the cost thereof, as well as the cost of the reasonably foreseeable consequences of failure to become Year 2000 Compliant, to Company and its subsidiaries (including, without limitation, reprogramming errors and the failure of other systems or equipment) will not result in a Material Adverse Effect on Company.

     "YEAR 2000 COMPLIANT" means that all Information Systems and Equipment accurately process date data (including, but not limited to, calculating, comparing and sequencing), before, during and after the year 2000, as well as same multi-century dates, or between the years 1999 and 2000, taking into account all leap years, including the fact that the year 2000 is a leap year, and further, that when used in combination with, or interfacing with, other Information Systems and Equipment, shall accurately accept, release and exchange date data, and shall in all material respects continue to function in the same manner as it performs today and shall not otherwise materially impair the accuracy or functionality of Information Systems and Equipment.

     "INFORMATION SYSTEMS AND EQUIPMENT" means all computer hardware, firmware and software, as well as other information processing systems, or any equipment containing embedded microchips, whether directly owned, licensed, leased, operated or otherwise controlled by Company or any of its subsidiaries, including through third-party service providers, and which, in whole or in part, are used, operated, relied upon, or integral to, Company's or any of its subsidiaries' conduct of their business.

     SECTION 2.24. Material Contracts. Except as set out in Section 2.24 of the Company Disclosure Schedule, neither Company nor any of its subsidiaries is a party to or bound by any written or, to the knowledge of Company, oral contract or commitment (other than contracts for insurance or Leases (as defined in Section 2.25) which are material to their respective businesses (the "MATERIAL CONTRACTS"). For the purposes of this Agreement, any contract or commitment, (i) the performance of which will extend over a period of one year or more or (ii) involving the outstanding payment to or from Company or any of its subsidiaries of more than $100,000 shall be deemed to be a Material Contract. Except to the extent that, in the aggregate, it will not result in a Material Adverse Effect on Company, all such Material Contracts are in good standing and in full force and effect without amendment thereto and Company or a subsidiary thereto is entitled to all benefits thereunder.

     SECTION 2.25. Real Property. Section 2.25 of the Company Disclosure Schedule lists: (i) a description of each parcel of real property owned by Company and any of its subsidiaries (the "FEE REAL PROPERTY"), (ii) a listing of each lease, written or, to the knowledge of Company, oral and for operating or nonoperating stores, of real property under which Company or any of its subsidiaries is a lessee, lessor, sublessee or sublessor, as so designated therein (the "LEASES" and together with the Fee Real Property, the "REAL PROPERTY") and (iii) all options to acquire, sell or lease any real property interests to which Company or any of its subsidiaries is a party. The Real Property constitutes all of the real property interests owned, leased or occupied in whole or in part by Company or any of its subsidiaries and there are no other

Leases, licenses or other agreements affecting the occupancy of the Real Property. Except as set forth in Section 2.25 of the Company Disclosure
Schedule:

     (a) Company has beneficial ownership of and good and marketable title in fee simple to the Fee Real Property free and clear of all Liens, except for liens, if any, for property taxes not yet due and other items which do not and will not impair, in any material respect, the usefulness to Company, or the value or the marketability, of any such Fee Real Properties (the "PERMITTED LIENS"), individually, or in the aggregate;

     (b) Except to the extent that, in the aggregate, the occurrence of any of the following events would not result in a Material Adverse Effect on Company, all Leases, easements and other real property interests held by Company or any of its subsidiaries are valid, binding, in full force and effect, subsisting free and clear of all Liens other than Permitted Liens, no written notice or default or termination thereunder has been received by Company or any of its subsidiaries, all rents and other sums and other charges payable by lessee thereunder are current (or no more than 60 days past due), there are no written, or to the knowledge of Company, oral understandings between the parties to the Leases which in any manner vary the obligations or rights of either party from those set forth in the Leases, no rent or additional rent under the Leases has been paid for more than 30 days in advance of its due date and no termination event either conditional or uncured default on the part of Company or any of its subsidiaries or, to Company's knowledge, its franchisees exists thereunder. Company has either delivered to Parent or its representatives or agents true, correct and complete copies of each of the foregoing documents;

     (c) Neither Company nor any of its subsidiaries has received any written notice or has knowledge that any of the buildings, structures or other material improvements erected on the Real Property owned or leased by Company or any of its subsidiaries or the present use thereof, does not conform in all material respects with all applicable laws (or does not constitute a legal nonconforming use), ordinances, regulations or other laws and applicable deed restrictions. As of the Effective Time, the Real Property will comply with all applicable laws, ordinances, regulations or other law and applicable deed restrictions, except where the failure to comply would not have a Material Adverse Effect on Company;

     (d) As of the Closing Date, the Real Property will have direct access to utilities for the operation and/or development of the Real Property, except where the failure to have such access would not have a Material Adverse Effect on Company, and Company knows of no fact or condition which exists, or is threatened on the Effective Date, which would result in the termination of access to and from the Real Property or the cessation of utilities necessary for the operation and/or development of the Real Property, except where the failure to have such access would not have a Material Adverse Effect on Company;

     (e) There are no material encroachments on the Real Property nor any encroachments by improvements on the Real Property onto any easements or any adjoining property;

     (f) Company is not a "foreign person" as that term is defined in Section 1445 of the Code and any applicable regulations promulgated thereunder;

     (g) Neither Company nor any of its subsidiaries has received written or, to the knowledge of Company, oral notice from any municipal body or other public authority requiring work to be done or improvements to be made upon any of the Real Property and have no knowledge of the enactment or adoption of any ordinance or resolution by any such body or authority authorizing work or improvements for which any of the Real Property may be assessed; and

     (h) All of the improvements situated on any of the Real Property are in good operating condition and are adequate and suitable for the purposes for which they are presently being used, normal wear and tear excepted.

     SECTION 2.26. Insurance. Except as set forth in Section 2.26 of the Company Disclosure Schedule, as of the date hereof, Company and each of its subsidiaries are insured by insurers against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All policies of insurance and fidelity or surety bonds are in full force and effect. Descriptions of these plans and related liability coverage have been previously provided to Parent.
Section 2.26 of Company Disclosure Schedule contains a listing of all open workers compensation and general liability claims as of a recent date. These claims, individually or in the aggregate, would not have a Material Adverse Effect on Company and its subsidiaries, taken as a whole. To the best knowledge of Company, all necessary notifications of claims have been made to insurance carriers.

     SECTION 2.27. Transactions With Affiliates. Except to the extent disclosed in Company SEC Documents or in Section 2.27 of the Company Disclosure Schedule, there have been no transactions, agreements, arrangements or understandings between Company or its subsidiaries, on the one hand, and Company's affiliates (other than wholly-owned subsidiaries of Company) or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                              OF PARENT AND NEWCO

     Parent and Newco hereby represent and warrant to Company, except as otherwise set forth in Parent SEC Reports (as defined in Section 3.4 below), that:

     SECTION 3.1. Organization.

     (a) Parent and Newco are duly organized, validly existing and in good standing under the laws of the State of Delaware and have all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Parent has heretofore delivered to Company accurate and complete copies of the Certificate of Incorporation and bylaws as currently in effect of Parent and Newco.

     (b) Each of Parent and Newco is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Parent (as defined below). When used in connection with Parent or Newco the term "MATERIAL ADVERSE EFFECT ON PARENT" means any change or effect that is (i) reasonably likely to be materially adverse to the business, results of operations or financial condition of Parent and its subsidiaries, taken as a whole, or (ii) that materially impairs the ability of Parent and/or Newco to consummate the transactions contemplated hereby.

     SECTION 3.2. Capitalization of Parent and its Subsidiaries.

     (a) The authorized capital stock of Parent consists of 25,000,000 shares of Parent Common Stock, of which, as of March 8, 1999, 6,173,538 shares of Parent Common Stock were issued and outstanding and 3,000,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding. All of the outstanding shares of Parent Common Stock have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of March 8, 1999, 3,320,000 shares of Parent Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding options and warrants.

     Except as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of Parent; (ii) no securities of Parent or its subsidiaries convertible into or exchangeable for shares of capital stock, or voting securities of Parent; (iii) no options or other rights to acquire from Parent or its subsidiaries and, except as described in Parent SEC Reports (as defined in Section 3.4), no obligations of Parent or its subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent; and (iv) no equity equivalent interests in the ownership or earnings of Parent or its subsidiaries or other similar rights (collectively, "PARENT SECURITIES"). As of the date hereof, there are no outstanding obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. Other than as provided herein, there are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any shares of capital stock of Parent.

     (b) The Parent Common Stock constitutes the only class of equity securities of Parent or its subsidiaries registered or required to be registered under the Exchange Act.

     SECTION 3.3. Authority Relative to this Agreement.

     (a) Each of Parent and Newco has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Newco and by Parent as the sole stockholder of Newco, and no other corporate proceedings on the part of Parent or Newco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby except the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Parent Common Stock. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and constitutes a valid, legal and binding agreement of each of Parent and Newco enforceable against each of Parent and Newco in accordance with its terms.

     (b) The Board of Directors of Parent has unanimously resolved to recommend that the stockholders of Parent vote in favor of the issuance of Parent Common Stock pursuant to the provisions of this Agreement.

     SECTION 3.4. SEC Reports; Financial Statements.

     (a) Parent has filed all required forms, reports and documents (collectively, "PARENT SEC REPORTS") with the SEC since January 1, 1997, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. None of such Parent SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. The audited consolidated financial statements of Parent included in the Parent SEC Reports fairly present in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

     (b) Parent has heretofore made available or promptly will make available to Company a complete and correct copy of any amendments or modifications that are required to be filed with the SEC, but have not yet been filed with the SEC, to agreements documents or other instruments that previously had been filed by Parent with the SEC pursuant to the Exchange Act. Except to the extent that, in the aggregate, it will not result in a Material Adverse Effect on Parent, all material contracts identified as exhibits to Parent's Form 10-Q for the period ended October 28, 1998 are in good standing and in full force and effect without amendment thereto and Parent or a subsidiary thereto is entitled to all benefits thereunder.

     SECTION 3.5. Information Supplied. None of the information supplied or to be supplied by Parent or Newco for inclusion or incorporation by reference in
(a) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time the Form S-4, as amended or supplemented, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; (b) the Proxy Statement will, at the date mailed to stockholders of Company and Parent, and at the times of the meetings of stockholders of Company and Parent to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading; and (c) the Form S-1 will, at the time the Form S-1 is filed with the SEC and at the time the Form S-1, as amended or supplemented, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Proxy Statement, insofar as it relates to the meeting of Parent's stockholders to vote on the Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the Form S-4 and the Form S-1 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     SECTION 3.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents, and approvals as may be required under and other applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act and the filing and recordation of the Certificate of Merger as required by the DGCL and the OBCA, no filing with or notice to, and no permit authorization consent or approval of any Governmental Entity is necessary for the execution and delivery by Parent or Newco of this Agreement or the consummation by Parent or Newco of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on Parent.

     Neither the execution, delivery and performance of this Agreement by Parent or Newco, nor the consummation by Parent or Newco of the transactions contemplated hereby, will (a) conflict with or result in any breach of any provision of each of the Certificate of Incorporation or bylaws (or similar governing documents) of Parent and Newco or any of Parent's other subsidiaries,
(b) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Newco or any of Parent's other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Newco or any of Parent's other subsidiaries or any of their respective properties or assets, except, in the case of (b) or (c), for violations, breaches or defaults that would not have a Material Adverse Effect on Parent.

     SECTION 3.7. No Default. None of Parent or any of its subsidiaries is in breach, default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a breach, default or violation) of any term, condition or provision of (a) its Certificate of Incorporation or bylaws (or similar governing documents), (b) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (c) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or any of its subsidiaries or any of their respective properties or assets except, in the case of (b) or (c), for violations, breaches or defaults that would not have a Material Adverse Effect on Parent.

     SECTION 3.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by Parent in Parent SEC Reports, none of Parent or its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Parent and its consolidated subsidiaries (including the notes thereto), other than liabilities incurred in the ordinary course of business since October 28, 1998, none of which, individually or in the aggregate, would have a Material Adverse Effect on Parent.

     Except as publicly disclosed by Parent in Parent SEC Reports, since October 28, 1998, (a) Parent and Newco have conducted their respective businesses and operations in the ordinary course of business consistent with past practice, and
(b) there has not occurred (i) any events, changes, or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of Parent, other than dividends paid by wholly-owned subsidiaries; or (iii) any material change by Parent in accounting principles or methods, except insofar as may be required by a change in generally accepted accounting principles.

     SECTION 3.9. Litigation. Except as publicly disclosed by Parent in Parent SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent threatened, against Parent or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by Parent in Parent SEC Reports, none of Parent or its subsidiaries is subject to any outstanding order, writ, injunction or decree that, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on Parent or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     SECTION 3.10. Compliance with Applicable Law. Except as publicly disclosed by Parent in Parent SEC Reports, Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "PARENT PERMITS"), except for failures to hold such permits, licenses, variances. exemptions, orders and approvals that would not have a Material Adverse Effect on Parent. Except as publicly disclosed by Parent in Parent SEC Reports, Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure so to comply would not have a Material Adverse Effect on Parent. Except as publicly disclosed by Parent in the Parent SEC Reports, the businesses of Parent and its subsidiaries are not being conducted in violation of any law ordinance or regulation of any Governmental Entity, except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws and except for violations that do not and, insofar as reasonably can be foreseen in the future, will not have a Material Adverse Effect on Parent. Except as publicly disclosed by Parent in Parent SEC Reports, no investigation or review by any Governmental Entity with respect to Parent or its subsidiaries is pending or, to the knowledge of Parent, threatened nor, to the knowledge of Parent, has any Governmental Entity indicated an intention to conduct the same, other than in each case those that Parent reasonably believes will not have a Material Adverse Effect on Parent.

     SECTION 3.11. Employee Benefit Plans; Labor Matters. With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA) maintained or contributed to by Parent or any of its subsidiaries or with respect to which Parent or any of its subsidiaries could incur liability under
Section 4069, 4212(c) or 4204 of ERISA (collectively, the "PARENT BENEFIT PLANS") no event has occurred and, to the knowledge of Parent, there currently exists no condition or set of circumstances in connection with which Parent or any of its subsidiaries could be subject to any liability under the terms of the Parent Benefit Plans, ERISA, the Code or any other applicable law that would have a Material Adverse Effect on Parent. There is no pending or threatened labor dispute, strike or work stoppage against Parent or any of its subsidiaries that may reasonably be expected to have a Material Adverse Effect on Parent.

     SECTION 3.12. Environmental Laws and Regulations.

     (a) Except as publicly disclosed by Parent in Parent SEC Reports, (i) each of Parent and its subsidiaries is in material compliance with all Environmental Laws except for non-compliance that would not have a Material Adverse Effect on Parent, which compliance includes, but is not limited to, the possession by Parent and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws and material compliance with the terms and conditions thereof; (ii) none of Parent or its subsidiaries has received written notice of or, to the knowledge of Parent, is the subject of any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on Parent; and (iii) to the knowledge of Parent, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     (b) Except as publicly disclosed by Parent in the Parent SEC Reports, there are no Environmental Claims that could reasonably be expected to have a Material Adverse Effect on Parent that are pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or, to the knowledge of Parent, against any person or entity whose liability for any Environmental Claim Parent or its subsidiaries has or may have retained or assumed either contractually or by operation of law.

     SECTION 3.13. Tax Matters. Except as publicly disclosed by Parent in Parent SEC Reports, Parent and its subsidiaries have accurately prepared and duly filed with the appropriate federal, state, local and foreign taxing authorities all tax returns, information returns and reports required to be filed with respect to Parent and its subsidiaries and have paid in full or made adequate provision for the payment of all Taxes. Except as publicly disclosed by Parent in Parent SEC Reports, no material claim for assessment or collection of Taxes is presently being asserted against Parent or its subsidiaries, and neither Parent nor any of its subsidiaries is a party to any pending action, proceeding, or investigation by any governmental taxing authority, nor does Parent have knowledge of any such threatened action, proceeding or investigation.

     SECTION 3.14. Opinion of Financial Adviser. First Security Van Kasper ("PARENT FINANCIAL ADVISER") has delivered to the Board of Directors of Parent its written opinion to the effect that the issuance of shares of Parent Common Stock pursuant to the provisions of this Agreement is fair from a financial point of view to the stockholders of Parent, a copy of which has been delivered to Company.

     SECTION 3.15. Evidence of Financing. Parent has delivered to Company reasonably sufficient evidence of Parent's ability to fund at least $10,750,000 of the Merger Consideration, provided for in Section 1.8(a)(i), in cash.

     SECTION 3.16. Brokers. No broker, finder or investment banker (other than the Parent Financial Adviser) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Parent or Newco.

     SECTION 3.17. No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Newco has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

     SECTION 3.18. Year 2000. All Information Systems and Equipment of Parent are in all material respects either Year 2000 Compliant or any reprogramming, remediation, or any other corrective action, including the internal testing of all such Information Systems and Equipment, will be completed in all material respects by December 1, 1999 and Parent has taken all actions reasonably necessary to the date hereof to enable such completion by December 1, 1999. Further, to the extent that such reprogramming/remediation and testing action is required, the cost thereof, as well as the cost of the reasonably foreseeable consequences of failure to become Year 2000 Compliant, to the Parent and its subsidiaries (including, without limitation, reprogramming errors and the failure of other systems or equipment) will not result in a Material Adverse Effect on Parent.

     SECTION 3.19. Intellectual Property; Software.

     (a) Except as publicly disclosed by Parent in Parent SEC Reports, each of Parent and its subsidiaries owns or possesses adequate licenses or other valid rights to use all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefor ("PARENT INTELLECTUAL PROPERTY RIGHTS"), except where the failure to own or possess valid rights to use Parent Intellectual Property Rights would not have a Material Adverse Effect on Parent.

     (b) Except to the extent that the occurrence of any of the following events would not reasonably be expected to have a Material Adverse Effect on Parent:

        (i) the validity of Parent Intellectual Property Rights and the title thereto of Parent or any subsidiary, as the case may be, is not being questioned in any litigation to which Parent or any subsidiary is a party, and

        (ii) the conduct of the business of Parent and its subsidiaries as now conducted does not, to the knowledge of Parent, infringe any valid patents, trademarks, trade names, service marks, or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any Parent Intellectual Property Rights.

     SECTION 3.20. Franchise Area and Development Agreements.

     (a) Parent has two franchise agreements with Rocket Enterprises, Inc., dated November 12, 1998, and area development agreements with Coffee Housepitality LLC, dated September 15, 1998, and Rocket Enterprises, Inc., dated November 12, 1998 (collectively, the "PARENT FRANCHISE AGREEMENTS"), that are currently valid and enforceable, and no other current contracts, agreements or understandings, whether written or, to the knowledge of Parent, oral, exist between Parent or any affiliate and any third party granting the right, or any option or right of first refusal, to conduct business under the name "Diedrich Coffee," or any related marks.

     (b) The Parent Franchise Agreements represent the material terms and provisions of all currently valid and enforceable Parent Franchise Agreements with franchisees, and no written or, to the knowledge of Parent, oral modifications of or supplements to those written agreements have been entered into.

     (c) Each of the Parent Franchise Agreements is in full force and effect and is enforceable in accordance with its terms and provisions in all material respects, and no notices of default or demands for early termination have been delivered thereunder by either party.

     (d) There are no breaches by any franchisee of any of the Parent Franchise Agreements, which breaches remain uncured and which breaches, in the aggregate, would result in a Material Adverse Effect on Parent.

     (e) Each franchisee is current (no later than 30 days) in his financial obligations to Parent and each affiliate, including without limitation payments due for royalties and product purchases.

     (f) There are no breaches by Parent or any affiliate of any of the Parent Franchise Agreements, which breaches remain uncured and which breaches, in the aggregate, would result in a Material Adverse Effect on Parent.

     (g) There are no unresolved assertions or claims, whether in writing or, to the knowledge of Parent, oral, or any basis for any claims, by any franchisee of material breaches of any of the Parent Franchise Agreements by Parent or any affiliate which remain uncured.

     (h) To the extent that, in the aggregate, it would not result in a Material Adverse Effect on Parent, there is no basis for any demand by any franchisee for rescission of any Franchise Agreement, no franchisee is entitled to any material credit, set off or reduction in any payment required to be made pursuant to the terms of any Franchise Agreement, or in any other payment(s) owed to Parent, no event has occurred which would give any franchisee a material defense to its obligation to pay fees, or to perform its other obligations under its Franchise Agreement, and no franchisee has any material claims, counterclaims or offsets against Parent.

     (i) The Merger is not an event requiring the prior consent of or, except to the extent that it has been provided, notice to any franchisee, or granting any franchisee the right to terminate any Franchise Agreement.

     (j) There are no contractual limitations or prohibitions upon Parent or any affiliate from operating "Diedrich Coffee" stores or selling franchises to do so in any geographic area or location except as expressly set forth in the identified Parent Franchise Agreements.

     SECTION 3.21. Franchise Law Compliance.

     (a) California and Texas are the only states in which Parent or any affiliate is currently registered, or with whom Parent has filed for an exemption from registration, to sell franchises. Neither Parent nor any affiliate has voluntarily or involuntarily ceased to be registered to sell franchises in any state where Parent and any affiliate currently operates, and Parent has no knowledge of any fact or circumstance which would preclude or inhibit Parent or any affiliate from filing and receiving approval of an application to offer and sell franchises in any state in which Parent or any affiliate is not presently registered to do so.

     (b) Except as publicly disclosed by Parent in Parent SEC Reports, neither Parent nor any affiliate has committed any violation of any Franchise Laws, except any such violation that would not, in the aggregate, result in a Material Adverse Effect on Parent.

     (c) Except as publicly disclosed by Parent in Parent SEC Reports, there is no pending, unresolved written, or to the knowledge of Parent, oral claim or assertion by any franchisee of any violation by Parent or any affiliate of any of the Franchise Laws, neither Parent nor any affiliate has received written, or to the knowledge of Parent, oral notice from any governmental authority or private party alleging any such violation, and neither Parent nor any affiliate has knowledge of any basis for any such claim of violation.

     (d) Except as publicly disclosed by Parent in Parent SEC Reports, there currently exist no escrow or impound conditions or requirements imposed upon Parent's sale of franchises in any jurisdiction.

     (e) Except as publicly disclosed by Parent in Parent SEC Reports, there are no pending or currently effective stop orders, administrative proceedings, notices of investigation, injunctions, orders or restitution, rescission notices, or other order orders, actions or decrees by any state or federal agency, or by any state or federal court, whether civil or criminal, against Parent or any affiliate.

     (f) Except as publicly disclosed by Parent in Parent SEC Reports or the Parent Offering Circulars (as defined in Section 3.21(g) below), there has been no litigation or arbitration between Parent or any affiliate and any franchisee or ex-franchisee during the five (5) years preceding the date hereof.

     (g) Parent shall deliver to Company within ten (10) days following the execution hereof, true and accurate copies of all currently effective offering circulars relating to the sale of franchises ("PARENT OFFERING CIRCULARS"), and represents and warrants that all Offering Circulars comply with the Franchise Laws of the jurisdiction for which they have been used or are contemplated for use, and the information therein does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not misleading, except where such non-compliance or inaccuracy would not have a Material Adverse Effect on Parent.

     SECTION 3.22. Certain Business Practices. None of Parent, any of its subsidiaries or any directors, officers, agents or employees of Parent or any of its subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) to Parent's knowledge, made any other unlawful payment.

     SECTION 3.23. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock is the only vote of the holders of any class or series of Parent's capital stock necessary to approve the issuance of Parent Common Stock pursuant to the provisions of this Agreement.

     SECTION 3.24. Transactions With Affiliates. Except to the extent disclosed in Parent SEC Reports, there have been no transactions, agreements, arrangements or understandings between Parent or its subsidiaries, on the one hand, and Parent's affiliates (other than wholly-owned subsidiaries of Parent) or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

     SECTION 3.25. Real Property. Except as indicated in Parent SEC Reports and except to the extent that, in the aggregate, it would not result in a Material Adverse Effect on Parent, each of the material real property leases to which Parent or its subsidiaries is a party ("Parent Leases") is valid, binding, in full force and effect, subsisting free and clear of all liens other than liens, if any, for property taxes not yet due and other items which do not and will not impair, in any material respect, the usefulness to the Parent, or the value or the marketability, of the leasehold interest.

     SECTION 3.26. Insurance. Except as indicated in Parent SEC Reports, as of the date hereof, Parent and each of its subsidiaries are insured by insurers against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All material policies of insurance and fidelity or surety bonds are in full force and effect.

                                   ARTICLE IV

                                   COVENANTS

     SECTION 4.1. Conduct of Business of Company. Except as contemplated by this Agreement or as described in Section 4.1 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, Company will, and will cause each of its subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice, and, to the extent consistent therewith and with no less diligence and effort than would be applied in the absence of this Agreement, will seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the Company Disclosure Schedule, prior to the Effective Time, neither Company nor any of its subsidiaries will, without the prior written consent of Parent and Newco (which consent shall not be unreasonably withheld):

     (a) amend its Charter or bylaws (or other similar governing instrument);

     (b) authorize for issuance, issue, sell, deliver or agree or commit to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance and sale of Shares pursuant to options previously granted or subsequently granted in the ordinary course and consistent with past practice under Company Plans or pursuant to previously granted warrants;

     (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of subsidiaries;

     (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company or any of its subsidiaries (other than the Merger);

     (e) alter, through merger, liquidation, reorganization, restructuring or any other fashion, the corporate structure of ownership of any subsidiary;

     (f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary course of business provided that notice is provided to Parent; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice and except for obligations of subsidiaries of Company incurred in the ordinary course of business provided that notice is provided to Parent; (iii) make any loans, advances or capital contributions to or investments in any other person (other than to subsidiaries of Company or customary loans or advances to employees in each case in the ordinary course of business consistent with past practice);
(iv) pledge or otherwise encumber shares of capital stock of Company or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax liens for Taxes not yet due);

     (g) except as set forth in Section 4.1 of the Company Disclosure Schedule or as may be required by law, enter into adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph shall not prevent Company or its subsidiaries from entering into employment agreements, severance agreements or other compensation arrangements with employees in the ordinary course of business and consistent with past practice;

     (h) except as set forth in Section 4.1 of the Company Disclosure Schedule, acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of $50,000 in the aggregate;

     (i) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

     (j) revalue in any material respect any of its assets, including without limitation writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

     (k) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement, other than in the ordinary course of business consistent with past practice, that would be material to Company and its subsidiaries, taken as a whole; (iii) authorize any new capital expenditure or expenditures that individually is in excess of $50,000 or in the aggregate are in excess of $400,000 provided that none of the foregoing shall limit any capital expenditure required pursuant to existing Leases or other existing contracts;

     (l) make any tax election or settle or compromise any income tax liability material to Company and its subsidiaries taken as a whole;

     (m) settle or compromise any pending or threatened suit, action or claim that (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on Company; or

     (n) take or agree in writing or otherwise to take any of the actions described in Sections 4.1(a) through 4.1(m) or any action that would make any of the representations or warranties of Company contained in this Agreement materially untrue or incorrect.

     SECTION 4.2. Conduct of Business of Parent. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, Parent will, and will cause each of its subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, will keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement prior to the Effective Time, neither Parent nor any of its subsidiaries will, without the prior written consent of Company (which consent shall not be unreasonably withheld):

     (a) knowingly take any action that would result in a failure to maintain the trading of Parent Common Stock on the NASDAQ National Market;

     (b) adopt any amendments to its charter documents;

     (c) authorize for issuance, issue, sell, deliver or agree or commit to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance of Parent Common Stock pursuant to the provisions of this Agreement or pursuant to (i) previously granted stock options or stock options subsequently granted under plans currently in effect and (ii) previously granted warrants or not more than 200,000 shares of Parent Common Stock pursuant to subsequently granted warrants;

     (d) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of subsidiaries;

     (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its subsidiaries (other than the Merger);

     (f) alter, through merger, liquidation, reorganization, restructuring or any other fashion, the corporate structure of ownership of any subsidiary;

     (g) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

     (h) revalue in any material respect any of its assets, including without limitation writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

     (i) make any tax election or settle or compromise any income tax liability material to Parent and its subsidiaries taken as a whole; or

     (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(i) or any action that would make any of the representations or warranties of Parent contained in this Agreement materially untrue or incorrect.

     SECTION 4.3. Preparation of Form S-4 and the Proxy Statement. Company and Parent shall promptly jointly prepare and file with the SEC the Proxy Statement, and Parent shall promptly prepare and file with the SEC the Form S-4 in which the Proxy Statement will be included as a prospectus. Each of Parent and Company shall use its best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger, and Company shall furnish all information concerning Company and the holders of Shares as may be reasonably requested in connection with any such action.

     SECTION 4.4. Preparation of Form S-1; Public Offering. Parent shall prepare, and Parent shall file with the SEC, the Form S-1 with respect to a public offering of Parent Common Stock (the "PUBLIC OFFERING") and shall use its best efforts to have the Form S-1 declared effective under the Securities Act as promptly as practicable after such filing. The price per share to the public in the Public Offering shall be referred to as the "PER SHARE OFFERING PRICE.") The net proceeds received by Parent from the Public Offering (i.e., the gross proceeds less discounts, commissions and expenses) to be applied to the Merger Consideration shall not exceed twelve million two hundred fifty thousand dollars ($12,250,000) (the "NET OFFERING PROCEEDS"). Parent shall also take any action required to be taken under any applicable state securities laws in connection with the Public Offering, and Company shall furnish all information concerning Company and the holders of Shares as may be reasonably requested in connection with any such action.

     SECTION 4.5. Other Potential Acquirers.

     (a) Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any parties with respect to any Third Party Acquisition (defined below). Neither Company nor any of its affiliates shall, nor shall Company authorize or permit any of its or their respective officers, directors, employees representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any non-public information to any person or group (other than Parent and Newco or any designees of Parent and Newco) concerning any Third Party Acquisition; provided, however, that nothing herein shall prevent the Company Board from taking and disclosing to Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer or making such disclosures to Company's stockholders as required by law. Company shall promptly notify Parent in the event it receives any proposal or inquiry concerning a Third Party Acquisition, including the terms and conditions thereof and the identity of the party submitting such proposal; and shall advise Parent from time to time of the status and any material developments concerning the same.

     (b) Except as set forth in this Section 4.5(b), the Company Board shall not withdraw its recommendation of the transactions contemplated hereby or approve or recommend, or cause Company to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the foregoing, if the Company Board by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of legal counsel, that it is required to do so in order to comply with its fiduciary duties, the Company Board may withdraw its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal (defined below), but in each case only (i) after providing reasonable written notice to Parent (a "NOTICE OF SUPERIOR PROPOSAL"), advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; and (ii) if Parent does not, within ten (10) business days of Parent's receipt of the Notice of Superior Proposal, make an offer that the Company Board by a majority vote determines in its good faith judgment (based on the advice of a financial adviser of nationally recognized reputation) to be as favorable to Company's stockholders as such Superior Proposal; provided, however, that Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until this Agreement is terminated by its terms pursuant to Section
6.1. Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal for a Third Party Acquisition in order to comply with its fiduciary duties or Rule 14d-9 or 14e-2 will not constitute a violation of this Section 4.5(b) provided that such disclosure states that no action will be taken by the Company Board with respect to the withdrawal of its recommendation of the transactions contemplated hereby or the approval or recommendation of any Third Party Acquisition, except in accordance with this
Section 4.5(b).

     (c) For the purposes of this Agreement, "THIRD PARTY ACQUISITION" means the occurrence of any of the following events: (i) the acquisition of Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Newco or any affiliate thereof (a "THIRD PARTY"); (ii) the acquisition by a Third Party of more than twenty percent (20%) of the total assets of Company and its subsidiaries taken as a whole; (iii) the acquisition by a Third Party of twenty percent (20%) or more of the outstanding Shares; (iv) the adoption by Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by Company or any of its subsidiaries of more than twenty percent (20%) of the outstanding Shares; or (vi) the acquisition by Company or any subsidiary by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal or greater than twenty percent (20%) of the annual revenues, net income or assets of Company. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities more than twenty percent (20%) of the Shares then outstanding or all or substantially all the assets of Company and otherwise on terms that the Company Board by a majority vote determines in its good faith judgment (based on the written advice of a financial adviser of nationally recognized reputation) to be more favorable to Company's stockholders than the Merger.

     SECTION 4.6. Comfort Letters.

     (a) Company shall use commercially reasonable efforts to cause PricewaterhouseCoopers LLP to deliver letters dated not more than five (5) days prior to the date on which the Form S-4 and the Form S-1 shall become effective and addressed to itself and Parent and their respective Boards of Directors, in form and substance reasonably satisfactory to Parent and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Form S-4, the Form S-1 and the Proxy Statement.

     (b) Parent shall use commercially reasonable efforts to cause KPMG LLP to deliver letters dated not more than five (5) days prior to the date on which the Form S-4 and the Form S-1 shall become effective and addressed to itself and Company and their respective Boards of Directors, in form and substance reasonably satisfactory to Company and customary in scope and substance for agreed upon procedures letters delivered by independent accountants in connection with registration statements and proxy statements similar to the Form S-4, the Form S-1 and the Proxy Statement.

     SECTION 4.7. Meetings of Stockholders.

     (a) Company shall take all action necessary in accordance with the OBCA and its Charter and bylaws to duly call, give notice of, convene, and hold a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the OBCA and Company's Certificate of Incorporation and bylaws. Company will, through its Board of Directors, recommend to its stockholders approval of such matters subject to the provisions of Section 4.5(b) and their fiduciary duties to stockholders under applicable law.

     (b) Parent shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation to duly call, give notice of, convene, and hold a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of the issuance of Parent Common Stock pursuant to the provisions of this Agreement. The stockholder votes required for the approval of the issuance of Parent Common Stock pursuant to the provisions of this Agreement shall be the vote required by the DGCL and Parent's Certificate of Incorporation and bylaws. Parent will, through its Board of Directors, recommend to its stockholders approval of such matters subject to their fiduciary duties to stockholders under applicable law.

     SECTION 4.8. NASDAQ Listing. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ National Market, subject to official notice of issuance, prior to the Effective Time.

     SECTION 4.9. Access to Information; Confidentiality.

     (a) Between the date hereof and the Effective Time, Company will give Parent and its authorized representatives, and Parent will give Company and its authorized representatives, reasonable access to all employees, plants, offices, warehouses, and other facilities and to all books and records of itself and its subsidiaries; will permit the other party to make such inspections as such party may reasonably require; and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

     (b) Between the date hereof and the Effective Time, Company shall furnish to Parent, and Parent will furnish to Company, within twenty (20) business days after the end of each fiscal period (commencing with December 1998), in a form consistent with the form presently prepared by Company and Parent, same store sales for each operating location and an unaudited balance sheet of the party furnishing such information as of the end of such period, and the related statements of earnings and stockholders' equity (deficit); and, within twenty
(20) business days after the end of each quarter, cash flows for the quarter then ended each, prepared in accordance with generally accepted accounting principles in conformity with the practices consistently applied by such party with respect to its monthly financial statements. All the foregoing shall be in accordance with the books and records of the party furnishing such information and shall fairly present its financial position (taking into account the differences between the monthly and quarterly statements prepared by such party in conformity with its past practices) as of the last day of the period then ended.

     (c) Parent and Company agree that for a period of five years from the date hereof (regardless of whether the transactions contemplated hereby are consummated) each will hold, and will cause its directors, officers, employees, affiliates, consultants and advisers to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated by this Agreement ("CONFIDENTIAL MATERIAL"). Each party agrees that it will use the Confidential Material solely for the purpose of the transactions contemplated by this Agreement and it will not use the Confidential Material in any way detrimental to the other party. In the event that either party is requested in any proceeding to disclose any Confidential Material, such party shall give the other party prompt notice of such request so that the other party may seek an appropriate protective order. If, in the absence of a protective order, a party is nonetheless compelled to disclose Confidential Material, such party may disclose such information without liability hereunder; provided, however, that such party will give the other party written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon the request of and at the expense of such other party, such party will use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information. The term "Confidential Material" shall not include information which was or becomes generally available on a non-confidential basis; provided that the source of such information was not bound by a confidentiality agreement.

     SECTION 4.10. Additional Agreements; Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the Proxy Statement, the Form S-4 and the Form S-1, any filings that may be required under the HSR Act and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) executing any additional instruments necessary to consummate the transactions contemplated hereby. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement the proper officers and directors of each party hereto shall take all such necessary action.

     SECTION 4.11. Public Announcements. Parent, Newco and Company, as the case may be, will use commercially reasonable efforts to consult with and obtain the approval of one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or by obligations pursuant to any listing agreement with the NASDAQ National Market as determined by Parent, Newco or Company, as the case may be.

     SECTION 4.12. Notification of Certain Matters. Company shall give prompt notice to Parent and Newco and Parent and Newco shall give prompt notice to Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of Company, Parent or Newco, as the case may be, to comply with or satisfy any covenant condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each of Parent, Newco and Company hereby represent that, other than as previously disclosed to each other (which disclosures shall not constitute a breach), as of the date hereof they do not have any actual knowledge of a breach of the representations and warranties being made by such other party pursuant to this Agreement.

     SECTION 4.13. Affiliates.

     (a) Company shall use all reasonable efforts to obtain from any Company Affiliate who has not previously executed such letter agreement and from any person who may be deemed to have become a Company Affiliate after the date of this Agreement and on or prior to the Effective Time a letter agreement substantially in the form of Exhibit A hereto as soon as practicable.

     (b) Parent shall not be required to maintain the effectiveness of the Form S-4 for the purpose of resale of shares of Parent Common Stock by stockholders of Company who may be affiliates of Company or Parent pursuant to Rule 145 under the Securities Act.

     SECTION 4.14. Lock-up Letter Agreement. Concurrently with or prior to the consummation of the transactions contemplated by this Agreement, Second Cup shall enter into a lock-up letter agreement with Parent, substantially in the form attached hereto as Exhibit B, providing for among other things that the shares of Parent Common Stock issued to Second Cup in the Merger will not be sold until the earlier to occur of (i) the first anniversary of the Closing Date, or (ii) the sale by Parent's officers or directors (including D.C.H., L.P., a limited partnership which has one of Parent's directors as its sole general partner) of Parent Common Stock in the aggregate equal to five percent (5%) of the outstanding shares and options of Parent Common Stock held by such officers and directors in the aggregate on the date hereof.

     SECTION 4.15. Additions to and Modification of the Company Disclosure Schedule. Concurrently with the execution and delivery of this Agreement, Company has delivered a Company Disclosure Schedule that includes all of the information required by the relevant provisions of this Agreement that is reasonably available to the senior management of Company at the time of such delivery. Any failure of Company to disclose any information required by the relevant provisions of this Agreement in any section of the Company Disclosure Schedule shall not constitute a breach of the applicable representation or warranty, provided (i) that the information so omitted does not have or reflect a Material Adverse Effect on Company and (ii) that Company shall deliver to Parent and Newco such additions to or modifications of any sections of the Company Disclosure Schedule necessary to make the information set forth therein true, accurate and complete not later than five (5) business days after the date of execution and delivery of this Agreement.

                                   ARTICLE V
                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 5.1. Conditions to Each Party's Obligations to Effect the
Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of Company, Parent and Newco;

     (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

     (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received;

     (d) the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and Parent shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue shares of Parent Common Stock in exchange for Shares in the Merger; and

     (e) the Form S-1 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, Parent shall have received all state securities laws or "blue sky" permits and authorizations necessary for the Public Offering and the Public Offering shall have been consummated at a Per Share Offering Price of not less than six dollars ($6.00) with Net Offering Proceeds of at least seven million dollars ($7,000,000).

     SECTION 5.2. Conditions to the Obligations of Company. The obligation of Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) the representations of Parent and Newco contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on Parent) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date) and, at the Closing, Parent and Newco shall have delivered to Company a certificate to that effect;

     (b) each of the covenants and obligations of Parent and Newco to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, Parent and Newco shall have delivered to Company a certificate to that effect;

     (c) the shares of Parent Common Stock issuable to Company stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NASDAQ National Market upon official notice of issuance;

     (d) Company shall have received the opinion of legal counsel to Parent as to the matters reasonably agreed upon by the parties;

     (e) Parent shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Company, individually or in the aggregate, have a Material Adverse Effect on Parent;

     (f) there shall have been no events, changes or effects with respect to Parent or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on Parent;

     (g) With respect to Parent's board of directors, (i) Parent shall have created a vacant seat on Parent's board of directors to accommodate a director to be designated by Second Cup, (ii) such designee shall be appointed by Parent's board to fill such vacancy and (iii) DCH, LP and the directors and executive officers of Parent shall have executed and delivered to Second

Cup a voting agreement substantially in the form agreed to by the parties which provides that such parties will vote in favor of electing the designee of Second Cup to Parent's board at any meeting of Parent's stockholders; and

     (h) Parent and Second Cup shall have entered into a registration rights agreement substantially in the form agreed to between the parties providing for two demand registration rights and unlimited incidental registration rights.

     SECTION 5.3. Conditions to the Obligations of Parent and Newco. The respective obligations of Parent and Newco to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) the representations of Company contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof, individually or in the aggregate, would not
(i) materially impair the ability of Company to consummate the transactions contemplated hereby, (ii) result or be reasonably likely to result in an expense, cost or loss to the business or results of operations of Company and its subsidiaries in an amount in excess of one million dollars ($1,000,000); provided, however, that any individual breach that is aggregated with others to exceed one million dollars ($1,000,000) must exceed one hundred thousand dollars ($100,000) or (iii) result or be reasonably likely to result in a change or effect that is materially adverse to the financial condition of Company and its subsidiaries in an amount in excess of one million dollars ($1,000,000); provided, however, that any individual breach that is aggregated with others to exceed one million dollars ($1,000,000) must exceed one hundred thousand dollars ($100,000) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date) and, at the Closing, Company shall have delivered to Parent and Newco a certificate to that effect;

     (b) each of the covenants and obligations of Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, Company shall have delivered to Parent and Newco a certificate to that effect;

     (c) Parent shall have received from each affiliate of Company referred to in Sections 2.20 and 4.13(a) an executed copy of the letter substantially in the form attached hereto as Exhibit A;

     (d) the shares of Parent Common Stock issuable to Company stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NASDAQ National Market upon official notice of issuance;

     (e) Parent shall have received the opinion of legal counsel to Company as to the matters reasonably agreed upon by the parties;

     (f) Company shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation right or interest of Company or any subsidiary of Company under any loan or credit agreement, note, mortgage, indenture or other agreement or instrument (except Leases, for which Company shall use its commercially reasonable efforts to obtain consents), except for those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Parent, individually or in the aggregate, have a Material Adverse Effect on Company;

     (g) Second Cup shall have entered into, and Parent shall have received, a lock-up letter agreement substantially in the form attached hereto as Exhibit B; and

     (h) there shall have been no events, changes or effects with respect to Company or its subsidiaries which could or which could reasonably be expected to
(i) materially impair the ability of Company to consummate the transactions contemplated hereby or (ii) when considered in the aggregate with breaches of representations as described in Section 5.3(a) above, result in an expense, cost, loss or diminution in value to the business, results of operations or financial condition of Company and its subsidiaries in an amount in excess of one million dollars ($1,000,000); provided, however, that any individual event, change or effect that is aggregated with others or with breaches in Section 5.3(a) to exceed one million dollars ($1,000,000) must exceed one hundred thousand dollars ($100,000).

                                   ARTICLE VI

                         TERMINATION; AMENDMENT; WAIVER

     SECTION 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after approval and adoption of this Agreement by Company's stockholders:

     (a) by mutual written consent of Parent, Newco and Company;

     (b) by Parent and Newco or Company if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or
(ii) the Merger has not been consummated by July 1, 1999; provided that no party may terminate this Agreement pursuant to this clause (ii) without liability (as provided in Section 6.2 below) if such party's failure to fulfill any of its material obligations (which shall not include the representations and warranties set forth in Articles II and III) under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

     (c) by Company if (i) there shall have been a material breach of any representation or warranty on the part of Parent or Newco set forth in this Agreement (and such breach, individually or in the aggregate, has a Material Adverse Effect on Parent) or if any representation or warranty of Parent or Newco shall have become materially untrue, and such breach shall not have been cured or such representation or warranty shall not have been made true within
(20) twenty business days after notice by Company thereof and such failure to cure or make true results in a Material Adverse Effect on Parent, provided that Company has not materially breached any of its obligations (which shall not include the representations and warranties set forth in Article II) hereunder;
(ii) there shall have been a breach by Parent or Newco of any of their respective covenants or agreements hereunder having a Material Adverse Effect on Parent or materially adversely affecting (or materially delaying) the consummation of the Merger, and Parent or Newco, as the case may be, has not cured such breach within twenty (20) business days after notice by Company thereof, provided that Company has not materially breached any of its obligations (which shall not include the representations and warranties set forth in Article II) hereunder; (iii) Company Board has received a Superior Proposal, has complied with the provisions of Section 4.5(b), and concurrently complies with the provisions of Section 6.3(a); or (iv) the Public Offering shall not have been consummated at a Per Share Offering Price of not less than six dollars ($6.00) with Net Offering Proceeds of at least seven million dollars ($7,000,000); or

     (d) by Parent and Newco if (i) there shall have been a material breach of any representation or warranty on the part of Company set forth in this Agreement (and such breach, individually or in the aggregate, would (x) materially impair the ability of Company to consummate the transactions contemplated hereby or (y) result or be reasonably likely to result in an expense, cost, loss or diminution in value to the business, results of operations or financial condition of Company and its subsidiaries in an amount in excess of one million dollars ($1,000,000); provided, however, that any individual breach that is aggregated with other matters to exceed one million dollars ($1,000,000) must exceed one hundred thousand dollars ($100,000) or if any representation or warranty of Company shall have become materially untrue, and such breach shall not have been cured or such representation or warranty shall not have been made true within twenty (20) business days after notice by Parent or Newco thereof and such failure to cure or make true would, individually or in the aggregate, (m) materially impair the ability of Company to consummate the transactions contemplated hereby or (n) result or be reasonably likely to result in an expense, cost, loss or diminution in value to the business, results of operations or financial condition of Company and its subsidiaries in an amount in excess of one million dollars ($1,000,000); provided, however, that any individual breach that is aggregated with other matters to exceed one million dollars ($1,000,000) must exceed one hundred thousand dollars ($100,000), provided that neither Parent nor Newco has materially breached any of their respective obligations (which shall not include the representations and warranties set forth in Article III) hereunder; (ii) there shall have been a breach by Company of its covenants or agreements hereunder having a Material Adverse Effect on Company or materially adversely affecting (or materially delaying) the consummation of the Merger, and Company has not cured such breach within twenty (20) business days after notice by Parent or Newco thereof, provided that neither Parent nor Newco has materially breached any of their respective obligations (which shall not include the representations and warranties set forth in Article III) hereunder; (iii) Company Board shall have recommended to Company's stockholders a Superior Proposal; (iv) Company Board shall have withdrawn or materially weakened its recommendation of this Agreement or the Merger, provided that any disclosure that Company Board is compelled to make with respect to the receipt of a proposal for a Third Party Acquisition in order to comply with its fiduciary duties or Rule 14d-9 or 14e-2 shall not constitute the withdrawal or material weakening of Company Board's recommendation, provided, further, that such disclosure states that no action will be taken by Company Board with respect to the withdrawal of its recommendation of the transactions contemplated hereby or the approval or recommendation of any Third Party Acquisition except in accordance with Section 4.5(b); (v) the Public Offering shall not have been consummated at a Per Share Offering Price of not less than six dollars ($6.00) with net proceeds of at least seven million dollars ($7,000,000).

     SECTION 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders other than the provisions of this Section 6.2 and Sections 4.9(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

     SECTION 6.3. Fees and Expenses.

     In the event that this Agreement shall be terminated pursuant to:

        (a) Section 6.1(d)(iii) or Section 6.1(c)(iii), or

        (b) Section 6.1(d)(iv) and Company Board shall have withdrawn or materially weakened its recommendation following the receipt of an offer by a Third Party to consummate a Third Party Acquisition involving the payment of consideration to stockholders of Company with a value in excess of the Merger Consideration, then Parent and Newco would suffer direct and substantial damages. To compensate Parent and Newco for such damages, Company shall pay to Parent the amount of Parent's and Newco's aggregate expenses and costs incurred to third parties in connection with the transactions contemplated by this Agreement; provided, however, that the amount of damages payable by Company pursuant to this Section
6.3 shall not exceed $1.5 million to be paid immediately upon the occurrence of the event described in this Section 6.3 giving rise to such damages. It is specifically agreed that the amount to be paid pursuant to this Section 6.3 represents reimbursement for expenses and is not a penalty.

     SECTION 6.4. Amendment. This Agreement may be amended by action taken by Company, Parent and Newco at any time before or after approval of the Merger by the stockholders of Company but after any such approval no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement (including, subject to Section 4.15, Company Disclosure Schedule) may be amended only by an instrument in writing signed on behalf of the parties hereto.

     SECTION 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE VII

                                 MISCELLANEOUS

     SECTION 7.1. Survival of Representations and Warranties. The representations and warranties made herein shall terminate upon the Effective Time or upon the termination of this Agreement pursuant to Article VI above. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

     SECTION 7.2. Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedule) (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Newco may assign any or all of its rights and obligations under this Agreement to any subsidiary of Parent, but no such assignment shall relieve Newco of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 7.3. Validity. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

     SECTION 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by commercial overnight delivery service of national reputation or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

        if to Parent or Newco:     Diedrich Coffee, Inc.
                                   2144 Michelson Drive
                                   Irvine, California 92612
                                   Facsimile: (949) 756-1144
                                   Attention: Tim Ryan, President & CEO

        with a copy to:            Gibson, Dunn & Crutcher LLP
                                   4 Park Plaza
                                   Irvine, California 92614
                                   Facsimile: (949) 451-4220
                                   Attention: John M. Williams, Esq.

        if to Company to:          Coffee People, Inc.
                                   11480 Commercial Parkway
                                   Castroville, California 95012
                                   Facsimile: (831) 633-0644
                                   Attention: Alton McEwen, President & CEO

        with a copy to:            Morgan, Lewis & Bockius LLP
                                   300 South Grand Avenue, 22nd fl.
                                   Los Angeles, California 90071
                                   Facsimile: (213) 612-2554
                                   Attention: Richard Maire, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     SECTION 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the principles of conflicts of law thereof.

     SECTION 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as provided in Section 7.2, nothing in this Agreement express or implied is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 7.8. Certain Definitions. For the purposes of this Agreement the term:

     (a) "AFFILIATE" means (except as otherwise provided in Sections 2.20 and 4.13) a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person;

     (b) "BUSINESS DAY" means any day other than a day on which the NASDAQ National Market is closed;

     (c) "CAPITAL STOCK" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

     (d) "KNOWLEDGE" or "KNOWN" means, with respect to any matter in question, the actual knowledge of such matter by any executive officer of Company or Parent, as the case may be;

     (e) "PERSON" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

     (f) "SUBSIDIARY" or "SUBSIDIARIES" of Company, Parent, the Surviving Corporation or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which Company, Parent, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of Company or Parent or any officer, director, employee, agent, representative or investor of any party hereto.

     SECTION 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a) or (b) it shall not be entitled to specific performance to compel the consummation of the Merger.

     SECTION 7.11. Each Party to Bear Own Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     SECTION 7.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                               DIEDRICH COFFEE, INC., a Delaware corporation

                               By:     /s/ TIMOTHY J. RYAN
                                  ---------------------------------
                               Name: Timothy J. Ryan
                               Title: President and Chief Executive
                               Officer

                               CP ACQUISITION CORP., a Delaware corporation

                               By:     /s/ TIMOTHY J. RYAN
                                  ---------------------------------
                               Name: Timothy J. Ryan
                               Title: President

                               COFFEE PEOPLE, INC., an Oregon corporation

                               By:     /s/ ALTON W. MCEWEN
                                  ---------------------------------
                               Name: Alton W. McEwen
                               Title: President and Chief Executive
                               Officer

                                                                      APPENDIX B

                 FAIRNESS OPINION OF FIRST SECURITY VAN KASPER

March 15, 1999

Board of Directors
Diedrich Coffee, Inc.
2144 Michelson Drive
Irvine, California 92612

Gentlemen:

     You have requested that we render our opinion as to the fairness, from a financial point of view, to the stockholders of Diedrich Coffee, Inc., a Delaware corporation ("Diedrich") of a proposed reorganization and merger (the "Transaction") among Diedrich, Coffee People, Inc., an Oregon corporation ("Coffee People"), and CP Acquisition Corp., a newly formed Delaware corporation ("Newco") which is a wholly-owned subsidiary of Diedrich, pursuant to an Agreement and Plan of Merger, to be executed on or about March 16, 1999 (the "Agreement").

     A summary of the structure of the Transaction is as follows:

          1. Newco will merge with and into Coffee People, leaving Coffee People as the surviving entity in the merger. At the effective time of the merger, the issued and outstanding common stock of Coffee People (excluding shares held in treasury or by Diedrich) will be converted into the right to receive, in the aggregate: (i) $10,750,000; (ii) 1,500,000 shares of the common stock of Diedrich; (iii) the Net Offering Proceeds (as defined in section 4.4 of the Agreement) of the public offering to be filed by Diedrich pursuant to section 4.4 of the Agreement (the "Public Offering"), not to exceed $12,250,000; and (iv) if the Net Offering Proceeds are less than $12,250,000, that number of shares of the common stock of Diedrich which is equal to the difference between $12,250,000 and the Net Offering Proceeds, divided by the Per Share Offering Price (as defined in section
     4.4 of the Agreement) to the public in the Public Offering.

          2. All outstanding options and rights to purchase Coffee People's common stock will accelerate and be exercisable prior to the effective time of the merger. Prior to the effective time, all unexercised options and rights to purchase Coffee People's common stock, as well as related stock option and purchase plans, will be terminated.

          3. At the effective time of the merger, each outstanding share of Newco's common stock shall be converted into one share of the surviving corporation's common stock. Thus, following the merger, Coffee People, as the surviving entity to the merger, will be a wholly-owned subsidiary of Diedrich.

          We also understand that the Transaction is subject to the consummation of the Public Offering at a Per Share Offering Price of not less than $6.00 per share and with Net Offering Proceeds of at least $7,000,000.

     In connection with our opinion, among other things, we have: (i) held detailed discussions with the management of Diedrich and certain members of the management of Coffee People; (ii) reviewed the most recent draft of the Agreement in the form provided to us by Diedrich, which has been represented to us as the final version to be executed by the parties; (iii) reviewed certain publicly available documents for Diedrich and Coffee People; (iv) reviewed internal budgets and projections, marketing materials and press releases provided to us by Diedrich and

Coffee People; (v) reviewed publicly available data and information for companies which we have determined to be comparable to Diedrich and Coffee People; (vi) reviewed the historical stock prices for Diedrich and Coffee People and other companies which we have determined to be comparable to Diedrich and Coffee People; (vii) reviewed available research reports for Diedrich and Coffee People and other companies which we have determined to be comparable to Diedrich and Coffee People; (viii) reviewed the financial terms of other recent business combinations; and (ix) conducted such other financial analysis as we have determined, based upon our judgment as investment bankers, to be appropriate for purposes of this opinion.

     In our review we have assumed, with your permission, that the documents to be prepared, used and signed by the parties to formally effect the Transaction, including the proxy or other disclosure material to be delivered to the stockholders of Diedrich and Coffee People to elicit any necessary consents to the Transaction, will effect the Transaction on the terms set forth in the draft Agreement, in the form provided to us by Diedrich, without material alteration.

     We have not negotiated the Transaction, provided any legal advice or advised you with respect to alternatives to the Transaction. Although we have performed a valuation of Coffee People using a number of commonly accepted methodologies, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Coffee People.

     In rendering this opinion, we have relied, without independent verification, on the accuracy and completeness of all of the financial and other information that was publicly available or furnished or otherwise communicated to us by Diedrich and Coffee People. With respect to financial projections provided to us, we have reviewed those projections and have made certain adjustments where we have determined it was appropriate to do so. Independent of the foregoing, we have assumed that the projections were reasonably prepared, based upon assumptions reflecting the best currently available estimates and good faith judgments of management as to the future performance and that neither the management of Diedrich, nor the management of Coffee People, has any information or beliefs that would make the projections misleading.

     Our opinion is based upon analysis of the foregoing factors in light of our assessment of general economic, financial and market conditions as they exist and as they can be evaluated by us as of the date hereof.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Transaction is fair to the stockholders of Diedrich from a financial point of view.

                                          Very truly yours,

                                             /s/ FIRST SECURITY VAN KASPER

                                          FIRST SECURITY VAN KASPER

                                                                      APPENDIX C

                   FAIRNESS OPINION OF BLACK & COMPANY, INC.

March 15, 1999

The Board of Directors
Coffee People, Inc.
11480 Commercial Parkway
Castroville, CA 95012

Ladies and Gentlemen:

     Coffee People, Inc. ("Coffee People") proposes to enter into an Agreement and Plan of Merger by and among Coffee People, Diedrich Coffee, Inc. ("Diedrich"), and CP Acquisition Corp., a wholly owned subsidiary of Diedrich ("Merger Sub"), dated as of March 16, 1999 (the "Merger Agreement"). Under the terms of the Merger Agreement, Merger Sub shall be merged with and into Coffee People, and Coffee People shall become a wholly owned subsidiary of Diedrich (the "Merger"). Holders of the outstanding common shares of Coffee People will receive in the aggregate the Merger Consideration, as defined in the Merger Agreement, consisting principally of $10,750,000 in cash, 1,500,000 newly-issued shares of Diedrich common stock and an additional amount in cash or a combination of cash and Diedrich common stock with an aggregate value of $12,250,000 (the "Offering Payment") based on the successful completion of a public offering of Diedrich common stock. The cash component of the Offering Payment is to be no less than $7,000,000. The terms and conditions of the Merger are set forth more fully in the Merger Agreement.

     Coffee People has retained Black & Company, Inc. ("Black") solely to provide a fairness opinion to Coffee People in connection with the Merger. Pursuant to this engagement, Black was asked to render an opinion to the Board of Directors of Coffee People as to whether the aggregate cash and equity consideration to be paid to the Coffee People stockholders pursuant to the Merger Agreement is fair to the stockholders of Coffee People from a financial point of view. Coffee People and its majority stockholder have retained another financial advisor to advise them regarding various strategic alternatives, including in connection with the evaluation and negotiation of the Merger.

     As part of its investment banking services, Black is regularly engaged in the business of advising the management and boards of directors of corporations regarding the issuance of securities, providing advisory services for mergers and acquisitions, issuing fairness opinions, and providing market valuations. Previously, Black acted as investment banking advisor to Coffee People in connection with its merger with Gloria Jean's Inc., completed in May 1998, pursuant to which Second Cup became the majority stockholder of Coffee People. In addition, Black makes a market in the common stock of Coffee People. Pursuant to the terms of an engagement letter dated February 22, 1999, Coffee People has agreed to pay Black a fee of $75,000 for its services in connection with the rendering of this opinion. Coffee People has also agreed to reimburse Black for reasonable out-of-pocket expenses and to indemnify Black against certain liabilities relating to or arising out of services performed by Black in providing this fairness opinion to the directors of Coffee People.

     In arriving at the opinion set forth below, Black, among other things, (i) reviewed the Merger Agreement; (ii) reviewed certain publicly available information concerning Coffee People and Diedrich; (iii) held discussions with members of senior management of Coffee People and Diedrich concerning the business prospects of Coffee People and Diedrich, respectively, including such managements' views as to the organization of the combined companies and strategies with respect to the Merger, (iv) reviewed certain operating and financial reports prepared by the managements of Coffee People and Diedrich; (v) reviewed the recent reported prices and trading activity for the common stock of certain other companies engaged in businesses Black considered comparable to those of Coffee People and compared certain publicly available financial data for those comparable companies to similar data for Coffee People;
(vi) reviewed the financial terms of certain other merger and acquisition transactions that Black deemed generally relevant; and (vii) performed and considered such other studies, analyses, inquiries and investigations as Black deemed appropriate.

     In connection with Black's review and for purposes of its opinion, Black did not independently verify any of the foregoing information and assumed (i) all such information is complete and accurate in all material respects, (ii) there have been no material changes in the assets, financial condition, results of operations, business or prospects of Coffee People or Diedrich since the respective dates of the last financial statements made available to Black and all material liabilities (contingent or otherwise, known or unknown) of Coffee People and Diedrich are as set forth in the respective financial statements,
(iii) no adjustments will be made to the material terms of the Merger Agreement from those set forth in the copies of the Merger Agreement delivered to Black prior to this date and (iv) as contemplated by the Merger Agreement the public offering of Diedrich common stock upon which the Offering Payment will be consummated at not less than $6.00 per share. With respect to the financial information of Coffee People and Diedrich provided to Black by the managements of Coffee People and Diedrich, Black has assumed for purposes of the opinion that such information has been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the operating and financial performance of Coffee People and Diedrich.

     Black did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Coffee People or Diedrich, nor did Black conduct a physical inspection of the properties and facilities of Coffee People or Diedrich in connection with its opinion. Black's opinion is necessarily based upon market, economic, financial and other conditions as of the date of the opinion and any subsequent change in such conditions would require a reevaluation of this opinion. In rendering its opinion, Black does not express any opinion or make any determination as to what specific consideration should be paid to the stockholders of Coffee People in connection with the Merger. The opinion rendered by Black is limited to the evaluation and determination of whether the equity and cash consideration to be paid to the stockholders of Coffee People according to the Merger Agreement is fair, from a financial point of view, and does not address the underlying business decision of Coffee People and Diedrich to engage in the Merger. Black is not expressing any opinion as to the price at which Diedrich common stock will trade at any time. Black's opinion does not constitute a recommendation to any stockholder of Coffee People as to how such stockholder should vote on the proposed Merger Agreement.

     This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of Coffee People only and may not be quoted or referred to or used for any other purpose without our prior written consent, except that this letter may be disclosed in connection with any registration statement on Form S-4 or proxy statement used in connection with the Merger Agreement so long as this letter is quoted in full in such registration statement on Form S-4 or proxy statement.

     Based upon and subject to the foregoing, it is Black's opinion that, as of the date hereof, the aggregate cash and equity consideration to be paid to the stockholders of Coffee People according to the Merger Agreement is fair to the stockholders of Coffee People from a financial point of view.

                                          Best regards,

                                          /s/ BLACK & COMPANY, INC.
                                          --------------------------------------
                                          BLACK & COMPANY, INC.

                                                                      APPENDIX D

                          1997 OREGON REVISED STATUTES
                     TITLE 7. CORPORATIONS AND PARTNERSHIPS
                        CHAPTER 60. PRIVATE CORPORATIONS
                               DISSENTERS' RIGHTS
                (RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES)
                       COPR. (C) 1997 BY STATE OF OREGON
                         LEGISLATIVE COUNSEL COMMITTEE
                     CURRENT THROUGH END OF 1997 REG. SESS.

60.551. Definitions for 60.551 to 60.594.

     As used in ORS 60.551 to 60.594:

        (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

        (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under ORS 60.554 and who exercises that right when and in the manner required by ORS 60.561 to 60.587.

        (4) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

        (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (7) "Shareholder" means the record shareholder or the beneficial shareholder.

60.554. Right to dissent.

     (1) Subject to subsection (2)of this section, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate acts:

        (a) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by ORS 60.487 or the articles of incorporation and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent under ORS 60.491;

        (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

        (c) Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

        (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

             (A) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; or

             (B) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under ORS 60.141; or

        (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under ORS 60.551 to 60.594 may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (3) Dissenters' rights shall not apply to the holders of shares of any class or series if the shares of the class or series were registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System as a National Market System issue on the record date for the meeting of shareholders at which the corporate action described in subsection (1) of this section is to be approved or on the date a copy or summary of the plan of merger is mailed to shareholders under ORS 60.491, unless the articles of incorporation otherwise provide.

60.557. Dissent by nominees and beneficial owners.

     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares regarding which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

        (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

        (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

60.561. Notice of dissenters' rights.

     (1) If proposed corporate action creating dissenters' rights under ORS
60.554 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under ORS 60.551 to 60.594 and be accompanied by a copy of ORS 60.551 to 60.594.

     (2) If corporate action creating dissenters' rights under ORS 60.554 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send the shareholders entitled to assert dissenters' rights the dissenters' notice described in ORS 60.567.

60.564. Notice of intent to demand payment.

     (1) If proposed corporate action creating dissenters' rights under ORS
60.554 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated and shall not vote such shares in favor of the proposed action.

     (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

60.567. Dissenters' notice.

     (1) If proposed corporate action creating dissenters' rights under ORS
60.554 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of ORS 60.564.

     (2) The dissenters' notice shall be sent no later than 10 days after the corporate action was taken, and shall:

        (a) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

        (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

        (c) Supply a form for demanding payment that includes the date of the first announcement of the terms of the proposed corporate action to news media or to shareholders and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

        (d) Set a date by which the corporation must receive the payment demand. This date may not be fewer than 30 nor more than 60 days after the date the subsection (1) of this section notice is delivered; and

        (e) Be accompanied by a copy of ORS 60.551 to 60.594.

60.571. Duty to demand payment.

     (1) A shareholder sent a dissenters' notice described in ORS 60.567 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to ORS 60.567(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits the shareholder's shares under subsection (1) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

60.574. Share restrictions.

     (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under ORS 60.581.

     (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

60.577. Payment.

     (1) Except as provided in ORS 60.584, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with ORS 60.571, the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

     (2) The payment must be accompanied by:

        (a) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year and the latest available interim financial statements, if any;

        (b) A statement of the corporation's estimate of the fair value of the shares;

        (c) An explanation of how the interest was calculated;

        (d) A statement of the dissenter's right to demand payment under ORS 60.587; and

        (e) A copy of ORS 60.551 to 60.594.

60.581. Failure to take action.

     (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under ORS 60.567 and repeat the payment demand procedure.

60.584. After-acquired shares.

     (1) A corporation may elect to withhold payment required by ORS 60.577 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under ORS 60.587.

60.587. Procedure if shareholder dissatisfied with payment or offer.

     (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under ORS
60.577 or reject the corporation's offer under ORS 60.584 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

        (a) The dissenter believes that the amount paid under ORS 60.577 or offered under ORS 60.584 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

        (b) The corporation fails to make payment under ORS 60.577 within 60 days after the date set for demanding payment; or

        (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within 30 days after the corporation made or offered payment for the dissenter's shares.

60.591. Court action.

     (1) If a demand for payment under ORS 60.587 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand under ORS 60.587 and petition the court under subsection (2) of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office is located, or if the principal office is not in this state, where the corporation's registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (4) The jurisdiction of the circuit court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value.

The appraisers have the powers described in the court order appointing them, or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the proceeding is entitled to judgment for:

        (a) The amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

        (b) The fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under ORS 60.584.

60.594. Court costs and counsel fees.

     (1) The court in an appraisal proceeding commenced under ORS 60.591 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ORS 60.587.

     (2) The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts the court finds equitable:

        (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ORS 60.561 to 60.587; or

        (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amount awarded the dissenters who were benefited.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Diedrich Coffee is a Delaware corporation. Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Diedrich Coffee) by reason of the fact that such person is or was a director, officer, employee or agent of Diedrich Coffee, or is or was serving at the request of Diedrich Coffee as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Diedrich Coffee, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Diedrich Coffee to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to Diedrich Coffee unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that Diedrich Coffee may purchase and maintain insurance on behalf of a director or officer of Diedrich Coffee against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not Diedrich Coffee would have the power to indemnify him or her against such liabilities under Section 145.

     The Diedrich Coffee Charter contains no provisions regarding indemnification of officers and directors. The Diedrich Coffee Bylaws provide that the corporation shall, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including a derivative action) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Diedrich Coffee Bylaws authorize the advance of expenses in certain circumstances and authorize the corporation to provide indemnification or advancement of expenses to any person, by agreement or otherwise, on such terms and conditions as the board of directors may approve. The Diedrich Coffee Bylaws also authorize the corporation to purchase and maintain insurance on behalf of a director, officer, employee, agent of the corporation or a person acting at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body against any liability incurred by him in any such capacity whether or not the corporation would have the power to indemnify him.

     In addition to the indemnification provisions in the Diedrich Coffee Bylaws, Diedrich Coffee has entered into indemnity agreements with individuals serving as officers of the corporation. Therein, Diedrich Coffee agrees to pay on behalf of the officer and his executors, administrators or assigns, any amount which he is or becomes legally obligated to pay because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as officer of the corporation and solely because of his being an officer. Diedrich Coffee agrees to pay damages, judgments, settlements and costs, costs of investigation, costs of defense of legal actions, claims or proceedings and appeals therefrom, and costs of attachment or similar bonds. Diedrich Coffee also agrees that if it shall not pay within a set period of time after written claim, the officer may bring suit against the corporation and shall be entitled to be paid for prosecuting such claim. Diedrich Coffee does not agree to pay fines or fees imposed by law or payments which it is prohibited by applicable law form paying as indemnity and does not agree to make any payment in connection with a claim made against the officer for which payment was made to the officer under an insurance policy, for which the officer is entitled to indemnity otherwise than under the agreement, and which is based upon the officer gaining any personal profit or advantage to which he was not legally entitled, in addition certain other payments.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS

     2.1     Form of Agreement and Plan of Merger by and between Diedrich
             Coffee, a California corporation, and Diedrich Coffee, Inc., a Delaware corporation(1)
     2.2 Agreement and Plan of Merger dated as of March 16, 1999, by and among Diedrich Coffee, CP Acquisition Corp., a wholly owned subsidiary of Diedrich Coffee, and Coffee People
             (included as Appendix A to the joint proxy statement/prospectus forming a part of this Registration
             Statement and incorporated herein by reference)
     3.1     Certificate of Incorporation of the Company(1)
     3.2     Bylaws of the Company(1)
     4.1     Purchase Agreement for Series A Preferred Stock dated as of
             December 11, 1992 by and among Diedrich Coffee, Martin R.
             Diedrich, Donald M. Holly, SNV Enterprises and D.C.H.,
             L.P.(1)
     4.2     Purchase Agreement for Series B Preferred Stock dated as of
             June 29, 1995 by and among Diedrich Coffee, Martin R.
             Diedrich, Steven A. Lupinacci, Redwood Enterprises VII, L.P.
             and Diedrich Partners I, L.P.(1)
     4.3     Specimen Stock Certificate(1)
     4.4 Form of Conversions Agreement in connection with the conversion of Series A and Series B Preferred Stock into
             Common Stock(1)
     4.6     Form of Lock-up Letter Agreement among The Second Cup, Ltd.
             and Diedrich Coffee, Inc.

     4.7     Voting Agreement and Irrevocable Proxy dated as of March 16,
             1999 by and among Diedrich Coffee, Inc., D.C.H., L.P., Peter
             Churm, Martin R. Diedrich, Lawrence Goelman, Paul C.
             Heeschen, John E. Martin, Timothy J. Ryan, and Second Cup
             USA Holdings Ltd.
     5.1     Opinion of Gibson, Dunn & Crutcher LLP*
    10.1     Form of Indemnification Agreement(1)
    10.2     Diedrich Coffee 1996 Stock Incentive Plan(1)
    10.3     Diedrich Coffee 1996 Non-Employee Directors Stock Option
             Plan(1)
    10.4     Agreement of Sale dated as of February 23, 1996 by and among
             Diedrich Coffee (as purchaser) and Brothers Coffee Bars,
             Inc. and Brothers Gourmet Coffees, Inc. (as sellers)(1)
    10.5     Separation agreement dated May 13, 1997 between Steven A.
             Lupinacci and Diedrich Coffee, Inc.(2)
    10.6     Letter agreement by and between the Company and John E.
             Martin appointing Mr. Martin Chairman of the Board, dated as of November 17, 1997(3)
    10.7     Stock Option Plan and Agreement by and between the Company and John E. Martin granting Mr. Martin the option to
             purchase up to 850,000 shares of the Common Stock of the
             Company, dated as of November 17, 1997(3)
    10.8     Common Stock Purchase Agreement by and between the Company and John E. Martin under which Mr. Martin agrees to purchase
             333,333 shares of the Common Stock of the Company, dated as of November 17, 1997(3)
    10.9     Employment Agreement by and between the Company and Timothy
             J. Ryan retaining Mr. Ryan as Chief Executive Officer, dated as of November 17, 1997(3)
    10.10    Stock Option Plan and Agreement by and between the Company and Timothy J. Ryan granting Mr. Ryan the option to purchase up to 600,000 shares of the Common Stock of the Company,
             dated as of November 17, 1997(3)
    10.11    Common Stock Purchase Agreement by and between the Company and Timothy J. Ryan under which Mr. Ryan agrees to purchase
             16,667 shares of the Common Stock of the Company, dated as of November 17, 1997(3)
    10.12    Form of Promissory Note made in favor of Nuvrty, Inc., the
             Ocean Trust and the Grandview Trust(4)
    10.13    Form of Term Loan Agreement made in favor of Nuvrty, Inc., the Ocean Trust and the Grandview Trust(4)
    10.14    Form of Security Agreement made in favor of Nuvrty, Inc.,
             the Ocean Trust and the Grandview Trust(4)
    10.15    Form of Warrant Agreement made in favor of Nuvrty, Inc., the
             Ocean Trust and the Grandview Trust(4)
    10.16    Form of Intercreditor Agreement made in favor of Nuvrty,
             Inc., the Ocean Trust and the Grandview Trust(4)
    10.17    Form of Common Stock and Option Purchase Agreement with
             Franchise Mortgage Acceptance Company dated as of April 3,
             1998(5)
    10.18    Separation and Release Agreement dated January 28, 1998 with
             Kerry W. Coin(5)
    10.19    Employment Agreement with Ann Wride dated April 8, 1998(6)
    10.20    Employment Agreement with Dolf Berle dated April 8, 1998(7)
    10.21    Employment Agreement with Catherine Saar dated June 11,
             1998(7)
    10.22    Form of Franchise Agreement(8)
    10.23    Form of Area Development Agreement(8)
    10.24    Employment Agreement with Martin Diedrich dated June 29,
             1998
    11.1     Statement re: Computation of Per Share Earnings

    21.1   List of subsidiaries
    23.1   Consent of Gibson, Dunn & Crutcher, LLP (included as part of its opinion filed as
           Exhibit 5.1 and incorporated herein by reference)
    23.2   Consent of KPMG LLP
    23.3   Consent of PricewaterhouseCoopers, Independent Accountants (Toronto)
    23.4   Consent of PricewaterhouseCoopers LLP, Independent Accountants (San Francisco)
    23.5   Consent of Black & Company, Inc. (included as part of its opinion filed as Exhibit 99.1 and incorporated herein by reference)
    23.6   Consent of First Security Van Kasper
    24.1   Power of Attorney with respect to Diedrich Coffee (contained on signature page of this
           Registration Statement)
    99.1   Opinion of Black & Company, Inc. (included as Appendix C to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference)
    99.2   Opinion of First Security Van Kasper (included as Appendix B to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference)
    27     Financial Data Schedule

-------------------------
(*) To be filed by amendment.

(1) Previously filed as an exhibit to Diedrich Coffee's Registration Statement on Form S-1(No. 333-08633), as amended, as declared effective by the Securities and Exchange Commission on September 11, 1996.

(2) Previously filed as an exhibit to Diedrich Coffee's Quarterly Report on Form 10-Q, for the period ended April 30, 1997, filed with the Securities and Exchange Commission on June 13, 1997.

(3) Previously filed as an exhibit to Diedrich Coffee's Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 25, 1997.

(4) Previously filed as an exhibit to Diedrich Coffee's Quarterly Report on Form 10-Q, for the period ended October 29, 1997, filed with the Securities and Exchange Commission on December 11, 1997.

(5) Previously filed as an exhibit to Diedrich Coffee's annual report on Form 10-K for the fiscal year ended January 28, 1998.

(6) Previously filed as an exhibit to Diedrich Coffee's Quarterly Report on Form 10-Q, for the period ended April 29, 1998, filed with the Securities and Exchange Commission on June 11, 1998.

(7) Previously filed as an exhibit to Diedrich Coffee's Quarterly Report on Form 10-Q, for the period ended July 29, 1998, filed with the Securities and Exchange Commission on September 10, 1998.

(8) Previously filed as an exhibit to Diedrich Coffee's Quarterly Report on Form 10-Q, for the period ended October 28, 1998, filed with the Securities and Exchange Commission on December 11, 1998.

     (b) Financial Statement Schedules

     None

     (c) Report, Opinion or Appraisal

     See Appendices B and C to proxy statement/prospectus

     The Registrant hereby agrees to furnish to the Commission supplementally a copy of any omitted schedule or exhibit upon request.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Diedrich Coffee has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 22nd day of April, 1999.

                                          By:      /s/ TIMOTHY J. RYAN
                                             -----------------------------------
                                              Timothy J. Ryan
                                              President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     Each director and/or officer of Diedrich Coffee whose signature appears below hereby constitutes and appoints TIMOTHY J. RYAN and ANN WRIDE as the true and lawful attorneys-in-fact and agents for the undersigned, acting together or alone, with full powers of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) and exhibits to this Registration Statement on Form S-4, and any and all applications and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, acting together or alone, full powers and authority to do and perform each and every act and thing requisite and necessary or desirable to be done, hereby ratifying and confirming all that said attorneys-in-fact and agents, acting together or alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                TITLE                    DATE
                  ---------                                -----                    ----

             /s/ JOHN E. MARTIN                Chairman of the Board           April 22, 1999
---------------------------------------------
               John E. Martin

             /s/ TIMOTHY J. RYAN               President, Chief Executive      April 22, 1999
---------------------------------------------  Officer and Director
               Timothy J. Ryan                 (Principal Executive Officer)

                /s/ ANN WRIDE                  Vice President and Chief        April 22, 1999
---------------------------------------------  Financial Officer (Principal
                  Ann Wride                    Financial and Accounting
                                               Officer)

           /s/ MARTIN R. DIEDRICH              Chief Coffee Officer, Vice      April 22, 1999
---------------------------------------------  Chairman of the Board of
             Martin R. Diedrich                Directors and Secretary

            /s/ LAWRENCE GOELMAN               Director                        April 22, 1999
---------------------------------------------
              Lawrence Goelman

               /s/ PETER CHURM                 Director                        April 22, 1999
---------------------------------------------
                 Peter Churm

            /s/ PAUL C. HEESCHEN               Director                        April 22, 1999
---------------------------------------------
              Paul C. Heeschen

                                 EXHIBIT INDEX

                                                                         SEQUENTIALLY
EXHIBIT                                                                    NUMBERED
NUMBER                             DESCRIPTION                              PAGES
-------                            -----------                           ------------
 2.1       Form of Agreement and Plan of Merger by and between Diedrich
           Coffee, a California corporation, and Diedrich Coffee, Inc., a Delaware corporation(1)...................................
 2.2       Agreement and Plan of Merger dated as of March 16, 1999, by and among Diedrich Coffee, CP Acquisition Corp., a wholly
           owned subsidiary of Diedrich Coffee, and Coffee People
           (included as Appendix A to the joint proxy
           statement/prospectus forming a part of this Registration
           Statement and incorporated herein by reference).............
 3.1       Certificate of Incorporation of the Company(1)..............
 3.2       Bylaws of the Company(1)....................................
 4.1       Purchase Agreement for Series A Preferred Stock dated as of
           December 11, 1992 by and among Diedrich Coffee, Martin R.
           Diedrich, Donald M. Holly, SNV Enterprises and D.C.H.,
           L.P.(1).....................................................
 4.2       Purchase Agreement for Series B Preferred Stock dated as of
           June 29, 1995 by and among Diedrich Coffee, Martin R.
           Diedrich, Steven A. Lupinacci, Redwood Enterprises VII, L.P.
           and Diedrich Partners I, L.P.(1)............................
 4.3       Specimen Stock Certificate(1)...............................
 4.4       Form of Conversions Agreement in connection with the
           conversion of Series A and Series B Preferred Stock into
           Common Stock(1).............................................
 4.6       Form of Lock-up Letter Agreement among The Second Cup, Ltd.
           and Diedrich Coffee, Inc....................................
 4.7       Voting Agreement and Irrevocable Proxy dated as of March 16,
           1999 by and among Diedrich Coffee, Inc., D.C.H., L.P., Peter
           Churm, Martin R. Diedrich, Lawrence Goelman, Paul C.
           Heeschen, John E. Martin, Timothy J. Ryan, and Second Cup
           USA Holdings Ltd.
 5.1       Opinion of Gibson, Dunn & Crutcher LLP*.....................
10.1       Form of Indemnification Agreement(1)........................
10.2       Diedrich Coffee 1996 Stock Incentive Plan(1)................
10.3       Diedrich Coffee 1996 Non-Employee Directors Stock Option
           Plan(1).....................................................
10.4       Agreement of Sale dated as of February 23, 1996 by and among
           Diedrich Coffee (as purchaser) and Brothers Coffee Bars,
           Inc. and Brothers Gourmet Coffees, Inc. (as sellers)(1).....
10.5       Separation agreement dated May 13, 1997 between Steven A.
           Lupinacci and Diedrich Coffee, Inc.(2)......................
10.6       Letter agreement by and between the Company and John E.
           Martin appointing Mr. Martin Chairman of the Board, dated as of November 17, 1997(3).....................................
10.7       Stock Option Plan and Agreement by and between the Company and John E. Martin granting Mr. Martin the option to
           purchase up to 850,000 shares of the Common Stock of the
           Company, dated as of November 17, 1997(3)...................
10.8       Common Stock Purchase Agreement by and between the Company and John E. Martin under which Mr. Martin agrees to purchase
           333,333 shares of the Common Stock of the Company, dated as of November 17, 1997(3).....................................

                                                                         SEQUENTIALLY
EXHIBIT                                                                    NUMBERED
NUMBER                             DESCRIPTION                              PAGES
-------                            -----------                           ------------
10.9       Employment Agreement by and between the Company and Timothy
           J. Ryan retaining Mr. Ryan as Chief Executive Officer, dated as of November 17, 1997(3)..................................
10.10      Stock Option Plan and Agreement by and between the Company and Timothy J. Ryan granting Mr. Ryan the option to purchase up to 600,000 shares of the Common Stock of the Company,
           dated as of November 17, 1997(3)............................
10.11      Common Stock Purchase Agreement by and between the Company and Timothy J. Ryan under which Mr. Ryan agrees to purchase
           16,667 shares of the Common Stock of the Company, dated as of November 17, 1997(3).....................................
10.12      Form of Promissory Note made in favor of Nuvrty, Inc., the
           Ocean Trust and the Grandview Trust(4)......................
10.13      Form of Term Loan Agreement made in favor of Nuvrty, Inc., the Ocean Trust and the Grandview Trust(4)..................
10.14      Form of Security Agreement made in favor of Nuvrty, Inc.,
           the Ocean Trust and the Grandview Trust(4)..................
10.15      Form of Warrant Agreement made in favor of Nuvrty, Inc., the
           Ocean Trust and the Grandview Trust(4)......................
10.16      Form of Intercreditor Agreement made in favor of Nuvrty,
           Inc., the Ocean Trust and the Grandview Trust(4)............
10.17      Form of Common Stock and Option Purchase Agreement with
           Franchise Mortgage Acceptance Company dated as of April 3,
           1998(5).....................................................
10.18      Separation and Release Agreement dated January 28, 1998 with
           Kerry W. Coin(5)............................................
10.19      Employment Agreement with Ann Wride dated April 8,
           1998(6).....................................................
10.20      Employment Agreement with Dolf Berle dated April 8,
           1998(7).....................................................
10.21      Employment Agreement with Catherine Saar dated June 11,
           1998(7).....................................................
10.22      Form of Franchise Agreement(8)..............................
10.23      Form of Area Development Agreement(8).......................
10.24      Employment Agreement with Martin Diedrich dated June 29,
           1998........................................................
11.1       Statement re: Computation of Per Share Earnings.............
21.1       List of subsidiaries........................................
23.1       Consent of Gibson, Dunn & Crutcher, LLP (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference)..................................................
23.2       Consent of KPMG LLP.........................................
23.3       Consent of PricewaterhouseCoopers, Independent Accountants
           (Toronto)...................................................
23.4       Consent of PricewaterhouseCoopers LLP, Independent
           Accountants (San Francisco).................................
23.5       Consent of Black & Company, Inc. (included as part of its
           opinion filed as Exhibit 99.1 and incorporated herein by
           reference)..................................................
23.6       Consent of First Security Van Kasper........................
24.1       Power of Attorney with respect to Diedrich Coffee (contained on signature page of this Registration Statement)...........

                                                                         SEQUENTIALLY
EXHIBIT                                                                    NUMBERED
NUMBER                             DESCRIPTION                              PAGES
-------                            -----------                           ------------
99.1       Opinion of Black & Company, Inc. (included as Appendix C to the joint proxy statement/prospectus forming a part of this
           Registration Statement and incorporated herein by
           reference)..................................................
99.2       Opinion of First Security Van Kasper (included as Appendix B to the joint proxy statement/prospectus forming a part of
           this Registration Statement and incorporated herein by
           reference)..................................................
27         Financial Data Schedule.....................................

-------------------------
(*) To be filed by amendment.

(1) Previously filed as an exhibit to Diedrich Coffee's Registration Statement on Form S-1(No. 333-08633), as amended, as declared effective by the Securities and Exchange Commission on September 11, 1996.

(2) Previously filed as an exhibit to Diedrich Coffee's Quarterly Report on Form 10-Q, for the period ended April 30, 1997, filed with the Securities and Exchange Commission on June 13, 1997.

(3) Previously filed as an exhibit to Diedrich Coffee's Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 25, 1997.

(4) Previously filed as an exhibit to Diedrich Coffee's Quarterly Report on Form 10-Q, for the period ended October 29, 1997, filed with the Securities and Exchange Commission on December 11, 1997.

(5) Previously filed as an exhibit to Diedrich Coffee's annual report on Form 10-K for the fiscal year ended January 28, 1998.

(6) Previously filed as an exhibit to Diedrich Coffee's Quarterly Report on Form 10-Q, for the period ended April 29, 1998, filed with the Securities and Exchange Commission on June 11, 1998.

(7) Previously filed as an exhibit to Diedrich Coffee's Quarterly Report on Form 10-Q, for the period ended July 29, 1998, filed with the Securities and Exchange Commission on September 10, 1998.

(8) Previously filed as an exhibit to Diedrich Coffee's Quarterly Report on Form 10-Q, for the period ended October 28, 1998, filed with the Securities and Exchange Commission on December 11, 1998.